As filed with the Securities and Exchange Commission on April 28, 2016
Registration No. 333-210850

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________
PRE-EFFECTIVE
AMENDMENT NO. 1
TO
FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
____________________
NORWOOD FINANCIAL CORP.
(Exact name of registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation or organization)	6022 (Primary Standard Industrial Classification Code Number)	23-2828306 (I.R.S. Employer Identification Number)

717 Main Street
Honesdale, Pennsylvania  18431
(570) 253-1455
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Lewis J. Critelli, President
717 Main Street
Honesdale, Pennsylvania  18431
(570) 253-1455
 (Name, address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
James C. Stewart, Esq. Jones Walker, LLP 1227 25th Street, N. W., Suite 200 Washington, D.C. 20037 (202) 434-4671	J. J. Cranmore, Esq. Cranmore, FitzGerald & Meaney 49 Wethersfield Avenue Hartford, CT 06114 (860) 522-9100
____________________

Approximate date of commencement of proposed sale of the securities to the public:  As soon as practicable after the effective date of this Registration Statement and the conditions to the consummation of the merger described herein have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)                                                                                                                                          ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)                                                                                                                               ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.[Missing Graphic Reference]

Information contained herein is subject to completion or amendment. A registration statement relating to the shares of Norwood Financial Corp. common stock to be issued in the merger has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY PROXY STATEMENT/PROSPECTUS
DATED APRIL 28, 2016, SUBJECT TO COMPLETION

DELAWARE BANCSHARES, INC.
131-133 Delaware Street
Walton, New York  13856

Merger Proposed — Your Vote Is Very Important

To the Shareholders of Delaware Bancshares, Inc.:

You are cordially invited to attend a special meeting of the shareholders of Delaware Bancshares, Inc. (“Delaware”) to be held on Friday, June 24, 2016 at 1:00 p.m., local time, at The Walton Fire Hall, 61 West Street, Walton, New York 13856.

At the special meeting, you will be asked to consider the merger of Delaware and Norwood Financial Corp. (“Norwood”) and to adopt the Agreement and Plan of Merger (the “merger agreement”) dated March 10, 2016, that Delaware and The National Bank of Delaware County (“NBDC Bank”) entered into with Norwood and Wayne Bank, a wholly owned subsidiary of Norwood.  You will also be asked to approve the adjournment, postponement, or continuation of the special meeting, if necessary, to solicit additional proxies in favor of adoption of the merger agreement.

If the merger is completed, each outstanding share of Delaware common stock will be converted into the right to receive either: (1) $16.68 in cash, without interest; or (2) 0.6221 of a share of Norwood common stock. You will be able to elect to receive cash for all of your shares of Delaware common stock, shares of Norwood common stock for all of your shares of Delaware common stock or cash for some of your shares of Delaware common stock and Norwood common stock for the remainder.  Regardless of your choice, however, elections will be limited by the requirement that the total number of shares electing cash (which includes, for this purpose, dissenting shares) must not exceed 25% of the total shares of Delaware common stock outstanding.  Therefore, all allocations of cash and Norwood common stock that you may receive will depend on the elections of other Delaware shareholders.  The federal income tax consequences of the merger to you will depend on whether you receive cash, stock or a combination of cash and stock in exchange for your shares of Delaware common stock.

Under the terms of the merger agreement, the cash consideration and the exchange ratio will remain fixed, while the value of the stock consideration will fluctuate with the market price of Norwood common stock. Based on the closing price of Norwood common stock on the NASDAQ Global Market on March 10, 2016, the last trading day before public announcement of the merger agreement, the value of the stock consideration represented approximately $16.49 in value for each share of Delaware common stock. You should obtain current stock price quotations for Norwood and Delaware common stock.  Norwood common stock trades on the NASDAQ Global Market under the symbol “NWFL” and Delaware common stock trades on the OTC Pink Marketplace under the symbol “DBAI.”  Delaware may terminate the merger agreement if (i) the average closing price of Norwood’s common stock for a specified period is less than $21.08, (ii) Norwood’s common stock underperforms the NASDAQ Bank Index by more than 20% and (iii) Norwood does not elect to increase the stock election consideration by a formula-based amount outlined in the merger agreement, as is discussed in further detail on page 76 of this proxy statement/prospectus.

           Your board of directors has unanimously determined that the merger and the merger agreement are fair and in the best interests of Delaware and its shareholders and unanimously recommends that you vote “FOR” approval of the merger agreement and the merger.  The merger cannot be completed unless two-thirds of the outstanding shares vote to approve the merger agreement. Whether or not you plan to attend the special meeting of shareholders, please take the time to vote by completing the enclosed proxy card and mailing it in the enclosed envelope.  Shareholders may also vote by telephone or on the internet by following the instructions on the proxy card.  Failure to vote has the same effect as a vote “AGAINST” the merger agreement.  If you sign, date and mail your proxy card  or vote by telephone or on the internet without indicating how you want to vote, your proxy will be counted as a vote “FOR” adoption of the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional votes in favor of adoption of the merger agreement.

   This proxy statement/prospectus provides you with detailed information about the proposed merger. It also contains information about Norwood and Delaware and related matters. You are encouraged to read this document carefully.  In particular, you should read the “Risk Factors” section beginning on page 20 for a discussion of the risks you should consider in evaluating the proposed merger and how it will affect you.

           On behalf of the board of directors, I thank you for your prompt attention to this important matter.

Sincerely yours,

Douglas W. Sluiter	James S. Stracuzzi
Presiding Director	President and Chief Executive Officer

    Neither the Securities and Exchange Commission nor any state securities commission or bank regulatory agency has approved or disapproved of the merger, the issuance of the Norwood common stock in connection with the merger or the other transactions described in this proxy statement/prospectus, or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

            The securities to be issued in the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This proxy statement/prospectus is dated May __, 2016, and is first being mailed to shareholders of Delaware on or about May __, 2016.

DELAWARE BANCSHARES, INC.
131-133 Delaware Street
Walton, New York 13856
(607) 865-4126

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held On June 24, 2016

NOTICE IS HEREBY GIVEN, that a special meeting of shareholders of Delaware Bancshares, Inc. will be held at The Walton Fire Hall, located at 61 West Street, Walton, New York 13856, on Friday, June 24, 2016 at 1:00 p.m., local time, for the following purposes:

1.
To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated March 10, 2016, by and among Norwood Financial Corp., Wayne Bank, Delaware Bancshares, Inc. and The National Bank of Delaware County, under which Delaware Bancshares, Inc. will merge with and into Norwood Financial Corp.;

2.	To consider and vote upon a proposal to adjourn, postpone or continue the special meeting, if necessary, to permit further solicitation of proxies in favor of adopting the merger agreement; and

3.	To transact such other business as may properly come before the special meeting or any adjournment, postponement or continuance thereof.

Shareholders of record at the close of business on May 6, 2016 are entitled to notice of and to vote at the special meeting and at any adjournment or postponement thereof.  The enclosed proxy statement/prospectus describes the merger agreement in detail, and a copy of the merger agreement is annexed as Annex A to the proxy statement/prospectus and incorporated by reference therein.

The board of directors of Delaware Bancshares, Inc. unanimously recommends that Delaware’s shareholders vote “FOR” the proposal to approve the merger agreement and “FOR” the adjournment proposal described above.

Your vote is very important.  Your proxy is being solicited by the board of directors of Delaware.  The proposal to approve the merger agreement must be approved by the affirmative vote of two-thirds of the outstanding shares at the special meeting; provided, that a majority of the outstanding shares of Delaware common stock entitled to vote at the special meeting is present, in person or by proxy.  Whether or not you expect to attend the special meeting, please complete, sign and date the accompanying proxy card and return it in the enclosed postage prepaid envelope or vote by telephone or on the internet.  You may revoke your proxy by written notice to Delaware, by submitting a proxy card dated as of a later date, by subsequently voting by telephone or on the internet or by voting in person at the special meeting.

Under New York law, if the merger is completed, Delaware shareholders of record who do not vote to approve the merger agreement and otherwise comply with the applicable provisions of New York law pertaining to dissenters’ rights will be entitled to exercise dissenters’ rights and obtain payment in cash of the fair value of their shares of Delaware common stock by following the procedures set forth in detail in the enclosed proxy statement/prospectus. A copy of the section of the New York Business Corporation Law pertaining to dissenters’ rights is included as Annex C to the accompanying proxy statement/prospectus.

By Order of the Board of Directors

Judith A. Riscoe
Secretary

If you have any questions or need assistance voting your shares, please contact our proxy solicitor, Morrow & Co., LLC, toll-free at (855) 201-1081.

WHERE YOU CAN FIND MORE INFORMATION

This document, which is sometimes referred to as this “proxy statement/prospectus” constitutes a proxy statement of Delaware with respect to the solicitation of proxies for the Delaware special meeting and a prospectus of Norwood for the shares of common stock that Norwood will issue to Delaware’s shareholders in the merger.

Norwood has filed a registration statement on Form S-4 to register with the Securities and Exchange Commission (the “SEC”) the shares that Norwood will issue to Delaware’s shareholders in the merger. This proxy statement/prospectus constitutes a part of that registration statement on Form S-4.  For further information about Norwood, you should review the registration statement filed with the SEC.

Norwood files annual, quarterly and current reports, proxy statements and other information with the SEC required to be filed by reporting companies under Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  You may read and copy any materials that Norwood files with the SEC at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549 on official business days during the hours of 10:00 a.m. to 3:00 p.m. You should call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.  In addition, the SEC maintains an Internet site at www.sec.gov that contains the reports, proxy and information statements, and other information that Norwood and Delaware file with the SEC.  You may also obtain free copies of the documents that Norwood files with the SEC by going to the Stockholder Services section of Norwood’s website, www.waynebank.com/stockholder-services or by contacting William S. Lance, Executive Vice President and Chief Financial Officer, Norwood Financial Corp., 717 Main Street, Honesdale, Pennsylvania 18431, Telephone: (570) 253-1455.  Information contained on Norwood’s website is not incorporated into this proxy statement/prospectus and you should not consider information contained on either website to be part of this proxy statement/prospectus or any supplement thereto.

ADJOURNMENT OF THE SPECIAL MEETING	103
EXPERTS	103
LEGAL OPINIONS	104
OTHER MATTERS	104
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	104
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF DELAWARE BANCSHARES, INC.	106

ANNEXES
A. Agreement and Plan of Merger, dated as of March 10, 2016, by and among Norwood Financial Corp., Wayne Bank, Delaware Bancshares, Inc. and The National Bank of Delaware County
B. Opinion of Sandler O’Neill & Partners, L.P.
C. New York Business Corporation Law §623.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following are answers to certain questions that you may have regarding the merger and the special meeting. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the annexes to this proxy statement/prospectus.

Q:           Why am I receiving this document?

A:           Norwood and Delaware have agreed to combine under the terms of a merger agreement that is described in this proxy statement/prospectus. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A.  In order to complete the merger, Delaware shareholders must vote to approve the merger agreement and the merger. Delaware is holding a special meeting of shareholders to obtain this approval. This proxy statement/prospectus contains important information about the merger, the merger agreement, the special meeting, and other related matters, and you should read it carefully.

Q:           What will happen to Delaware as a result of the merger?

A:           If the merger is completed, Delaware will merge with and into Norwood and its separate corporate existence will end.  In addition, immediately following the merger, The National Bank of Delaware County, or NBDC Bank, will merge with and into Wayne Bank with Wayne Bank being the surviving bank.

Q:           What will Delaware shareholders receive in the merger?

A:           If the merger agreement is approved and the merger is subsequently completed, each outstanding share of Delaware common stock (other than any dissenting shares) will be converted into the right to receive either:

•	$16.68 in cash, without interest; or

•	0.6221 of a share of Norwood common stock,

in each case, subject to adjustment, election and allocation procedures specified in the merger agreement.

Shareholders may elect to receive all cash, all stock, or cash for some shares and stock for the remainder of the shares they own, subject to adjustment, election and allocation procedures specified in the merger agreement. The ability to receive all stock, all cash or a mix of both may depend on the elections of other Delaware shareholders. The allocation of the mix of consideration payable to Delaware shareholders in the merger will not be known until Norwood tallies the results of the cash/stock elections made by all Delaware shareholders. No guarantee can be made that you will receive the amounts of cash or stock that you elect. See “The Merger and the Merger Agreement — Consideration to be Received in the Merger” beginning on page 54 and “— Allocation Procedures” beginning on page 57.

Q:           Will Delaware shareholders receive the form of consideration they elect?

A:           Each Delaware shareholder may not receive the form of consideration that it elects in the merger.  The allocation procedures in the merger agreement provide that the aggregate number of shares of Delaware common stock to be converted into the right to receive cash consideration, including dissenting shares, will equal 25% of the outstanding shares of Delaware common stock and the number of shares to be converted into Norwood common stock will equal 75% of the outstanding Delaware common stock.  Pursuant to this limitation, if the aggregate number of shares with respect to which a valid cash consideration election is made, together with any dissenting shares, is greater than 25% of the outstanding shares of Delaware common stock, a pro rata portion of those shares will be converted into the right to receive Norwood common stock such that the number of shares of Delaware common stock converted into the cash consideration equals 25% of the total.  Similarly, if the number of shares pursuant to which a valid cash consideration election is made, together with any dissenting shares, is less than 25% of the outstanding shares of Delaware common stock; such a number of shares for which no election has been made first and then if necessary, such number of shares for which a stock consideration election has been made will be converted, as necessary, such that the number of shares of Delaware common stock to be converted into cash in the transaction does not exceed 25%.

Q:           How do Delaware shareholders register their election for cash, Norwood common stock or a combination thereof?

A:           Each Delaware shareholder should complete and return an election form, along with the Delaware stock certificate(s), according to the instructions included with the form. The election form will be provided to Delaware shareholders under separate cover. The election deadline will be 5:00 p.m., Eastern Time, on the date specified in the election form.  If you own shares of Delaware common stock in “street name” through a bank, broker or other financial institution and you wish to make an election, you should seek instructions from the financial institution holding your shares concerning how to make an election. If you do not send in the election form with your stock certificate(s) by the election deadline, you will be treated as though you had not made an election.

Q:           What happens if a Delaware shareholder does not make a valid election as to whether to receive cash or stock?

A:           If a Delaware shareholder does not return a properly completed election form by the election deadline specified in the election form, such shareholder’s shares of Delaware common stock will be considered “non-election shares” and will be converted into the right to receive the stock consideration or the cash consideration according to the allocation procedures specified in the merger agreement.

Q:           When will the merger be completed?

A:           We expect the merger will be completed when all of the conditions to completion contained in the merger agreement are satisfied or waived, including the receipt of required regulatory approvals and the approval of the merger agreement by Delaware shareholders at the special meeting. We currently expect to complete the merger during the third calendar quarter of 2016.  However, because fulfillment of some of the conditions to completion of the merger, such as the receipt of required regulatory approvals, is not entirely within our control, we cannot predict the actual timing.

Q:           What happens if the merger is not completed?

A:           If the merger is not completed, Delaware shareholders will not receive any consideration for their shares of common stock in connection with the merger. Instead, Delaware will remain an independent company and its common stock will continue to be quoted on the OTC Pink Marketplace.  Under specified circumstances, Delaware may be required to pay to Norwood a fee with respect to the termination of the merger agreement, as described under “The Merger and the Merger Agreement — Termination Fee” beginning on page 76.

Q:           Who is being asked to approve matters in connection with the merger?

A:           Delaware shareholders are being asked to vote to approve the merger agreement and the merger and to approve a proposal to adjourn the special meeting, if necessary, to solicit additional proxies.  No approval of Norwood shareholders is required.  Under New York law, the merger cannot be completed unless two-thirds of the outstanding shares of Delaware common stock are voted to adopt the merger agreement and the merger.  By this proxy statement/prospectus, Delaware’s board of directors is soliciting proxies of Delaware shareholders to obtain this approval at the special meeting of Delaware shareholders.

Q:           Should Delaware shareholders send in their stock certificates with their proxy card?
A:           No.  An election form and transmittal materials, with instructions for their completion, will be provided to Delaware shareholders under separate cover and the stock certificates should be sent at that time.

Q:           What are the material United States federal income tax consequences of the merger to Delaware shareholders?

A:           Norwood and Delaware will not be required to complete the merger unless they receive legal opinions from their respective counsel to the effect that the merger will qualify as a tax-free reorganization for United States federal income tax purposes.  Provided that the merger qualifies as a reorganization for United States federal income tax purposes, the specific tax consequences of the merger to a Delaware shareholder will depend upon the form of consideration such shareholder will receive in the merger (i.e., cash, stock or a combination thereof).

The consequences of the merger to any particular shareholder will depend on that shareholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the merger.

 For a more detailed discussion of the material United States federal income tax consequences of the transaction, see “The Merger and the Merger Agreement — Material United States Federal Income Tax Consequences of the Merger” beginning on page 59.

Q:           Are Delaware shareholders entitled to dissenters’ appraisal rights?

A:           Yes. Under New York law, record holders of Delaware common stock who submit a written objection, including notice of an intent to dissent, and do not vote in favor of the proposal to adopt the merger agreement will be entitled to seek dissenters’ appraisal rights in connection with the merger, and if the merger is completed, obtain payment in cash equal to the fair value of their shares of Delaware common stock instead of the merger consideration.  To exercise their appraisal rights, Delaware shareholders must strictly follow the procedures prescribed by New York law. These procedures are summarized in this proxy statement/prospectus. In addition, the text of the applicable provisions of New York law is included as Annex C to this document.  Failure to strictly comply with these provisions will result in the loss of appraisal rights.  For a more complete description of appraisal rights, please refer to the section entitled “The Merger and the Merger Agreement — Dissenters’ Rights of Appraisal” beginning on page 77.

Q:           Are there any risks that I should consider in deciding whether to vote for approval of the merger-related proposals?

A:           Yes. You should read and carefully consider the risk factors set forth in the section of this proxy statement/prospectus entitled “Risk Factors” beginning on page 20.

Q:           When and where will Delaware shareholders meet?

A:           Delaware will hold a special meeting of its shareholders on Friday, June 24, 2016, at 1:00 p.m., Eastern Time, at The Walton Fire Hall located at 61 West Street, Walton, New York 13856.

Q:           What matters are Delaware shareholders being asked to approve at the special meeting pursuant to the proxy statement/prospectus?

A:           Delaware shareholders are being asked to adopt the merger agreement and approve the transactions contemplated by the merger agreement, including the merger. Delaware shareholders also are being asked to approve a proposal to adjourn, postpone or continue the special meeting, if necessary, to solicit additional proxies in favor of adoption of the merger agreement.

Q:           What does Delaware’s Board of Directors recommend with respect to the proposals?

A:           Delaware’s board of directors has unanimously approved the merger agreement and determined that the merger agreement and the merger are fair to and in the best interests of Delaware and its shareholders and unanimously recommends that Delaware shareholders vote “FOR” the merger agreement and “FOR” the adjournment proposal.

Q:           Did the Board of Directors of Delaware receive an opinion from a financial advisor with respect to the merger?

A:            Yes. On March 10, 2016, Sandler O’Neill & Partners, L.P., which we refer to in this proxy statement/prospectus as “Sandler,” rendered its written opinion to the board of directors of Delaware that, as of such date and based upon and subject to the factors and assumptions described to the Delaware board of directors during its presentation and set forth in the opinion, the consideration in the proposed merger was fair, from a financial point of view, to holders of Delaware common stock.  You should read and carefully consider the description of Sandler’s opinion and analysis set forth in the section of this proxy statement/prospectus entitled “The Merger and the Merger Agreement — Opinion of Delaware’s Financial Advisor” beginning on page 42.  The full text of Sandler’s written opinion is attached as Annex B to this proxy statement/prospectus.  Delaware shareholders are urged to read the opinion in its entirety.

Q:           Who can vote at the special meeting?

A:           Holders of record of Delaware common stock at the close of business on May 6, 2016, which is the record date for the special meeting, are entitled to vote at the special meeting.

Q:           How many votes must be represented in person or by proxy at the special meeting to have a quorum?

A:           The holders of a majority of the shares of Delaware common stock outstanding and entitled to vote at the special meeting, present in person or represented by proxy, will constitute a quorum at the special meeting.

Q:           What vote by shareholders is required to approve each of the proposals?

A:           Approval of the merger agreement will require the affirmative vote of the holders of two-thirds of the outstanding shares.  Approval of the adjournment proposal will require the affirmative vote of a majority of the votes cast at the special meeting assuming a quorum is present. Abstentions and broker non-votes will have the same effect as voting against the merger agreement proposal but will have no effect on the adjournment proposal.

As of the record date for the special meeting, directors and executive officers of Delaware, together with their affiliates, had sole or shared voting power over approximately 3.3% of the Delaware common stock outstanding and entitled to vote at the special meeting.  Directors and executive officers of Norwood, together with their affiliates, do not have sole or shared voting power over any shares of Delaware common stock entitled to vote at the special meeting.

Q:           How may the Delaware shareholders vote their shares for the proposals being presented at the special meeting?

A:           Delaware shareholders may vote by completing, signing, dating and returning the proxy card in the enclosed prepaid return envelope as soon as possible. This will enable their shares to be represented and voted at the special meeting.  Delaware shareholders may also vote by telephone or on the internet by following the instructions on the proxy card.

Q:           Will a broker or bank holding shares in “street name” for a Delaware shareholder automatically vote those shares for a shareholder at the special meeting?

A:           No. A broker or bank WILL NOT be able to vote your shares with respect to the merger agreement proposal without first receiving instructions from you on how to vote. If your shares are held in “street name,” you will receive separate voting instructions with your proxy materials. It is therefore important that you provide timely instruction to your broker or bank to ensure that all shares of Delaware common stock that you own are voted at the special meeting.

Q:           Will Delaware shareholders be able to vote their shares in person at the Special Meeting?

A:           Yes. Submitting a proxy will not affect the right of any Delaware shareholder to vote in person at the special meeting.  However, if a Delaware shareholder holds shares in “street name,” the shareholder must first ask its broker or bank how to vote those shares in person at the special meeting and obtain a “legal proxy.”

Q:           What do Delaware shareholders need to do now?

A:           After carefully reading and considering the information contained in this proxy statement/prospectus, please vote your shares promptly.  If you hold your shares of Delaware common stock as a shareholder of record, you should complete, sign, date and promptly return the enclosed proxy card or vote by telephone or on the internet. The proxy card will instruct the persons named on the proxy card to vote your Delaware shares at the special meeting as you direct. If you sign and send in a proxy card or vote by telephone or on the internet and do not indicate how you wish to vote, the proxy will be voted “FOR” the special meeting proposals.  If you hold your stock in “street name” through a bank or broker, you must direct your bank or broker to vote in accordance with the instructions you have received from your bank or broker. Submitting your proxy card, voting by telephone or on the internet or directing your bank or broker to vote your shares will ensure that your shares are represented and voted at the special meeting.

Q:           What should a Delaware shareholder do if he or she receives more than one set of voting materials?

A:           As a Delaware shareholder, you may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple Delaware proxy cards or voting instruction cards.  For example, if you hold your Delaware shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold Delaware shares.  If you are a holder of record and your Delaware shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this proxy statement/prospectus in the section entitled “The Special Meeting of Shareholders” beginning on page 28.

Q:           May a Delaware shareholder change or revoke the shareholder’s vote after submitting a proxy?

A:           Yes.  If you are a record holder of Delaware common stock, you can change your vote by:

•	providing written notice of revocation to the Secretary of Delaware or Morrow & Co., LLC prior to the time the special meeting begins;

•	submitting a later dated, signed and dated proxy card prior to the time the special meeting begins (any earlier proxies will be revoked automatically);

•	voting again by telephone or on the internet prior to the time the special meeting begins (any earlier proxies will be revoked automatically); or

•	attending the special meeting and voting in person. Any earlier proxy will be revoked. However, simply attending the special meeting without voting will not revoke your proxy.

•	If you have instructed a bank or broker to vote your shares, you must follow your bank’s or broker’s directions to change your vote.

You should send any notice of revocation or your completed new proxy card, as the case may be, to Morrow & Co., LLC, Delaware’s proxy solicitor, as follows:

Morrow & Co., LLC
Attn: Tom Skulski
470 West Avenue, 3rd Floor
Stamford, CT 06902

On the internet at www.proxyvoting.com/dbai

By telephone at 1-888-887-2965 (toll free)

    Q:           What happens if I sell my shares of Delaware common stock before the special meeting?

A:           The record date for Delaware shareholders entitled to vote at the special meeting is earlier than both the date of the special meeting and the completion of the merger.  If you transfer your Delaware shares of common stock after the record date but before the special meeting, you will, unless special arrangements are made, retain your right to vote at the special meeting but will transfer the right to receive the merger consideration to the person to whom you transfer your shares.

Q:           Who can help answer my questions?

A:           If you have any questions about the merger or the special meeting, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact Delaware’s proxy solicitor, Morrow & Co., LLC, at 1-855-201-1081 (toll free).

SUMMARY

This summary, together with the section of this proxy statement/prospectus entitled “Questions and Answers About the Merger and the Special Meeting” highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you.  To understand the merger fully, and for a more complete description of the legal terms of the merger, you should carefully read this entire proxy statement/prospectus, the annexes attached to this proxy statement/prospectus and the documents which are referred to in this proxy statement/prospectus. The Agreement and Plan of Merger, dated as of March 10, 2016, is attached as Annex A to this proxy statement/prospectus. We have included page references in parentheses to direct you to the appropriate place in this proxy statement/prospectus for a more complete description of the topics presented in this summary.  The terms “we,” “us” and “our” refer to both Norwood and Delaware. This summary and the rest of this document contain forward-looking statements about events that are not certain to occur, and you should not place undue reliance on those statements.  Please carefully read “Cautionary Statement Regarding Forward-Looking Statements” on page 25 of this document.

The Parties

Norwood Financial Corp.
717 Main Street
Honesdale, Pennsylvania  18431
(570) 253-1455

Norwood Financial Corp., a Pennsylvania corporation, is the holding company for Wayne Bank.  Wayne Bank is a Pennsylvania chartered commercial bank headquartered in Honesdale, Pennsylvania.  Wayne Bank was originally chartered on February 17, 1870 as Wayne County Savings Bank. Wayne County Savings Bank changed its name to Wayne County Bank and Trust in December 1943. In September 1993, Wayne Bank adopted the name Wayne Bank. On March 29, 1996, Wayne Bank completed a holding company reorganization and became a wholly owned subsidiary of Norwood.  In 2011, Norwood acquired North Penn Bancshares, Inc. and its wholly owned subsidiary, North Penn Bank, which expanded Wayne Bank’s northeastern Pennsylvania footprint with five additional offices.  Wayne Bank is an independent community bank with fifteen offices in the northeastern Pennsylvania counties of Wayne, Pike, Monroe and Lackawanna.  It offers a wide variety of personal and business credit services and trust and investment products and real estate settlement services to the consumers, businesses, nonprofit organizations, and municipalities in each of the communities that it serves.  In addition, Wayne Bank operates 15 ATMs, one in each of its branch locations.  Norwood’s common stock is traded on the NASDAQ Global Market under the symbol “NWFL.”

At December 31, 2015, Norwood had total assets of $750.5 million, total loans receivable of $559.9 million, deposits of $550.9 million, and stockholders’ equity of $101.0 million.

Delaware Bancshares, Inc.
131-133 Delaware Street
Walton, New York  13856
(607) 865-4126

Delaware Bancshares, Inc., a New York corporation, is the holding company for NBDC Bank, a national bank headquartered in Walton, New York. NBDC Bank operates twelve full-service locations in Delaware and Sullivan Counties, New York.  NBDC Bank provides a full range of banking services to individuals and small businesses in its market area. Delaware’s common stock is quoted on the OTC Pink Marketplace under the symbol “DBAI.”

At December 31, 2015, Delaware had total assets of $371.7 million, total loans receivable of $115.7 million, total deposits of $317.0 million and total shareholders’ equity of $21.1 million.

The Merger and the Merger Agreement (page 31)

The terms and conditions of the merger are contained in the merger agreement, which is attached to this proxy statement/prospectus as Annex A. We encourage you to read this agreement carefully, as it is the legal document that governs the merger.

Under the terms of the merger agreement, Delaware will merge with and into Norwood with Norwood as the surviving entity of the merger.  Immediately thereafter, NBDC Bank will merge with and into Norwood’s wholly owned banking subsidiary, Wayne Bank, with Wayne Bank as the surviving entity of the bank merger.

Consideration to be Received in the Merger (page 54)

Under the terms of the merger agreement, Delaware shareholders (other than dissenting shareholders) have the opportunity to elect, for each outstanding share of Delaware common stock they own, to receive:

•	$16.68 in cash, without interest, which we refer to as the “cash consideration;” or

•	0.6221 of a share of Norwood common stock, which we refer to as the “stock consideration.”

Delaware shareholders may also elect to receive the cash consideration for some of their shares of Delaware common stock and the stock consideration for the remainder, or make no election at all.  Elections will be subject to the adjustment, election and allocation procedures specified in the merger agreement.

The allocation procedures are intended to provide that the number of shares of Delaware common stock that are converted into the cash consideration together with any dissenting shares equals 25% of the total merger consideration.  In the event the cash consideration pool is oversubscribed, Delaware shareholders who make a cash election will receive a mix of cash and stock consideration in the merger. In the event the cash consideration pool is undersubscribed, shares for which no election has been made first and then, if necessary, shares for which a stock consideration election has been made will be converted into a cash election such that the amount of cash paid out in the transaction equals 25% of the total merger consideration.  The allocation of the mix of consideration payable to individual Delaware shareholders in the merger will not be known until Norwood tallies the results of the cash/stock elections made by Delaware shareholders.

Election Procedures; Surrender of Stock Certificates (page 56)

An election form and transmittal materials, with instructions for their completion, will be provided to Delaware shareholders of record as of May 6, 2016 under separate cover. The election form entitles such shareholders to elect to receive cash, Norwood common stock, or to elect cash for some of their shares and stock for the remainder, or make no election with respect to the merger consideration. To make an effective election, a Delaware shareholder of record must submit a properly completed election form along with the stock certificate(s) to the exchange agent by the election deadline, which shall be as specified in the election form.  Once a shareholder submits a properly completed election form along with the stock certificate(s) to the exchange agent, the shareholder will no longer be able to transfer the shares of Delaware common stock.  Delaware shareholders are urged to carefully read and follow the instructions for completion of the election form and to submit the form, together with their stock certificates, in advance of the election deadline.

Time of Completion the Merger (page 67)

The merger will occur after the satisfaction of all the closing conditions, including the receipt of all regulatory and shareholder approvals and after the expiration of all regulatory waiting periods.  As of the date of this proxy statement/prospectus, the parties expect that the merger will be effective during the third calendar quarter of 2016.  However, there can be no assurance as to when or if the merger will occur.

Delaware Special Meeting of Shareholders (page 28)

A special meeting of the shareholders of Delaware will be held at The Walton Fire Hall, located at 61 West Street, Walton, New York 13856, at 1:00 p.m., Eastern Time, on Friday, June 24, 2016, for the following purposes:

•	to approve the proposal to adopt the merger agreement and approve the transactions contemplated by the merger agreement, including the merger;

•	to approve a proposal to adjourn, postpone or continue the special meeting, if necessary, to permit further solicitation of proxies in favor of adopting the merger agreement; and

•	to transact any other business which may properly come before the special meeting or any adjournment, postponement or continuance of the special meeting.

You can vote at the special meeting of Delaware shareholders if you owned Delaware common stock at the close of business on May 6, 2016, the record date.  On that date, there were 925,499 shares of Delaware common stock outstanding and entitled to vote, approximately 3.3% of which were owned and entitled to be voted by Delaware directors and executive officers and their affiliates.  These individuals have entered into agreements with Norwood requiring them to vote all of these shares in favor of adoption of the merger agreement.  You can cast one vote for each share of Delaware common stock you owned on the record date.

In order to approve the proposal to adopt the merger agreement, the holders of at least two-thirds of the outstanding shares must vote in favor of the proposal.  In order to approve the adjournment proposal, if necessary, the holders of a majority of the votes cast in person or represented by proxy at the special meeting and entitled to vote must vote in favor of the proposal, assuming a quorum is present.

Delaware’s Reasons for the Merger and Recommendation of the Delaware Board of Directors (page 35)

The Delaware board of directors has unanimously determined that the merger agreement and the merger are fair to and in the best interests of Delaware and its shareholders and accordingly unanimously approved the merger agreement and recommends that Delaware shareholders vote “FOR” the adoption of the merger agreement.

In determining whether to approve the merger agreement and recommend adoption of the merger agreement to the Delaware shareholders, Delaware’s board considered the factors described under “The Merger and the Merger Agreement — Delaware’s Reasons for the Merger and Recommendation of the Delaware Board of Directors.”

Opinion of Delaware’s Financial Advisor (page 42 and Annex B)

On March 10, 2016, Sandler rendered its written opinion to the board of directors of Delaware, that, as of such date and based upon and subject to the factors and assumptions described to the Delaware board of directors during its presentation and set forth in its written opinion, the consideration in the proposed merger was fair, from a financial point of view, to holders of Delaware common stock.  The full text of Sandler’s written opinion, which sets forth the assumptions made, matters considered and limits on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement/prospectus and is incorporated by reference herein.  Delaware shareholders are urged to read the opinion in its entirety.  Sandler’s written opinion is addressed to the board of directors of Delaware, is directed only to the fairness, from a financial point of view, of the consideration in the merger to the holders of Delaware common stock and does not constitute a recommendation as to how any holder of Delaware common stock should vote with respect to the merger or any other matter.

Interests of Delaware Directors and Executive Officers in the Merger (page 64)

In considering the recommendation of the board of directors of Delaware to adopt the merger agreement, you should be aware that officers and directors of Delaware have employment and other compensation agreements or plans that give them interests in the merger that may be different from, or in addition to, their interests as Delaware shareholders. These interests and agreements include:

•
employment and severance agreements that provide for severance payments and other benefits following a change in control and a termination of employment by the employer for reasons other than cause, disability, retirement or death;

•	supplemental executive retirement agreements that provide for lump-sum payouts of amounts accrued for benefits in connection with a change in control;

•	retention bonus plans through which certain executive officers will receive bonuses if they remain with Norwood for at least 12 months following the merger;

•	the fact that one current director of Delaware will be appointed as a director of Norwood within 18 months after the merger is completed;

•
the fact that the current Delaware directors will be entitled to be appointed to a Community Advisory Board and receive a retainer in the amount of $1,000 per month for an 18-month period in exchange for their efforts in promoting the combined entity after the effective time of the merger; and

•	rights of Delaware officers and directors to indemnification and directors’ and officers’ liability insurance for a period of up to six years following the merger.

These additional interests of Delaware’s executive officers and directors may create potential conflicts of interest and cause these persons to view the proposed transaction differently than you may view it as a shareholder.

Delaware’s board of directors was aware of these interests and took them into account, among other matters, in its decision to approve the merger agreement and the transactions contemplated thereby, including the merger. For information concerning these interests, please see the discussion under the caption “The Merger and the Merger Agreement — Interests of Certain Persons in the Merger,” beginning on page 64.

Regulatory Approvals Required for the Merger (page 63)

Completion of the merger is subject to various regulatory approvals or waivers, including, in connection with the planned merger of our subsidiary banks following completion of the merger, the Federal Deposit Insurance Corporation (the “FDIC”) and the Pennsylvania Department of Banking and Securities (the “Department”).  We also intend to request a waiver from the Federal Reserve Board (the “FRB”) of its application requirement. We have completed, or will complete, filing all the required applications and notices with regulatory authorities. We also have made or will make filings with various other federal and state regulatory agencies and self-regulatory organizations, notifying, or requesting approval from, those agencies and organizations for or in connection with the merger and the bank merger. Although we currently believe we should be able to obtain all required regulatory approvals in a timely manner, we cannot be certain when or if we will obtain them or, if obtained, whether they will contain terms, conditions or restrictions not currently contemplated that will be detrimental to or have a material adverse effect on Norwood after the completion of the merger.

Conditions to Completing the Merger (page 68)

Completion of the merger depends on a number of conditions being satisfied or waived, including the following:

•	approval of the merger agreement by the requisite vote of Delaware’s shareholders;

•
receipt of all required regulatory approvals, the expiration of all statutory waiting periods and the satisfaction of all conditions to the consummation of the merger set forth in the regulatory approvals;

•
there shall be no pending causes of action, investigations or proceedings (1) challenging the validity or legality of the merger agreement or the consummation of the merger, or (2) seeking damages in connection with the merger, or (3) seeking to restrain or invalidate the merger; unless actual or threatened causes of action, investigations or proceedings would not have a material adverse effect with respect to the interests of Norwood or Delaware, as the case may be;

•	no judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraints or prohibition preventing the completion of the merger shall be in effect;

•
no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by a regulatory authority that prohibits, restraints, or makes illegal the consummation of the merger;

•	Norwood’s registration statement of which this proxy statement/prospectus is a part shall have been declared effective by the SEC;

•	the shares of Norwood common stock shall have been approved for listing on the NASDAQ, subject to official notice of issuance;

•
Norwood and Delaware shall have received opinions from their respective legal counsel to the effect that the merger qualifies as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code; and

•
the other party having performed in all material respects its obligations under the merger agreement, the other party’s representations and warranties being true and correct as of the effective date of the merger and receipt of a certificate signed by the other party’s chief executive officer to that effect.

       Norwood’s obligations to consummate the merger are also conditioned on the following:

•
there shall have been no determination by Norwood that any fact, event, or condition exists or has occurred that would have a material adverse effect on Delaware or the consummation of the  transactions contemplated by the merger agreement;

•
Delaware shall have received all consents and approvals from third parties (other than those required from regulatory authorities) required to complete the merger, unless, in the opinion of Norwood, failure to obtain those consents or approvals would not have a material adverse effect on the merger or Norwood after completion of the merger;

•
there shall be no action taken by an regulatory authority, or any statute, rule, regulation or order shall have been enacted, which, in connection with approval of the merger, imposes, in the judgment of Norwood, any material adverse requirement upon Norwood or any Norwood subsidiary, including, without limitation, any requirement that Norwood sell or dispose of any significant amount of assets of Delaware, or any other Norwood subsidiary;

•
Delaware shall have delivered a certificate to Norwood that, other than as set forth in the certificate, Delaware is not aware of any pending or threatened claim under the directors and officers insurance policy or the fidelity bond coverage of Delaware; and

•	the holders of no more than 12% of the issued and outstanding shares of Delaware common stock shall have exercised dissenters’ rights.

Delaware’s obligations to consummate the merger are also conditioned upon the delivery by Norwood to the exchange agent of the exchange fund.

Although we anticipate that the closing will occur during the third calendar quarter of 2016, because the satisfaction of certain of these conditions is beyond our control, we cannot be certain when, or if, the conditions to the merger will be satisfied or waived or whether or not the merger will be completed.

No Solicitation; Board Recommendation (page 72)

Delaware has agreed not to initiate, solicit, encourage or facilitate, directly or indirectly, any inquiries or proposals from any third party relating to an acquisition of Delaware, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any person relating to, any acquisition proposal. Notwithstanding these restrictions, the merger agreement provides that, under specified circumstances prior to shareholder approval of the merger agreement, in response to an unsolicited bona fide acquisition proposal from a third party if, in the good faith judgment of the Delaware board of directors (after consultation with and considering the advice of its legal counsel and financial advisor) (i) it is legally necessary for the proper discharge of its fiduciary duties to respond to such proposal and (ii) such proposal constitutes a “superior proposal” as compared to the terms of the merger with Norwood, Delaware may furnish information regarding Delaware and participate in discussions and negotiations with such third party.   Delaware has agreed to submit the merger agreement for adoption by its shareholders. The Delaware board of directors has recommended that its shareholders vote in favor of adopting the merger agreement and has agreed that it will not withdraw, qualify or adversely modify its recommendation to its shareholders to vote in favor of adoption of the merger agreement, except as permitted under the merger agreement in connection with an unsolicited superior acquisition proposal after giving effect to any adjustments that may be offered by Norwood.

Termination; Termination Fee (pages 75 and 76)

Norwood and Delaware may mutually agree at any time to terminate the merger agreement without completing the merger, even if the Delaware shareholders have adopted the merger agreement in connection with the merger.  The merger agreement may also be terminated and the merger abandoned at any time prior to the effective time of the merger, as follows:

•	by either party, if the shareholders of Delaware fail to approve the merger agreement;

•	by either party, if a required regulatory approval, consent or waiver is denied;

•
by either party, if the merger is not consummated by December 31, 2016 or other mutually agreed upon later date, unless failure to complete the merger by that time is due to a breach of a representation, warranty or covenant by the party seeking to terminate the merger agreement;

•
by either party, if it is determined that any condition precedent to the obligation of such party to consummate the merger (other than the receipt of regulatory and shareholder approvals) cannot be satisfied by December 31, 2016 provided that the party seeking to terminate is not in breach of any representation or warranty contained in the merger agreement;

•
by either party, if the other party materially breaches any representation, warranty, covenant or agreement contained in the merger agreement, or in the event of an inaccuracy of any representation or warranty by the other party, in either case that has not been cured within 30 days following written notice to such party;

•	by Norwood, if Delaware fails to hold its shareholder meeting to vote on the merger within the time frame set in the merger agreement;

•	by Norwood, if the board of directors of Delaware does not recommend approval of the merger to the Delaware shareholders or withdraws or revises its recommendation in a manner adverse to Norwood;

•
by Delaware, if prior the approval of the merger agreement by the shareholders of Delaware, it receives a superior proposal from a third party that, in the good faith determination of Delaware’s board of directors based upon the advice of legal counsel, the board is required to accept in order to comply with its fiduciary duties and Norwood does not make an offer at least as favorable to Delaware within 5 days after notice; or

•
by Delaware, at any time during a 5-day period beginning on the date that all required regulatory approvals have been received (the “Determination Date”) if both of the following conditions are satisfied:

o
The average of the daily closing sales prices for the Norwood common stock for the 20 consecutive trading days immediately preceding the Determination Date (the “Norwood Market Value”) is less than $21.08;

o
The number obtained by dividing the Norwood Market Value by $26.35 is less than the number obtained by dividing the average closing prices of the NASDAQ Bank Index for the 20 consecutive trading days immediately preceding the Determination Date divided by the NASDAQ Index Price on March 7, 2016 minus 0.20;

unless within five business days of notice of such termination, Norwood notifies Delaware that it will increase the exchange ratio for the stock consideration so that the Norwood Market Value is equal to a dollar amount that is the lesser of $21.08 or the amount obtained by reducing the Initial Norwood Market Value ($26.35) by the percentage change in the NASDAQ Bank Index less 20 percentage points.

Delaware may be required to pay to Norwood a termination fee of $615,000 in certain circumstances described under “The Merger and the Merger Agreement — Termination Fee” beginning on page 76.

Material United States Federal Income Tax Consequences of the Merger (page 59)

Norwood and Delaware will not be required to complete the merger unless they each receive legal opinions from their respective counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

Provided that the merger qualifies as a reorganization for United States federal income tax purposes, the specific tax consequences of the merger to a Delaware shareholder will depend upon the form of consideration such Delaware shareholder receives in the merger.

If you receive solely shares of Norwood common stock and cash instead of a fractional share of Norwood common stock in exchange for your Delaware common stock, then you generally will not recognize any gain or loss, except with respect to the cash received instead of a fractional share of Norwood common stock.

If you receive solely cash, then you generally will recognize gain or loss equal to the difference between the amount of cash you receive and your cost basis in your Delaware common stock. Generally, any gain recognized upon the exchange will be capital gain, and any such capital gain will be long-term capital gain if you have established a holding period of more than one year for your shares of Delaware common stock.

If you receive a combination of Norwood common stock and cash, other than cash instead of a fractional share of Norwood common stock, in exchange for your Delaware common stock, then you may recognize gain, but you will not recognize loss, upon the exchange of your shares of Delaware common stock for shares of Norwood common stock and cash. If the sum of the fair market value of the Norwood common stock and the amount of cash you receive in exchange for your shares of Delaware common stock exceeds the cost basis of your shares of Delaware common stock, you will recognize taxable gain equal to the lesser of the amount of such excess or the amount of cash you receive in the exchange. Generally, any gain recognized upon the exchange will be capital gain, and any such capital gain will be long-term capital gain if you have established a holding period of more than one year for your shares of Delaware common stock. Depending on certain facts specific to you, any gain could instead be characterized as ordinary dividend income.

For a more detailed discussion of the material United States federal income tax consequences of the transaction, see “The Merger and the Merger Agreement — Material United States Federal Income Tax Consequences of the Merger” beginning on page 59.

The consequences of the merger to any particular shareholder will depend on that shareholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the merger.

Stock Market Listing (page 67)

Application will be made by Norwood to have the shares of Norwood common stock to be issued in the merger approved for listing on the NASDAQ Global Market, which is the principal trading market for existing shares of Norwood common stock.  It is a condition to both parties’ obligation to complete the merger that such approval be obtained, subject to official notice of issuance.

Comparison of Shareholders’ Rights (page 87)

The rights of Delaware shareholders who continue as Norwood shareholders after the merger will be governed by the Pennsylvania Business Corporation Law and the articles of incorporation and bylaws of Norwood rather than by the New York Business Corporation Law and the certificate of incorporation and bylaws of Delaware.

Dissenters’ Appraisal Rights (page 77 and Annex C)

Delaware is organized under New York law.  Under applicable New York law, Delaware shareholders are entitled to dissent from the merger and obtain payment of the judicially determined “fair value” of their shares of Delaware common stock.  The judicially determined “fair value” could be more or less than the merger consideration.  If you wish to dissent from the merger:

•	you must submit a written objection to Delaware before the vote upon the merger agreement at the special meeting; and

•	you may not vote in favor of the merger agreement.

In submitting your written demand, you must follow the procedures set forth in Section 623 of the New York Business Corporation Law, a copy of which is attached as Annex C to this proxy statement/prospectus.

Comparative Market Prices and Share Information (page 27)

Norwood common stock is traded on the NASDAQ Global Market under the symbol “NWFL.”  Delaware common stock is traded in the over-the-counter market and quoted on the OTC Pink Marketplace under the symbol “DBAI.” The following table shows the last closing sale prices of Norwood common stock as reported on the NASDAQ Global Market and the last closing sales prices of the Delaware common stock as reported on the OTC Pink Marketplace, respectively, as of March 10, 2016, the last trading day before we announced the merger, and on May __, 2016, the latest practicable date prior to mailing this proxy statement/prospectus.  The table also presents the equivalent value of the merger consideration per share of Delaware common stock on March 10, 2016 and May __, 2016. The equivalent value per share of Delaware common stock on such dates is calculated by multiplying the closing price of Norwood common stock on those dates by 0.6221, which represents the number of shares of Norwood common stock that Delaware shareholders electing to receive Norwood common stock would receive in the merger for each share of Delaware common stock.

	Norwood Common Stock		Delaware Common Stock		Delaware Equivalent Per Share Value
At March 10, 2016		$26.50		$13.11		$16.49
At May __, 2016	$		$		$

The market price of Norwood common stock and Delaware common stock will fluctuate prior to the merger.  You should obtain current stock price quotations for the shares.

SELECTED HISTORICAL FINANCIAL DATA FOR NORWOOD

The following selected financial information for the fiscal years ended December 31, 2015, 2014, 2013, 2012 and 2011 is derived from audited consolidated financial statements of Norwood Financial Corp.  You should read this information in conjunction with Norwood’s consolidated financial statements and related notes at December 31, 2015 and 2014 and for the three years ended December 31, 2015 incorporated by reference into this proxy statement/prospectus.

	At or for the years ended December 31,
	2015	2014	2013	2012	2011
	(dollars in thousands, except per share data)
Net interest income	$24,521	$24,560	$24,661	$24,764	$22,588
Provision for loan losses	4,580	1,680	2,400	2,450	1,575

Other income	3,969	3,940	4,734	3,787	3,762
Net realized gains on sales of securities	730	1,170	881	1,419	973

Other expenses	17,100	17,727	16,705	16,081	15,813
Income before income taxes	7,540	10,263	11,171	11,439	9,935
Income tax expense	1,632	2,606	2,706	3,036	2,579

Net Income	$5,908	$7,657	$8,465	$8,403	$7,356

Net income per share-Basic	$1.60	$2.10	$2.33	$2.33	$2.17
Diluted	1.60	2.10	2.33	2.33	2.17
Cash dividends declared	1.24	1.20	1.16	1.10	1.06
Dividend pay-out ratio	77.50%	57.14%	49.79%	47.23%	48.95%
Return on average assets	0.80%	1.08%	1.23%	1.23%	1.18%
Return on average equity	5.83%	7.92%	9.13%	9.22%	9.26%

Balances at Period-End
Total assets	$750,505	$711,635	$711,234	$672,299	$668,814
Loans receivable	559,925	501,135	503,097	476,710	457,907
Allowance for loan losses	7,298	5,875	5,708	5,502	5,458
Total deposits	550,909	559,944	541,182	524,425	525,767
Shareholders’ equity	100,998	99,041	91,864	92,421	88,061
Trust assets under management	131,690	134,888	126,673	112,081	107,696

Book value per share	$27.39	$26.30	$25.43	$25.49	$24.37

Average equity to average assets	13.76%	13.62%	13.42%	13.36%	12.76%
Tier 1 Capital to risk-adjusted assets	15.86	17.33	16.53	16.37	15.90
Total Capital to risk-adjusted assets	17.09	18.49	17.66	17.51	17.08
Allowance for loan losses to total loans	1.30	1.17	1.13	1.15	1.19
Non-performing assets to total assets	1.33	1.31	1.48	2.09	1.60

SELECTED HISTORICAL FINANCIAL DATA FOR DELAWARE

The following selected financial information for the fiscal years ended December 31, 2015 and 2014 is derived from audited consolidated financial statements of Delaware Bancshares, Inc.  You should read this information in conjunction with Delaware’s consolidated financial statements and related notes for the year ended December 31, 2015 beginning on page F-1 of this proxy statement/prospectus.

	Year Ended December 31,
(dollars in thousands, except per share data)	2015	2014

Financial Condition Data:
Total assets	$371,689	$380,663
Investment securities	213,626	233,171
Loans receivable, net	114,027	101,247
Deposits	316,969	304,776
FHLB overnight advances	4,500	24,750
Long-term debt	11,781	12,000
Junior subordinated debentures	8,248	8,248
Total shareholders’ equity	21,060	21,346

Operating Data:
Interest income	$10,803	$9,253
Interest expense	2,313	1,861
Net interest income	8,490	7,392
Provision for loan losses	150	16
Net interest income after provision for loan losses	8,340	7,376
Other income	3,240	3,253
Other expenses	11,554	9,846
Income before taxes	26	783
Income tax expense	(565)	(184)
Net income	$591	$967

Per Share Data:
Earnings per share	$0.64	$1.04
Dividends per share	0.40	0.65

	Year Ended December 31,
	2015	2014
Performance Ratios:
Return on average assets	0.16%	0.30%
Return on average equity	2.79	4.91
Dividend payout ratio	62.61	62.25
Average equity to average assets	5.85	6.75

Asset Quality Ratios:
Loan loss reserve	$1,677	1,561
Net charge-offs	(34)	(135)
Allowance for loan losses as a percent of total loans	1.45%	1.52%
Net loan losses to average total loans	(0.03)	(0.13)

RISK FACTORS

In addition to the other information contained in this proxy statement/prospectus or in any of the documents incorporated by reference herein, including the matters addressed under the caption “Cautionary Statement Regarding Forward-Looking Statements,” Delaware shareholders should carefully consider the following risk factors in deciding whether to vote for adoption of the merger agreement. You should also consider the other information in this proxy statement/prospectus. See “Where You Can Find More Information” in the forepart of this proxy statement/prospectus and “Incorporation of Certain Documents by Reference”

Risks Related to the Merger

Delaware Shareholders May Not Receive the Form of Merger Consideration They Elect.

The merger agreement contains provisions relating to adjustment, election and allocation of the merger consideration under certain circumstances. The allocation procedures are intended to provide that the aggregate number of shares of Delaware common stock converted into the right to receive cash consideration, including dissenting shares, will equal 25% of the shares of Delaware common stock outstanding.

Norwood common stock may be issued to Delaware shareholders who make cash elections if the cash consideration pool is oversubscribed, so that aggregate cash consideration payable to Delaware shareholders in the merger will not exceed the aggregate cash limit. Similarly, cash may be paid to Delaware shareholders who make stock elections if the cash consideration pool is undersubscribed so that the aggregate stock consideration paid in the merger will not exceed the aggregate stock consideration limit.  In addition, the aggregate cash consideration pool may be decreased, and the aggregate stock consideration pool may be increased, in order for the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

Since the cash consideration will be paid for only approximately 25% of the Delaware shares outstanding at the effective time of the merger, it is possible that the cash consideration pool will be oversubscribed and Delaware shareholders who elect to receive the cash consideration will receive a mix of cash and stock consideration in the merger. It is also possible that the cash consideration pool could be undersubscribed and that Delaware shareholders who elect to receive the stock consideration will receive a mix of cash and stock in exchange for their shares. The allocation of the mix of consideration payable to Delaware shareholders in the merger will not be known until Norwood tallies the results of the cash/stock elections made by Delaware shareholders. Delaware shareholders may not receive the amounts of cash or stock they elected. Accordingly, if there is an oversubscription of cash or an oversubscription of stock, it is likely that Delaware shareholders will not receive a portion of the merger consideration in the form that they elect, which could result in, among other things, tax consequences that differ from those that would have resulted had such shareholders received the form of consideration they elected.

Because the Market Price of Norwood Common Stock May Fluctuate, Delaware Shareholders Cannot be Sure of the Value of the Stock Consideration They May Receive.

Delaware shareholders may elect to receive cash, stock or cash for some shares and Norwood common stock for others in the merger. The exchange ratio of 0.6221 of a share of Norwood common stock per share of Delaware common stock at which Norwood is issuing its shares as part of the merger consideration is fixed (subject to customary anti-dilution adjustments and potential adjustment in certain circumstances involving a decline in Norwood’s stock price that exceeds a specified index).

Consequently, changes in the price of Norwood common stock prior to completion of the merger will affect the value of any shares of Norwood common stock that Delaware shareholders may receive upon completion of the merger. The value of the Norwood stock consideration will vary from the date of the announcement of the merger agreement, the date that this proxy statement/prospectus was mailed, the date of the special meeting and the date the merger is completed and thereafter. At the time that the merger is completed, the value of the stock consideration could be more or less than the value of the cash consideration. Accordingly, at the time of the special meeting, you will not know or be able to determine the value of the Norwood common stock you may receive upon completion of the merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in the respective businesses, operations and prospects, and regulatory considerations of Norwood and Delaware. Many of these factors are beyond Norwood’s and Delaware’s control.

Delaware Shareholders Who Make Elections May Be Unable to Sell Their Shares in the Market Pending the Merger.

Delaware shareholders may elect to receive cash, stock or cash for some shares and Norwood common stock for others in the merger by completing an election form that will be sent under separate cover.  Elections will require that shareholders making the election turn in their Delaware stock certificates. This means that during the time between when the election is made and the date the merger is completed, Delaware shareholders will be unable to sell their Delaware common stock. If the merger is unexpectedly delayed, this period could extend for a significant period of time. Delaware shareholders can shorten the period during which they cannot sell their shares by delivering their election shortly before the election deadline. However, elections received after the election deadline will not be accepted or honored.

Delaware Shareholders Will Have a Reduced Ownership and Voting Interest After the Merger and Will Exercise Less Influence Over Management.

Delaware shareholders currently have the right to vote in the election of the board of directors of Delaware and on other matters affecting Delaware. Upon the completion of the merger, each Delaware shareholder who receives shares of Norwood common stock will become a shareholder of Norwood with a percentage ownership of Norwood that is smaller than the shareholder’s percentage ownership of Delaware. It is currently expected that the former shareholders of Delaware as a group will receive shares in the merger constituting approximately 10.45% of the outstanding shares of Norwood common stock immediately after the merger.  Because of this, Delaware shareholders may have less influence on the management and policies of Norwood than they now have on the management and policies of Delaware.

Norwood May Fail to Realize the Anticipated Benefits of the Merger.

The success of the merger will depend on, among other things, Norwood’s ability to realize anticipated cost savings and to combine the businesses of Wayne Bank and NBDC Bank in a manner that permits growth opportunities and does not materially disrupt the existing customer relationships of NBDC Bank or result in decreased revenues due to any loss of customers. If Norwood is not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

Norwood and Delaware have operated and, until the completion of the merger, will continue to operate, independently. Certain employees of Delaware may not be employed after the merger. In addition, employees of Delaware that Norwood wishes to retain may elect to terminate their employment as a result of the merger, which could delay or disrupt the integration process. It is possible that the integration process could result in the disruption of Norwood’s or Delaware’s ongoing businesses or cause inconsistencies in standards, controls, procedures and policies that adversely affect the ability of Norwood or Delaware to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger.

Regulatory Approvals May Not Be Received, May Take Longer than Expected or May Impose Conditions that Are Not Presently Anticipated or Cannot Be Met.

Before the transactions contemplated in the merger agreement, including the merger, may be completed, various approvals must be obtained from the bank regulatory and other governmental authorities. These governmental entities may impose conditions on the completion of the merger or require changes to the terms of the merger agreement. Although the parties do not currently expect that any such conditions or changes would be imposed, such conditions or changes may be imposed, and such conditions or changes could have the effect of delaying completion of the transactions contemplated in the merger agreement or imposing additional costs on or limiting Norwood’s revenues, any of which might have a material adverse effect on Norwood following the merger. In addition, the regulatory approvals may not be received at any time, may not be received in a timely fashion, and may contain conditions on the completion of the merger.

The Merger Agreement May Be Terminated in Accordance with Its Terms and the Merger May Not Be Completed.

The merger agreement is subject to a number of conditions which must be fulfilled in order to complete the merger. Those conditions include: approval of the merger agreement by Delaware shareholders, regulatory approvals, absence of orders prohibiting the completion of the merger, effectiveness of the registration statement of which this proxy statement/prospectus is a part, approval of the shares of Norwood common stock to be issued to Delaware shareholders for listing on the NASDAQ Global Market, the continued accuracy of the representations and warranties by both parties and the performance by both parties of their covenants and agreements, and the receipt by both parties of legal opinions from their respective tax counsels.

In addition, certain circumstances exist whereby Delaware may choose to terminate the merger agreement, including if Norwood’s share price declines to below $21.08 (subject to customary anti-dilution adjustments) as of the first date when all regulatory approvals for the merger have been received, combined with such decline being at least 20% greater than a corresponding decline in the value of the NASDAQ Bank Index, and no adjustment pursuant to a specified formula is made to the exchange ratio by Norwood. See “The Merger and the Merger Agreement — Terminating the Merger Agreement” beginning on page 75 for a more complete discussion of the circumstances under which the merger agreement could be terminated. Therefore, the conditions to closing of the merger may not be fulfilled and the merger may not be completed.

Termination of the Merger Agreement Could Negatively Impact Delaware.

If the merger agreement is terminated, there may be various consequences, including:

•
Delaware’s businesses may have been adversely impacted by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger; and

•	the market price of Delaware common stock might decline to the extent that the current market price reflects a market assumption that the merger will be completed.

If the merger agreement is terminated and Delaware’s board of directors seeks another merger or business combination, Delaware shareholders cannot be certain that Delaware will be able to find a party willing to offer equivalent or more attractive consideration than the consideration Norwood has agreed to provide in the merger.

If the merger agreement is terminated under certain circumstances, Delaware may be required to pay a termination fee of $615,000 to Norwood.  See “The Merger and the Merger Agreement — Termination Fee” beginning on page 76.

Delaware Will Be Subject to Business Uncertainties and Contractual Restrictions While the Merger is Pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Delaware and consequently on Norwood. These uncertainties may impair Delaware’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with Delaware to seek to change existing business relationships with Delaware. Retention of certain employees may be challenging during the pendency of the merger, as certain employees may experience uncertainty about their future roles. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the business, Norwood’s business following the merger could be negatively impacted. In addition, the merger agreement restricts Delaware from making certain acquisitions and taking other specified actions until the merger occurs without the consent of Norwood. These restrictions may prevent Delaware from pursuing attractive business opportunities that may arise prior to the completion of the merger. See “The Merger and the Merger Agreement — Conduct of Business Before the Merger” beginning on page 69 for a description of the restrictive covenants to which Delaware is subject.

The Merger Agreement Limits Delaware’s Ability to Pursue Alternatives to the Merger.

The merger agreement contains “no-shop” provisions that, subject to limited exceptions, limit Delaware’s ability to initiate, solicit, encourage or facilitate any inquiries or competing third-party proposals, or engage in any negotiations, or provide any confidential information, or have any discussions with any person relating to a proposal to acquire all or a significant part of Delaware. In addition, Delaware has agreed to pay Norwood a termination fee in the amount of $615,000 in the event that Norwood or Delaware terminates the merger agreement for certain reasons. These provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of Delaware from considering or proposing that acquisition even if it were prepared to pay consideration with a higher per share market price than that proposed in the merger, or might result in a potential competing acquiror proposing to pay a lower per share price to acquire Delaware than it might otherwise have proposed to pay.  Until the merger agreement is approved by Delaware shareholders, Delaware can consider and participate in discussions and negotiations with respect to an alternative unsolicited bona fide acquisition proposal (subject to its obligation to pay a termination fee under certain circumstances) so long as the Delaware board of directors determines in good faith (after consultation with and considering the advice of legal counsel and its financial advisor) that it is legally necessary to do so to comply with its fiduciary duties to Delaware shareholders under New York law and that such alternative acquisition proposal constitutes a superior proposal.  Delaware has agreed to keep Norwood apprised of developments, discussions and negotiations relating to any such acquisition proposal.

Delaware Directors and Officers May Have Interests in the Merger Different from the Interests of Delaware Shareholders.

The interests of some of the directors and executive officers of Delaware may be different from those of Delaware shareholders, and directors and officers of Delaware may be participants in arrangements that are different from, or are in addition to, those of Delaware shareholders. These interests are described in more detail in the section of this proxy statement/prospectus entitled “The Merger and the Merger Agreement — Interests of Certain Persons in the Merger” beginning on page 64.

The Shares of Norwood Common Stock to Be Received by Delaware Shareholders as a Result of the Merger Will Have Rights Different from the Shares of Delaware Common Stock.

Upon completion of the merger, the rights of former Delaware shareholders who become Norwood shareholders will be governed by the Pennsylvania Business Corporation Law and the articles of incorporation and bylaws of Norwood. The rights associated with Delaware common stock are different from the rights associated with Norwood common stock. See “Comparison of Shareholders’ Rights” beginning on page 87 for a discussion of the different rights associated with Norwood common stock.

The Unaudited Pro Forma Combined Financial Information Included in this Proxy Statement/Prospectus Is Preliminary and the Actual Financial Condition and Results of Operations After the Merger May Differ Materially.

The unaudited pro forma combined financial information in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what Norwood’s actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The pro forma combined financial information reflects adjustments, which are based upon preliminary estimates, to record the Delaware identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation reflected in this proxy statement/prospectus is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of Delaware as of the date of the completion of the merger.  Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this proxy statement/prospectus.  For more information, see “Pro Forma Data” beginning on page 80.

The fairness opinion obtained by Delaware from its financial advisor will not reflect changes in circumstances subsequent to the date of the fairness opinion.

Sandler, Delaware’s financial advisor in connection with the merger, has delivered to the board of directors of Delaware its opinion dated as of March 10, 2016.  The opinion of Sandler stated that as of such date, and based upon and subject to the factors and assumptions set forth therein, the merger consideration to be paid to the holders of the outstanding shares of Delaware common stock pursuant to the merger agreement was fair from a financial point of view to such holders. The opinion does not reflect changes that may occur or may have occurred after the date of the opinion, including changes to the operations and prospects of Norwood or Delaware, changes in general market and economic conditions or regulatory or other factors. Any such changes, or changes in other factors on which the opinion is based, may materially alter or affect the relative values of Norwood and Delaware.

CAUTIONARY STATEMENT REGARDING
FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 contains safe harbor provisions regarding forward-looking statements. These forward-looking statements include, but are not limited to, (i) the financial condition, results of operations and business of Norwood and Delaware; (ii) statements about the benefits of the merger, including future financial and operating results, cost savings, enhancements to revenue and accretion to reported earnings that may be realized from the merger; (iii) statements about our respective plans, objectives, expectations and intentions and other statements that are not historical facts; and (iv) other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or words of similar meaning. When used in this document, the words “believes,” “anticipates,” “contemplates,” “expects,” and similar expressions are intended to identify forward-looking statements.   These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

In addition to the factors discussed under “Risk Factors,” the following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	Norwood’s and Delaware’s businesses may not be combined successfully, or such combination may take longer to accomplish than expected;
•	the growth opportunities and cost savings from the merger may not be fully realized or may take longer to realize than expected;
•	operating costs, customer losses and business disruption following the merger, including adverse effects of relationships with employees, may be greater than expected; and
•	governmental approvals of the merger may not be obtained, or adverse regulatory conditions may be imposed in connection with governmental approvals of the merger.

Neither Norwood nor Delaware undertakes any obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

MARKET VALUE OF SECURITIES

Norwood.  Norwood’s common stock is traded on the NASDAQ Global Market under the symbol “NWFL”. As of May __, 2016, there were approximately 2,200 shareholders based on transfer agent mailings.  The following table sets forth the price range and cash dividends declared per share regarding common stock for the periods indicated:

	Closing Price Range		Cash dividends
	High	Low	declared per share
Year 2016
First Quarter	$28.75	$26.25	$0.31
Second Quarter (through May __, 2016)

Year 2015
First Quarter	$30.00	$27.69	$0.31
Second Quarter	30.90	27.88	0.31
Third Quarter	30.64	28.01	0.31
Fourth Quarter	29.30	27.69	0.31

Year 2014
First Quarter	$29.88	$27.25	$0.30
Second Quarter	29.69	27.55	0.30
Third Quarter	29.46	27.55	0.30
Fourth Quarter	29.45	27.70	0.30

Delaware.  Delaware’s common stock is quoted on the OTC Pink Marketplace under the symbol “DBAI”.  An active trading market does not currently exist for Delaware common stock.  As of May 6, 2016, there were approximately 466 holders of record of Delaware common stock. The following table shows the high and low closing sales prices of the Delaware common stock as reported on the OTC Pink Marketplace for the periods shown and the quarterly cash dividends declared per share for the periods indicated.  Market quotations reflect inter-dealer prices, without retail mark-up, markdown, or commission, and may not necessarily reflect actual transactions.

	Closing Price Range		Cash dividends
	High	Low	declared per share
Year 2016
First Quarter	$16.20	$13.00	$—
Second Quarter (through May __, 2016)			—

Year 2015
First Quarter	$15.74	$12.50	$—
Second Quarter	15.50	11.85	0.20
Third Quarter	15.50	13.20	—
Fourth Quarter	13.50	12.75	0.20

Year 2014
First Quarter	$17.00	$15.80	$—
Second Quarter	16.50	15.70	0.45
Third Quarter	16.45	14.50	—
Fourth Quarter	17.00	15.74	0.20

COMPARATIVE PER SHARE DATA

The following table sets forth historical per share information for Norwood and Delaware and additional information as if the companies had been combined for the periods shown, which we refer to as “pro forma” information. The pro forma information is based upon the assumption that the total number of shares of Delaware common stock outstanding immediately prior to the completion of the merger will be 925,499, the number of shares outstanding at December 31, 2015.

Pursuant to the terms of the merger agreement, shareholders of Delaware will have the opportunity to elect to receive for each share of Delaware stock they own, either 0.6221 shares of Norwood common stock or $16.68 in cash.  The merger agreement also sets forth election procedures that are subject to allocation and proration procedures are intended to ensure that, in the aggregate, 75% of outstanding shares of Delaware common stock will be converted into Norwood common stock, and 25% will be converted into cash. Based on the merger allocation requirements, the following assumes 694,124 of the 925,499 shares of Delaware common stock would be exchanged for Norwood common stock, with the balance of the Delaware shares being exchanged for cash.

The Delaware pro forma equivalent per share amounts are calculated by multiplying the Norwood pro forma combined book value per share, cash dividends per share and basic and diluted net income per share by the exchange ratio of 0.6221 so that the per share amounts equate to the respective values for one share of Delaware common stock. The unaudited pro forma Norwood per share equivalents are calculated by combining the Norwood historical share amounts with pro forma amounts from Delaware, assuming the exchange ratio of 0.6221.

We present below for Norwood and Delaware historical, unaudited pro forma combined and pro forma equivalent per share financial data for the year ended December 31, 2015.  This data should be read together with the selected historical financial data of Norwood and Delaware and the unaudited pro forma combined condensed financial statements included in this document. This data should also be read together with Norwood’s consolidated financial statements and related notes which are incorporated herein by reference and Delaware’s consolidated financial statements and related notes beginning on page F-1 of this proxy statement/prospectus.  The per share data is not necessarily indicative of the operating results that Norwood would have achieved had it completed the merger as of the beginning of the periods presented and should not be considered as representative of future operations.

The unaudited pro forma data are qualified by the statements set forth under this caption and should not be considered indicative of the market value of Norwood common stock or the actual or future results of operations of Norwood for any period. Actual results may be materially different than the pro forma information presented.

Unaudited Pro Forma Per Share Data
For the Year Ended December 31, 2015
($ in Thousands, Except Per Share Data)

	Norwood Financial Corp.	Delaware Bancshares, Inc.	Pro Forma Combined (1)(2)(3)	Equivalent Pro Forma Delaware(1)
Earnings per share:
For the year ended December 31, 2015
Net income per share (Basic)	$1.60	$0.64	$1.69	$1.05
Net income per share (Diluted)	1.60	0.64	1.68	1.05

Dividends declared:
For the year ended December 31, 2015	$1.24	$0.40	$1.24	$0.77

Book Value:
As of December 31, 2015	$27.39	$22.76	$26.89	$16.73

Tangible Book Value:
As of December 31, 2015	$24.67	$14.34	$23.52	$14.63

(1)
The pro forma combined basic earnings and diluted earnings per share of Norwood common stock is based on the pro forma combined net income for Norwood and Delaware divided by the pro forma common shares or diluted common shares of the combined entities.  The pro forma information includes adjustments related to the fair value of assets and liabilities of Delaware and is subject to adjustment as additional information becomes available and as additional analyses are performed.

(2)
The pro forma earnings per share information includes anticipated cost savings or revenue enhancements, nor does it include one-time merger and integration expenses which will be expensed against income.

(3)
The pro forma combined balance sheet and book value per share data include the impact of merger expenses on the balance sheet with Delaware’s after tax charges currently estimated at $1.4 million, illustrated as a pro forma fair value liability accrual, and Norwood’s after-taxes estimated charges of $2.3 million, illustrated as a pro forma adjustment to retained earnings.  The costs reflect estimates for professional fees, changes of control payments, system conversions, and employee severance costs.  The pro forma combined book value and tangible book value per share of Norwood common stock is based on the proforma combined common stockholders’ equity of Norwood and Delaware divided by total pro forma common shares of the combined entities.

(4)	Pro forma equivalent Delaware per share amount is calculated by multiplying the pro forma combined per share amount by the exchange ratio of 0.6221 in accordance with the merger agreement.

THE SPECIAL MEETING OF SHAREHOLDERS

Delaware is mailing this proxy statement/prospectus to you as a Delaware shareholder on or about May __, 2016. With this proxy statement/prospectus, Delaware is sending you a notice of the Delaware special meeting of shareholders and a form of proxy that is solicited by the Delaware board of directors.  The special meeting will be held on Friday, June 24, 2016 at 1:00 p.m., Eastern Time, at The Walton Fire Hall, located at 61 West Street, Walton, New York 13856.

Matters to be Considered

The purpose of the special meeting of shareholders is to vote on the adoption of the merger agreement, pursuant to which Delaware will be merged with and into Norwood.

You are also being asked to vote upon a proposal to adjourn, postpone or continue the special meeting of shareholders, if necessary, to permit further solicitation of proxies in favor of adopting the merger agreement.  Delaware could use any adjournment or postponement for the purpose, among others, of allowing additional time to solicit proxies.

Who Can Vote at the Meeting

You are entitled to vote the shares of Delaware common stock that you owned as of the close of business on May 6, 2016.  As of the close of business on May 6, 2016, a total of 925,499 shares of Delaware common stock were outstanding.  Each share of common stock has one vote.

Ownership of Shares; Attending the Meeting

You may own shares of Delaware in one of the following ways:

•	directly in your name as the shareholder of record; or

•	indirectly through a broker, bank or other holder of record in “street name”.

If your shares are registered directly in your name, you are the holder of record of these shares and we are sending these proxy materials directly to you.  As the holder of record, you have the right to give your proxy directly to us or to vote in person at the meeting.  If you hold your shares in street name, your broker, bank or other holder of record is sending these proxy materials to you.  As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote your shares by filling out a voting instruction form that accompanies your proxy materials.  Your broker, bank or other holder of record may allow you to provide voting instructions by telephone or by the Internet.  Please see the instruction form provided by your broker, bank or other holder of record that accompanies this proxy statement.  If you hold your shares in street name, you will need proof of ownership to be admitted to the meeting.  A recent brokerage statement or letter from a bank or broker are examples of proof of ownership.  If you want to vote your shares of Delaware common stock held in street name in person at the meeting, you must obtain a written proxy in your name from the broker, bank or other nominee who is the record holder of your shares.

Quorum and Vote Required

Quorum.  We will have a quorum and will be able to conduct the business of the special meeting if the holders of a majority of the outstanding shares of common stock entitled to vote are present at the meeting, either in person or by proxy.

Votes Required for Proposals.  Under New York law, the affirmative vote of at least two-thirds of the outstanding shares is required to approve the merger agreement.  As of the record date, directors and executive officers of Delaware and their affiliates, had the right to vote approximately 30,555 shares of Delaware common stock, or 3.3% of the outstanding shares of Delaware common stock at that date.  Each of the directors and executive officers of Delaware has entered into a support agreement with Norwood to vote all of his or her shares of Delaware common stock in favor of the merger.

Approval of the proposal to adjourn, postpone or continue the special meeting, if necessary, for the purpose of soliciting additional proxies requires the affirmative vote of the holders of a majority of the votes cast in person or represented by proxy at the special meeting, whether or not a quorum is present.

How We Count Votes.  If you return valid proxy instructions or attend the meeting in person, we will count your shares for purposes of determining whether there is a quorum, even if you abstain from voting.  Broker non-votes also will be counted for purposes of determining the existence of a quorum.  Broker non-votes and abstentions will have the effect of a vote against the proposal to approve the merger agreement and will have no effect on the proposal to adjourn, postpone, or continue the meeting.

Voting by Proxy

The board of directors of Delaware is sending you this proxy statement/prospectus for the purpose of requesting that you allow your shares of Delaware common stock to be represented at the special meeting by the persons named in the board of directors’ form of proxy.  Delaware shareholders of record may vote by proxy in any of three different ways:

●	Voting by Telephone. Call 1-888-887-2965 (toll free) and follow the instructions in the recorded message. You will need to have your proxy card with you when you call.

●	Voting on the Internet. Go to www.proxyvoting.com/dbai and follow the instructions. You will need to have your proxy card with you when you link to the internet voting site.

●	Voting by Mail. Complete, sign, date and return the enclosed proxy card in the envelope provided.

All shares of Delaware common stock represented at the special meeting by properly executed and dated proxies will be voted according to the instructions indicated in the proxy.  If you return a proxy without giving voting instructions, your shares will be voted as recommended by Delaware’s board of directors.   The Delaware board of directors recommends a vote “FOR” each of the proposals.

If any matters not described in this proxy statement/prospectus are properly presented at the special meeting, the persons named in the proxy card will use their own best judgment to determine how to vote your shares.  If the special meeting is postponed or adjourned, your Delaware common stock may be voted by the persons named in the proxy card on the new special meeting date as well, unless you have revoked your proxy.  We do not know of any other matters to be presented at the special meeting.

You may revoke your proxy at any time before the vote is taken at the meeting.  To revoke your proxy, you must advise the Secretary of Delaware in writing before your shares of Delaware common stock have been voted at the special meeting, deliver a later dated proxy, vote again by telephone or on the internet or vote your shares in person at the special meeting.  Attendance at the special meeting will not in itself constitute revocation of your proxy.

Solicitation of Proxies

The costs and expenses of printing this proxy statement/prospectus will be borne by Norwood, and Delaware will bear all other costs incurred by it in the solicitation of proxies from its shareholders on behalf of its board of directors.  In addition to solicitation of proxies by mail, Delaware will request that banks, brokers and other record holders send proxies and proxy materials to the beneficial owners of Delaware common stock and secure their voting instructions. Delaware will reimburse the record holders for their reasonable expenses in taking those actions. Delaware has also made arrangements with Morrow & Co., LLC, a proxy solicitation firm, to assist it in soliciting proxies and has agreed to pay them approximately $9,000 plus reasonable expenses for these services including a per call fee for shareholder contacts. Delaware directors, officers and employees, who will not be specially compensated, may solicit proxies from Delaware shareholders, either personally or by telephone, facsimile, letter or other electronic means.

THE MERGER AND THE MERGER AGREEMENT

The following summary of the merger and merger agreement is qualified by reference to the complete text of the merger agreement.  A copy of the merger agreement is annexed hereto as Annex A and is incorporated by reference into this proxy statement/prospectus.  You should read the merger agreement completely and carefully as it, rather than this description, is the legal document that governs the merger. Factual disclosures about Norwood and Delaware contained in this proxy statement/prospectus or in Norwood’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the companies contained in the merger agreement. The representations, warranties and covenants made in the merger agreement by Delaware and Norwood were qualified and subject to important limitations agreed to by the parties in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to shareholders and reports and documents filed with the SEC and in some cases were qualified by disclosures that were made by each party to the other, which disclosures were not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the merger agreement.

General

The merger agreement provides for the merger of Delaware with and into Norwood, with Norwood as the surviving entity.  Immediately following the merger, NBDC Bank will merge with and into Wayne Bank, with Wayne Bank as the surviving entity.

Background of the Merger

For more than 125 years since its organization in 1890, NBDC Bank has operated as an independent community bank serving the people and businesses of Walton, New York and nearby communities.  Over time, the Bank’s footprint has expanded as a result of both organic growth and acquisitions, to include six (6) offices in Delaware County and six (6) offices in Sullivan County.

Throughout its history, NBDC Bank has focused on serving its local markets and finding ways to respond to the challenges faced by many community banks.  In recent years, the challenges of operating as a small community bank have multiplied and the banking industry has undergone significant consolidation.  Since 1985, the number of FDIC insured banks has declined from over 18,000 to less than 7,000 at the present time.  Most of this reduction in the total number of banks has come from the ranks of small community banks.

Typically, small community banks do not have significant sources of non-interest income and to earn income must rely upon the spread between what they earn on loans and investments and what they pay for deposits and borrowed funds.  Small banks are also disproportionately hurt by the increasing costs of compliance with an expanded regulatory burden.  In addition, small banks generally do not have abundant resources to fund the technology costs that all banks face in making their products both safe and convenient.  In addition, small banks do not have as large a volume of customers over which to spread such costs.  Nonetheless, the customers of small community banks expect their bank to provide a broad array of products, services, and conveniences including technological conveniences and mobile banking services while safeguarding their privacy.  In this economic environment of prolonged compressed net interest margins and escalating compliance and technology costs, many small banks have concluded that while they are not “too big to fail” their size may render them “too small to succeed”.

In response to such challenges, the Delaware board of directors has made hard choices, which have included funding appropriate investments in technology and resources while divesting unprofitable business lines, such as its trust business.  The Delaware board of directors has also evaluated potential opportunities for expanding non-interest income, but, like other small community banks, NBDC Bank is largely dependent upon net interest margin for most of its income.

As part of the Delaware board of directors’ efforts to satisfy its duties to shareholders and provide for the prudent and profitable operation of NBDC Bank, the Delaware board of directors has consulted with outside professionals to explore and evaluate potential strategies to increase both net and non-interest income, diversify to reduce its reliance on net interest income, improve the market performance and liquidity of its stock, and to develop strategies to enhance efficiency and facilitate the growth of the Bank’s base of earnings assets.

Over the years, the Delaware board of directors has explored the risks and benefits of growing the Bank organically and through acquisition.  In 2007, NBDC Bank acquired National Bank of Stamford and expanded its franchise to provide a network of six branches serving Delaware County.  While the acquisition of the National Bank of Stamford added some size and scale, NBDC Bank’s small size has remained a hindrance to profitability.  In addition, NBDC Bank’s ability to grow loans within Delaware County was constrained by the economic climate within Delaware County, which became especially slow during the economic recession which began in 2008.  Recognizing that growth would be essential if NBDC Bank were to remain independent, the board and management investigated opportunities to purchase loans but was not able to do so on terms it considered to be acceptable.  Throughout recent years, NBDC Bank battled a weak economy, low interest rates, compressed net interest margins and increased costs relating to compliance and technology.

In its strategic planning initiatives in 2013, the Delaware board of directors discussed the fact that growth was essential in order to enhance profitability and additional capital would be necessary to fund growth and to achieve economies of scale.  In addition, the Delaware board of directors endeavored to find strategies to limit or control operating expenses and gain efficiencies.  In addition to engaging in its own strategic planning, the Delaware board of directors met with outside advisors with respect to a variety of strategic issues such as opportunities to acquire assets, branches or other small institutions.

During 2013, NBDC Bank learned of the potential opportunity to acquire six branches in Sullivan County from Bank of America.  Such strategy offered diversification of risk beyond Delaware County and was considered to represent the best available opportunity for significant growth.  During 2014, NBDC Bank, in consultation with outside financial and legal advisers, entered into an agreement for the acquisition of the six branch offices, obtained the necessary regulatory approvals and funded the transaction with the proceeds of a $12 million secured loan from another bank.  In September 2014, NBDC Bank consummated the transaction.  However, the transaction has been slow to yield the desired benefits, as initial deposit runoff rates were high and loan originations have been slow.  In addition, the increased technology and other costs associated with operating the expanded branch network are significant and NBDC Bank has yet to fully grow, and may not be able to fully grow, sufficiently to cover the costs associated with such expanded infrastructure.

Since the fourth quarter of 2014 and throughout 2015, the board of directors and management of NBDC Bank became increasingly concerned with respect to the ability of NBDC Bank to originate sufficient loans and create sufficient efficiencies to support long-term sustainable profitability.  In 2015, the Delaware board of directors, in recognition of the need to retain additional capital to facilitate essential growth and meet debt service requirements, reduced the cash dividends paid by Delaware on its common stock.  The shareholder base, some of whom rely to a significant extent upon dividend income, expressed concerns and the board further evaluated potential strategies to raise equity in order to reduce the debt service costs associated with the $12 million borrowing incurred by Delaware to fund the acquisition of the six branches.

In addition, during the current prolonged economic recession, the market price of Delaware’s thinly traded stock has declined.  The stock is not actively traded or listed on any exchange and, like the stock of many similarly situated small bank holding companies, trades at lower multiples to book value and earnings than many larger, publicly-traded institutions.  The limited interest in Delaware’s stock, which is generally owned by a local, older shareholder base reliant upon dividend income, presented a challenge to expanding the shareholder base and funding future growth.  In its evaluation, the Delaware board of directors recognized that there was limited interest within the current shareholder base for additional investment in Delaware and that investment outside the current shareholder base would likely involve significant dilution to existing shareholders.

During September and early October of 2015, members of the Delaware board of directors and management interviewed multiple financial advisers to potentially work with the board to develop strategies to address NBDC Bank’s challenges and provide optimal solutions in the best interests of Delaware shareholders.  Initially, these efforts focused on potential strategies to raise equity capital, but eventually a broader range of alternatives, including the possible sale or merger of Delaware, were discussed.

Following initial interviews and meetings with various financial advisers, two highly regarded financial adviser firms were invited to meet with the full Delaware board of directors.  Following presentations from both firms, on October 5, 2015, the Delaware board of directors, with the concurrence of the executive management team, unanimously voted to engage Sandler as its financial adviser.  Following presentations by Sandler and discussions of potential alternatives, the Delaware board of directors reached the consensus that the most prudent strategy for protecting the best interests of shareholders and other constituencies would be to explore the potential for affiliating with another financial institution with greater capital and other resources.  At meetings in November of 2015, the Delaware board of directors, with input from Sandler, compiled a list of institutions that were considered to be likely to have potential interest in the geographic market served by NBDC Bank and that were considered to have the resources and ability to consummate a transaction on terms which could be favorable to the shareholders and other constituencies of Delaware and NBDC Bank.

In November of 2015, eighteen institutions were contacted by Sandler and those which expressed interest in a potential affiliation transaction were provided with a non-disclosure agreement.  Eight of such institutions executed non-disclosure agreements and were provided access to a confidential investment memorandum.  In December, another institution was contacted and executed the non-disclosure agreement and was then provided a confidential information memorandum.  The Delaware board of directors was updated by Sandler on the progress of this initiative on a regulator basis throughout November and December, 2015.  At a Delaware board meeting on December 22, 2015, Sandler provided the board with a detailed presentation and an update with regard to responses of all nineteen institutions with regard to a potential affiliation.  At that meeting, Sandler reported that four institutions had expressed interest in a potential affiliation with Delaware and fifteen had declined to proceed to further evaluate a potential transaction at that time.  Of the four institutions expressing interest in Delaware, two provided written letters expressing their interest and two verbally advised Sandler of their potential interest in proceeding, but were not prepared to submit formal letters of interest at that time.  Sandler advised the board of the terms of both the written and verbal expressions of interest and the board’s legal and financial advisers discussed the apparent ability of each of the institutions to consummate a potential affiliation transaction on the terms discussed.

After comparing each expression of interest and considering the alternatives, including endeavoring to continue to operate independently, the expression of interest by Norwood was considered by the Delaware board of directors to be the most attractive proposal for a variety of reasons.  The offer represented the highest proposed consideration to be paid to shareholders and involved a mixture of cash and stock with a potential for shareholders to make an election as to the form of consideration they would receive, subject to certain overall limitations.  Norwood and its subsidiary Wayne Bank were viewed as attractive affiliation partners that shared many values and philosophies with Delaware and NBDC Bank.  The stock of Norwood, which is publicly traded, was considered to be a potentially attractive investment, particularly in light of the attractive cash dividend paid by Norwood.  At that board meeting, the Delaware board of directors determined that Norwood and the next two highest bidders should be granted expanded access to a secure data site to provide them with additional information with regard to Delaware and NBDC Bank and that Norwood would be the first institution invited to conduct on-site due diligence.  The three other expressions of interest were considered to be less attractive with respect to price and other terms than the Norwood expression of interest.  On-site due diligence by the second and third highest bidder was deferred pending the results of due diligence by Norwood and the lowest of the four bidders was notified that its expression of interest was appreciated but did not warrant further discussion at that time.

On January 7 through 9, 2016, Norwood conducted on-site due diligence of Delaware and NBDC Bank.  Following completion of its due diligence, on January 20, 2016, Norwood provided an amended expression of its interest reflecting a price of $16.55 per share, 75% in stock and 25% in cash.  The revised Norwood offer, while $0.50 per share less than the initial offer of $17.05 reflected in its letter dated December 15, 2015, still represented the highest per share price consideration of any of the offers, written and unwritten, communicated to Delaware or its advisors.  At a board meeting on January 28, 2016, the Delaware board of directors considered the two offers which represented the two highest expressions of interest communicated to Delaware through its financial adviser, as well as the expressions of interest which proposed a lower price.  Through negotiations, the revised expression of interest from Norwood was eventually increased to $16.68 with a 75% stock and 25% cash structure.  The structure was thoroughly discussed, as were issues relating to the continuation of employment for a majority of employees.  Severance for those employees not being offered position was discussed.  Norwood agreed to honor the change in control agreements of the management team and agreed to the selection of a current board member within eighteen (18) months of the transaction to join the boards of both Norwood and Wayne Bank.  At that meeting, the board of directors authorized NBDC Bank management and financial and legal advisers to conduct on-site due diligence of Norwood and Wayne Bank and report back to the board with the expectation that, subject to the positive findings of such due diligence, Delaware and NBDC Bank would negotiate with Norwood and Wayne Bank toward the finalization and execution of a definitive merger agreement.

Due diligence of Norwood and Wayne Bank was conducted by the first week in February, 2016.  The financial and legal advisors of Delaware along with members of Delaware’s executive management team met with representatives of Norwood and Wayne Bank to conduct due diligence of Norwood and Wayne Bank in order to be able to advise the Delaware board of directors concerning the ability of Norwood to consummate the transaction on the terms proposed and the likelihood that Norwood could obtain the necessary regulatory approvals and so that the Delaware board of directors could further evaluate the risks and benefits of an affiliation with Norwood.

Based upon such satisfactory due diligence, the legal and financial advisors of Delaware informed the Delaware board of directors that there were no reasons to believe that Norwood could not consummate the transaction on the terms it proposed or that regulatory authorities acting with proper supervision would not be likely to approve the transaction in  a timely manner.  The financial advisers of Delaware provided the board of directors with data to evaluate the intrinsic value of the proposed affiliation with Norwood and counsel advised the board of directors with respect to the legal issues involved in such a transaction and the absence of issues likely to raise regulatory concerns.

The Delaware board of directors requested management and Delaware’s financial advisor to advise the board of directors with respect to the reasonable ability of Delaware to provide comparable or superior value to that proposed by the Norwood proposal and to compare the Norwood proposal with the consideration that Delaware might reasonably expect to obtain from other sources in other potential transactions.  Based upon the analyses provided, the Delaware board of directors concluded that the transaction proposed by Norwood represented attractive consideration to the shareholders of Delaware and to the other constituencies of Delaware and NBDC Bank.  The board of directors balanced the risks and benefits, solicited the views of management and was unanimous in the view that it would be in the best interests of Delaware and NBDC Bank to proceed to negotiate a definitive agreement with Norwood and Wayne Bank.

The Delaware board of directors was advised of the progress of the negotiation process at its meeting on February 22, 2016 and, throughout the negotiation process, two members of the board were actively involved in discussions with the board’s legal and financial advisers.  During negotiations, Norwood expressed its intention to employ four members of NBDC Bank’s executive management team with incentive for them to stay and also added a stay bonus pool to potentially help retain other employees.  Norwood also agreed to reduce the termination fee and committed to add a Delaware director to the boards of Norwood and Wayne Bank within eighteen months of the merger.  On March 10, 2016, the Delaware and NBDC boards of directors reviewed the final documents which the Delaware board of directors had previously discussed in draft form during the negotiation process.  At such meeting, the Delaware and NBDC Bank boards of directors reviewed the provisions of the merger agreement, noted the risks and benefits to the shareholders of Delaware and the employees, customers, communities served by NBDC Bank, as well as other constituencies of Delaware and NBDC Bank.  Following the receipt of a fairness opinion from Sandler that the merger consideration was fair to the holders of Delaware common stock from a financial standpoint, the Delaware and NBDC Bank boards of directors unanimously determined that the transaction was in the best interest of Delaware, Delaware’s shareholders and the other constituencies of Delaware and NBDC Bank for reasons including those discussed below, and authorized the execution and delivery of the merger agreement.  At that time, each of the Delaware directors signed agreements with Norwood indicating that they would support and vote for the transaction.

On March 10, 2016, following the meetings of the boards of directors and after the close of the regular trading on domestic stock markets, Delaware and NBDC Bank, as well as Norwood and Wayne Bank, entered into the merger agreement and issued a joint press release announcing the proposed transaction.  Following the issuance of the joint press release, the employees of both institutions were informed of the action taken to authorize the transaction and enter into the definitive merger agreement.

Delaware’s Reasons for the Merger and Recommendation of the Delaware Board of Directors

In reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement and recommend its approval by Delaware’s shareholders, the Delaware board of directors consulted with senior management, its financial advisor, Sandler, and its legal counsel,

Cranmore, FitzGerald & Meaney, and considered numerous factors, including, principally, the following, which are not presented in order of priority:

Business and Prospects of Delaware

•           Delaware’s board of directors considered the historical financial statements of Delaware and NBDC Bank and certain other internal information, primarily financial in nature, relating to the businesses, earnings and balance sheets of Delaware and NBDC Bank.

•           Delaware’s board of directors considered the business strategy of Delaware and NBDC Bank and their prospects for the future, including expected financial results, based on discussions with management of Delaware and NBDC Bank.

•           Delaware’s board of directors discussed the current and prospective interest rate environment and business climate in which Delaware and NBDC Bank operate.

•           Delaware’s board of directors reviewed the challenges of cost-effectively delivering state-of-the-art banking products and services while shouldering an increased regulatory compliance burden.

•           Delaware’s board of directors considered the evaluation conducted by the Delaware and NBDC Bank boards of directors of the strategic options believed to be available to Delaware and NBDC Bank and the assessment of the boards that none of those options presented superior opportunities or were likely to create greater value for Delaware shareholders than the prospects presented by the proposed merger with Norwood.

•           Delaware’s board of directors evaluated the risks and prospects of Delaware and NBDC Bank remaining independent, including the challenges associated with continued competition from other financial institutions that could adversely affect their ability to meet growth targets; margin compression due to the continued low interest rate environment; the escalation of compliance costs and expenses related to investments in technology infrastructure and human resources; and the possible impact of these challenges on the value of Delaware common stock.

•           Delaware’s board of directors considered the risk that Delaware might not be able to meet the debt service obligations or other terms of the loan agreement with the lender of the $12 million secured loan and the potential adverse consequences of a payment or other default on such loan.

•           Delaware’s board of directors considered the risk that if it operates independently, Delaware might find it necessary to further reduce or eliminate dividends on its common stock in order to meet its debt service obligations and the terms of the loan agreement with the lender on the $12 million secured loan and to maintain prudent capital ratios.

•           Delaware’s board of directors reviewed the adequacy of Delaware’s and NBDC Bank’s capital resources over the next several years and the challenges of maintaining sufficient capital levels to support Delaware’s and NBDC Bank’s growth without materially diluting earnings or book value per share, including the possibility that relying exclusively on retained earnings to increase capital could cause NBDC Bank to restrain the loan growth it might otherwise achieve.

•           Delaware’s board of directors considered the significant regulatory burden on the banking industry, the disproportionate impact of such regulatory burden on small institutions such as

Delaware and NBDC Bank, and the limited prospects for significant regulatory relief for small institutions.

    •           Delaware’s board of directors considered the possible impact of the business challenges facing Delaware on the value of Delaware common stock.

Based on these and other factors, the Delaware board of directors determined that it should seek a sale of Delaware and NBDC Bank.

Sale Process, Merger Consideration and Other Terms of the Merger Agreement

•           Delaware’s board of directors considered the extent and breadth of the sale process conducted by Delaware, with the assistance of Sandler and its legal advisors, in soliciting potential bidders likely to be interested in acquiring Delaware.

•           Delaware’s board of directors evaluated the level of interest and proposals received from the other potential acquirers compared to the merger consideration offered by Norwood and the apparent ability of each to consummate a transaction, concluding that the proposal from Norwood offered the most benefits to Delaware shareholders, employees and other constituencies.

•           Delaware’s board of directors considered that the merger agreement was the product of arms’ length negotiations between representatives of Delaware and representatives of Norwood and determined that the terms of the merger agreement are reasonable and do not contain onerous contingencies, including that the merger agreement allows Delaware to consider unsolicited acquisition proposals under certain circumstances and to potentially terminate the merger agreement in order to accept a superior proposal, and that the termination fee that would be payable to Norwood upon termination of the merger agreement in order to accept a superior proposal would not deter another serious bidder from making a competing acquisition proposal.

•           Delaware’s board of directors considered the ability of Norwood to pay the merger consideration and to promptly consummate the transactions contemplated by the merger agreement, including the merger.

•           Delaware’s board of directors considered the likelihood of obtaining the necessary regulatory approvals to complete the merger and the transactions contemplated by the merger agreement in a timely manner without unusual or burdensome conditions.

•           Delaware’s board of directors considered that holders of Delaware common stock will have the ability to elect to receive cash, Norwood common stock or a combination of cash and Norwood common stock, subject to the proration and allocation provisions of the merger agreement.

•           Delaware’s board of directors considered that it is expected that the holders of Delaware common stock who receive Norwood common stock in exchange for their shares of Delaware common stock in the merger generally will not recognize any gain or loss for federal income tax purposes as a result, except with respect to any cash received instead of fractional shares of Norwood common stock.

•           Delaware’s board of directors considered the benefits to Delaware’s shareholders who receive Norwood common stock in exchange for their shares of Delaware common stock in the merger of the greater market capitalization and liquidity of Norwood’s common stock as compared to Delaware’s common stock, the stock price history of Norwood common stock and the ability to participate in any future appreciation in the price of Norwood common stock.

•           Delaware’s board of directors considered the benefits to Delaware’s shareholders who receive Norwood common stock in exchange for their shares of Delaware common stock in the merger of the dividend paid by Norwood, currently an annual dividend of $1.24 per Norwood share, which, based upon the exchange ratio, results in a 92.9% increase for Delaware shareholders receiving the merger consideration as Norwood common stock based upon Delaware’s 2015 dividend of $0.40 per share.

•           Delaware’s board of directors considered that the merger consideration of $16.68 per share of Delaware common stock represents approximately 116% of Delaware’s tangible book value per share as of December 31, 2015.

•           Delaware’s board of directors considered the opinion of Sandler delivered to the Delaware board of directors, dated March 10, 2016, that as of the date of the opinion, and based upon and subject to the factors and assumptions set forth therein, the consideration was fair to holders of Delaware common stock from a financial point of view, and the analysis and presentation of Sandler to the Delaware board of directors in connection with the delivery of the opinion, as more fully described under “Opinion of Delaware’s Financial Advisor” beginning on page 42.  A copy of Sandler’s written opinion that was delivered to Delaware’s board of directors is included as Annex B to this proxy statement/prospectus. Shareholders are urged to carefully read the opinion of Sandler in its entirety.

•           Delaware’s board of directors considered that Norwood has agreed to appoint one of Delaware’s directors to Norwood’s and Wayne Bank’s boards of directors within 18 months of closing, allowing Delaware shareholders to retain a voice in the management oversight of Norwood and Wayne Bank.

•           Delaware’s board of directors considered the other terms of the merger agreement, including the representations and warranties of the parties and the covenants of the parties and the conditions to closing and termination provisions, which provided adequate assurances as to Norwood’s obligation and ability to consummate the merger in a timely manner, without any extraordinary conditions.

Norwood and the Combination of Norwood and Delaware

•           Delaware’s board of directors considered the positive results of Delaware’s and its advisors’ due diligence investigation of Norwood and the reputation, business practices and experience of Norwood and its management.

•           Delaware’s board of directors evaluated the geographic fit and increased customer convenience of the combined branch networks of NBDC Bank and Wayne Bank.

•           Delaware’s board of directors reviewed Norwood’s business, operations, financial condition, asset quality, earnings, stock performance and prospects, taking into account the results of its due diligence review of Norwood, including the most current draft of its Form 10-K for the year ended December 31, 2015, and the publicly available information concerning Norwood set forth in its filings with the Securities and Exchange Commission.

•           Delaware’s board of directors considered the enhanced prospects of the combined company compared to those that Delaware was likely to achieve on a stand-alone basis, including enhanced revenue, increased market capitalization, a lower cost of capital, a stronger capital position, funding capabilities and liquidity position, cost savings through integration and synergies and, as a result, improved capabilities to cope with potential challenges and risks, and the resultant benefits to holders of

Delaware common stock who become holders of Norwood common stock as well as the other constituencies served by Delaware and NBDC Bank.

Impact on Employees

•           Delaware’s board of directors evaluated the anticipated effect of the acquisition on Delaware’s and NBDC Bank’s employees, including that Norwood has agreed in the merger agreement to use reasonable efforts to provide employees of NBDC Bank with meaningful career opportunities following the effective time of the merger.

•           Delaware’s board of directors considered the potential benefits to Delaware employees who continue their employment with Wayne Bank of expanded opportunities for professional growth and career advancement with the larger Wayne Bank and Wayne Bank’s greater employee benefits, for which Delaware employees will receive credit for service with Delaware for purposes of vesting and determination of eligibility to participate.

•           Delaware’s board of directors considered the provisions of the merger agreement that provide severance benefits to those NBDC Bank employees who are not offered employment with Norwood.

Impact on Customers and Communities

•           Delaware’s board of directors considered the effect on the communities served by Delaware and NBDC Bank.

•           Delaware’s board of directors considered the “Satisfactory” Community Reinvestment Act rating received by NBDC Bank on its most recent examination, and the “Outstanding” rating as received by Wayne Bank on its most recent examination.

•           Delaware’s board of directors considered the commitment of Norwood to serving the greater Delaware and Sullivan County markets as well as proximate areas, and the fact that the customers and communities currently served by NBDC Bank will enjoy the services of a stronger bank with a commitment to community banking principles.

•           Delaware’s board of directors considered the increased legal lending limit which will be available to borrowers by reason of the merger.

•           Delaware’s board of directors considered the historical record of Norwood and Wayne Bank in supporting local charities in the communities in which they operate.

The Delaware board of directors also discussed the potential risks relating to the merger and the transactions contemplated by the merger agreement, including the following, which the board of directors considered to be outweighed by the potential benefits of the merger and the transactions contemplated by the merger agreement:

•           Delaware’s board of directors reviewed the challenges associated with seeking the regulatory approvals required to complete the merger in a timely manner.

•           Delaware’s board of directors considered the potential for diversion of management and employee attention, and for employee attrition, during the period prior to the completion of the merger and the potential effect on Delaware’s business and relations with customers, service providers and other stakeholders, which risks would have a significant effect on Delaware if the merger and the transactions contemplated by the merger agreement were not completed.

•           Delaware’s board of directors considered the requirements contained in the merger agreement that Delaware conduct its business in the ordinary course and the other restrictions on the conduct of Delaware’s business prior to completion of the merger, which may delay or prevent Delaware from undertaking business opportunities that may arise pending completion of the merger.

•           Delaware’s board of directors evaluated the risk that the potential benefits and synergies sought in the merger may not be realized or may not be realized within the expected time period, and the risks associated with the integration of Delaware and Norwood, which could affect the business prospects of Norwood following the merger.

•           Delaware’s board of directors considered that because 75% of the consideration in the merger is a fixed exchange ratio of shares of Norwood’s common stock to shares of Delaware common stock, Delaware shareholders who receive Norwood common stock could be adversely affected by a decrease in the trading price of Norwood common stock during the pendency of the merger.

•           Delaware’s board of directors discussed the fact that certain provisions of the merger agreement prohibit Delaware from soliciting, and limit its ability to respond to, proposals for alternative transactions.

•           Delaware’s board of directors considered the fact that the merger agreement provides that if the merger agreement is terminated by Norwood or Delaware in certain circumstances, including if, among other things, Delaware accepts an alternative acquisition agreement or consummates an alternative acquisition, Delaware is obligated to pay to Norwood a termination fee of $615,000, which may deter others from proposing an alternative transaction that may be more advantageous to Delaware shareholders.

•           Delaware’s board of directors considered the requirement that Delaware submit the merger agreement to its shareholders even if its board of directors withdraws or changes its recommendation.

•           Delaware’s board of directors considered the fact that the interests of Delaware directors and executive officers with respect to the merger may be different from those of other Delaware shareholders in certain limited circumstances.  See “— Interests of Certain Persons in the Merger” on page 64.

The foregoing discussion of the factors considered by the Delaware and NBDC Bank boards of directors is not intended to be exhaustive, but sets forth the principal factors considered by the Delaware and NBDC Bank boards of directors in approving the merger agreement.  Based on the factors described above, including the opinion of Sandler referred to above, the Delaware and NBDC Bank boards of directors determined that the merger with Norwood would be advisable and in the best interests of Delaware and NBDC Bank, Delaware shareholders and other constituencies and unanimously approved the merger agreement and the transactions contemplated by the merger agreement.  The Delaware and NBDC Bank boards of directors also weighed these factors against the potential risks of the merger and the transactions contemplated by the merger agreement, including those discussed in the section of this document titled “Risks Factors” beginning on page 20.  In reaching its determination to approve and recommend the merger agreement and the transactions contemplated by the merger agreement, the Delaware and NBDC Bank boards of directors did not assign any specific or relative weights to any of the factors listed above.  Rather, the Delaware and NBDC Bank boards of directors made their recommendations based on the totality of information presented to and investigated by them.  In considering the factors discussed above, individual directors may have given different weights to different factors.

It should be noted that this explanation of the reasoning of Delaware’s board of directors (and some other information presented in this section) is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section of this proxy statement/prospectus entitled “Cautionary Statement Regarding Forward-Looking Statements” on page 25.

Norwood’s Reasons for the Merger

In reaching its determination to approve and adopt the merger agreement, the board of directors of Norwood considered a number of factors, including:

•	the complementary geographical locations of Delaware’s branch network, which will augment Norwood’s operations;

•
the board’s understanding of, and the presentations of Norwood’s management and financial advisor regarding, Delaware’s business, operations, management, financial condition, asset quality, earnings and prospects;

•	the board’s view that the merger is consistent with Norwood’s expansion strategy and will allow for enhanced opportunities for Norwood’s new and existing clients and customers;

•
the results of management’s due diligence investigation of Delaware and the reputation, business practices and experience of Delaware and its management, including their impression that Delaware is a financially healthy, well-run bank holding company that is deeply committed to its customers, employees, and the communities that it serves;

•	the fact that the merger is expected to be accretive to earnings per share of Norwood in first full year of operations;

•
the anticipated operating efficiencies, cost savings and opportunities for revenue enhancements of the combined company following the completion of the merger, and the likelihood that they would be achieved after the merger;

•	the fact that the merger consideration consists of a mixture of cash and stock in which shareholders would have an election, subject to limitations;

•	the fact that the per share stock consideration is fixed;

•
the deal protection provided by the termination fee of $615,000 payable under certain circumstances in the event of the termination of the merger agreement due to a competing offer or certain other reasons;

•	the intended tax treatment of the merger as a tax-free reorganization; and

•	the likelihood of receiving all of the regulatory approvals required for the merger.

Based on these reasons, Norwood’s board of directors unanimously approved the merger agreement and the merger.  This discussion of the factors considered by Norwood’s board of directors does not list every factor considered by the board but includes all material factors considered by the board.  In reaching its determination to approve and adopt the merger agreement, the board did not give relative or specific importance to each of the factors listed above, and individual directors may have given differing importance to different factors.  Please note that this explanation of the board’s reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements” on page 25.

Opinion of Delaware’s Financial Advisor

By letter dated October 14, 2015, Delaware retained Sandler to act as financial advisor to Delaware’s board of directors in connection with Delaware’s consideration of its strategic alternatives including a possible business combination.  Sandler is a nationally recognized investment banking firm whose principal business specialty is financial institutions.  In the ordinary course of its investment banking business, Sandler is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler acted as financial advisor in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the merger agreement.  At the March 10, 2016 meeting at which Delaware’s board of directors considered and discussed the terms of the merger agreement and the merger, Sandler delivered to Delaware’s board of directors its written opinion, that, as of such date, the merger consideration was fair to the holders of Delaware common stock from a financial point of view.  The full text of Sandler’s opinion is attached as Annex B to this proxy statement/prospectus.  The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler in rendering its opinion.  The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion.  Holders of Delaware’s common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Sandler’s opinion speaks only as of the date of the opinion and was necessarily based on financial, economic, regulatory, market and other conditions as they existed on, and the information made available to Sandler as of, that date.  Events occurring or information available after that date could materially affect its opinion.  Sandler has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date of its opinion.  The opinion was directed to Delaware’s board of directors in connection with its consideration of the merger and is directed only to the fairness of the merger consideration to the holders of Delaware common stock from a financial point of view.  It does not address the underlying business decision of Delaware to engage in the merger or any other aspect of the merger and is not a recommendation to any holder of Delaware’s common stock as to how such shareholder should vote at the special meeting with respect to the merger or any other matter.  Sandler’s opinion does not address the underlying business decision of Delaware to engage in the merger or any other aspect of the merger, the relative merits of the merger as compared to any other alternative business strategies that might exist for Delaware or the effect of any other transaction in which Delaware might engage.  Sandler did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by Delaware’s officers, directors or employees, or class of such persons, relative to the per share consideration to be received by Delaware’s shareholders.  Sandler’s opinion was approved by Sandler’s fairness opinion committee.

In connection with rendering its opinion, Sandler reviewed and considered, among other things:

•	a draft of the merger agreement, dated March 10, 2016;

•	certain publicly available financial statements and other historical financial information of Delaware that Sandler deemed relevant;

•	certain publicly available financial statements and other historical financial information of Norwood that Sandler deemed relevant;

•
internal financial projections for NBDC Bank for the year ending December 31, 2016, as provided by the senior management of Delaware, adjusted to account for certain estimated expenses of Delaware, as discussed with and confirmed by the senior management of Delaware, as well as internal financial projections for Delaware for the years ending December 31, 2017 through December 31, 2020 based upon estimated annual asset, loan and deposit growth rates, estimated annual net income and expenses, and estimated annual tax benefits, each as discussed with and confirmed by the senior management of Delaware;

•
internal financial projections for Norwood for the year ending December 31, 2016, as provided by the senior management of Norwood, as well as an estimated asset and net income growth rate for the years thereafter, as discussed with the senior management of Norwood and its representatives;

•
the pro forma financial impact of the merger on Norwood based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as discussed with and confirmed by the senior management of Norwood and its representatives, as well as an assumption relating to Delaware’s standalone estimated earnings per share, as provided by the senior management of Norwood and its representatives;

•
the publicly reported historical price and trading activity for Delaware and Norwood common stock, including a comparison of certain stock market information for Delaware and Norwood common stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded;

•	a comparison of certain financial information for Delaware and Norwood with similar institutions for which information is publicly available;

•	the financial terms of certain recent business combinations in the bank and thrift industry (on a regional and nationwide basis), to the extent publicly available;

•	the current market environment generally and in the banking environment in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler considered relevant.

Sandler also discussed with certain members of the senior management of Delaware the business, financial condition, results of operations and prospects of Delaware and held similar discussions with the senior management of Norwood regarding the business, financial condition, results of operations and prospects of Norwood.

Sandler, in performing its review, has relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by Sandler from public sources, that was provided to Sandler by Delaware or Norwood or their respective representatives or that was otherwise reviewed by Sandler and Sandler assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation.  Sandler has relied, at the direction of Delaware, without independent verification or investigation, on the assessments of the management of Delaware as to its existing and future relationships with key employees and partners, clients, products and services and has assumed, with Delaware’s consent, that there would be no developments with respect to any such matters that would affect its analyses or opinion.  Sandler has further relied on the assurances of the respective managements of Delaware and Norwood that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading.  Sandler was not asked to and did not undertake an independent verification of any of such information and did not assume any responsibility or liability for the accuracy or completeness thereof.  Sandler did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Delaware or Norwood or any of their respective subsidiaries, nor was Sandler furnished with any such evaluations or appraisals.  Sandler rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of Delaware or Norwood.  Sandler did not make an independent evaluation of the adequacy of the allowance for loan losses of Delaware or Norwood, or the combined entity after the merger and has not reviewed any individual credit files relating to Delaware or Norwood.  Sandler has assumed, with Delaware’s consent, that the respective allowances for loan losses for both Delaware and Norwood were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler used internal financial projections for NBDC Bank for the year ending December 31, 2016, as provided by the senior management of Delaware, adjusted to account for certain estimated expenses of Delaware, as discussed with and confirmed by the senior management of Delaware, as well as internal financial projections for Delaware for the years ending December 31, 2017 through December 31, 2020 based upon estimated annual asset, loan and deposit growth rates, estimated annual net income and expenses, and estimated annual tax benefits, each as discussed with and confirmed by the senior management of Delaware.  In addition, in preparing its analyses, Sandler used internal financial projections for Norwood for the year ending December 31, 2016, as provided by the senior management of Norwood, as well as an estimated asset and net income growth rate for the years thereafter, as discussed with the senior management of Norwood and its representatives.  Sandler also received and used in its pro forma analyses certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as discussed with and confirmed by the senior management of Norwood and its representatives, as well as an assumption relating to Delaware’s standalone estimated earnings per share, as provided by the senior management of Delaware and its representatives.  With respect to those projections, estimates and judgments, the respective managements of Delaware and Norwood confirmed to Sandler that those projections, estimates and judgments reflected the best currently available projections, estimates and judgments of those respective managements of the future financial performance of Delaware and Norwood, respectively, and Sandler assumed that such performance would be achieved.  Sandler expressed no opinion as to such projections, estimates or judgments, or the assumptions on which they were based.  Sandler also assumed that there has been no material change in Delaware’s or Norwood’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to Sandler.  Sandler assumed in all respects material to its analysis that Delaware and Norwood would remain as going concerns for all periods relevant to its analyses.

Sandler also assumed, with Delaware’s consent, that (i) each of the parties to the merger agreement would comply in all material respects with all material terms and conditions of the merger agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Delaware, Norwood or the merger or any related transaction, (iii) the merger and any related transaction would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements, (iv) the merger would be consummated without Delaware’s rights under Section 10.1(i) of the merger agreement having been triggered, or if such rights have been triggered, Norwood shall have exercised the option referred to in Section 10.1(i) of the merger agreement, and (v) the merger would qualify as a tax-free reorganization for federal income tax purposes.  Finally, with Delaware’s consent, Sandler has relied upon the advice that Delaware has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement.

Sandler’s analyses were necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Sandler as of, the date thereof.  Events occurring after the date thereof could materially affect Sandler’s opinion.  Sandler has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof.  Sandler expressed no opinion as to the trading values of Delaware common stock or Norwood common stock at any time or what the value of Norwood common stock would be once it is actually received by the holders of Delaware common stock.

In rendering its opinion, Sandler performed a variety of financial analyses.  The summary below is not a complete description of the analyses underlying Sandler’s opinion or the presentation made by Sandler to Delaware’s board of directors, but is a summary of all material analyses performed and presented by Sandler.  The summary includes information presented in tabular format.  In order to fully understand the financial analyses, these tables must be read together with the accompanying text.  The tables alone do not constitute a complete description of the financial analyses.  The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances.  The process, therefore, is not necessarily susceptible to a partial analysis or summary description.  Sandler believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion.  Also, no company included in Sandler’s comparative analyses described below is identical to Delaware or Norwood and no transaction is identical to the merger.  Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Delaware and Norwood and the companies to which they are being compared.  In arriving at its opinion, Sandler did not attribute any particular weight to any analysis or factor that it considered.  Rather, Sandler made qualitative judgments as to the significance and relevance of each analysis and factor.  Sandler did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion; rather, Sandler made its determination as to the fairness of the merger consideration on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

In performing its analyses, Sandler also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Delaware, Norwood and Sandler.  The analyses performed by Sandler are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses.  Sandler prepared its analyses solely for purposes of rendering its opinion and provided such analyses to Delaware’s board of directors at its March 10, 2016 meeting.  Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold.  Such estimates are inherently subject to uncertainty and actual values may be materially different.  Accordingly, Sandler’s analyses do not necessarily reflect the value of Delaware’s common stock or the prices at which Delaware’s common stock or Norwood’s common stock may be sold at any time.  The analyses of Sandler and its opinion were among a number of factors taken into consideration by Delaware’s board of directors in making its determination to approve the merger agreement and the analyses described below should not be viewed as determinative of the decision of Delaware’s board of directors or management with respect to the fairness of the merger.  See “Delaware’s Reasons for the Merger and Recommendation of Delaware Board of Directors” for additional information on the factors Delaware’s board of directors considered in reaching its decision to approve the merger agreement.

Summary of Proposed Merger Consideration and Implied Transaction Metrics.  Sandler reviewed the financial terms of the proposed merger.  As described in the merger agreement, each share of Delaware common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive, without interest, either (i) 0.6221 shares of Norwood common stock, or (ii) $16.68 in cash.  The merger agreement provides that shareholders may elect to receive cash consideration for all of their shares of Delaware common stock, Norwood common stock for all of their shares of Delaware common stock or cash for some of their shares of Delaware common stock and Norwood common stock for the remainder of their shares of Delaware common stock.  The merger agreement provides, generally, that shareholder elections may be adjusted as necessary to result in an overall ratio of 25% of Delaware common stock being converted into the right to receive cash consideration and 75% of Delaware common stock being converted into the right to receive stock consideration.  Using Norwood’s 20 day average closing stock price as of March 7, 2016 of $26.81, and based upon 925,499 shares of Delaware common stock outstanding, Sandler calculated an implied transaction price per share of $16.68 and aggregate transaction value of approximately $15.4 million.  Based upon financial information for Delaware as of or for the twelve months ended December 31, 2015, Sandler calculated the following implied transaction metrics:
Transaction Price / Book Value Per Share:	73.3%
Transaction Price / Tangible Book Value Per Share:	116.3%
Transaction Price / LTM Earnings Per Share1:	26.1x
Core Deposit Premium2:	0.8%
One Day Market Premium3:	27.2%

1)	Last Twelve Months (LTM) net income of $591,000 includes an income tax benefit of $565,000.
2)
Tangible book premium to core deposits calculated as (deal value – tangible equity) / (core deposits); Core Deposits defined as deposits, less time deposit accounts with balances over $100,000, foreign deposits and unclassified deposits.

3)	Based upon the closing price for a share of Delaware common stock on March 9, 2016.

Stock Trading History. Sandler reviewed the history of the publicly reported trading prices of Delaware’s common stock and Norwood’s common stock for the one-year and three-year periods ended

March 9, 2016.  Sandler then compared the relationship between the movements in the price of Delaware’s common stock and Norwood’s common stock, respectively, to movements in their respective peer groups (as described on pages 48 and 49) as well as certain stock indices.

Delaware’s One-Year Stock Performance

	Beginning Value March 9, 2015	Ending Value March 9, 2016
Delaware	100%	104.9%
Delaware Peers	100%	101.1%
NASDAQ Bank Index	100%	98.5%
S&P 500 Index	100%	95.7%

Delaware’s Three-Year Stock Performance

	Beginning Value March 9, 2013	Ending Value March 9, 2016
Delaware	100%	57.2%
Delaware Peers	100%	113.1%
NASDAQ Bank Index	100%	127.2%
S&P 500 Index	100%	128.2%

Norwood’s One-Year Stock Performance

	Beginning Value March 9, 2015	Ending Value March 9, 2016
Norwood	100%	89.9%
Norwood Peers	100%	104.4%
NASDAQ Bank Index	100%	98.5%
S&P 500 Index	100%	95.7%
Norwood’s Three-Year Stock Performance

	Beginning Value March 9, 2013	Ending Value March 9, 2016
Norwood	100%	94.7%
Norwood Peers	100%	118.8%
NASDAQ Bank Index	100%	127.2%
S&P 500 Index	100%	128.2%

Comparable Company Analyses.  Sandler used publicly available information to compare selected financial information for Delaware with a group of financial institutions selected by Sandler.  The Delaware peer group consisted of banks and thrifts headquartered in New Jersey, New York and Pennsylvania whose securities are publicly traded and with total assets between $350 million and $450 million, excluding announced merger targets (the “Delaware Peer Group”).  The Delaware Peer Group consisted of the following companies:

Allegheny Valley Bancorp, Inc.	Mauch Chunk Trust Financial Corp.
Ballston Spa Bancorp, Inc.	Mifflinburg Bancorp, Inc.
Catskill Hudson Bancorp, Inc.	MNB Corporation
Capital Bank of New Jersey	MSB Financial Corp.
Centric Financial Corporation	Muncy Bank Financial, Inc.
Commercial National Financial Corp.	New Tripoli Bancorp, Inc.
Greater Hudson Bank	Susquehanna Community Financial, Inc.
Hamlin Bank and Trust Company	Woodlands Financial Services Company
Kinderhook Bank Corporation	York Traditions Bank
Mars National Bancorp, Inc.

The analysis compared publicly available financial information for Delaware with the corresponding data for the Delaware Peer Group as of or for the twelve months ended December 31, 2015 (unless otherwise noted), with pricing data as of March 9, 2016.  The table below sets forth the data for Delaware and the median and mean data for the Delaware Peer Group.

Delaware Comparable Company Analysis
Delaware		Delaware Peer Group Median	Delaware Peer Group Mean
Total assets (in millions)	$371	$378	$389
Tangible common equity/Tangible assets	3.65%	9.89%	10.40%
LTM Return on average assets	0.16%	0.78%	0.82%
LTM Return on avg. equity	2.79%	7.50%	7.56%
LTM Net interest margin	2.79%	3.37%	3.41%
LTM Efficiency ratio	104.4%	72.4%	70.4%
Nonperforming assets1/Total assets	0.56%	1.20%	1.28%
Price/Tangible book value	91.4%	99.4%	98.7%
Price/LTM Earnings per share	20.5x	12.5x	14.1x
Current dividend yield	3.1%	3.1%	2.4%
Market value (in millions)	$12	$38	$42

1)	Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases, and real estate owned.
Note: Financial data for the institutions in the peer group not pro forma for any publicly announced and pending transactions.  Financial data for Ballston Spa Bancorp, Inc., New Tripoli Bancorp, Inc., Mauch Chunk Trust Financial Corp. and MNB Corporation as of or for the period ending September 30, 2015 and financial data for Catskill Hudson Bancorp, Inc. as of or for the period ending June 30, 2015.

Sandler used publicly available information to perform a similar analysis for Norwood and a group of financial institutions as selected by Sandler.  The Norwood peer group consisted of banks and thrifts headquartered in the Mid-Atlantic region with total assets between $650 million and $850 million, excluding announced merger targets (the “Norwood Peer Group”).  The Norwood Peer Group consisted of the following companies:

Bancorp of New Jersey, Inc.	Malvern Bancorp, Inc.
Berkshire Bancorp, Inc.	Orange County Bancorp, Inc.
Carver Bancorp, Inc.	Royal Bancshares of Pennsylvania, Inc.
CB Financial Services, Inc.	Revere Bank
DNB Financial Corporation	Severn Bancorp, Inc.
Embassy Bancorp, Inc.	Solvay Bank Corporation
Fidelity D&D Bancorp, Inc.	Stewardship Financial Corporation
Harleysville Savings Financial Corporation	Sussex Bancorp
Kish Bancorp, Inc.

The analysis compared publicly available financial information for Norwood with the corresponding data for the Norwood Peer Group as of or for the twelve months ended December 31, 2015 (unless otherwise noted), with pricing data as of March 9, 2016.  The table below sets forth the data for Norwood and the median and mean data for the Norwood Peer Group.

Norwood Comparable Company Analysis
Norwood	Norwood Peer Group Median	Norwood Peer Group Mean
Total assets (in millions)	$751	$774	$770
Tangible common equity/Tangible assets	12.29%	8.33%	8.67%
LTM Return on average assets	0.80%	0.66%	0.68%
LTM Return on avg. equity	5.85%	7.83%	7.43%
LTM Net interest margin	3.75%	3.23%	3.21%
LTM Efficiency ratio	53.7%	74.6%	73.3%
Nonperforming assets1/Total assets	1.47%	1.21%	1.51%
Price/Tangible book value	106.8%	105.1%	105.4%
Price/LTM Earnings per share	16.4	x	12.8	x	14.8	x
Current dividend yield	4.7%	1.3%	1.8%
Market value (in millions)	$97	$67	$68

1)	Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases, and real estate owned.
Note: Financial data for the institutions in the peer group not pro forma for any publicly announced and pending transactions.  Financial data for Solvay Bank Corporation and Embassy Bancorp, Inc. as of or for the period ending September 30, 2015 and financial data for Berkshire Bancorp Inc. as of or for the period ending June 30, 2015.
Analysis of Selected Merger Transactions.  Sandler reviewed a regional and national group of merger and acquisition transactions.  The regional group consisted of transactions with targets headquartered in New Jersey, New York or Pennsylvania, announced between January 1, 2015 and March

9, 2016, involving banks and thrifts with assets between $100 million and $500 million (the “Regional Precedent Transactions”).  The Regional Precedent Transactions group was composed of the following transactions:

Acquiror	Target
Lakeland Bancorp	Harmony Bank
NexTier, Inc.	Eureka Financial Corp.
Northfield Bancorp, Inc.	Hopewell Valley Community Bank
Lakeland Bancorp	Pascack Bancorp, Inc.
ESSA Bancorp, Inc.	Eagle National Bancorp, Inc.
Preferred Bank	United International Bank
Citizens Financial Services	First National Bank of Fredericksburg
WSFS Financial Corporation	Alliance Bancorp of Pennsylvania
OceanFirst Financial Corp.	Colonial American Bank
Cathay General Bancorp	Asia Bancshares, Inc.

Using then latest publicly available financial information prior to the announcement of the relevant transaction, Sandler reviewed the following multiples: transaction price to last-twelve-months earnings per share, transaction price to tangible book value per share, tangible book premium to core deposits, and 1-day market premium.  Sandler compared the indicated transaction metrics for the merger to the median and mean metrics of the Regional Precedent Transactions group.

	Delaware / Norwood		Regional Precedent Transactions Group Median		Regional Precedent Transactions Group Mean
Transaction price/LTM earnings per share	26.1	x	22.0	x	23.9	x
Transaction price/Tangible book value per share:	116.3%		132.8%		133.7%
Core deposit premium1:	0.8%		3.8%		6.2%
1-Day market premium:	27.2%		41.0%		48.4%

1)
Tangible book premium to core deposits calculated as (deal value – tangible equity) / (core deposits); core deposits defined as total deposits, less time deposit accounts with balances over $100,000, foreign deposits and unclassified deposits

The national group consisted of transactions with U.S. headquartered targets announced between October 31, 2015 and March 9, 2016, involving banks and thrifts with assets between $150 million and $450 million (the “National Precedent Transactions”).  The National Precedent Transactions group was composed of the following transactions:

Acquiror	Target
Lakeland Bancorp	Harmony Bank
County Bank Corp.	Capac Bancorp, Inc.
State Bank Corp.	Country Bank
Citizens Community Bancorp	Community Bank of Northwestern Wisconsin
Beneficial State Foundation	Pan American Bank

Acquiror	Target
CNB Financial Corp.	Lake National Bank
County Bancshares, Inc.	First Live Oak Bancshares, Inc.
Bay Bancorp, Inc.	Hopkins Bancorp, Inc.
Pacific Commerce Bancorp	ProAmérica Bank
Charter Financial Corp.	CBS Financial Corp.
County Bancorp, Inc.	Fox River Valley Bancorp, Inc.
Seacoast Banking Corp. of Florida	Floridian Financial Group, Inc.

Using then latest publicly available financial information prior to the announcement of the relevant transaction, Sandler reviewed the following multiples: transaction price to last-twelve-months earnings per share, transaction price to tangible book value per share, tangible book premium to core deposits, and 1-day market premium.  Sandler compared the indicated transaction metrics for the merger to the median and mean metrics of the National Precedent Transactions group.

	Delaware / Norwood		National Precedent Transactions Group Median		National Precedent Transactions Group Mean
Transaction price/LTM earnings per share	26.1	x	20.8	x	21.8	x
Transaction price/Tangible book value per share:	116.3%		124.0%		134.2%
Core deposit premium1:	0.8%		4.6%		4.6%
1-Day market premium:	27.2%		69.4%		62.4%

1)
Tangible book premium to core deposits calculated as (deal value – tangible equity) / (core deposits); core deposits defined as total deposits, less time deposit accounts with balances over $100,000, foreign deposits and unclassified deposits

Net Present Value Analyses.  Sandler performed an analysis that estimated the net present value per share of Delaware common stock assuming Delaware performed in accordance with internal financial projections for NBDC Bank for the year ending December 31, 2016, as provided by the senior management of Delaware, adjusted to account for certain estimated expenses of Delaware, as discussed with and confirmed by the senior management of Delaware, as well as internal financial projections for Delaware for the years ending December 31, 2017 through December 31, 2020 based upon estimated annual asset, loan and deposit growth rates, estimated annual net income and expenses, and estimated annual tax benefits, each as discussed with and confirmed by the senior management of Delaware.  As discussed with the senior management of Delaware, the analysis assumed that no dividends are paid to shareholders based on the covenants of the outstanding term loan of Community Bank N.A. and Delaware’s internal projected cash flow.

To approximate the terminal value of a share of Delaware common stock at December 31, 2020, Sandler applied price to 2020 earnings multiples ranging from 8.0x to 18.0x and multiples of December 31, 2020 tangible book value ranging from 80% to 130%.  The terminal values were then discounted to present values using different discount rates ranging from 10.0% to 15.0%, chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Delaware common stock.  As illustrated in the following tables, the analysis indicates an imputed range of values per share of Delaware common stock of $2.83 to $7.94 when applying multiples of earnings and $7.19 to $14.58 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	8.0	x	10.0	x	12.0	x	14.0	x	16.0	x	18.0	x
10.0%	$3.53		$4.41		$5.30		$6.18		$7.06		$7.94
11.0%	$3.37		$4.22		$5.06		$5.91		$6.75		$7.59
12.0%	$3.23		$4.03		$4.84		$5.65		$6.45		$7.26
13.0%	$3.09		$3.86		$4.63		$5.40		$6.17		$6.94
14.0%	$2.95		$3.69		$4.43		$5.17		$5.91		$6.65
15.0%	$2.83		$3.53		$4.24		$4.95		$5.65		$6.36

Tangible Book Value Multiples

Discount Rate	80%	90%	100%	110%	120%	130%
10.0%	$8.98	$10.10	$11.22	$12.34	$13.46	$14.58
11.0%	$8.58	$9.65	$10.72	$11.80	$12.87	$13.94
12.0%	$8.20	$9.23	$10.25	$11.28	$12.30	$13.33
13.0%	$7.85	$8.83	$9.81	$10.79	$11.77	$12.75
14.0%	$7.51	$8.45	$9.38	$10.32	$11.26	$12.20
15.0%	$7.19	$8.08	$8.98	$9.88	$10.78	$11.68

Sandler also considered and discussed with the Delaware board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income.  To illustrate this impact, Sandler performed a similar analysis assuming Delaware’s net income varied from 25% above estimates to 25% below estimates.  This analysis resulted in the following range of per share values for Delaware common stock, applying the price to 2020 earnings multiples range of 8.0x to 18.0x referred to above and a discount rate of 13.94%.

Earnings Per Share Multiples

Annual Budget Variance	8.0	x	10.0	x	12.0	x	14.0	x	16.0	x	18.0	x
(25.0%)	$2.22		$2.78		$3.33		$3.89		$4.44		$5.00
(20.0%)	$2.37		$2.96		$3.55		$4.15		$4.74		$5.33
(15.0%)	$2.52		$3.15		$3.78		$4.40		$5.03		$5.66
(5.0%)	$2.81		$3.52		$4.22		$4.92		$5.63		$6.33
0.0%	$2.96		$3.70		$4.44		$5.18		$5.92		$6.66
5.0%	$3.11		$3.89		$4.66		$5.44		$6.22		$7.00
15.0%	$3.41		$4.26		$5.11		$5.96		$6.81		$7.66
20.0%	$3.55		$4.44		$5.33		$6.22		$7.11		$8.00
25.0%	$3.70		$4.63		$5.55		$6.48		$7.40		$8.33

Sandler also performed an analysis that estimated the net present value per share of Norwood common stock assuming that Norwood performed in accordance with its internal budget for the year ending December 31, 2016, as provided by the senior management of Norwood, as well as an estimated asset and net income growth rate for the years thereafter, as discussed with and confirmed by the senior management of Norwood and its representatives.  The analysis also assumes the regular cash dividend of $1.24 per annum.  To approximate the terminal value of Norwood common stock at December 31, 2020,

Sandler applied price to 2020 earnings multiples ranging from 8.0x to 18.0x and multiples of December 31, 2020 tangible book value ranging from 80% to 130%.  The terminal values were then discounted to present values using different discount rates ranging from 10.0% to 15.0%, chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Norwood’s common stock.  As illustrated in the following tables, the analysis indicates an imputed range of values per share of Norwood common stock of $14.63 to $34.13 when applying earnings multiples and $15.92 to $28.58 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	8.0x	10.0x	12.0x	14.0x	16.0x	18.0x
10.0%	$17.78	$21.05	$24.32	$27.59	$30.86	$34.13
11.0%	$17.08	$20.21	$23.33	$26.46	$29.59	$32.71
12.0%	$16.42	$19.41	$22.40	$25.39	$28.38	$31.36
13.0%	$15.79	$18.65	$21.51	$24.37	$27.23	$30.09
14.0%	$15.20	$17.93	$20.67	$23.40	$26.14	$28.87
15.0%	$14.63	$17.25	$19.87	$22.48	$25.10	$27.72

Tangible Book Value Multiples

Discount Rate	80%	90%	100%	110%	120%	130%
10.0%	$19.39	$21.23	$23.07	$24.91	$26.74	$28.58
11.0%	$18.63	$20.38	$22.14	$23.89	$25.65	$27.40
12.0%	$17.90	$19.58	$21.26	$22.93	$24.61	$26.29
13.0%	$17.21	$18.81	$20.42	$22.02	$23.63	$25.23
14.0%	$16.55	$18.08	$19.62	$21.16	$22.69	$24.23
15.0%	$15.92	$17.39	$18.86	$20.33	$21.81	$23.28

Sandler also considered and discussed with the Delaware board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income.  To illustrate this impact, Sandler performed a similar analysis assuming Norwood’s net income varied from 25% above estimates to 25% below estimates.  This analysis resulted in the following range of per share values for Norwood common stock, applying the price to 2020 earnings multiples range of 8.0x to 18.0x referred to above and a discount rate of 13.9%.

Earnings Per Share Multiples

Annual Budget Variance	8.0x	10.0x	12.0x	14.0x	16.0x	18.0x
(25.0%) (20.0%)	$12.49 $13.04	$14.55 $15.23	$16.60 $17.43	$18.66 $19.62	$20.72 $21.81	$22.77 $24.01
(15.0%)	$13.59	$15.92	$18.25	$20.58	$22.91	$25.24
(5.0%)	$14.68	$17.29	$19.89	$22.50	$25.11	$27.71
0.0%	$15.23	$17.97	$20.72	$23.46	$26.20	$28.94
5.0%	$15.78	$18.66	$21.54	$24.42	$27.30	$30.18
15.0% 20.0%	$16.88 $17.43	$20.03 $20.72	$23.19 $24.01	$26.34 $27.30	$29.49 $30.59	$32.65 $33.88
25.0%	$17.97	$21.40	$24.83	$28.26	$31.69	$35.11

In connection with its analyses, Sandler considered and discussed with the Delaware board of directors how the present value analyses would be affected by changes in the underlying assumptions.  Sandler noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Merger Analysis.  Sandler analyzed certain potential pro forma effects of the merger, based on the following assumptions: (i) the merger closes in the third calendar quarter of 2016; (ii) 75% of the outstanding shares of Delaware common stock are converted into Norwood’s common stock at the fixed exchange ratio of 0.6221 shares of Norwood common stock per share of Delaware common stock and 25% of the outstanding shares of Delaware common stock are converted into the right to receive a $16.68 per share cash payment; and (iii) Norwood’s 20-day average closing stock price as of March 7, 2016 of $26.81.  Sandler also incorporated the following assumptions, as provided by Norwood’s senior management and its representatives: (a) estimated standalone earnings for Delaware; (b) estimated earnings projections for Norwood; (c) purchase accounting adjustments consisting of (i) a credit mark on loans, (ii) an interest rate mark on loans, (iii) an interest rate mark on held-to-maturity securities, (iv) an interest rate mark on time deposit, and (v) core deposit intangibles; (d) estimated annual cost savings;  (e) estimated, pre-tax, one-time transaction costs; and (f) an annual pre-tax opportunity cost of cash.  The analysis indicated that the merger could be accretive to Norwood’s estimated earnings per share in 2017 (excluding transaction expenses) and dilutive to estimated tangible book value per share at close.

In connection with this analyses, Sandler considered and discussed with the Delaware board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

Sandler’s Relationship.  Sandler is acting as financial advisor to Delaware’s board of directors in connection with the merger and will receive a transaction fee of $325,000, a substantial portion of which is contingent upon closing of the merger.  Sandler received a fee in an amount equal to $150,000 upon rendering its fairness opinion, which will be credited in full towards the transaction fee that will become due and payable to Sandler on the day of closing of the merger.  Delaware has also agreed to reimburse Sandler for its reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler and its affiliates and their respective partners, directors, officers, employees and agents against certain expenses and liabilities, including liabilities under applicable federal or state law.

In the two years preceding the date of its opinion, Sandler did not provide any investment banking services or receive any compensation for such services from Delaware or Norwood.  In the ordinary course of its business as a broker-dealer, Sandler may purchase securities from or sell securities to Delaware, Norwood or their respective affiliates.  Sandler may also actively trade the securities of Delaware or Norwood for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Consideration to be Received in the Merger

Norwood will pay cash for a number of shares equal to approximately 25% of the Delaware common stock outstanding immediately prior to the effective time of the merger and will issue shares of Norwood common stock for the remaining 75% of such shares. Under the terms of the merger agreement,

Delaware shareholders (other than dissenting shareholders) will be given the opportunity to elect for each outstanding share of Delaware common stock they own to receive:

•	$16.68 in cash, without interest, which we refer to as “cash consideration”;

•	0.6221 of a share of Norwood common stock, which we refer to as “stock consideration”; or

•	with respect to certain Delaware shares owned by such shareholder, the cash consideration, and with respect to all other Delaware shares so owned, the stock consideration,

in each case, subject to the adjustment, election and allocation procedures specified in the merger agreement.

No fractional shares of Norwood common stock will be issued in connection with the merger.  Instead, Norwood will make a cash payment to each Delaware shareholder who would otherwise receive a fractional share.

The per share cash consideration of $16.68 is fixed. The 0.6221 exchange ratio for the stock consideration is fixed, subject to certain customary anti-dilution adjustments and a potential adjustment at Norwood’s option in certain circumstances involving a decline in Norwood’s stock price as described under “— Terminating the Merger Agreement” beginning on page 75. The per share value of the stock consideration, based upon Norwood’s closing stock price on May __, 2016, the most recent practicable trading day before this proxy statement/prospectus was finalized, was $_____ per share.  The market value of the stock consideration will fluctuate with the price of Norwood common stock.  At the time of completion of the merger, the market value of the stock consideration could be greater or less than the value of the cash consideration due to fluctuations in the market price of Norwood common stock.

Under the terms of the merger agreement, the aggregate consideration payable to Delaware shareholders in the merger as of March 10, 2016 (based on an assumed price of $26.35 per share of Norwood common stock) was allocated approximately 25% in cash and 75% in Norwood common stock. The number of shares of Delaware common stock to be converted into cash must equal 25% of the outstanding shares of Delaware common stock. Any dissenting shares count towards this amount.  Assuming there are no dissenting shares, approximately 231,375 shares of Delaware common stock will be exchanged for the cash consideration.  We call this number the cash consideration pool.

The allocation procedures in the merger agreement are intended to provide for an approximate 25% stock and 75% cash allocation among all outstanding Delaware shares. Norwood common stock will be issued to Delaware shareholders who make cash elections if the cash consideration pool is oversubscribed, so that the aggregate number of shares of Delaware common stock that will be exchanged for cash consideration in the merger shall not exceed the cash consideration limit, and cash will be paid to Delaware shareholders who make stock elections if the cash consideration pool is undersubscribed, so that the aggregate number of shares of Delaware common stock that will be exchanged for cash consideration in the merger equals 25% of the outstanding shares of Delaware common stock. See “— Allocation Procedures” below. The allocation of the mix of consideration payable to Delaware shareholders in the merger will not be known until Norwood tallies the results of the cash/stock elections made by Delaware shareholders, which will not occur until near or after the closing of the merger.

No guarantee can be made that Delaware shareholders will receive the amounts of cash or stock they elect. As a result of the allocation procedures and other limitations outlined in this proxy statement/prospectus and in the merger agreement, Delaware shareholders may receive Norwood common stock or cash in amounts that vary from the amounts they elect to receive.

Delaware is not making any recommendation as to whether Delaware shareholders should elect to receive cash, Norwood common stock or cash for some shares and stock for the remainder in the merger.  Each Delaware shareholder must make his or her own decision with respect to such election.

Election Procedures; Surrender of Stock Certificates

An election form and other customary transmittal materials, with instructions for their completion, are being mailed separately to all holders of record of Delaware common stock as of the record date for the special meeting. The election form and transmittal materials will allow record holders to elect to receive cash, Norwood common stock, or cash for some shares and Norwood common stock for the remainder, or make no election with respect to the merger consideration such shareholders wish to receive.  We refer to the shares with respect to which a valid cash consideration election is made as “cash election shares,” the shares with respect to which a valid stock consideration election is made as “stock election shares,” and the shares with respect to which no election is made as “non-election shares.”

To make an effective election, a record shareholder must submit a properly completed election form and transmittal materials along with stock certificates for which an election is made to the exchange agent by the election deadline, which shall be on or before 5:00 p.m., Eastern Time, on the date specified in the election form. An election is properly made only if the exchange agent actually receives a properly completed election form by the election deadline. An election form shall be deemed properly completed only if accompanied by one or more stock certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all shares of Delaware common stock covered by such election form, together with the duly executed transmittal materials included with the election form.

If you own shares of Delaware common stock in “street name” through a broker or other financial institution, you should receive or seek instructions from the institution holding your shares concerning how to make your election. Any instructions must be given to your broker or other financial institution sufficiently in advance of the election deadline for record holders in order to allow your broker or other financial institution sufficient time to cause the record holder of your shares to make an election as described above.  “Street name” holders may be subject to an election deadline earlier than the deadline applicable to holders of shares in registered form. Therefore, you should carefully read any materials you receive from your broker. If you instruct a broker to submit an election for your shares, you must follow such broker’s directions for revoking or changing those instructions.

If a Delaware shareholder either (i) does not submit a properly completed election form on or before the election deadline or (ii) revokes its election form prior to the election deadline (without later submitting a properly completed election form prior to the election deadline), the shares of Delaware common stock held by such shareholder shall be designated as non-election shares and will be converted into the right to receive the stock consideration or the cash consideration according to the allocation procedures specified in the merger agreement and summarized below. Any election form may be revoked or changed by the person submitting such election form to the exchange agent by written notice to the exchange agent only if such notice of revocation or change is actually received by the exchange agent at or prior to the election deadline.  Stock certificates relating to any revoked election form will be promptly returned without charge.  The exchange agent will have discretion to determine when any election, modification or revocation is received and whether any such election, modification or revocation has been properly made.  All elections (whether cash, stock or mixed) will be revoked automatically if the merger agreement is terminated.  Delaware shareholders are urged to carefully read and follow the instructions for completion of the election form and to submit the form along with the stock certificate(s) in advance of the election deadline.

Allocation Procedures

The aggregate amount of cash and Norwood common stock that will be paid is subject to the allocation procedures described in detail below. Pursuant to such allocation procedures, if the number of cash election shares (together with any dissenting shares) would exceed 25% of the outstanding Delaware shares, a pro rata portion of those shares will be converted into the right to receive Norwood common stock in order to provide for the required cash/stock allocation among all outstanding Delaware shares. Similarly, if the number of cash election shares (together with any dissenting shares) is less than 25% of the outstanding Delaware shares, all or a pro rata portion of the non-election shares and, if necessary, a pro rata portion of the stock election shares will be converted into the right to receive the cash consideration.

If the number of cash election shares (together with any dissenting shares) is less than 25% of the outstanding Delaware shares, then:

•	All cash election shares will be converted into the right to receive the cash consideration.

•
Non-election shares will be deemed to be cash election shares to the extent necessary to have the total number of cash election shares (together with dissenting shares) equal 25% of the outstanding Delaware shares.  If less than all of the non-election shares need to be treated as cash election shares, then a sufficient number of non-election shares will be deemed cash election shares on a pro rata basis such that the cash election shares plus the deemed cash election shares equal 25% of the outstanding Delaware shares.

•
If all of the non-election shares are treated as cash election shares and the total number of cash election shares (together with dissenting shares) is still less than 25% of the outstanding Delaware shares, a pro rata portion of each shareholder’s stock election shares will be converted into cash election shares so that the total number of cash election shares (together with dissenting shares) equals 25% of the outstanding Delaware shares and the remaining stock election shares will be converted into the right to receive the stock consideration.

If the number of cash election shares (together with any dissenting shares) is greater than 25% of the outstanding Delaware shares, then:

•	All stock election shares and all non-election shares will be converted into the right to receive the stock consideration.

•
A pro rata portion of each shareholder’s cash election shares will be converted into stock election shares so that the remaining number of cash election shares (together with any dissenting shares) equals 25% of the outstanding Delaware shares, the converted stock election shares will be converted into the right to receive the stock consideration, and the remaining cash election shares will be converted in the right to receive the cash consideration.

If the number of cash election shares equals 25% of the outstanding Delaware shares, then all cash election shares will be converted into the right to receive the cash consideration and all stock election shares and non-election shares will be converted into the right to the stock consideration.

Exchange Procedures

An election form and transmittal materials will be mailed under separate cover to Delaware shareholders who hold shares of Delaware common stock in registered form.  If you wish to make an election with respect to any of your shares, you must submit an election form and transmittal materials and the certificates which represent your election shares to the exchange agent prior to the election deadline.  Do not submit your stock certificates with your proxy card.  You should only submit your stock certificates which represent your election shares when you have received and properly completed the election form and transmittal materials.   See “— Election Procedures; Surrender of Stock Certificates” beginning on page 56 of this proxy statement/prospectus.

Exchange Agent.  On the business day prior to the effective time of the merger, Norwood will deposit with the exchange agent (1) cash in an amount sufficient to allow the exchange agent to make cash consideration payments under the terms of the merger agreement and (2) certificates (or evidence of shares in book entry form) representing shares of Norwood common stock, which we refer to as the “new certificates,” each to be given to the holders of Delaware common stock in exchange for old certificates representing shares of Delaware common stock. Any such cash or new certificates remaining in the possession of the exchange agent six months after the effective time will be delivered to Norwood. Any holder of old certificates who has not exchanged his, her or its old certificates by that time will be entitled to look exclusively to Norwood, and only as a general creditor, for the consideration to which he, she or it may be entitled upon exchange of such old certificates.

Exchange Procedures.  As promptly as practicable after the effective time of the merger, the exchange agent will mail a form of letter of transmittal to each person who was, immediately prior to the effective time, a holder of record of Delaware common stock and who has either (i) not submitted their properly completed election form on or before the election deadline or (ii) revoked their election form prior to the election deadline (without later submitting a properly completed election form prior to the election deadline). The letter of transmittal will contain instructions for use in effecting the surrender of old certificates (to the extent such old certificates have not been surrendered together with the election forms) in exchange for the consideration to which such person may be entitled pursuant to the merger agreement, and will specify that delivery shall be effected, and risk of loss and title to the old certificates shall pass, only upon proper delivery of such certificates to the exchange agent. As soon as practicable after due surrender to the exchange agent of an old certificate for cancellation (to the extent such old certificates have not been surrendered together with the election forms) together with such letter of transmittal duly executed and completed, the holder of such old certificate will be provided a new certificate and a check in the amount to which such holder is entitled pursuant to the merger agreement, and the old certificate shall be canceled. Any amounts required to be deducted and withheld under state, local or foreign tax laws will be deducted and withheld from the consideration otherwise payable under the merger agreement.

Until you surrender your Delaware stock certificates for exchange, you will accrue, but will not be paid, any dividends or other distributions declared after the effective time of the merger with respect to Norwood common stock into which any of your shares may have been converted. When you surrender your Delaware stock certificates, to the extent you receive shares of Norwood common stock in exchange, Norwood will pay any unpaid dividends or other distributions, without interest. After the completion of the merger, there will be no transfers on the stock transfer books of Delaware of any shares of Delaware common stock.

If a certificate for Delaware common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon receipt of appropriate evidence as to that loss, theft or destruction, appropriate evidence as to the ownership of that certificate by the claimant, and appropriate and customary indemnification. The posting of a bond in a reasonable amount may also be required.

Accounting Treatment

Norwood will account for the merger under the acquisition method of accounting in accordance with accounting principles generally accepted in the United States.  Using the acquisition method of accounting, the assets and liabilities of Delaware will be recorded by Norwood at their respective fair values at the time of the completion of the merger.  The excess of Norwood’s purchase price over the net fair value of the assets acquired and liabilities assumed will then be allocated to identified intangible assets, with any remaining unallocated cost recorded as goodwill.  The value of the shares exchanged will be valued at the acquisition date and all merger-related costs will be expensed when incurred.

Material United States Federal Income Tax Consequences of the Merger

This section describes the anticipated material United States federal income tax consequences of the merger to certain U.S. holders of Delaware common stock who exchange shares of Delaware common stock for shares of Norwood common stock, cash, or a combination of shares of Norwood common stock and cash pursuant to the merger.

For purposes of this discussion, a U.S. holder is a beneficial owner of Delaware common stock who for United States federal income tax purposes is:

•	a citizen or individual resident of the United States;

•	a corporation, or an entity treated as a corporation, created or organized in or under the laws of the United States or any State or the District of Columbia;

•
a trust that (1) is subject to (A) the primary supervision of a court within the United States and (B) the authority of one or more United States persons to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person; or

•	an estate that is subject to United States federal income tax on its income regardless of its source.

If a partnership (including for this purpose, any entity treated as a partnership for United States federal income tax purposes) holds Delaware common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership.  If you are a partner of a partnership holding Delaware common stock, you should consult your tax advisor.

This discussion addresses only those Delaware shareholders that hold their Delaware common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code, and does not address all the United States federal income tax consequences that may be relevant to particular Delaware shareholders in light of their individual circumstances or to Delaware shareholders that are subject to special rules, such as:

•	financial institutions;

•	investors in pass-through entities;

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities;

•	traders in securities that elect to use a mark to market method of accounting;

•	persons who exercise dissenters’ rights;

•	persons that hold Delaware common stock as part of a straddle, hedge, constructive sale or conversion transaction;

•	certain expatriates or persons that have a functional currency other than the U.S. dollar;

•	persons who are not U.S. holders; and

•	shareholders who acquired their shares of Delaware common stock through the exercise of an employee stock option or otherwise as compensation or through a tax-qualified retirement plan.

In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010.

The following discussion is based on the Internal Revenue Code, its legislative history, existing and proposed regulations thereunder and published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this discussion.

Norwood and Delaware have structured the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The obligation of Norwood to complete the merger is conditioned upon the receipt of an opinion from Jones Walker LLP, Washington D.C., counsel to Norwood, to the effect that the merger will for federal income tax purposes qualify as a reorganization based upon customary representations made by Norwood and Delaware.  The obligation of Delaware to complete the merger is conditioned upon the receipt of an opinion from Cranmore, FitzGerald & Meaney, counsel to Delaware, to the effect that the merger will for federal income tax purposes qualify as a reorganization based upon customary representations made by Norwood and Delaware.  Neither of these opinions is binding on the Internal Revenue Service or the courts.  Norwood and Delaware have not requested and do not intend to request any ruling from the Internal Revenue Service as to the United States federal income tax consequences of the merger.  Accordingly, each shareholder of Delaware common stock should consult its tax advisor with respect to the particular tax consequences of the merger to such holder. In addition, because a Delaware shareholder may receive a mix of cash and stock despite having made a cash election or stock election, it will not be possible for holders of Delaware common stock to determine the specific tax consequences of the merger to them at the time of making the election.

Tax Consequences of the Merger Generally to Holders of Delaware Common Stock.  If the merger is treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, the tax consequences are as follows:

•
gain or loss will be recognized by those holders receiving solely cash for Delaware common stock pursuant to the merger equal to the difference between the amount of cash received by a holder of Delaware common stock and such holder’s cost basis in such holder’s shares of Delaware common stock;

•
no gain or loss will be recognized by those holders receiving solely shares of Norwood common stock in exchange for shares of Delaware common stock pursuant to the merger (except with respect to any cash received instead of fractional share interests in Norwood common stock, as discussed in the section entitled “— Cash Received Instead of a Fractional Share of Norwood Common Stock” on page 62);

•
gain (but not loss) will be recognized by those holders who receive shares of Norwood common stock and cash in exchange for shares of Delaware common stock pursuant to the merger, in an amount equal to the lesser of (1) the amount by which the sum of the fair market value of the Norwood common stock and cash received by a holder of Delaware common stock exceeds such holder’s cost basis in its Delaware common stock, and (2) the amount of cash received by such holder of Delaware common stock (except with respect to any cash received instead of fractional share interests in Norwood common stock, as discussed in the section entitled “— Cash Received Instead of a Fractional Share of Norwood Common Stock” on page 62);

•
the aggregate basis of the Norwood common stock received in the merger will be the same as the aggregate basis of the Delaware common stock for which it is exchanged, decreased by the amount of cash received in the merger (except with respect to any cash received instead of fractional share interests in Norwood common stock), decreased by any basis attributable to fractional share interests in Norwood common stock for which cash is received, and increased by the amount of gain recognized on the exchange (regardless of whether such gain is classified as capital gain, or as ordinary dividend income, as discussed in the section entitled “— Recharacterization as a Dividend” on page 62, but excluding any gain or loss recognized with respect to fractional share interests in Norwood common stock for which cash is received); and

•	the holding period of Norwood common stock received in exchange for shares of Delaware common stock will include the holding period of the Delaware common stock for which it is exchanged.

If holders of Delaware common stock acquired different blocks of Delaware common stock at different times or at different prices, any gain or loss will be determined separately with respect to each block of Delaware common stock and such holders’ basis and holding period in their shares of Norwood common stock may be determined with reference to each block of Delaware common stock.  Any such holders should consult their tax advisors regarding the manner in which cash and Norwood common stock received in the exchange should be allocated among different blocks of Delaware common stock and with respect to identifying the bases or holding periods of the particular shares of Norwood common stock received in the merger.

Taxation of Capital Gain.  Except as described in the section entitled “— Recharacterization as a Dividend” below, gain that holders of Delaware common stock recognize in connection with the merger generally will constitute capital gain and will constitute long-term capital gain if such holders have held (or are treated as having held) their Delaware common stock for more than one year as of the date of the merger. Long-term capital gain of non-corporate holders of Delaware common stock is generally taxed at preferential rates.

Recharacterization as a Dividend.  All or part of the gain that a particular holder of Delaware common stock recognizes (or all or part of the cash received by a holder of Delaware common stock, if such holder receives only cash pursuant to the merger) could be treated as dividend income rather than capital gain if (1) such holder is a significant shareholder of Norwood or (2) such holder’s percentage ownership, taking into account constructive ownership rules, in Norwood after the merger is not meaningfully reduced from what its percentage ownership would have been if it had received solely shares of Norwood stock rather than cash or a combination of cash and shares of Norwood stock in the merger. This recharacterization as dividend income could happen, for example, because of ownership of additional shares of Norwood stock by such holder of Delaware common stock, ownership of shares of Norwood stock by a person related to such holder or a share repurchase by Norwood from other holders of Norwood stock. The Internal Revenue Service has indicated in rulings that any reduction in the interest of a minority shareholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would not result in dividend treatment. Under the constructive ownership rules, a shareholder may be deemed to own stock that is owned by others, such as a family member, trust, corporation or other entity. For an individual who receives dividend income in taxable years beginning before January 1, 2013 that constitutes qualified dividend income, the dividend income may be subject to reduced rates of taxation if such individual meets certain holding period requirements. Because the possibility of dividend treatment depends primarily upon each holder’s particular circumstances, including the application of the constructive ownership rules, holders of Delaware common stock should consult their tax advisors regarding the application of the foregoing rules to their particular circumstances.

Cash Received Instead of a Fractional Share of Norwood Common Stock.  A holder of Delaware common stock who receives cash instead of a fractional share of Norwood common stock will generally be treated as having received the fractional share pursuant to the merger and then as having exchanged the fractional share for cash in a redemption by Norwood.  As a result, a holder of Delaware common stock will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in his or her fractional share interest as set forth above.  Except as described in the section entitled “— Recharacterization as a Dividend” above, this gain or loss will generally be a capital gain or loss, and will be a long-term capital gain or loss if, as of the effective date of the merger, the holding period for such shares is greater than one year. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting.  Payments of cash to a holder of Delaware common stock may, under certain circumstances, be subject to information reporting and backup withholding (currently at a rate of 28%), unless the holder provides proof of an applicable exemption satisfactory to Norwood and the exchange agent, or furnishes its taxpayer identification number and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the holder’s United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

The preceding discussion is intended only as a summary of material United States federal income tax consequences of the merger. It is not a complete analysis or discussion of all potential tax effects that may be important to you, and it does not address tax consequences that may vary with, or are contingent on, individual circumstances.  Further, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Thus, you are strongly encouraged to consult your tax advisor as to the specific tax consequences resulting from the merger, including tax return reporting requirements, the applicability and effect of federal, state, local, and other tax laws and the effect of any proposed changes in the tax laws.

Regulatory Matters Relating to the Merger

Consummation of the merger and the bank merger are subject to receipt of certain regulatory approvals.

FDIC.  Norwood intends to acquire Delaware by way of a merger, whereby Delaware will merge with and into Norwood, with Norwood as the surviving company, and by merging NBDC Bank with Wayne Bank.  The merger of NBDC Bank with and into Wayne Bank is subject to the prior approval of the FDIC under the Bank Merger Act.  Wayne Bank and NBDC Bank have filed an application with the FDIC to obtain prior approval of the merger of NBDC Bank with and into Wayne Bank.  In reviewing applications, the FDIC considers:

•	the effect of the transaction upon competition;

•	the financial and managerial resources and future prospects of the merging and resulting institutions;

•	the capital levels of the surviving institution;

•	the performance of the applicants in helping to meet the credit needs of the relevant communities, including low- and moderate-income neighborhoods; and

•	the convenience and needs of the community to be served.

The FDIC will not approve a transaction:

•	that would result in a monopoly or would be in furtherance of any combination, conspiracy or attempt to monopolize the business of banking in any part of the United States; or

•
whose effect in any section of the United States may be to substantially lessen competition, or tend to create a monopoly, or which in any other manner would be in restraint of trade, unless the probable effects of the transaction in meeting the convenience and needs of the community clearly outweigh the anti-competitive effects of the transaction.

Any transaction approved by the FDIC may not be completed until 30 days after the FDIC approval, during which time the U.S. Department of Justice may challenge such transaction on antitrust grounds.  With the approval of the FDIC and the U.S. Department of Justice, the waiting period may be reduced to 15 days.

Federal Reserve Bank of Philadelphia.  Norwood is a bank holding company whose primary federal regulator is the FRB.  Because the merger involves an acquisition by a bank holding company, the transaction is also subject to the approval of the Federal Reserve Bank of Philadelphia unless the FRB grants a waiver of its bank holding company application requirements in accordance with applicable regulations.  We intend to request such a waiver from the FRB.

Pennsylvania Department of Banking and Securities. The merger of NBDC Bank with and into Wayne Bank is also subject to the prior approval of the Department under the Pennsylvania Banking Code of 1965. Wayne Bank has filed an application for approval of the bank merger with the Department and the application is currently pending. In determining whether to approve the application for the merger of NBDC Bank with and into Wayne Bank, the Department will consider, among other factors, whether the bank merger would be consistent with adequate or sound banking and would not result in concentration of assets beyond limits consistent with effective competition. The Department will also consider the public interest and the needs and convenience of the area primarily to be served by Wayne Bank after the bank merger. Further, it is the policy of the Department to ensure the safe and sound conduct of banking organizations and to maintain public confidence in the business of banking and protect the public interest and the interests of depositors, creditors, and stockholders. These factors will be considered by the Department in connection with Wayne Bank’s application.

Status of Applications and Notices. Norwood and Delaware have filed all required applications with applicable regulatory authorities in connection with the merger of Delaware with Norwood and the bank merger.  There can be no assurance that all requisite approvals will be obtained, that such approvals will be received on a timely basis or that such approvals will not impose any term, condition or restriction which either party reasonably determines in good faith would materially or adversely affect the economic or business benefits of the merger to such party, as to render inadvisable in its reasonable good faith judgment the consummation of the merger.  If any such term, condition or restriction is imposed, either Norwood or Delaware may elect not to consummate the merger. See “— Conditions to Completing the Merger” beginning on page 68.

The approval of any application merely implies the satisfaction of regulatory criteria for approval, which does not include review of the acquisition from the standpoint of the adequacy of the merger consideration to be received by Delaware shareholders.  Furthermore, regulatory approvals do not constitute an endorsement or recommendation of the acquisition.

Interests of Certain Persons in the Merger

Share Ownership.  On the record date for the special meeting, all persons who served as a director or executive officer of Delaware beneficially owned, in the aggregate, 30,555 shares of Delaware common stock representing approximately 3.3% of the outstanding shares of Delaware common stock.

As described below, certain of Delaware’s officers and directors have interests in the merger that are in addition to, or different from, the interests of Delaware’s shareholders generally.  Delaware’s board of directors was aware of these interests and took them into account when approving the merger.

Employment Agreement. Delaware has an existing employment agreement with President and Chief Executive Officer James S. Stracuzzi.  This employment agreement requires Delaware to make payments and/or provide benefits to Mr. Stracuzzi upon a termination of his employment and, in certain circumstances, upon a termination of employment in connection with, or following, a change in control of Delaware.  The completion of the merger will constitute a change in control for purposes of Delaware’s employment agreement with Mr. Stracuzzi.  The employment agreement provides that Mr. Stracuzzi is entitled to change in control compensation if a change in control has occurred and his employment is terminated within two years following the change in control due to: (i) the executive’s dismissal; or (ii) the executive’s voluntary resignation following any material reduction in his duties, responsibilities, title or employment status, material reduction in base salary or benefits; or relocation of his principal place of employment by more than 50 miles from its location immediately prior to the change in control, a liquidation of NBDC Bank, a material breach of the employment agreement or its non-renewal.  The executive would not be entitled to change in control compensation if his termination is because of his death, disability, retirement or for cause.

Norwood has entered into a settlement agreement with Mr. Stracuzzi in light of his expected termination of employment following the merger.  Consistent with the terms described above, Norwood has agreed that Mr. Stracuzzi will be entitled to receive a cash payment equal to $300,000.  In addition, Norwood will also be obligated to continue and/or pay for Mr. Stracuzzi’s life, medical and dental coverage for three years.  Such severance payment to Mr. Stracuzzi will be reduced in the event that any portion of such payments are determined to exceed the maximum payments which may be tax deductible in accordance with Section 280G of the Internal Revenue Code.  Mr. Stracuzzi will be subject to a three-year non-compete and non-solicitation limitation following such termination and receipt of severance pay.

Executive Change in Control Agreements.  Delaware and NBDC Bank have existing executive change in control agreements with Senior Vice Presidents Dawnette M. Hotaling, Laura E. Vail and Darlene B. Mirrer and Comptroller/Treasurer Amanda L. Hall (the “Executives”).  The executive change in control agreements each provide that in the event the Executives are terminated or reassigned within 12 months of a change in control of Delaware or NBDC Bank (other than for cause or because of death, disability, retirement or removal by bank regulators), they will be entitled to a payment equal to the most recent aggregate base salary paid to the Executive in the 12-month period immediately preceding the change in control.  In addition, the executive change in control agreements require Delaware, NBDC Bank and their successors to maintain for the benefit of the Executives for one year following a change in control all life insurance, medical, health and accident and disability policies, plans, programs or arrangements which were in effect immediately prior to the change in control or to provide comparable coverages at a rate not greater than 1.5 times the group premium rate payable prior to the change in control.  For purposes of the agreements, a reassignment is a material reduction in base salary or in the Executives’ authority, duties, responsibilities or benefits, or change in title inconsistent with that of a senior executive officer of a bank, the involuntary relocation to an office greater than 50 miles from Walton, New York or any action which results in a significant worsening of the Executives’ working conditions.  The merger will constitute a change in control of Delaware and NBDC Bank for purposes of the executive change in control agreements.  Assuming a merger effective date of June 30, 2016 and their termination or reassignment within 12 months of the merger, Mss. Hotaling, Vail, Mirrer and Hall would be entitled to payments of approximately $85,750, $99,290, $85,050 and $63,000, respectively, under the executive change in control agreements.

Supplemental Executive Retirement Agreements.  NBDC Bank has entered into supplemental executive retirement agreements (“SERPs”) with Senior Vice Presidents Dawnette M. Hotaling, Laura E. Vail and Darlene B. Mirrer which provide for an annual retirement benefit equal to 20% of the average of their highest three years’ base salaries upon their separation of service at normal retirement age.  A separation of service will occur whenever the level of bona fide services to be performed by the executives will permanently decrease to no more than 20% of the average level of services performed during the preceding 36 months.  In the event of a change in control, Mss. Hotaling, Vail and Mirrer will be entitled to a lump sum payment equal to the amount accrued by NBDC Bank to fund the future benefit expense associated with the SERP.  The merger will constitute a change in control of NBDC Bank for purposes of the SERPs.  Upon the merger, Mss. Hotaling, Vail and Mirrer will be entitled to payments of $32,873, $74,721, and $43,258, respectively, under the SERPs.

Retention Bonus Plan.  Norwood has agreed to establish a retention bonus plan for Senior Vice Presidents Dawnette M. Hotaling, Laura E. Vail and Darlene B. Mirrer and Comptroller/Treasurer

Amanda L. Hall pursuant they would each be entitled to a retention bonus equal to 25% of their current salaries if they remain employed with Wayne Bank for at least 12 months following the merger.  If the employment of any of the executives is terminated by Wayne Bank during the 12 months following the merger, they will be entitled to the severance payments provided for in their Executive Change in Control Agreements described above but will not be entitled to a retention bonus payment.  An executive who receives a retention bonus payment will not be entitled to receive a severance payment.  If Mss. Hotaling, Vail, Mirrer and Hall remain employed with Wayne Bank for at least 12 months following the merger, they will be entitled to receive retention bonuses of approximately $21,750, $25,135, $21,575 and $15,750, respectively, under the retention bonus plan.

Appointment of Delaware Director to the Norwood Financial Board of Directors. Within 18 months of completion of the merger, Norwood will invite one current member of the Delaware board of directors to serve on the boards of directors of Norwood and Wayne Bank following completion of the merger.

Continued Director and Officer Liability Coverage. For a period of six years following the effective time of the merger, Norwood has agreed to indemnify and hold harmless the directors and officers of Delaware against all liability arising out of actions or omissions occurring at or before the effective time of the merger to the same extent as Delaware currently provides for indemnification of its officers and directors. For a period of six years following the effective time of the merger, Norwood has also agreed to maintain in effect Delaware’s directors’ and officers’ liability insurance coverage or provide a policy with comparable coverage; provided, however, if the cost that is necessary to maintain or procure such insurance coverage exceeds $60,000, Norwood will obtain the most advantageous coverage obtainable for a premium equal to such amount.

Payments to Delaware Directors for On-going Cooperation.  All individuals serving on the board of directors of Delaware shall be entitled to receive, after the effective time of the merger, a retainer in the amount of $1,000 per month for an 18-month period in exchange for their participation in a New York Regional Advisory Board and their efforts in promoting the combined entity after the effective time of the merger.  Such cooperation includes their agreement not to serve as an employee, an officer, a director, a consultant, an agent, partner, an advisory director, a founder or a shareholder or other equity holder in a corporation or other entity or in any other capacity with any business organization that is doing business or intends to do business in the state of New York in the counties of Delaware or Sullivan or in the Commonwealth of Pennsylvania in the county of Wayne and that is engaged or intends to engage in the provision of financial services to the public, including, but not limited to, accepting retail or commercial deposit accounts, making loans or offering trust services, commercial banking, mortgage banking, or lease financing, by business entities, including but not necessarily limited to commercial banks, savings associations, trust companies, credit unions and parent companies and subsidiary companies of such business entities.  In addition, such individuals agreed not to recruit any Norwood employees or solicit any customers of Norwood.

Other Benefits.  Upon a change in control, Senior Vice Presidents Dawnette M. Hotaling, Laura E. Vail and Darlene B. Mirrer and directors Meg Hungerford and Joel M. Smith will become vested in long-term care benefits for life under existing insurance policies for their benefit.  Director Kathleen Suozzo is vested in such benefit, which will not be affected by the change in control.

Upon a change in control, Senior Vice President Darlene B. Mirrer will become vested in an individual term life policy with a death benefit of $251,400.

Upon a change in control, Senior Vice Presidents Dawnette M. Hotaling and Laura E. Vail will become vested in a split dollar life insurance plan funded by bank-owned life insurance with a death benefit of $253,500 and $294,120, respectively.

Directors Kathleen Suozzo and Michael P. DeGroat are fully vested in the Director Fee Deferral Plan, which benefits will not be affected by the change in control.

Directors Michael P. DeGroat, Douglas W. Sluiter and Leonard A. Govern are fully vested in the Director Fee Continuation Plan, which benefits will not be affected by the change in control.

Employee Matters

Nothing in the merger agreement shall be construed as constituting an employment agreement between Norwood, Wayne Bank or any of their affiliates and any officer or employee of Delaware or any of its subsidiaries or an obligation on the part of Norwood, Wayne Bank or any of their affiliates to employ any such officers or employees.

In the event that Norwood terminates any of Delaware’s health and welfare benefit plans, programs, insurance and other policies, all employees of Delaware or any of its subsidiaries who continue employment with Norwood or any subsidiary of Norwood following the effective time of the merger will become eligible to participate in Norwood’s or Wayne Bank’s medical, dental, health and disability plans without any gap or interruption in coverage.  With respect to each Norwood health plan, Norwood and Wayne Bank shall cause each such plan to (1) waive any waiting period limitation or evidence of insurability requirement under said plans to the extent such limitations have been satisfied under the Delaware health plan, and (2) waive any pre-existing condition limitations under such plans to the extent such conditions for such participant are covered under the applicable Delaware health plan.

Any employee of Delaware (other than those employees who are a party to an employment, a change in control or other type of agreement with Delaware which provides for severance) whose employment is terminated by Delaware, Norwood or Wayne Bank, absent termination for cause, within 12 months of the effective date of the merger, shall receive severance benefits equal to two weeks of base pay for each completed year of service with a minimum benefit of four weeks’ pay and a maximum benefit of 26 weeks of base pay.

At the effective date of the merger, Norwood will establish a retention bonus pool of up to $50,000 for NBDC Bank employees not covered by the retention bonus plan described above.  The retention bonus pool will be administered by Norwood in consultation with a designated representative of Delaware.

Time of Completion

Unless the parties agree otherwise and unless the merger agreement has otherwise been terminated, the closing of the merger will take place on the 10th business day following the later of (1) the effective date (including the expiration of any applicable waiting period) of the last required regulatory approval, and (2) the date on which the shareholders of Delaware approve the merger agreement.

Norwood and Delaware are working to complete the merger quickly.  It is currently expected that the merger will be completed in the third calendar quarter of 2016.  However, because completion of the merger is subject to regulatory approvals and other conditions, the parties cannot be certain of the actual timing.

Conditions to Completing the Merger

Norwood’s and Delaware’s obligations to consummate the merger are conditioned on the following:

•	approval of the merger agreement by the requisite vote of Delaware’s shareholders;

•
receipt of all required regulatory approvals, the expiration of all statutory waiting periods and the satisfaction of all conditions to the consummation of the merger set forth in the regulatory approvals;

•
there shall be no pending causes of action, investigations or proceedings (1) challenging the validity or legality of the merger agreement or the consummation of the merger, or (2) seeking damages in connection with the merger, or (3) seeking to restrain or invalidate the merger; unless actual or threatened causes of action, investigations or proceedings would not have a material adverse effect with respect to the interests of Norwood or Delaware, as the case may be;

•	no judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraints or prohibition preventing the completion of the merger shall be in effect;

•
no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by a regulatory authority that prohibits, restrains, or makes illegal the consummation of the merger;

•	Norwood’s registration statement of which this proxy statement/prospectus is a part being effective;

•	the shares of Norwood common stock having been approved for listing on the NASDAQ, subject to official notice of issuance;

•
Norwood and Delaware shall have received opinions from their respective legal counsel to the effect that the merger qualifies as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code; and

•
the other party having performed in all material respects its obligations under the merger agreement, the other party’s representations and warranties being true and correct as of the effective date of the merger and receipt of a certificate signed by the other party’s chief executive officer to that effect.

Norwood’s obligations to consummate the merger are also conditioned on the following:

•
there shall have been no determination by Norwood that any fact, event, or condition exists or has occurred that would have a material adverse effect on Delaware or the consummation of the  transactions contemplated by the merger agreement;

•
receipt by Delaware of all consents and approvals from third parties (other than those required from regulatory authorities) required to complete the merger, unless, in the opinion of Norwood, failure to obtain those consents or approvals would not have a material adverse effect on the merger or Norwood after completion of the merger;

•
there shall be no action taken by an regulatory authority, or any statute, rule, regulation or order enacted, which, in connection with approval of the merger, imposes, in the judgment of Norwood, any material adverse requirement upon Norwood or any Norwood subsidiary, including, without limitation, any requirement that Norwood sell or dispose of any significant amount of assets of Delaware, or any other Norwood subsidiary;

•
Delaware shall have delivered a certificate to Norwood that, other than as set forth in the certificate, Delaware is not aware of any pending or threatened claim under the directors and officers insurance policy or the fidelity bond coverage of Delaware; and

•	the holders of no more than 12% of the issued and outstanding shares of Delaware common stock shall have exercised dissenters’ rights.

Delaware’s obligations to consummate the merger are also conditioned upon the delivery by Norwood to the exchange agent of the exchange fund.

Although we anticipate that the closing will occur during the third calendar quarter of 2016, because the satisfaction of certain of these conditions is beyond our control, we cannot be certain when, or if, the conditions to the merger will be satisfied or waived or whether or not the merger will be completed.

Conduct of Business Before the Merger

Delaware has agreed that, until completion of the merger, it and its subsidiaries will:

General Business

•	conduct its business in the usual, regular and ordinary course consistent with past practice and prudent banking principles;

•
use its best efforts to maintain and preserve intact its business organization, employees, goodwill with customers and advantageous business relationships and retain the services of its officers and key employees; and

•
except as required by law or regulation, take no action which would adversely affect or delay the ability of the Norwood and Delaware to obtain any consent from any regulatory authority or other approvals required for the consummation of the transactions contemplated by the merger agreement or to perform its covenants and agreements under the merger agreement.

Delaware has agreed that, until completion of the merger, unless required by law or permitted by Norwood or as previously disclosed to Norwood, neither it nor its subsidiaries will:

Indebtedness

•
incur any material liabilities or material obligations (other than deposit liabilities and short-term borrowings from the FHLB of New York in the ordinary course of business), whether directly or by way of guaranty, including any obligation for borrowed money, or whether evidenced by any note, bond, debenture, or similar instrument;

Capital Stock

•	change the number of shares of its authorized, issued or outstanding capital stock, including any issuance, purchase, redemption, split, combination or reclassification thereof;

•	issue or grant any option, warrant, call, commitment, subscription, right or agreement to purchase relating to its authorized or issued capital stock;

•
declare, set aside or pay any dividend or other distribution with respect to the outstanding capital stock of Delaware except that subject to compliance with applicable laws and contractual covenants, Delaware may declare a dividend immediately prior to the Effective Time provided that the amount of such dividend may not exceed the lesser of (i) Delaware’s net income for the calendar year through the month-end prior to closing (exclusive of certain merger-related expenses) or (ii) $200,000;

Acquisitions and Dispositions

•	sell, transfer, convey or otherwise dispose of any real property (including “other real estate owned”) or interest therein;

•	purchase or otherwise acquire or sell or otherwise dispose of, any assets or incur any liabilities otherwise than in the ordinary course of business;

•	merge or consolidate NBDC Bank with any other corporation; sell or lease all or any substantial portion of the assets or business of NBDC Bank;

Investments

•
acquire or agree to acquire 5% or more of the assets or equity securities of any person or business or acquire direct or indirect control of any person or business (except for foreclosures in the ordinary course of business and after consultation with Norwood);

•
enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement, or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

•	purchase or sell or otherwise acquire any investment securities other than those issued by the U.S. Treasury with a maximum remaining maturity of two years or less;

Contracts

•
enter into or extend any agreement, lease or license relating to real property (other than capital expenditures permitted under the merger agreement), personal property, data processing or bankcard functions that involves an aggregate of $10,000 or more;

•
waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing agreement or indebtedness to which it is a party, other than in the ordinary course of business consistent with past practice;

Loans

•
originate, purchase, extend or grant any loan in the principal amount in excess of $100,000 if such loan is not fully secured or $400,000 if such loan is fully secured, except for binding obligations as of the date of the merger agreement;

•	purchase or sell any participation interest in any loan other than in the ordinary course of business consistent with past practice;

Management and Employee Matters

•	pay bonuses to any employee, officer, director or other person;

•	grant any increase in compensation to officers or grant any general increase in compensation to its employees other than normal annual increases not to exceed 3%;

•	enter into any new, or amend in any respect any existing, employment, consulting, non-competition or independent contractor agreement with any person;

•	alter the terms of any incentive bonus or commission plan;

•	appoint any new director to the board of directors of Delaware or NBDC Bank;

•	hire or promote any employees;

•
adopt any new or materially amend any existing employee benefit plan except as required by law or to renew any existing employee benefit plan on substantially the same terms on its scheduled renewal date;

•
except for the execution of the merger agreement and the consummation of the merger, take any action that would give rise to a right of payment to any individual under an employment agreement or an acceleration of the right to payment to any individual under any employee benefit plan;

•
terminate any individual that is a party to an employment contract or change in control agreement prior to the effective time of the merger, other than for “cause” as defined in the applicable agreement;

•
make any written communication to employees of Delaware pertaining to compensation or benefit matters affected by the merger or the transactions contemplated by the merger agreement without first providing Norwood with a copy or description of the intended communication;

Litigation

•
commence any cause of action or proceeding other than in accordance with past practice or settle any action, claim, arbitration, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry or other proceeding against it for material money damages or material restrictions upon any of its operations;

Governing Documents

•	amend its certificate of incorporation or bylaws or other governing documents;

Deposits

•	increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with Delaware’s past practices;

Capital Expenditures

•	make any capital expenditures in excess of $10,000 other than expenditures necessary to maintain existing assets in good repair;

Branches

•	file any applications or make any contract with respect to branching by Delaware or acquire or construct, or enter into any agreement to acquire or construct, any interest in real property;

Other Agreements

•	form any new subsidiary;

•	enter into, renew, extend or modify any transaction (other than a deposit transaction) with any affiliate other than pursuant to existing policies;

•
make any changes to its existing policies regarding credit, loan loss reserves, loan charge-offs, investments, asset/liability management or other banking policies except as required by changes in applicable law or U.S. generally accepted accounting principles;

•	take any action that is intended or may reasonably be expected to result in any of the conditions to the merger not being satisfied; or

•
foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or if such assessment indicates the presence of an underground storage tank or hazardous material.

Covenants of Delaware and Norwood in the Merger Agreement

Agreement Not to Solicit Other Proposals.  Delaware has agreed that neither it nor its officers, directors, employees and representatives will: (1) solicit, initiate, encourage or otherwise facilitate any inquiries or the making of any acquisition proposal or offer by a third party; (2) enter into, continue or otherwise participate in discussions or negotiations regarding, an acquisition proposal; or (3) furnish any non-public information or negotiate or enter into any agreement with respect to an acquisition transaction.  An acquisition transaction includes a proposal for any of the following:

•	a merger or consolidation, or any similar transaction of any company with Delaware (other than the merger with Norwood);

•	a purchase, lease or other acquisition of all or substantially all of the assets of Delaware;

•	a purchase or other acquisition of beneficial ownership by any person or group of securities representing 25% or more of the voting power of Delaware; or

•	a tender or exchange offer to acquire securities representing 25% or more of the voting power of Delaware.

Despite the agreement of Delaware not to solicit other proposals for an acquisition transaction, prior to obtaining shareholder approval of the merger agreement with Norwood, Delaware may negotiate or have discussions with, or provide information to, a third party who makes an unsolicited, written, bona fide proposal for an acquisition transaction not solicited in violation of the merger agreement, provided that Delaware’s board of directors:

•
after consultation with and considering the written advice of its legal counsel and financial advisor, in good faith deems such action to be legally necessary for the proper discharge of its fiduciary duties to Delaware’s shareholders under applicable law; and

•
after consultation with its outside legal counsel and its financial advisor, in good faith reasonably determines that the transaction presented by such unsolicited acquisition proposal, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal, (1) is more favorable from a financial point of view to the Delaware shareholders than the merger with Norwood (taking into account any changes to the financial terms of the merger agreement proposed by Norwood in response to the other proposal) and (2) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal (referred to in this document as a “superior proposal”).

If Delaware receives a proposal or information request from a third party or enters into negotiations with a third party regarding a superior proposal, Delaware must immediately notify Norwood and provide Norwood with information about the third party and its superior proposal and keep Norwood fully informed in all material respects of the status and details of such proposal.

Certain Other Covenants.  The merger agreement also contains other agreements relating to the conduct of Norwood and Delaware before consummation of the merger, including the following:

•
Delaware will give Norwood reasonable access during normal business hours to its properties, and shall disclose or make available to Norwood and its representatives all books, papers and records relating to its assets, stock, properties, operations, obligations and liabilities;

•
each party shall cause to be prepared and filed all required applications and filings with the regulatory authorities which are necessary or contemplated for obtaining the consents of the regulatory authorities or consummation of the merger;

•	Norwood was required to prepare the registration statement of which this proxy statement/prospectus forms a part and Delaware agreed to cooperate in its preparation;

•
each party will use its best efforts to take all actions and do all things necessary, proper or advisable under applicable laws and regulations, or otherwise, to consummate the merger and the other transactions contemplated by the merger agreement;

•
Delaware will make all reasonable efforts to cause its data processing service providers to cooperate with Norwood in connection with the data processing conversion to occur after the effective time of the merger and will permit its employees to be trained on the new system during normal business hours;

•
Delaware will invite a representative of Norwood to attend all regular and special meetings of Delaware’s board of directors and committees thereof.  Delaware may request that the representative of Norwood recuse himself or herself from any meeting (1) if the merger or any other acquisition transaction is the subject of discussion or (2) to preserve attorney-client privilege with respect to any specific matter;

•
Delaware will take all actions necessary to convene a meeting of its shareholders to vote on the merger agreement to be held no later than 50 days after the registration statement is declared effective;

•	each party shall have the right to review any filing made with, or written material submitted to, any government agencies in connection with the transactions contemplated by the merger agreement;

•
each party will furnish the other with all information concerning itself, its subsidiaries, directors, trustees, officers, shareholders and depositors, and such other matters as may be necessary or advisable in connection with any statement or application made by or on behalf of either party to any governmental body in connection with the transactions, applications or filings contemplated by the merger agreement;

•	each party will promptly furnish the other party with copies of written communications received by them or their respective subsidiaries from any government body in respect of the merger;

•	Delaware and Norwood will consult with one another prior to issuing any press release or other public disclosure related to the merger;

•
Delaware’s board of directors will recommend at the meeting of Delaware’s shareholders that the shareholders vote to approve the merger agreement and will use its reasonable best efforts to solicit shareholder approval;

•
Norwood shall establish a retention bonus plan for certain specified employees who will be entitled to a retention bonus of up to 25% of salary if they remain employed with Wayne Bank for at least twelve months after closing; and

•
Norwood shall establish a retention bonus pool of up to $50,000 for employees of Delaware and NBDC Bank not covered by the foregoing plan who remain employed at Delaware, Norwood or Wayne Bank after the effective time of the merger.

Representations and Warranties Made by Delaware and Norwood in the Merger Agreement

Delaware and Norwood have made certain customary representations and warranties to each other in the merger agreement relating to their respective businesses.  For information on these representations and warranties, please refer to the merger agreement attached as Annex A.  The representations and warranties must be true in all material respects through the completion of the merger unless any inaccuracies would not result in a material adverse effect.  See “— Conditions to Completing the Merger” on page 68.

The representations and warranties contained in the merger agreement were made only for purposes of the merger agreement and are made as of specific dates, were solely for the benefit of the parties to the merger agreement, and may be subject to limitations agreed to by the contracting parties, including being qualified by disclosures between the parties.  These representations and warranties may have been made for the purpose of allocating risk between the parties to the merger agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors as statements of factual information.

Terminating the Merger Agreement

The merger agreement may be terminated at any time before the effective time of the merger, as follows:

•	by mutual written consent of Norwood and Delaware;

•	by either party, if the shareholders of Delaware fail to approve the merger agreement;

•	by either party, if a required regulatory approval, consent or waiver is denied;

•
by either party, if the merger is not consummated by December 31, 2016 or other mutually agreed upon later date, unless failure to complete the merger by that time is due to a breach of a representation, warranty or covenant by the party seeking to terminate the merger agreement;

•
by either party, if it is determined that any condition precedent to the obligation of such party to consummate the merger (other than the receipt of regulatory and shareholder approvals) cannot be satisfied by December 31, 2016 provided that the party seeking to terminate is not in breach of any representation or warranty contained in the merger agreement;

•
by either party, if the other party materially breaches any representation, warranty, covenant or agreement contained in the merger agreement, or in the event of an inaccuracy of any representation or warranty by the other party, in either case that has not been cured within 30 days following written notice to such party;

•	by Norwood, if Delaware fails to hold its shareholder meeting to vote on the merger within the time frame set in the merger agreement;

•	by Norwood, if the board of directors of Delaware does not recommend approval of the merger to the Delaware shareholders or withdraws or revises its recommendation in a manner adverse to Norwood;

•
by Delaware, if prior the approval of the merger agreement by the shareholders of Delaware, it receives a superior proposal from a third party that, in the good faith determination of Delaware’s board of directors based upon the advice of legal counsel, the board is required to accept in order to comply with its fiduciary duties and Norwood does not make an offer at least as favorable to Delaware within 5 days after notice; or

•
by Delaware, at any time during a 5-day period beginning on the date that all required regulatory approvals have been received (the “Determination Date”) if both of the following conditions are satisfied:

o
The average of the daily closing sales prices for the Norwood common stock for the 20 consecutive trading days immediately preceding the Determination Date (the “Norwood Market Value”) is less than $21.08;

o
The number obtained by dividing the Norwood Market Value by $26.35 is less than the number obtained by dividing the average closing prices of the NASDAQ Bank Index for the 20 consecutive trading days immediately preceding the Determination Date divided by the NASDAQ Index Price on March 7, 2016 minus 0.20;

unless within five business days of notice of such termination, Norwood notifies Delaware that it will increase the exchange ratio for the stock consideration so that the Norwood Market Value is equal to a dollar amount that is the lesser of $21.08 or the amount obtained by reducing the Initial Norwood Market Value ($26.35) by the percentage change in the NASDAQ Bank Index less 20 percentage points.

Delaware may be required to pay to Norwood a termination fee of $615,000 in certain circumstances described under “The Merger and the Merger Agreement — Termination Fee” beginning on page 76.

Termination Fee

The merger agreement requires Delaware to pay Norwood a fee of $615,000 if the merger agreement is terminated in certain circumstances.  Specifically, Delaware must pay the termination fee if Norwood terminates the merger agreement as a result of Delaware’s failure to hold a shareholder meeting to act upon the merger agreement, or if Delaware’s board of directors fails to recommend approval of the merger or upon the withdrawal, qualification or revision of its recommendation to approve the merger.  In addition, Delaware is also required to pay the $615,000 termination fee if Delaware terminates the merger agreement after having received a superior proposal that, in the good faith determination of Delaware’s board of directors based on the advice of counsel, the board is required to accept in order to comply with its fiduciary duties.

In addition, if, after a public announcement that another party would like to enter into a transaction with Delaware, Norwood terminates the merger agreement due to the shareholders of Delaware failing to approve the merger or due to a material breach by Delaware of any of its covenants or agreements in the merger agreement, Delaware will be required to pay Norwood a fee of $615,000. If Delaware enters into a merger agreement with any other party within 18 months of the termination of the merger agreement as a result of the failure of Delaware shareholders to approve the merger agreement, Delaware will be required to pay $615,000 to Norwood less any amounts previously paid.

Expenses

Each of Norwood and Delaware will pay its own costs and expenses incurred in connection with the merger.

Changing the Terms of the Merger Agreement

Before the completion of the merger, Norwood and Delaware may agree to waive, amend or modify any provision of the merger agreement.

Dissenters’ Rights of Appraisal

Under New York law, if you do not wish to accept the cash payment provided for in the merger agreement, you have the right to object to the merger and file a written objection including a notice of  election to dissent and demand for payment of the fair value of your shares with Delaware. If you intend to dissent and demand to receive payment of the fair value of your shares, you must comply with the provisions of Section 623 of the New York Business Corporation Law (“Section 623”) in order to receive payment for your shares.  Delaware and Norwood will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the New York statutory procedures required to be followed by a Delaware shareholder in order to dissent from the merger and receive payment of the fair value of his or her shares.  This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 623 of the New York Business Corporation Law, the full text of which appears in Annex C of this proxy statement/prospectus.

This proxy statement/prospectus constitutes Delaware’s notice to its shareholders of the availability of dissenters’ rights in connection with the merger in compliance with the requirement of Section 623.  If you wish to consider exercising your dissenters’ rights you should carefully review the text of Section 623 contained in Annex C because failure to timely and properly comply with the requirements of Section 623 will result in the loss of your rights under New York law.

If you elect to dissent, you must satisfy the conditions stated below.  Section 623 requires that a shareholder intending to enforce his or her right to receive payment for his or her shares in connection with a merger transaction, file with the corporation (in this case, Delaware), before the special meeting of shareholders, or at the special meeting, but before the vote, written objection to the merger.  The written objection shall include:

•           A notice of election to dissent;
•           The shareholder's name and residence address;
•           The number and class of shares as to which is dissented; and
•           A demand for payment of the fair value of the shares if the merger is consummated.

A shareholder may not dissent as to less than all of the shares as to which he or she has a right to dissent. The written notice of election to dissent must be in addition to and separate from any proxy or vote abstaining from or against the merger.  Voting against or failing to vote for the merger by itself does not constitute an election to dissent within the meaning of Section 623. You must not vote in favor of the merger.  An abstention or failure to vote will satisfy this requirement, but a vote in favor of the merger, by proxy or in person, will constitute a waiver of your election to dissent in respect of the shares so voted and will nullify any previously filed written notices of election to dissent.  Finally, you must continuously be the beneficial owner of your shares of Delaware through the effective date of the merger.  If you fail to comply with any of these conditions and the merger is completed, you will be entitled to receive payment for your shares of Delaware common stock as provided for in the merger agreement, but you will have no dissenters’ rights with respect to your shares of Delaware common stock.

All notices of election to dissent should be addressed to Judith A. Riscoe, Secretary, Delaware Bancshares, Inc., 131-133 Delaware Street, Walton, New York 13856 and should be executed by, or on behalf of, the record holder of the shares of Delaware common stock.

To be effective, a notice of election to dissent by a holder of Delaware common stock must be made by or in the name of such registered shareholder, fully and correctly, as the shareholder's name appears on his or her stock certificate(s) and cannot be made by the beneficial owner if he or she does not also hold the shares of record.  The beneficial holder must, in such cases, have the registered owner submit the required notice of election to dissent with respect of such shares.

If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a notice of election to dissent should be made in such capacity; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners.  A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her dissenters’ rights with respect to the shares held for one or more  beneficial  owners, while not exercising this right for other beneficial owners.

If you hold your shares of Delaware common stock in a brokerage account or in other nominee form and you wish to exercise dissenters’ rights, you should consult with your broker or such other nominee to determine the appropriate procedures.

If holders of two-thirds of the common stock of Delaware approve the merger, then within ten (10) days of such approval, Delaware shall give written notice of such approval by registered mail to each shareholder of Delaware who filed an election to dissent with Delaware, and who did not withdraw his or her notice of election to dissent prior to the vote or vote in favor of the merger.

At the time of filing the notice of election to dissent or within one month thereafter, the dissenting shareholder shall submit his or her stock certificate(s) to either Delaware or the exchange agent.  Upon receipt thereof, the applicable entity shall note conspicuously on the stock certificate(s) that a notice of election has been filed and return the stock certificate(s) to the shareholder who submitted them. Any shareholder with stock certificates who fails to submit his or her stock certificates for such notation shall at the option of Delaware, by written notice with 45 days of the date of filing such notice of election to dissent, lose his or her dissenters’ rights.

Within 15 days of the effective date of the merger, but not later than 90 days from the date of the shareholders' meeting at which the merger agreement was adopted and approved, Delaware or Norwood, as the successor to Delaware, shall make a written offer by registered mail to each shareholder who has filed a notice of election to dissent to pay for his or her shares of common stock at a specified price that Delaware or Norwood considers to be their fair value.

This offer shall be accompanied by a statement setting forth the aggregate number of shares with respect to which notices of election to dissent have been received and the aggregate number of holders of such shares.  So long as the merger has become effective, such offer must also be accompanied by (1) advance payment to each shareholder who submitted his or her stock certificates to Delaware or the exchange agent for notation in an amount equal to eighty percent (80%) of the amount of such offer, or (2) as to a shareholder who has not yet submitted his or her stock certificates, if the time  period has not expired, or if Delaware or Norwood elects to grant the shareholder additional time, a statement that advance  payment of eighty percent (80%) of the offer shall be promptly made by Norwood once certificates have been submitted and notated.  If the merger has not become effective at the time of the offer, then Norwood may wait until the merger becomes effective to send the advance payment or statement of advance payment to the dissenting shareholders and any offer extended without the payment or  statement of payment may be conditioned on the effectiveness of the merger.  Each advance payment or statement as to advance payment shall advise the recipient shareholder that acceptance of such payment does not constitute a waiver of any dissenters’ rights. The offer made to each dissenting shareholder shall be made at the same price per share to all dissenting shareholders of the same class of stock. Such offer need not be accompanied by a balance sheet or profit and loss statement of Delaware since the financial statements of Delaware are being furnished to shareholders with this proxy statement/prospectus.

If within 30 days of Delaware or Norwood making the offer to the dissenting shareholders, Delaware or Norwood and any shareholder agree on the price to be paid for his or her shares, payment for the shares shall made within 60 days after the later of the offer or the effective date of the merger, upon surrender of stock certificates for the subject shares.

If Norwood fails to make an offer for the dissenting shares within 15 days of the effective date of the merger, or if Norwood fails to agree on an offer price with any dissenting shareholder within the 30 day period, Norwood shall within 20 days of the expiration of the applicable period, institute a special proceeding in the supreme court in the judicial district where the offices of Delaware were located.

If Norwood fails to timely institute such proceeding, any dissenting shareholder may institute such proceeding with 30 days of the expiration of the 20 day period.  If such a proceeding is not then timely instituted, all dissenters’ rights shall be lost unless the supreme court, for good cause shown, shall otherwise direct.

If a proceeding is instituted, the court shall determine whether a dissenting shareholder is entitled to receive payment for his or her shares, and the court shall fix the fair value of such shares as of the close of business on the day prior to the shareholders' meeting at which the merger was authorized.  A final order shall be entered against Norwood for payment to the dissenting shareholders including interest from the effective date of the merger.  Each party to such proceeding shall bear its own costs and  expenses, provided that the court may appoint or assess expenses and fees against the dissenting shareholders if the court finds that their refusal to accept the Norwood offer was arbitrary, or not in good faith.  Similarly, the court may appoint and assess fees and expenses against Norwood if any of the following occur: (A) the fair value of the shares as determined by the court materially exceeds the amount which Norwood offered to pay; (B) no offer or required advance payment was made by Norwood; (C) Norwood failed to institute the special proceeding; or (D) Norwood failed to act in good faith.  Norwood must make payment pursuant to the court order within 60 days after final determination of the proceeding.

In view of the complexity of Section 623, Delaware shareholders who may wish to dissent from the merger and pursue dissenters’ rights should consult their legal advisors.

PRO FORMA DATA

The unaudited pro forma combined condensed consolidated financial information has been prepared using the acquisition method of accounting, giving effect to Norwood’s proposed acquisition of Delaware.  Under this method, Delaware’s assets and liabilities as of the date of the acquisition will be recorded at their respective fair values and added to those of Norwood. Any difference between the purchase price for Delaware and the fair value of the identifiable net assets acquired (including core deposit intangibles) will be recorded as goodwill. The goodwill resulting from the acquisition will not be amortized to expense, but instead will be reviewed for impairment at least annually and to the extent goodwill is impaired, its carrying value will be written down to its implied fair value and a charge will be made to earnings.  Any core deposit and other intangibles with estimated useful lives to be recorded by Norwood in connection with the acquisition will be amortized to expense over their estimated useful lives. The financial statements of Norwood issued after the acquisition will reflect the results attributable to the acquired operations of Delaware beginning on the date of completion of the acquisition.

The following unaudited condensed pro forma balance sheet as of December 31, 2015 combines the historical financial statements of Norwood and Delaware. The unaudited pro forma financial statements give effect to the proposed acquisition as if the acquisition occurred on December 31, 2015 with respect to the balance sheet, and at the beginning of the period for the twelve months ended December 31, 2015, with respect to the statement of income.  Accordingly, the consideration paid by Norwood to complete the acquisition of Delaware will be allocated to Delaware’s assets and liabilities based upon their estimated fair values as of the date of completion of the acquisition. The allocation is dependent upon certain valuations and other studies that have not been finalized at the time of the acquisition announcement; however, preliminary valuations based on the fair value of the acquired assets and liabilities have been estimated and included in the unaudited pro forma financial statements.

The final allocation of the purchase price will be determined after the merger is completed and after completion of thorough analyses to determine the fair value of Delaware’s tangible and identifiable intangible assets and liabilities as of the date the merger is completed. Increases or decreases in the estimated fair values of the net assets as compared with the information shown in the unaudited pro forma combined condensed consolidated financial information may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact Norwood’s consolidated statement of income due to adjustments in yield and/or amortization of the adjusted assets or liabilities. Any changes to Delaware shareholders’ equity, including results of operations from December 31, 2015 through the date the merger is completed, will also change the purchase price allocation, which may include the recording of a lower or higher amount of goodwill. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein.  The pro forma calculations, shown herein, assume a closing price of $28.75, which represents the closing price of Norwood’s common stock on December 31, 2015.

The pro forma income statement and per share data information does not include anticipated cost savings or revenue enhancements, nor does it include one-time merger and integration expenses which will be expensed against income. Delaware and Norwood are currently in the process of assessing the two companies’ personnel, benefits plans, premises, equipment, computer systems and service contracts to determine where the companies may take advantage of redundancies or where it will be beneficial or necessary to convert to one system. Certain decisions arising from these assessments may involve canceling contracts between either Delaware or Norwood and certain service providers. The pro forma combined basic earnings and diluted earnings per share of Delaware common stock is based on the pro forma combined net income per common share for Delaware and Norwood divided by the pro forma common shares or diluted common shares of the combined entities. The pro forma information includes adjustments related to the fair value of assets and liabilities of Delaware and is subject to adjustment as additional information becomes available and as a final merger date analyses are performed. The pro forma combined balance sheet and book value per share data does include the impact of merger expenses on the balance sheet with Delaware’ after tax charges currently estimated at $1.4 million, illustrated as a pro forma fair value liability accrual, and Norwood’s after-tax estimated charges of $2.3 million, illustrated as a pro forma adjustment to retained earnings and liability accrual. The pro forma combined book value and tangible book value of Delaware common stock is based on the pro forma combined common stockholders’ equity of Delaware and Norwood divided by total pro forma common shares of the combined entities.

Certain reclassification adjustments have been made to Delaware’s unaudited pro forma financial statements to conform to Norwood’s financial statement presentation. The unaudited pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, as previous mentioned they do not reflect the benefits of expected cost savings or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during this period. The unaudited pro forma combined financial information has been derived from, and should be read in conjunction with, the historical consolidated financial statements and the related notes of both Delaware and Norwood that have been included in or incorporated by reference into this proxy statement/prospectus.

The unaudited pro forma data are qualified by the statements set forth under this caption and should not be considered indicative of the market value of Norwood common stock or the actual or future results of operations of Norwood for any period. Actual results may be materially different than the pro forma information presented.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Unaudited Combined Pro Forma Balance Sheets as of December 31, 2015
($ in Thousands, Except Per Share Data)

	Norwood	Delaware	Pro Forma		Pro Forma
	Financial Corp.	Bancshares, Inc.	Adjustments		Combined

Assets
Cash and due from banks	$9,744	$4,760	$—		$14,504
Interest bearing deposits with other banks	266	1,394	—		1,660
Cash and cash equivalents	10,010	6,154	—		16,164

Securities held to maturity	—	4,412	—		4,412
Securities available for sale	138,851	209,214	(15,640)	(4)	332,425
Total securities	138,851	213,626	(15,640)		336,837

Loans	559,925	115,704	481	(5)	676,110
Allowance for loan losses	(7,298)	(1,677)	1,677	(6)	(7,298)
Loans, net of allowance for loan losses	552,627	114,027	2,158		668,812

Regulatory stock, at cost	3,412	516	—		3,928
Premises and equipment, net	6,472	4,200	—	(10)	10,672
Bank owned life insurance	18,820	14,554	—		33,374
Accrued interest receivable	2,363	1,416	—		3,779
Foreclosed real estate owned	2,847	—	—		2,847
Goodwill	9,715	6,322	(4,856)	(1)	11,181
Other intangibles	285	1,463	986	(3)	2,734
Deferred tax asset, net	3,669	3,094	1,027	(9)	7,790
Other assets	1,434	6,317	—		7,751
Total Assets	$750,505	$371,689	$(16,325)		$1,105,869

Liabilities and Stockholders’ Equity
Liabilities
Deposits
Non-interest bearing demand	$107,814	$65,162	$—		$172,976
Interest-bearing demand	52,040	34,334	—		86,374
Money market deposit accounts	119,028	40,563	—		159,591
Savings	75,280	102,982	—		178,262
Time	196,747	73,928	854	(7)	271,529
Total Deposits	550,909	316,969	854		868,732

Short term borrowings	53,235	6,777	—	(8)	60,012
Other borrowings	41,126	11,781	(11,781)	(8)	41,126
Junior subordinated debentures	—	8,248	—	(8)	8,248
Accrued interest payable	957	799	—		1,756
Other liabilities	3,280	6,055	5,536	(11)	14,871
Total liabilities	649,507	350,629	(5,391)		994,745

Stockholders’ Equity
Preferred Stock	—	—	—		—
Common Stock	373	1,346	(1,303)	(1)(2)	416
Surplus	35,351	8,315	4,057	(2)	47,723
Retained Earnings	65,412	19,102	(21,391)	(2)(11)	63,123
Accumulated Other Comprehensive Income	488	(2,987)	2,987	(2)	488
Treasury stock at cost	(626)	(4,716)	4,716	(2)	(626)
Total Stockholders’ Equity	100,998	21,060	(10,934)		111,124
Total Liabilities and Stockholders’ Equity	$750,505	$371,689	$(16,325)		$1,105,869

Per Share Data
Shares Outstanding	3,701,357	925,499	(493,684)	(1)	4,133,172
Book Value Per Share	$27.39	$22.76			$26.89
Tangible Book Value Per Share	$24.67	$14.34			$23.52

Unaudited Pro Forma Combined Statement of Operations for the Twelve Months Ended December 31, 2015
($ In Thousands, Except Per Share Data)

	Norwood	Delaware	Pro Forma		Pro Forma
	Financial Corp.	Bancshares, Inc.	Adjustments		Combined
INTEREST INCOME
Loans receivable, including fees	$24,002	$5,343	$(700)	(5)	$28,645
Securities	3,761	5,640	154	(4)(8)	9,375
Other	16	—	—		16
Total Interest Income	27,779	10,803	(546)		38,036

INTEREST EXPENSE
Deposits	2,421	992	(657)	(7)	2,756
Short-term borrowings	85	41	—		126
Other borrowings	752	665	(665)	(8)	752
Junior subordinated debentures	—	615	—		615
Total Interest Expense	3,258	2,313	(1,322)		4,249

Net interest income	24,521	8,490	776		33,787

PROVISION FOR LOAN LOSSES	4,580	150	—		4,730

Net interest income after provision for loan losses	19,941	8,340	776		29,057

Other Income
Service charges and fees	2,440	1,002	—		3,442
Income from fiduciary activities	439	31	—		470
Net realized gains on sales of securities	626	956	—		1,582
Net realized gain on sale of loans and servicing rights	104	—	—		104
Earnings and proceeds on life insurance policies	665	326	—		991
Other	425	925	—		1,350
Total Other Income	4,699	3,240	—		7,939

Other Expense
Salaries and employee benefits	8,535	5,489	—		14,024
Occupancy	1,660	923	—		2,583
Furniture and equipment	422	544	—		966
Data processing related operations	943	1,019	—		1,962
FDIC insurance assessment	411	234	—		645
Advertising	240	302	—		542
Professional fees	730	790	—		1,520
Postage and telephone	436	198	—		634
Taxes, other than income	711	—	—		711
Foreclosed real estate	911	11	—		922
Amortization of intangible assets	105	280	165	(3)	550
Other	1,996	1,764	(63)	(8)	3,697
Total Other Expenses	17,100	11,554	102		28,756

Income Before Income Taxes	7,540	26	674		8,240
INCOME TAX (BENEFIT) EXPENSE	1,632	(565)	229	(9)	1,296
Net income	$5,908	$591	$445		$6,944

EARNINGS PER SHARE
BASIC	$1.60	$0.64			$1.69
DILUTED	$1.60	$0.64			$1.68

Basic EPS weighted average shares outstanding	3,673,032	925,499	(493,684)		4,104,847
Diluted EPS weighted average shares outstanding	3,691,406	925,499	(493,684)		4,123,221

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

1)
The acquisition will be effected by the issuance of shares of Norwood common stock and cash to Delaware’s shareholders. The pro forma information is based upon the assumption that the total number of shares of Delaware common stock outstanding immediately prior to the completion of the merger will be 925,499, the number of shares outstanding as of December 31, 2015.  Pursuant to the terms of the merger agreement, shareholders of Delaware will have the opportunity to elect to receive for each share of Delaware stock they own, either 0.6221 shares of Norwood common stock or $16.68 in cash.  The merger agreement also sets forth election procedures that are subject to allocation and proration procedures are intended to ensure that, in the aggregate, 75% of outstanding shares of Delaware common stock will be converted into Norwood common stock, and 25% will be converted into cash. Based on the merger allocation requirements, the following assumes 694,124 of the 925,499 shares of Delaware common stock would be exchanged for Norwood common stock, with the balance of the outstanding Delaware shares being exchanged for cash.

The final accounting purchase price assigned to record the shares issued in the acquisition will be based on the closing price of Norwood common stock on the closing date of the acquisition.  Norwood and Delaware cannot predict what the value or price of Norwood common stock will be at the closing of the transaction or how the value or price of Norwood common stock may trade at any time. The pro forma calculations, shown herein, assume a closing price for Norwood common stock of $28.75, which represents the closing price of Norwood common stock on December 31, 2015.

The final allocation of the purchase price will be determined after the acquisition is completed and additional analyses are performed to determine the fair values of Delaware tangible and identifiable intangible assets and liabilities as of the date the acquisition is completed. Changes in the fair value of the net assets of Delaware as of the date of the acquisition will likely change the amount of purchase price allocable to excess purchase price. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein. The unaudited pro forma financial information has been prepared to include the estimated adjustments necessary to record the assets and liabilities of Delaware at their respective fair values and represents management’s best estimate based upon the information available at this time. These pro forma adjustments included herein are subject to change as additional information becomes available and as additional analyses are performed.  Such adjustments, when compared to the information shown in this document, may change the amount of the purchase price allocated to goodwill while changes to other assets and liabilities may impact the statement of income due to adjustments in the yield and/or amortization/accretion of the adjusted assets and liabilities.

The total estimated purchase price for the purpose of this pro forma financial information is $16.3 million.  The following table provides the calculation and allocation of the purchase price used in the pro forma financial statements and a reconcilement of pro forma shares to be outstanding:

Summary of Purchase Price Calculation and Goodwill Resulting from Merger
($ in thousands except per share data)

		December 31,
		2015

Purchase Price Consideration in Norwood Common Stock
Delaware common shares outstanding	925,499

Delaware common shares settled for stock	694,124
Exchange Ratio	0.6221
Norwood shares to be issued	431,815
Value assigned to Norwood common share	$28.75
Purchase price assigned to Delaware common shares exchanged for Norwood stock		$12,415

Purchase Price Consideration - Cash for Common Stock
Delaware shares exchanged for cash	231,375
Purchase price paid for each Delaware common shares exchanged for cash	$16.68
Purchase price assigned to Delaware common shares exchanged for cash		3,859

Total Purchase Price
		16,274
Net Assets Acquired:
Delaware shareholders’ equity	$21,060
Delaware goodwill and intangibles	(7,785)
Delaware tangible equity	13,275

Estimated adjustments to reflect assets acquired at fair value:
Investments	—
Loans	481
Allowance for loan losses	1,677
Premises & equipment, net	—
Core deposit intangible	2,449
Deferred tax assets	(152)

Estimated adjustments to reflect liabilities acquired at fair value:
Time deposits	(854)
Borrowings	—
Delaware transaction merger liabilities accrued	(2,068)
		14,808
Goodwill resulting from merger		$1,466

Reconcilement of Pro Forma Shares Outstanding
Delaware shares outstanding	925,499
Exchange ratio	0.6221
Norwood shares to be issued to Delaware	431,815
Norwood shares outstanding	3,701,357
Pro Forma Norwood shares outstanding	4,133,172
Percentage ownership for Norwood	89.55%
Percentage ownership for Delaware	10.45%

2)
Adjustment to reflect the issuance of shares of Norwood common stock with a $0.10 par value in connection with the acquisition and the adjustments to shareholders’ equity for the reclassification of Delaware historical equity accounts (common stock, accumulated other comprehensive loss, cost of treasury stock, and undivided profits) into surplus and adjustment for goodwill created in the transaction.

3)
Adjustment to reverse the existing Delaware core deposit intangible asset (and historical amortization expense) and create a new Delaware core deposit intangible to reflect the fair value of $2.4 million and the new related amortization and the related amortization adjustment based upon an expected life of 10 years. The amortization of the new core deposit intangible is expected to increase pro forma pre-tax interest expense by $445 thousand.

4)
Securities held-to-maturity fair value approximated book value at December 31, 2015 and no balance sheet or income statement adjustment was needed. Securities available-for-sale were recorded at fair value at December 31, 2015, therefore no balance sheet adjustment is necessary. Income statement adjustment includes prospective reclassification of existing available-for-sale securities fair value adjustment to an accreting discount which will be accreted into income based on the expected life.  This investment adjustment is expected to increase pro forma pre-tax interest income by $389 thousand in the first year following consummation.

The securities available-for-sale balance sheet adjustment also includes a $3.9 million pro forma reduction of investments to be liquidated by Norwood to fund the cash portion of the Delaware common stock purchased, and an $11.8 million pro forma reduction of securities available-for-sale by Norwood for the cash needed to pay off other borrowings of Delaware (see note 8). The income statement adjustments includes the loss of interest income of $235 thousand related to the cash used to purchase Delaware common stock and pay off Delaware borrowings, assuming a 1.5% investment rate;

5)
Includes a positive adjustment of $2.8 million to reflect a fair value loan premium for Delaware of loans based on current interest rates of similar loans. This adjustment will be substantially recognized over approximately the expected life of the loans and is expected to decrease pro forma pre-tax interest income by $931 thousand. Also includes negative adjustments of $1.1 million fair value general credit risk loan discount and a $1.2 million fair value specific credit discount.  Included is the reversal of the Delaware allowance for loan losses as of December 31, 2015 in accordance with acquisition method of accounting for the acquisition. The general credit adjustment will be substantially recognized over approximately the expected life of the loans and is expected to increase pro forma pre-tax interest income by $231 thousand. No pro forma earnings impact was assumed from the specific credit adjustments.

6)	Adjustment for the reversal of the Delaware allowance for loan losses as of December 31, 2015 in accordance with acquisition method of accounting for the acquisition.

7)
Adjustment of $854 thousand to reflect the fair values of certain interest-bearing time deposit liabilities based on current interest rates for similar instruments. The adjustment will be recognized using an amortization method based upon the maturities of the deposit liabilities. This adjustment is expected to decrease pro forma pre-tax interest expense by $657 thousand.

8)
No fair value adjustments were deemed necessary for short term borrowings or junior subordinated debentures. Balance sheet adjustment of $11.8 million reflects liquidation of investments by Norwood to pay off $11.8 million of other borrowings. The other borrowings of Delaware are collateralized by 100% of NBDC Bank’s common stock and to effectuate this merger the other borrowings will be paid off at closing by Norwood. The income statement reflects lost investment interest income of $180 thousand in 2015, assuming 1.5% yield on investments liquidated to pay down the other borrowing and lower other borrowing interest expense of $665 thousand in 2015. The adjustment for other noninterest expense represents the elimination of deferred other borrowing costs of $63,000 related to the $11.8 million pay off mentioned in this footnote.

9)
Adjustment to reflect the net deferred tax at a rate of 34% related to fair value adjustments on the balance sheet and an effective tax rate of 34% for book tax expense. It is noted that a tax benefit was not taken for certain acquisition obligations and costs that were considered to be not tax deductible.

10)	No fair value adjustments related to buildings and equipment were deemed significant.

11)
Adjustment relates to balance sheet adjustment to reflect the accrual of one-time estimated merger charges for Norwood and Delaware: a) Norwood’s pre-tax charge of $3.5 million ($2.2 million after-tax) included as a pro pro forma liability with the after-tax costs as a reduction of retained earnings; and b) Delaware’s pre-tax charge of $2.1 million ($1.4 million after-tax) included as a pro forma fair value liability accrual. There were no significant merger expenses included in the historical financial statements of either Norwood or Delaware.

COMPARISON OF SHAREHOLDERS’ RIGHTS
General

Norwood is incorporated under the laws of the Commonwealth of Pennsylvania and Delaware is incorporated under the laws of the State of New York.  Accordingly, the rights of Norwood shareholders and Delaware shareholders are governed by the laws of the Commonwealth of Pennsylvania and the State of New York, respectively. As a result of the merger, Delaware shareholders who receive shares of Norwood common stock will become shareholders of Norwood. Thus, following the merger, the rights of Delaware shareholders who become Norwood shareholders in the merger will be governed by the laws of the Commonwealth, and will also then be governed by Norwood’s articles of incorporation and Norwood’s bylaws.

Comparison of Shareholders’ Rights

Set forth below is a summary comparison of material differences between the rights of a Norwood shareholder under Norwood’s articles of incorporation and the Norwood’s bylaws (right column), and the rights of a shareholder under Delaware’s certificate of incorporation and Delaware’s bylaws (left column). The summary set forth below is not intended to provide a comprehensive discussion of each company’s governing documents but rather to highlight certain areas where there are differences. This summary is qualified in its entirety by reference to the full text of Norwood’s articles of incorporation and Norwood’s bylaws, and Delaware’s certificate of incorporation and Delaware’s bylaws.

Delaware Bancshares, Inc.	Norwood Financial Corp.

CAPITAL STOCK Authorized Capital
1.5 million shares of common stock, par value $1.25 per share, no shares of preferred stock. As of May 6, 2016, there were 925,499 shares of Delaware common stock issued and outstanding.
10 million shares of common stock, par value $0.10 per share, 5 million shares of preferred stock without par value. As of May __, 2016, there were ________  shares of Norwood common stock issued and outstanding and an additional 431,815 shares are estimated to be issued in the merger, and no shares of preferred stock issued and outstanding.

Preferred Stock. Delaware’s certificate of incorporation does not authorize the board of directors to issue shares of preferred stock.
Preferred Stock.   Norwood’s articles of incorporation authorize the board of directors, without further shareholder action, to issue up to 5 million shares of preferred stock, in one or more series, and determine by resolution any designations, preferences, qualifications, privileges, limitations, restrictions, or special or relative rights of additional series. The rights of preferred shareholders may supersede the rights of common shareholders.

Delaware Bancshares, Inc.	Norwood Financial Corp.

BOARD OF DIRECTORS Number of Directors; Classification of Board
Delaware’s bylaws provide that the number of directors on the board shall be not less than five (5) nor more than twenty-five (25) shareholders. The number of directors may be changed by the vote of 67% of the votes cast by shareholders at a meeting held for the purpose of electing directors or changing their number. The board of directors is divided into three classes with the members of each class elected for three year terms.

Norwood’s articles of incorporation provide that its board of directors shall have not less than 5 nor more than 15 members as provided in the bylaws.  The bylaws currently provide that there shall be nine members of the board.  As with Delaware, the board of directors is divided into three classes with the members of each class elected for three year terms.

Qualification of Directors
Delaware’s bylaws provide that each director must be a shareholder.	Norwood’s bylaws require that each director own at least 12 shares of the common stock of Norwood. Such shares must be kept on deposit in the vault of Norwood.

ACTIONS BY SHAREHOLDERS Annual Meeting of Shareholders
Delaware’s bylaws provide that the annual meeting of shareholders shall be held at such date as may be fixed by the board of directors.	Norwood’s bylaws provide that the annual meeting shall be held on such date or time as may be determined by the board of directors.

Special Meetings of Shareholders
Special meetings of the shareholders may be called at any time by the board of directors or three or more shareholders owning, in the aggregate, at least 67% of the outstanding shares.
Special meetings of the shareholders may be called by (i) the majority vote of the board of directors, (ii) the Chairman or the President, or (iii) shareholders entitled to cast at least 50% of the votes that all shareholders are entitled to cast.

Action by Shareholders Without a Meeting
Shareholders may only act by unanimous written consent unless otherwise provided in the certificate of incorporation. Delaware’s certificate of incorporation does not provide otherwise.
Norwood’s articles of incorporation permit shareholder action by written consent.  In order to be effective, the consent must be signed by shareholders who would have been entitled to cast the minimum number of votes that would be necessary to authorize the action if a meeting were held.  If the action is taken by less than unanimous consent, the action may not become effective until after at least 10 days’ written notice of the action has been given to each shareholder entitled to vote thereon who has not consented thereto.

Delaware Bancshares, Inc.	Norwood Financial Corp.

Record Dates
Delaware’s bylaws provide that the board may fix record dates for determining who may vote at annual or special meetings of shareholders or who may receive a dividend of not more than 50 days prior to the date on which the particular action requiring a record date occurs.

Norwood’s bylaws provide that record dates for determining who may vote at annual or special meetings of shareholders or who may receive a dividend must be not more than 90 days prior to the date on which the particular action requiring a record date.

Approval of Certain Business Combinations
Delaware’s certificate of incorporation includes a provision requiring the affirmative vote of 75% of the outstanding shares to approve any business combination with a more than 10% shareholder unless the business combination has been approved by a majority of the disinterested directors or certain fair price requirements are satisfied.  If approved by the board, the business combination need only receive the approval of shareholders specified by New York law.

Norwood’s articles of incorporation also include a provision requiring an 80% approval vote for business combinations.  As with Delaware, this supermajority vote requirement is not applicable if first approved by the board although the approval requirement is two-thirds of the entire board of directors if approved before there is any controlling person (defined as a shareholder owning 10% or more of the outstanding shares) or a majority of the continuing directors if after there is a controlling person.  In addition, the supermajority vote would not apply if the terms of the business combination satisfy certain fair price provisions.

OPPOSITION OF OFFERS
Delaware’s certificate of incorporation includes a provision that permits the board of directors, when evaluating a tender or other offer, to give due consideration to all relevant factors, including, without limitation, the social and economic effect of acceptance of the offer on its customers, employees and communities in which it operates, the reputation and business practices of the offer or, whether a more favorable price could be obtained in the future and certain other considerations.
Neither Norwood’s articles of incorporation nor its bylaws include any similar provision.
DISGORGEMENT BY CONTROLLING SHAREHOLDERS FOLLOWING TAKEOVER ATTEMPTS
Delaware does not have any provision of this type in its certificate of incorporation.
Norwood’s articles of incorporation include a provision requiring that any profit made by a shareholder owning in excess of 10% of the outstanding shares upon the sale of the shares is recoverable by Norwood if the shares are sold within certain time limitations set forth in the articles.

Delaware Bancshares, Inc.	Norwood Financial Corp.

AMENDMENT OF CERTIFICATE OR ARTICLES OF INCORPORATION
Delaware’s certificate of incorporation requires a supermajority vote (75%) to amend certain of the articles or a majority if approved by 80% of the board of directors.  The articles requiring a supermajority vote relate to preemptive rights, opposition to offers, director liability, business combinations, and amendments to the certificate of incorporation.

Aside from these provisions and amendments for which no shareholder vote is required under New York law, amendments to the certificate must be approved by a majority of the shares entitled to vote generally in the election of directors.

Norwood’s articles of incorporation also require a supermajority vote (80%) to amend certain of the articles.  These articles relate to the board of directors, preemptive rights, elimination of director liability, indemni-fication, shareholder meetings and proposals, approval of business combinations, disgorge-ment of profits by certain controlling share-holders and amendment of the articles of incorporation and bylaws.

Aside from these provisions, all amendments to the articles must first be approved by the board of directors and then approved by a majority of the shares entitled to vote generally in the election of directors.

AMENDMENT OF BYLAWS
Under New York law, Delaware’s bylaws may be amended by a majority of the vote cast by shareholders. The bylaws may also be amended by the board of directors.
Norwood’s articles permit the board of directors and shareholders to amend the bylaws.  If amended by the board, the amendment must be approved by majority of the directors then in office.  If by shareholders, the amendment must be approved by at least 80% of the outstanding shares of stock entitled to vote in the election of directors as well as such additional vote of any preferred shareholders to the extent required by the terms of the series.

STATUTORY ANTI-TAKEOVER PROVISIONS
New York law prohibits business combinations with interested shareholders for a period of five years after they become an interested shareholder unless the interested shareholder is approved in advance by the board of directors or the business combination satisfies certain shareholder approval or fair price requirements.  This provision, however, does not apply to corporations like Delaware which do not have a class of securities registered under the Exchange Act and have not opted into the statute.

Under Pennsylvania Business Corporation Law, certain anti-takeover provisions apply to Pennsylvania registered corporations (e.g., publicly traded companies) including those relating to (1) control share acquisitions, (2) disgorgement of profits by certain controlling persons, (3) business combination transactions with interested shareholders, and (4) the rights of shareholders to demand fair value for their stock following a control transaction. Pennsylvania law allows corporations to opt-out of these anti-takeover sections.

Norwood has opted out of the control share acquisition statute but the other statutory anti-takeover provisions are applicable to it.

DESCRIPTION OF NORWOOD CAPITAL STOCK

Norwood is authorized to issue 10,000,000 shares of common stock, par value $0.10 per share, and 5,000,000 shares of preferred stock no par value. As of May __, 2016, the most recent practicable trading day before this proxy statement/prospectus was finalized, there were _________ shares of Norwood common stock outstanding. Norwood has no outstanding shares of preferred stock. Each share of Norwood common stock has the same relative rights as, and is identical in all respects with, each other share of common stock.

The common stock of Norwood represents nonwithdrawable capital, is not an account of an insurable type, and is not insured by the FDIC or any other government agency.

Common Stock

Dividends.  Norwood may pay dividends out of statutory surplus or from net earnings if, as and when declared by its board of directors. The payment of dividends by Norwood is subject to limitations that are imposed by law and applicable regulation. The holders of common stock of Norwood will be entitled to receive and share equally in dividends as may be declared by the board of directors of Norwood out of funds legally available therefor. If Norwood issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights.  The holders of common stock of Norwood have exclusive voting rights in Norwood. They elect Norwood’s board of directors and act on other matters as are required to be presented to them under Pennsylvania law, or as are otherwise presented to them by the board of directors. Generally, each holder of common stock is entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If Norwood issues shares of preferred stock, holders of the preferred stock may also possess voting rights. Certain matters require an 80% shareholder vote.

Liquidation.  In the event of liquidation, dissolution or winding up of Norwood, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of Norwood available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Preemptive Rights.  Holders of the common stock of Norwood will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock is not subject to redemption.

Preferred Stock

None of the shares of Norwood’s authorized preferred stock are outstanding. Preferred stock may be issued with preferences and designations as the board of directors may from time to time determine. Norwood’s board of directors may, without shareholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

CERTAIN ANTI-TAKEOVER PROVISIONS OF NORWOOD’S
ARTICLES OF INCORPORATION AND BYLAWS

The following discussion is a general summary of the material provisions of Norwood’s articles of incorporation and bylaws and certain other provisions under the Pennsylvania Business Corporation Law and regulatory provisions that may be deemed to have an “anti-takeover” effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in Norwood’s articles of incorporation and bylaws, reference should be made in each case to the document in question.

Norwood’s articles of incorporation and bylaws contain a number of provisions relating to corporate governance and rights of shareholders that might discourage future takeover attempts.  As a result, shareholders who might desire to participate in such transactions may not have an opportunity to do so.  In addition, these provisions will also render the removal of the board of directors or management of Norwood more difficult.

The following description is a summary of the provisions of the articles of incorporation and bylaws.  See “Where You Can Find More Information” in the forepart of this proxy statement/prospectus as to how to obtain a copy of these documents.

Directors.  The board of directors is divided into three classes. The members of each class will be elected for a term of three years and only one class of directors will be elected annually.  Thus, it would take at least two annual elections to replace a majority of Norwood’s board of directors.  Further, the bylaws impose notice and information requirements in connection with the nomination by shareholders of candidates for election to the board of directors or the proposal by shareholders of business to be acted upon at an annual meeting of shareholders.

Prohibition of Cumulative Voting.  The articles of incorporation prohibit cumulative voting for the election of directors.

Restrictions on Removing Directors from Office.  The articles of incorporation provide that directors may only be removed for cause.  “Cause” is defined in the articles of incorporation as being declared of unsound mind by an order of a court, convicted of a felony or of an offense punishable by imprisonment for a term of more than one year, or being deemed liable by a court for gross negligence or misconduct in the director’s duties to Norwood.  At least 30 days’ prior notice to the director must be given.

Authorized but Unissued Shares.  Norwood has authorized but unissued shares of common and preferred stock.  The articles of incorporation authorize 5,000,000 shares of serial preferred stock. Norwood is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the designations, and relative preferences, limitations, voting rights, if any, including, without limitation, offering rights of such shares (which could be multiple or as a separate class). In the event of a proposed merger, tender offer or other attempt to gain control of Norwood that the board of directors does not approve, it might be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock, therefore, may be to deter a future attempt to gain control of Norwood. Norwood’s board of directors has no present plan or understanding to issue any preferred stock.

Amendments to Articles of Incorporation and Bylaws.  Amendments to the articles of incorporation must be approved by Norwood’s board of directors and also by a majority of the outstanding shares of Norwood’s voting stock; provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend the following provisions:

•	The provision establishing the board of directors, the classified terms, procedures for removal and procedures for nomination of directors;

•	Preemptive rights;

•	Elimination of director liability;

•	Indemnification;

•	Meetings of shareholders and shareholder proposals;

•	Approval of business combinations;

•	Disgorgement of profits by certain controlling persons following a takeover attempt; and

•	The requisite shareholder vote to approve amendments to the articles of incorporation and bylaws.

Anti-takeover Provisions Under the Pennsylvania Business Corporation Law

Under the Pennsylvania Business Corporation Law, certain anti-takeover provisions apply to Pennsylvania registered corporations (e.g., publicly traded companies) including those relating to (1) control share acquisitions, (2) disgorgement of profits by certain controlling persons, (3) business combination transactions with interested shareholders, and (4) the rights of shareholders to demand fair value for their stock following a control transaction. Pennsylvania law allows corporations to opt-out of these anti-takeover sections.   Norwood is a registered corporation and has opted out only of the control share acquisition provisions.  A general summary of the applicable anti-takeover provisions is set forth below.

Disgorgement of Profits by Certain Controlling Persons. Pennsylvania law regarding disgorge-ment of profits by certain controlling persons applies in the event that (1) any person or group publicly discloses that the person or group may acquire control of the corporation, or (2) a person or group acquires (or publicly discloses an intent to acquire) 20% or more of the voting power of the corporation and, in either case, sells shares within 18 months thereafter. Any profits from sales of equity securities of the corporation received by the person or group during such 18-month period will belong to the corporation if the securities that were sold were acquired during the 18-month period or within 24 months prior thereto.

Business Combination Transactions with Interested Shareholders.  Pennsylvania law regarding business combination transactions with interested shareholders provides that a person who acquires the direct or indirect beneficial ownership of shares entitled to cast at least 20% of the votes entitled to be cast for the election of directors or who is an affiliate or associate of such corporation and was the beneficial owner, directly or indirectly, of shares entitling that person to cast at least 20% of the votes at any time within the five year period immediately prior to the date in question becomes an “interested shareholder.” A corporation subject to this provision may not effect mergers or certain other business combinations with the interested shareholder for a period of five years, unless:

•
the business combination or the acquisition of stock by means of which the interested shareholder became an interested shareholder is approved by the corporation’s board of directors prior to such stock acquisition;

•	the business combination is approved by the affirmative vote of the holders of all the outstanding common shares of the corporation; or

•
the business combination is approved by the affirmative vote of the holders of a majority of all shares entitled to vote, excluding votes of shares held by the interested shareholders, and at the time of such vote, the interested shareholder is the beneficial owner of at least 80% of the voting shares of the corporation. This exception applies only if the value of the consideration to be paid by the interested shareholder in connection with the business combination satisfies certain fair price requirements.

After the five-year restricted period, an interested shareholder of the corporation may engage in a business combination with the corporation if (1) the business combination is approved by the affirmative vote of a majority of the shares other than those beneficially owned by the interested shareholder and its affiliates, or (2) the merger is approved at a shareholders meeting and certain fair price requirements are met.

Change in Control Regulations

The Change In Bank Control Act provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a bank holding company unless the FRB has been given 60 days prior written notice. For this purpose, the term “control” means the acquisition of the ownership, control or holding of the power to vote 25% or more of any class of a bank holding company’s voting stock, and the term “person” includes an individual, corporation, partnership, and various other entities. In addition, an acquiring person is presumed to acquire control if the person acquires the ownership, control or holding of the power to vote of 10% or more of any class of the holding company’s voting stock if (a) the bank holding company’s shares are registered pursuant to Section 12 of the Exchange Act or (b) no other person will own, control or hold the power to vote a greater percentage of that class of voting securities. Accordingly, the prior approval of the FRB would be required before any person could acquire 10% or more of the common stock of Norwood.

The Bank Holding Company Act provides that no company may acquire control of a bank directly or indirectly without the prior approval of the FRB. Any company that acquires control of a bank becomes a “bank holding company” subject to registration, examination and regulation by the FRB. Pursuant to federal regulations, the term “company” is defined to include banks, corporations, partnerships, associations, and certain trusts and other entities, and “control” of a bank is deemed to exist if a company has voting control, directly or indirectly of at least 25% of any class of a bank’s voting stock, and may be found to exist if a company controls in any manner the election of a majority of the directors of the bank or has the power to exercise a controlling influence over the management or policies of the bank. In addition, a bank holding company must obtain FRB approval prior to acquiring voting control of more than 5% of any class of voting stock of a bank or another bank holding company.

An acquisition of control of a bank that requires the prior approval of the FRB under the Bank Holding Company Act is not subject to the notice requirements of the Change In Bank Control Act. Accordingly, the prior approval of the FRB under the Bank Holding Company Act would be required (a) before any bank holding company could acquire 5% or more of the common stock of Norwood and (b) before any other company could acquire 25% or more of the common stock of Norwood.

BUSINESS OF DELAWARE

Corporate History

Delaware, a New York corporation, is the holding company for NBDC Bank.  The principal activities of Delaware are ownership and supervision of NBDC Bank. NBDC Bank is a community-oriented full-service national bank providing a full range of banking services to consumers and small businesses in Delaware and Sullivan counties, New York.

NBDC Bank opened for business on January 2, 1891 as the First National Bank of Walton.  In 1959, NBDC Bank consolidated with the Bank of Andes and became The National Bank of Delaware County.  In November 2007, NBDC Bank acquired the National Bank of Stamford bringing its total number of banking offices to six, all located in Delaware County.  In September 2014, NBDC Bank acquired six branches in Sullivan County from Bank of America bringing its total branch count to its current 12.

Market Area

Delaware is headquartered in Walton, New York, which is located in Southern New York State.  In addition to its main office in Walton, New York, NBDC Bank operates 11 branch offices, located in Delaware and Sullivan Counties, New York.  NBDC Bank’s primary market area consists of Delaware and Sullivan Counties, and to a lesser extent, certain areas of the adjoining counties.

Competition

Banking is a very competitive business, with both large and small banks competing for the same customers.  In addition, non-bank competitors, such as brokerage firms, credit unions, insurance companies and mortgage brokers, are offering customers loan and deposit services.  Legislative, regulatory and technological changes in the financial services industry have created these new competitors, and will continue to do so in the future. Technological advances have lowered the barriers to enter new market areas, allowed banks to expand their geographic reach by providing services over the internet and made it possible for non-depository institutions to offer products and services that traditionally have been provided by banks.  Changes in federal law permit affiliation among banks, securities firms and insurance companies, which increases competition in the financial services industry.

Personnel

As of December 31, 2015, NBDC Bank employed 96 full-time and no part-time employees.  None of these employees is represented by a collective bargaining agent, and Delaware believes that it enjoys good relations with its personnel.

DELAWARE MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF DELAWARE

General

The following presents a review of Delaware’s results of operations and financial condition. This information should be read in conjunction with its consolidated financial statements and the accompanying notes to financial statements included in this document.  Delaware’s consolidated earnings are derived primarily from the operations of NBDC Bank.

Delaware’s earnings come primarily from net interest income, which is the difference between interest income on interest-earnings assets, primarily loans and investment securities, and interest expense on interest-bearing liabilities, primarily deposits and borrowings.  Net interest income is also impacted by the loan loss provision, other income, and other expenses.

In September, 2014, NBDC Bank acquired six branches in Sullivan County, New York from Bank of America for a net purchase price of $4.1 million (the “branch acquisition”).  As part of the branch acquisition, NBDC Bank acquired loans of $489,000 and assumed deposit liabilities of $82.6 million.  See Note 14 to the consolidated financial statements.  The branch acquisition was financed by a term loan in the principal amount of $12 million in April, 2014 (the “term loan”).  See Note 10 to the consolidated financial statements.

Critical Accounting Matters

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires Delaware’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of income and expenses during the reporting period.  Actual results could differ from those estimates.  Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses and the valuation of the deferred tax assets.

Delaware considers the allowance for loan losses to be a critical accounting policy. Determining the amount of the allowance for loan losses necessarily involves a high degree of judgment. Delaware’s management reviews the level of the allowance on a quarterly basis, at a minimum, and establishes the provision for loan losses based on the composition of the loan portfolio, delinquency levels, loss experience, economic conditions, and other factors related to the collectability of the loan portfolio.

Although Delaware believes that it uses the best information available to establish the allowance for loan losses, future additions to the allowance may be necessary based on estimates that are susceptible to change as a result of changes in economic conditions and other factors.  In addition, regulatory authorities, as an integral part of their examination process, periodically review NBDC Bank’s allowance for loan losses.  Such agencies may require NBDC Bank to recognize adjustments to the allowance based on their judgments about information available to them at the time of examination.

NBDC Bank believes that the judgments used in establishing the allowance for loan losses are based on reliable present information.  In assessing the sufficiency of the allowance for loan losses, management considers, among other things described above, how well prior estimates have related to actual experience.  NBDC Bank has not found it necessary to call into question the reliability of judgments used in its calculation.

There are also no particular risk elements in the local economy that put a group or category of loans at increased risk, however, NBDC Bank is pursuing commercial loans secured primarily by real estate, which may bear a higher risk of loss.  These factors could lead to higher levels of allowance in future periods.

The estimate of the allowance level is always subject to normal inherent risk associated with any loan portfolio and can change based on future events, not known or predictable.

Delaware uses the asset and liability method of accounting for deferred income taxes.  Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  If current available information raises doubt as to the realization of deferred tax assets, a valuation allowance is established. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  Delaware’s management exercises significant judgment in evaluating the amount and timing of recognition of the resulting tax liabilities and assets, including projections of future taxable income.  These judgments and estimates are reviewed continually as regulatory and business factors change.  Management’s recording of deferred tax assets and liabilities and the need for a valuation allowance is made based on information available to Delaware at the time.  In particular, management evaluates the recoverability of deferred tax assets based on the ability of Delaware to generate future profits to utilize such benefits.  Management employs budgeting and periodic reporting processes to continually monitor progress.  These factors lower the inherent risk in the assumption of future profits.  Historically, Delaware has had sufficient profits for tax recovery.

Comparison of Financial Condition at December 31, 2015 and December 31, 2014

General.  Delaware’s assets decreased $9.0 million, or 2.4%, to $371.7 million at December 31, 2015 compared to $380.7 million at December 31, 2014. A decrease in investment securities and cash and cash equivalents, partially offset by an increase in net loans, was the primary reasons for the decline in assets. Liabilities decreased $8.7 million, or 2.4%, to $350.6 million at December 31, 2015 as compared with $359.3 million at December 31, 2014.  The primary reason for the decrease in liabilities was a decrease in overnight advances from the FHLB, partially offset by an increase in deposits.  Shareholders’ equity declined slightly to $21.1 million at December 31, 2015 from $21.3 million at December 31, 2014 primarily due to an increase in accumulated other comprehensive loss.

Assets.  Cash and cash equivalents decreased $2.4 million, or 27.9%, to $6.2 million at December 31, 2015 as compared to $8.5 million at December 31, 2014. The primary reason for the decrease in cash and cash equivalents was due to servicing the term loan and a decrease in cash on hand at the branches.

Gross loans increased $12.9 million, or 12.5%, to $115.7 million at December 31, 2015 as compared with $102.8 million at December 31, 2014.  Commercial mortgages increased $6.5 million, or 43.7%, from $14.9 million at December 31, 2014, to $21.4 million at December 31, 2015.  Commercial loans increased $433,000, or 5.6%, to $8.2 million at December 31, 2015 from $7.8 million at December 31, 2014.

The residential mortgage portfolio increased $4.5 million, or 6.5%, to $73.3 million at December 31, 2015, from $68.8 million at December 31, 2014.  Consumer loans decreased $590,000, or 8.3%, from $7.1 million at December 31, 2014 to $7.7 million at December 31, 2015.

The investment portfolio decreased $19.5 million, or 8.4%, to $213.6 million at December 31, 2015, from $233.2 million at December 31, 2014.  The decrease was primarily the result of declines in the mortgage-backed securities portfolio of $34.3 million, or 38.3%, and in the U.S. Treasury and Agency securities portfolio of $11.9 million, or 12.4%.

Deposits.  Total deposits increased $12.2 million, or 4.0%, to $317.0 million at December 31, 2015, from $304.8 million at December 31, 2014, as increases in core deposits offset a decrease in time deposits.  Core deposits, which consist of all deposits other than time deposits, increased $21.0 million, or 9.5%, to $243.0 million at December 31, 2015 as compared with $222.1 million at December 31, 2014.  Time deposit products, which include certificates of deposit, decreased $8.8 million, or 10.6%, from $82.7 million at December 31, 2014, to $73.9 million at December 31, 2015.  NBDC Bank has tried to lessen its dependency on more volatile and rate sensitive certificates of deposit and has focused more on growing core deposits, particularly savings and money market accounts.

Borrowings.  FHLB borrowings were $4.5 million at December 31, 2015, a $20.2 million, or 81.8%, decrease over the $24.7 million at December 31, 2014 and consisted of overnight advances.  Long-term debt, consisting of a term loan from a third party bank to Delaware to fund the branch acquisitions, declined from $12.0 million at December 31, 2014 to $11.8 million at December 31, 2015.

Equity.  Shareholders’ equity remained essentially unchanged at $21.1 million at December 31, 2015 and $21.3 million at December 31, 2014, reflecting an increase in other comprehensive loss of $507,000 and dividends paid of $370,000 which offset $591,000 in earnings.

Comparison of Results of Operations for the Years Ended December 31, 2015 and 2014

General.  For the year ended December 31, 2015, Delaware recorded net income of $591,000, or $0.64 per share, a decrease of $376,000, or 38.9%, compared to net income of $967,000, or $1.04 per share, for the year ended December 31, 2014.  Delaware’s results of operations for the 2015 fiscal year were aided by a tax benefit of $565,000 compared to a tax benefit of $184,000 in 2014.  Income before income taxes declined to $26,000 for the year ended December 31, 2015 from $783,000 for the year ended December 31, 2014.

Net Interest Income.  Net interest income increased $1.1 million, or 14.9%, to $8.5 million for the year ended December 31, 2015, compared to $7.4 million for the year ended December 31, 2014 due to an increase in interest income partially offset by an increase in interest expense.  The interest rate spread decreased to 2.45% for the year ended December 31, 2015, compared to 2.66% for 2014.  The ratio of average interest-earning assets to average interest-bearing liabilities decreased slightly from 117.6% for the year ended December 31, 2014 to 116.7% for the year ended December 31, 2015.

Interest Income.  Total interest income increased $1.6 million, or 16.8%, to $10.8 million compared to $9.3 million for 2014 due to the increased size of the investment portfolio after investing the deposits acquired in the branch acquisition.  For the year ending December 31, 2015, average interest-earning assets increased $64.8 million, or 24.4%, to $330.6 million as compared with $265.8 million for the comparable period in 2014.  The primary reason for the increase in average interest-earning assets was due to the growth in investments after investing the deposits from the branch acquisition.

Total loan income for the year ended December 31, 2015 was $5.3 million, a $269,000, or 5.3%, increase over the comparable 2014 period.

For the twelve months ended December 31, 2015, total average investment securities increased $55.5 million, or 33.6%, as compared to the same period in 2014.  The primary reason for the increase was due to the investment of the deposits acquired in the branch acquisition.

Interest Expense.  Interest expense for the year ended December 31, 2015 totaled $2.3 million.  This represents an increase of $452,000, or 24.3%, for the year compared to $1.9 million in 2014.  The primary reason was due to an increase in the amount of interest paid on the term loan.

For the year ending December 31, 2015, average interest-bearing liabilities increased $57.2 million or 25.3% to $283.3 million as compared with $226.1 million for 2014.  The primary reason for the growth in average interest-bearing liabilities was due to the deposits acquired in the branch acquisition.

The FHLB average advance balance increased $.9 million, or 10.9%, to $9.1 million for the year ended December 31, 2015 from $8.2 million for the year ended December 31, 2014.

The following table presents information regarding average balances of assets and liabilities, as well as the total dollar amounts of interest income and dividends from average interest-earning assets and interest expense on average interest-bearing liabilities and the resulting average yields and costs.  The yields and costs for the periods indicated are derived by dividing annual income or expense by the average balances of assets or liabilities, respectively, for the periods presented.  For purposes of the below table, average balances have been calculated using the average of daily balances, and non-accrual loans are included in average balances; however, accrued interest income has been excluded from these loans.

Average Balance, Interest Income and Expense, Average Yield and Rates

	2015			2014
		Interest	Average		Interest	Average
	Average	Income/	Interest	Average	Income/	Interest
	Balance	Expense	Rate	Balance	Expense	Rate
	(Dollars in thousands)
Interest-Earning Assets
Loans	$109,809	$5,343	4.87%	$97,799	$5,074	5.19%
Investment securities:
Taxable	166,188	4,151	2.50%	122,539	3,031	2.47%
Tax-exempt	54,596	1,309	2.40%	45,464	1,148	2.53%
Total Securities	220,784	5,460	2.47%	168,003	4,179	2.49%

Total interest-earning assets	330,593	10,803	3.27%	265,802	9,253	3.48%

Non-interest-earning assets:
Cash and due from banks	$8,937			$10,847
Other assets	36,118			30,061
Less: allowance for loan losses	(1,633)			(1,633)
Total non-interest-earning assets	43,422			39,275
Total assets	$374,015			$305,077

Liabilities and stockholders' equity
Interest-bearing liabilities
Deposits	$251,783	$992	0.39%	$204,310	$1,013	0.50%
Other borrowings	31,529	1,321	4.19%	21,760	848	3.90%
Total interest-bearing liabilities	283,312	2,313	0.82%	226,070	1,861	0.82%

Total non-interest-bearing liabilities	69,339			58,988
Total liabilities	352,651			285,058
Stockholders' equity	21,364			20,019
Total liabilities and stockholders'	$374,015			$305,077
equity
Net interest spread		$8,490	2.45%		$7,392	2.66%
Net interest margin			2.57%			2.78%

Rate/Volume Analysis

	Year Ended December 31, 2015 Compared to 2014
(Dollars in Thousands)		Increase (Decrease) Due to
	Net	Volume	Rate
Interest Income: Loans	$269	$597	$(328)
Investment Securities:
Taxable	1,120	1,090	30
Tax Exempt	161	221	(60)
Total	$1,550	$1,909	$(359)

Interest Expense:
Deposits	$(21)	$210	$(231)
Other Borrowings	473	405	68
Total	$452	$615	$(163)
Net Interest Income	$1,098	$1,294	$(196)

Changes in interest due to volume and rate have been allocated by reference to changes in the average balances and the average interest rates of interest earning assets and interest bearing liabilities.

Interest Sensitivity Analysis

	At December 31, 2015 Maturing or Repricing In:

	Within	4-12	1-5	Over
(Dollars in Thousands)	3 Months	Months	Years	5 years	Total
Interest Earning Assets:
Interest bearing deposits	$504	$—	$—	$—	$504
Investment securities	18,847	15,385	110,210	71,464	215,906
Loans	28,906	31,289	35,431	19,773	115,399
Total interest-earning assets	$48,257	$46,674	$145,641	$91,237	$331,809

Interest bearing liabilities:
Interest bearing demand	$34,184	$—	$—	$—	$34,184
Money market	44,552	—	—	—	44,552
Savings	103,117	—	—	—	103,117
Time deposits	10,924	27,115	33,295	245	71,579
Borrowed funds	6,777	—	—	—	6,777
Total interest-bearing liabilities	$199,554	$27,115	$33,295	$245	$260,209
Period Gap	(151,297)	19,559	112,346	90,992
Cumulative gap	(151,297)	(131,738)	(19,392)	71,600
Ratio of cumulative gap to total assets	(40.9)%	(35.6)%	(5.2)%	19.4%

Assumptions:
*Adjustable rate loans have been distributed among the categories by repricing dates.

*Mortgage backed investments and loans do not take into account principal prepayments.
*All transaction deposit accounts have been placed into the “within three months” category as they have no stated maturity and rates will adjust as market rates adjust.
*All savings accounts have been placed in the “within three months” category.

Earnings are dependent on maintaining an adequate net interest yield or spread between rates earned on assets and the cost of interest-bearing liabilities.  NBDC Bank must manage its interest rate sensitivity to maintain adequate spread during rising and declining interest rate environments.  Decisions about which bonds to purchase are based upon factors such as term, yield and asset quality.  Short term bonds enhance rate sensitivity but typically have lower yields.  NBDC Bank’s investment strategy carries the majority of investments as maturing after the five-year period illustrated above.  With the exception of local bonds which are held to maturity, all investments are held available for sale, which gives NBDC Bank the flexibility to sell in response to market changes.  The money can then be used to fund loan growth or reinvested in bonds at the new interest rate.

Having a similar amount of assets repricing, or maturing, at or about the same time as liabilities reprice or mature, reduces interest rate risk.  However, management recognizes certain trends and historical experiences for some products.  Accounts such as savings, interest checking, and money market accounts are core deposits and do not have the same reaction to interest rate changes as time deposits do.  These accounts tend to change according to cash flow and the transaction needs of NBDC Bank’s customers.

According to the table, NBDC Bank has a negative gap position, which means liabilities will reprice faster than assets.  When interest rates are rising, this will tend to reduce the interest spread and net interest income, and when rates are falling, interest spread and net income should increase.

Provisions for Loan Losses; Allowance for Loan Losses.  For the year ending December 31, 2015, Delaware recorded a provision for loan loss in the amount of $150,000, compared to $16,000 for the year ended December 31, 2014.  The increase in the provision expense reflects an increase in the levels of delinquent loans and management’s analysis of economic conditions in NBDC Bank’s market areas.  In addition, the increased provision reflects the strategy of growing the commercial real estate portfolio.  These loans have a higher risk of default and loss than single-family residential mortgage loans because repayment of the loans often depends on the successful operation of a business or the underlying property.  The allowance for loan losses as a percent of total loans was 1.45% at December 31, 2015, compared to 1.52% at December 31, 2014.

The following table illustrates information related to NBDC Bank’s nonperforming assets at the dates indicated.  NBDC Bank had no significant troubled debt restructurings or accruing loans past due 90 or more days at the dates presented.

	At December 31,
	2015	2014	% Change
(Dollars in thousands)
Nonaccrual loans	$766	$687	11.5%
Other real estate owned	0	178	-100%

Total nonperforming assets	$766	$865
Total nonperforming loans to total loans	0.69%	0.68%	1.47%
Total nonperforming loans to total assets	0.21%	0.18%	1.67%
Total nonperforming assets to total assets	0.21%	0.23%	-8.70%

Other Income.  For the year ended December 31, 2015, non-interest income totaled $3.2 million, a $13,000, or 0.4%, decrease from 2014.  The decrease was primarily the result of a $257,000, or 21.2%, decrease in gains on sale of securities and a $47,000, or 4.7%, decrease in other service charges and operating income, partially offset by a $272,000, or 37.3%, increase in service charges on deposit accounts.

Other Expenses.  For the year ended December 31, 2015, non-interest expense increased $1.7 million, or 17.3%, to $11.6 million as compared to $9.8 million for the year ending December 31, 2014.   Salaries increased $745,000, or 23.0%, to $4.0 million for the year ended December 31, 2015 as compared with the same period in 2014, and employee benefits increased $242,000, or 19.2%, to $1.5 million for the year ended December 31, 2015 compared to $1.3 million for the year ended December 31, 2014.  The primary reason for the increase was the increased staffing level due to the addition of six branches as a result of the branch acquisition, as well as increased benefit costs and merit increases for staff.  Occupancy expenses increase to $923,000 from $645,000, an increase of $278,000, or 43.1%, due to the addition of six branches as a result of the branch acquisition.  Other expenses increased $181,000, or 5.1%, primarily due to acquisition costs in connection with the branch acquisition.  For the year ended December 31, 2015, FDIC insurance assessments were $234,000 as compared to $141,000 for the same period in 2014.

Income Taxes.  Delaware recorded an income tax benefit for the year ended December 31, 2015 of $565,000, compared to an income tax benefit of $184,000 for the year ended December 31, 2014.  The higher tax benefit in fiscal year 2015 is a reflection of the increase in the municipal bond portfolio which offsets taxable income.

SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS
AND CERTAIN BENEFICIAL OWNERS OF DELAWARE

As of May 6, 2016, no person is known to Delaware to be the beneficial owner of more than 5% of Delaware’s outstanding common stock.  The following table provides information as of May 6, 2016 about the shares of Delaware common stock that may be considered to be beneficially owned by each director, each executive officer and all directors and executive officers of Delaware as a group.  A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power.  Unless otherwise indicated, each of the named individuals has sole voting power and sole investment power with respect to the number of shares shown.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
James S. Stracuzzi	800		*
Michael P. DeGroat	2,841		*
Patrick R. Galloway	1,404		*
Leonard A. Govern	4,800	(2)	*
Meg Hungerford	2,101	(3)	*
Douglas W. Sluiter	1,600		*
Joel Smith	1,089		*
Kathleen A. Suozzo	15,744		1.7%
Dawnette M. Hotaling	—		*
Darlene B. Mirrer	140	(4)	*
Laura E. Vail	—		*
Amanda L. Hall	36		*

Executive Officers and Directors as a group (12 persons)	30,555		3.3%
__________________________
*	Less than 1%.
(1)	Based on 925,499 shares outstanding on May 6, 2016.
(2)	Includes 3,400 shares owned jointly with his spouse.
(3)	Includes 1,301 shares held as custodian for minor children.
(4)	Includes 140 shares owned jointly with her spouse.

ADJOURNMENT OF THE SPECIAL MEETING

In the event that there are not sufficient votes to constitute a quorum or approve the adoption of the merger agreement at the time of the special meeting, the merger agreement may not be adopted unless the special meeting is adjourned to a later date or dates in order to permit further solicitation of proxies. In order to allow proxies that have been received by Delaware at the time of the special meeting to be voted for an adjournment, if necessary, Delaware has submitted the proposal on adjournment to its shareholders as a separate matter for their consideration. The board of directors of Delaware unanimously recommends that shareholders vote “FOR” the adjournment proposal.  If it is necessary to adjourn the special meeting, no notice of the adjourned special meeting is required to be given to shareholders (unless the adjournment is for more than 30 days or if a new record date is fixed), other than an announcement at the special meeting of the hour, date and place to which the special meeting is adjourned.

EXPERTS

The reports dated March 15, 2016, with respect to management’s assessment of internal control over financial reporting and the consolidated statement of condition of Norwood and subsidiary as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the three years ended December 31, 2015 incorporated by reference herein, have been incorporated by reference in reliance upon the reports of S.R. Snodgrass, P.C., an independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Delaware and its subsidiaries included in this proxy statement/prospectus for the years ended December 31, 2015 and 2014 have been so included in reliance on the report of Dannible & McKee, LLP, independent auditors.

LEGAL OPINIONS

Jones Walker LLP, Washington, D.C., and Cranmore FitzGerald & Meaney will deliver prior to the effective time of the merger their opinions to Norwood and Delaware, respectively, as to certain United States federal income tax consequences of the merger.  See “The Merger and the Merger Agreement — Material United States Federal Income Tax Consequences of the Merger” beginning on page 59.  In addition, Jones Walker LLP, Washington, D.C., has given its opinion with respect to the validity of the shares of Norwood common stock to be issued in the merger.

OTHER MATTERS

As of the date of this proxy statement/prospectus, the Delaware board of directors does not know of any matters that will be presented for consideration at its special meeting other than as described in this document.  However, if any other matter shall properly come before the special meeting or any adjournment or postponement thereof and shall be voted upon, the proposed proxies will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy as to any matters that fall within the purposes set forth in the notices of special meetings.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows Norwood to incorporate certain information into this document by reference to other information that has been filed with the SEC. The information incorporated by reference is deemed to be part of this document, except to the extent any information is superseded by information in this document. The documents that are incorporated by reference contain important information about the companies and you should read this document together with any other documents incorporated by reference in this document.

This document incorporates by reference the following documents that have previously been filed with the SEC by Norwood (File No. 000-28364):

•
Annual Report on Form 10-K for the year ended December 31, 2015 (including portions of Norwood’s definitive proxy materials for its 2016 annual meeting of shareholders filed with the SEC on March 24, 2016 and incorporated by reference therein);

•	Current Reports on Form 8-K filed January 29, 2016, March 9, 2016, March 10, 2016, April 22, 2016 and April 28, 2016 (other than the portions of those documents not deemed to be filed); and

•
The description of Norwood’s common stock contained in its registration statement on Form 10 filed with the SEC on April 29, 1996 including any amendment or reports filed for the purpose of updating such description.

We also incorporate by reference any future documents we may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, excluding any document or portion thereof that has been furnished to the SEC rather than filed, during the period between the filing of the registration statement and its effectiveness.

In addition, Norwood is incorporating by reference any documents they may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this document and prior to the date of the special meeting of the Delaware shareholders, provided, however, that Norwood is not incorporating by reference any information furnished (but not filed), except as otherwise specified herein.

Norwood files annual, quarterly and special reports, proxy statements and other business and financial information with the SEC. You may obtain the information incorporated by reference and any other materials Norwood files with the SEC without charge by following the instructions in the section entitled "Where You Can Find More Information."

Norwood has not authorized anyone to give any information or make any representation about the merger or the respective companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

INDEX TO
CONSOLIDATED FINANCIAL STATEMENTS OF DELAWARE

Independent Auditor’s Report on Consolidated Financial Statements

April 6, 2016

Board of Directors and Shareholders
 Delaware Bancshares, Inc.

Report on the Consolidated Financial Statements

We have audited the accompanying consolidated financial statements of Delaware Bancshares, Inc. and its subsidiary, which comprise the consolidated balance sheets as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits.  We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements.  The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error.  In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control.  Accordingly, we express no such opinion.

An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Delaware Bancshares, Inc. and its subsidiary as of December 31, 2015 and 2014, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Dannible & McKee, LLP
Syracuse, New York

Delaware Bancshares, Inc.
CONSOLIDATED BALANCE SHEETS
(In Thousands of Dollars)

	December 31,
ASSETS	2015	2014
Cash and cash equivalents	$6,154	$8,531

Investment securities:
Held-to-maturity	4,412	863
Available-for-sale	209,214	232,308
TOTAL INVESTMENTS	213,626	233,171

Loans:
Loans	115,704	102,808
Less reserve for loan losses	(1,677)	(1,561)
NET LOANS	114,027	101,247

Bank premises, furniture, and fixtures	4,200	4,597
Bank owned life insurance	14,554	14,203
Accrued interest receivable and other assets	11,343	10,848
Goodwill and other intangibles	7,785	8,066

TOTAL ASSETS	$371,689	$380,663

LIABILITIES
Deposits:
Non-interest bearing	$65,162	$62,321
Interest bearing	251,807	242,455
TOTAL DEPOSITS	316,969	304,776

Securities sold under agreements to repurchase	2,277	2,801
Accrued interest payable, taxes and other liabilities	6,854	6,742
Overnight advance from Federal Home Loan Bank	4,500	24,750
Long term debt	11,781	12,000
Junior subordinated debentures	8,248	8,248
TOTAL LIABILITIES	350,629	359,317

COMMITMENTS AND CONTINGENCIES - NOTE 12

SHAREHOLDERS’ EQUITY
Common stock, $1.25 par value:
Shares authorized: 1,500,000
Issued: 1,076,811 in 2015 and 2014	1,346	1,346
Additional paid-in capital	8,315	8,315
Retained earnings	19,102	18,881
Less: Common stock in Treasury at cost,
151,312 shares in 2015 and 2014	(4,716)	(4,716)
Accumulated other comprehensive loss	(2,987)	(2,480)
TOTAL SHAREHOLDERS’ EQUITY	21,060	21,346

TOTAL LIABILITIES AND
SHAREHOLDERS’ EQUITY	$371,689	$380,663

See notes to consolidated financial statements.

Delaware Bancshares, Inc.
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands of Dollars except Net Income per Share)

	Year Ended December 31,
	2015	2014

INTEREST INCOME
Loans	$5,343	$5,074
Investment securities:
Taxable	4,151	3,031
Tax exempt	1,309	1,148
TOTAL INTEREST INCOME	10,803	9,253

INTEREST EXPENSE
Deposits	992	1,013
Overnight advance from Federal Home Loan Bank	41	33
Long-term debt	665	201
Junior subordinated debentures	615	614
TOTAL INTEREST EXPENSE	2,313	1,861
NET INTEREST INCOME	8,490	7,392
PROVISION FOR LOAN LOSSES	150	16
NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	8,340	7,376

OTHER INCOME
Service charges on deposit accounts	1,002	730
Income from bank owned life insurance	326	307
Other service charges and operating income	956	1,003
Net investment security gains on sale of
available-for-sale securities	956	1,213
	3,240	3,253
	11,580	10,629

OTHER EXPENSES
Salaries	3,984	3,239
Employee benefits	1,505	1,263
Data processing and equipment expenses	1,563	1,032
Occupancy expenses	923	645
FDIC assessments	234	141
Other	3,345	3,526
	11,554	9,846

INCOME BEFORE INCOME TAXES	26	783
INCOME TAX (BENEFIT) PROVISION	(565)	(184)

NET INCOME	$591	$967

Net income per share	$.64	$1.04

See notes to consolidated financial statements.

Delaware Bancshares, Inc.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In Thousands of Dollars)

	Year Ended December 31,
	2015	2014

Net income:	$591	$967
Other comprehensive income (loss):

Change in unrealized net gains (losses) on available-for- sale securities, net of reclassification adjustments of $589 and $10 and tax of $(405) and $2,300 for 2015 and 2014, respectively	(608)	3,450

Change in unrecognized loss on pension liability, net of tax of $(52) and $(443) for 2015 and 2014, respectively	(79)	(665)

Change in unrealized loss on interest rate swap, net of tax of $120 and $122 for 2015 and 2014, respectively	180	184
	(507)	2,969

COMPREHENSIVE INCOME	$84	$3,936

See notes to consolidated financial statements.

Delaware Bancshares, Inc.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
For the years ended December 31, 2015 and 2014
(In Thousands of Dollars)

					Accumulated
		Additional			Other
	Common	Paid-in	Retained	Treasury	Comprehensive
	Stock	Capital	Earnings	Stock	Income (Loss)	Total

Balance at January 31, 2014	$1,346	$8,315	$18,516	$(4,716)	$(5,449)	$18,012

Net income			967			967
Other comprehensive income					2,969	2,969
Cash dividends ($.65 per share)			(602)			(602)

Balance – December 31, 2014	1,346	8,315	18,881	(4,716)	(2,480)	21,346

Net income			591			591
Other comprehensive loss					(507)	(507)
Cash dividends ($.40 per share)			(370)			(370)

Balance at December 31, 2015	$1,346	$8,315	$19,102	$(4,716)	$(2,987)	$21,060

See notes to consolidated financial statements.

Delaware Bancshares, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands of Dollars)

	Year ended December 31,
	2015	2014
OPERATING ACTIVITIES
Net income	$591	$967
Adjustments to reconcile net income to net cash
provided by (used for) operating activities:
Provision for loan losses	150	16
Provision for depreciation and amortization	803	587
Amortization (accretion) of investment security premiums	1,544	1,552
Deferred tax benefit	(634)	(24)
Net realized gains on securities	(956)	(1,213)
Increase in accrued interest receivable	(69)	(414)
Decrease in accrued interest payable	(10)	(13)
Increase in other assets	(503)	(627)
Increase in bank owned life insurance	(351)	(1,232)
Increase (decrease) in other liabilities	419	(69)
Decrease in deferred compensation	(128)	(115)
NET CASH PROVIDED BY (USED FOR) OPERATING ACTIVITIES	856	(585)

INVESTING ACTIVITIES
Proceeds from maturities of held-to-maturity investment securities	120	1,502
Purchases of held-to-maturity investment securities	(3,669)	(137)
Proceeds from maturities and sales of available-for-sale investment securities	117,991	48,071
Purchases of available-for-sale investment securities	(96,498)	(146,485)
Proceeds from (purchase of) Federal Home Loan Bank stock	821	(1,056)
Net increase in loans	(12,771)	(4,924)
Purchases of bank premises, furniture, and fixtures	(56)	(703)
Acquisition of Bank of America branches, net	—	78,658
NET CASH PROVIDED BY (USED FOR)
INVESTING ACTIVITIES	5,938	(25,074)

FINANCING ACTIVITIES
Net increase in demand deposits, NOW accounts and savings accounts	20,985	3,555
Net decrease in certificates of deposit	(8,793)	(9,091)
Increase (decrease) in securities sold under agreements to repurchase	(524)	108
Overnight advance from (repayment to) Federal Home Loan Bank	(20,250)	24,750
Proceeds from (repayment to) long term debt net of debt issuance costs	(219)	11,330
Cash dividends	(370)	(833)
NET CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES	(9,171)	29,819

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(2,377)	4,160
Cash and cash equivalents at beginning of year	8,531	4,371
CASH AND CASH EQUIVALENTS AT END OF YEAR	$6,154	$8,531

See notes to consolidated financial statements.

Delaware Bancshares, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Summary of Significant Accounting Policies

Business

Delaware Bancshares, Inc. (the “Company”) provides a full range of banking services (primarily in Delaware and Sullivan County, New York) to individual and small business customers through its wholly owned subsidiary, National Bank of Delaware County (the “Bank”).  The Bank is subject to intense competition from other financial institutions.  The Company and the Bank are subject to the regulations of certain Federal agencies and undergo periodic examinations by those regulatory authorities.

Pursuant to the Agreement and Plan of Merger, dated May 15, 2007, by and between the Company and Stamford Bank Corp (Stamford), the Company acquired 100 percent of the outstanding stock of Stamford on November 9, 2007.  The merger was a tax-free merger for the Company.  The transaction was accounted for under the purchase method of accounting.

Further, pursuant to the Purchase and Assumption Agreement, dated March 31, 2014, by and between the Company and Bank of America, National Association, the Bank acquired six Bank of America branches located in Sullivan County on September 19, 2014, through the purchase of certain assets and the assumption of certain liabilities.  The transaction was accounted for under the purchase method of accounting.  See Note 14 for further discussion.

Basis of Financial Statement Presentation

The consolidated financial statements include all accounts of the Company and the Bank, and have been prepared in accordance with accounting principles generally accepted in the United States of America.  All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

In preparing the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of income and expenses during the reporting period.  Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include amounts due from banks.  Cash balances held by other financial institutions in excess of the amount insured by the Federal Deposit Insurance Corporation are subject to credit risk.  From time to time, amounts held by the Bank may exceed the insured amounts.

The Bank is required to have $2,433,000 and $1,832,000 at December 31, 2015 and 2014, respectively, of cash on hand or on deposit with the Federal Reserve Bank in order to meet regulatory reserve and clearing requirements.  The deposits with the Federal Reserve Bank do not earn interest.

Concentration of Credit Risk

Most of the Bank’s business activity is with customers in the Bank’s market area.  The majority of those customers are depositors of the Bank.  Investments in state and local governmental securities primarily involve governmental entities within the Bank’s market area and other areas in New York State.  The Bank, as matter of policy, does not extend credit to any single borrower, or group of related borrowers, in excess of 25 percent of primary capital as defined.

To reduce the credit risk associated with credit related financial instruments, the Bank might deem it necessary to obtain collateral.  The amount and nature of the collateral obtained is based on the Bank’s credit evaluation of the customer.  Collateral held varies, but may include cash, securities, accounts receivable, inventory, plant and equipment, and real estate.

Loans

Loans are stated at the unpaid principal balance, less an allowance for loan losses and any deferred fees or costs on the originated loan.  Interest income is accrued on the unpaid principal balance.  Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.

Loans are determined to be past due based upon contractual terms.  Certain loans are placed on nonaccrual status when payments become 90 or 120 days past due depending on the type of loan and related collateral.  Loans are placed on nonaccrual status or charged off at an earlier date if collection of principal or interest is considered doubtful.  Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote.  Interest payments received on such loans are applied as a reduction of the loan principal balance.  Interest income on other nonaccrual loans is recognized only to the extent of interest payments received after all principal has been collected.

Reserve for Loan Losses

Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the reserve for loan losses.  A substantial portion of the Bank’s loans are collateralized by real estate in the Bank’s market area of Delaware and Sullivan County, New York.  Accordingly, the ultimate collectability of a substantial portion of the Bank’s loan portfolio is particularly susceptible to changes in market conditions in these areas.  Management obtains appraisals for significant properties.

Management believes that the reserve for loan losses is adequate.  The reserve is increased by provisions charged to operating expense and reduced by net charge-offs.  While management uses available information to recognize losses on loans, future additions to the reserve may be necessary based on changes in economic conditions.  In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s reserve for loan losses.  Such agencies may require the Bank to recognize additions to the reserve based on their judgment of information available to them at the time of their examination.

In developing the reserve for loan losses, impaired loans are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate or, as a practical expedient, at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent.

The Bank’s allowance for possible loan losses consists of three elements: (1) specific allowances established for probable losses on specific loans, (2) general allocation calculated based on historical loan loss experience for similar loans with similar characteristics and trends, and (3) an allocation for classified loans using migration methodology based on the past eight quarters.

Investment Securities

Trading securities: Trading securities are held for resale in anticipation of short-term market movements.  The Bank has no securities classified as trading securities.

Securities held-to-maturity and available-for-sale: Management determines the appropriate classification of debt securities at the time of purchase.  Debt securities are classified as held-to-maturity when the Company has the positive intent and ability to hold the securities to maturity.  Held-to-maturity securities are stated at amortized cost.

Debt securities not classified as held-to-maturity are classified as available-for-sale.  Available-for-sale securities are stated at fair value, with the unrealized gains and losses, net of tax, reported as a separate component of shareholders’ equity.

The amortized cost of debt securities classified as held-to-maturity or available-for-sale is adjusted for the amortization of premiums and accretion of discounts to maturity, or, in the case of mortgage-backed securities, over the estimated life of the security.  Such amortization is included in interest income from investments.  Interest and dividends are also included in interest income from investments.  Realized gains and losses and declines in value judged to be other-than-temporary are included in investment security gains (losses).  The cost of securities sold is based on the specific identification method.

Securities with limited marketability, such as stock in the Federal Reserve Bank and the Federal Home Loan Bank, are carried at cost.

In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Declines in fair value of individual held-to-maturity and available-for-sale securities below their cost that are other-than-temporary result in write-downs of the individual securities to their fair value.  The related write-downs are included in earnings as realized losses or in comprehensive income as unrealized losses.

Securities Sold Under Agreements to Repurchase

The Bank sells certain securities under agreements to repurchase.  The agreements are treated as collateralized financing transactions, and the obligations to repurchase securities are reflected as a liability in the accompanying consolidated balance sheets.  The dollar amount of securities underlying the agreements remains in the asset accounts.

Bank Premises, Furniture, and Fixtures

Bank premises, furniture, and fixtures are stated at cost, less an allowance for depreciation, which is computed using the straight-line method over the estimated useful lives of the assets.  Interest is capitalized as part of the cost of premises during periods of construction.  Repairs and maintenance are charged to expense as incurred, whereas betterments are capitalized.

Bank Owned Life Insurance

Bank owned life insurance (BOLI) was purchased as a financing tool to fund certain employee benefits.  The advantages of life insurance financing are the tax-preferred status of the increase in life insurance cash values and the death benefits and cash flow generated at the death of the insured.  BOLI is stated on the Bank’s balance sheets at its current surrender value.  The cash surrender value is subject to credit risk and is dependent on the financial condition of the insurance carriers.  Increases in BOLI’s cash surrender value are reported in the Bank’s income.

Other Real Estate Owned

Real estate properties acquired through, or in lieu of, loan foreclosure are initially recorded at the lower of the Bank’s carrying amount or fair value less estimated selling costs.  Any losses based on the asset’s fair value at the date of acquisition are charged to the reserve for loan losses.  After foreclosure, these assets are carried at the lower of their new basis or fair value less cost to sell.  Costs incurred in maintaining foreclosed real estate and subsequent adjustments to the carrying amount of the property, based on periodic evaluations by management, are included in other noninterest expenses.  There were no transfers to other real estate owned in 2015.  Loan foreclosures, net of charge-offs, transferred to other real estate owned were approximately $82,000 in 2014.  The Bank received approximately $162,000 and $402,000 in proceeds from the sale of other real estate owned in 2015 and 2014, respectively.  Approximately $17,000 and $81,000 was written off to other noninterest expense during 2015 and 2014, respectively.  There was no other real estate owned at December 31, 2015.  Other real estate owned amounted to $178,000 at December 31, 2014.  This is included in accrued interest and other assets on the consolidated balance sheets.

Goodwill and Other Intangibles

Goodwill represents the excess of the cost of the business acquired over the fair value of the net assets acquired.  Goodwill is not amortized, but is reviewed for potential impairment if events or circumstances indicate a potential impairment.  The Bank has determined that there are no events or circumstances that would indicate an impairment of goodwill at December 31, 2015.  Goodwill was approximately $6,322,000 at December 31, 2015 and 2014.

Intangible assets are acquired assets that lack physical substance, but can be distinguished from goodwill because of contractual or other legal rights or because the asset is capable of being sold or exchanged either on its own or in combination with a related contract, asset or liability.  The Company’s other intangible assets relate to core deposits.  Core deposits associated with the Stamford purchase were recorded at the original cost of approximately $3,292,000.  The core deposit intangible is amortized on an accelerated basis over its estimated useful life of 13 years.  Amortization expense related to this intangible asset was $211,046 and $247,225 in 2015 and 2014, respectively.  Accumulated amortization was approximately $2,779,700 and $2,568,700 at December 31, 2015 and 2014, respectively.

Core deposits associated with the 2014 Bank of America purchase is approximately $1,037,000. This core deposit intangible is being amortized on a straight-line basis over its estimated useful life of 15 years.  Amortization expense related to this intangible asset was $69,161 and $17,290 in 2015 and 2014, respectively.  Accumulated amortization was approximately $86,500 and $17,300 at December 31, 2015 and 2014, respectively.

The estimated aggregate future amortization expense remaining as of December 31, 2015, is as follows (in thousands of dollars):

2016	$244
2017	208
2018	172
2019	135
2020	99
2021 and thereafter	605
$1,463

Income Taxes

Income taxes are provided for the tax effects of transactions reported in the consolidated financial statements and consist of taxes currently due plus the change in deferred taxes.  The Company computes deferred taxes using the liability method, whereby deferred income taxes are determined based on differences between the financial reporting and income tax basis of assets and liabilities related primarily to loan loss provision, bank premises, furniture, and fixtures, accrued compensation liabilities, and certain differences associated with the purchase of Stamford and Bank of America branches.

Deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.  Deferred taxes are also recognized for operating loss carryforwards that are available to offset future taxable income and tax credits that are available to offset future income taxes.

Deferred income taxes are recorded using currently enacted income tax rates applicable to the period in which the deferred tax asset or liability is expected to be realized or settled.  As changes in tax laws are enacted, deferred income taxes are adjusted through the provision for income taxes in the year of change.

Pursuant to the Financial Accounting Standards Board (FASB) authoritative guidance on accounting for uncertainty in income taxes, the Company has reviewed its operations for uncertain tax positions and believes there are no significant exposures.  The Company will include interest on income tax liabilities in interest expense and penalties in operations if such amounts arise.  The Company is no longer subject to Federal and New York State examinations by tax authorities for years before 2012.

Advertising Costs

The Company expenses advertising costs as incurred.  Advertising expense was approximately $354,000 and $209,000 in 2015 and 2014, respectively.

Per Share Amounts

Earnings per share are computed based on the weighted average number of shares outstanding, which were 925,499 in both 2015 and 2014.

Fair Value Disclosures

The FASB authoritative guidance on fair value measurements for financial assets and liabilities, defines fair value, establishes a framework for measuring fair value in accordance with accounting principles generally accepted in the United States of America, and requires certain disclosures about fair value measurements.  See Note 11 - Fair Value Disclosures.

FASB authoritative guidance on disclosures about fair value of financial instruments requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet.  The guidance excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements.  Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Bank.  See Note 11 - Fair Value Disclosures.

Off-Balance-Sheet Financial Instruments

In the ordinary course of business, the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit and standby letters of credit.  Such financial instruments are recorded in the consolidated financial statements when they are funded or related fees are incurred or received.

Comprehensive Income

The Bank reports comprehensive income in accordance with FASB authoritative guidance on reporting comprehensive income.  The guidance establishes standards for reporting and presentation of comprehensive income and its components in a full set of financial statements.  Comprehensive income includes all changes in shareholders’ equity except those arising from transactions with shareholders.

Included in other comprehensive income (loss) are unrealized gains and (losses) on available-for-sale securities, unrecognized actuarial losses, and an unrealized loss on an interest rate swap, all of which are reflected in the accompanying consolidated financial statements net of deferred income taxes.  Accumulated other comprehensive loss includes unrealized holding gains (losses) on securities of approximately $(1,049,000) and $(441,000) net of taxes of $(699,000) and $(294,000) at December 31, 2015 and 2014, respectively, a pension liability adjustment of approximately $(1,603,000) and $(1,524,000) net of taxes of $(1,068,000) and $(1,016,000) at December 31, 2015 and 2014, respectively, and unrealized losses in the fair value of an interest rate swap of approximately $(334,000) and $(514,000) net of taxes of $(223,000) and $(343,000) at December 31, 2015 and 2014, respectively.

Subsequent Events

Management has evaluated subsequent events through April 6, 2016, the date which the consolidated financial statements were available for issue.

Norwood Financial Corp., the holding company for Wayne Bank, and Delaware Bancshares, Inc., the holding company for NBDC Bank, announced on March 10, 2016, the signing of a definitive merger agreement pursuant to which Norwood Financial Corp. will acquire Delaware Bancshares, Inc. in a stock and cash transaction.  Under the terms of the merger agreement, which has been unanimously approved by the Board of Directors of both companies, Norwood Financial Corp. will acquire all of the outstanding shares of Delaware Bancshares, Inc. for a total purchase price of approximately $15.4 million.  In addition, NBDC Bank will merge with and into Wayne Bank, with Wayne Bank as the surviving bank.  Pursuant to the terms of the merger agreement, shareholders of Delaware Bancshares, Inc. will have the opportunity to elect to receive for each share of Delaware Bancshares, Inc. common stock they own, either 0.6221 shares of Norwood Financial Corp. common stock or $16.68 in cash or a combination of both.  All shareholder elections will be subject to the allocation and proration procedures set forth in the merger agreement which are intended to ensure that, in the aggregate, 75% of the aggregate merger consideration will consist of Norwood Financial Corp. common stock and 25% will consist of cash.  The price represents 116.3% of Delaware's tangible book value at December 31, 2015, 26.1 times Delaware's 2015 earnings per share and a 0.8% core deposit premium.  The transaction is expected to be a tax-free exchange for shareholders of Delaware Bancshares, Inc. receiving stock.  The merger agreement is subject to regulatory and shareholder approval.

2.	Investment Securities

The following is a summary of held-to-maturity and available-for-sale securities:

	Held-to-Maturity Securities
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(In Thousands of Dollars)
December 31, 2015
Obligations of states and
political subdivisions	$4,411	$—	$—	$4,411
Mortgaged backed securities	1	—	—	1
TOTAL HELD-TO-MATURITY
SECURITIES	$4,412	$—	$—	$4,412

	Available-for-Sale Securities
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(In Thousands of Dollars)
December 31, 2015
U.S. Treasury securities and
obligations of U.S. Government
agencies and corporations	$85,246	$75	$(1,012)	$84,309
Obligations of states and
political subdivisions	58,489	478	(202)	58,765
Mortgaged backed securities	56,066	11	(882)	55,195
Other securities	11,162	—	(217)	10,945
TOTAL AVAILABLE-FOR-	$210,963	$564	$(2,313)	$209,214
SALE SECURITIES

	Held-to-Maturity Securities
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(In Thousands of Dollars)
December 31, 2014
Obligations of states and
political subdivisions	$861	$—	$—	$861
Mortgaged backed securities	2	—	(1)	1
TOTAL HELD-TO-MATURITY
SECURITIES	$863	$—	$(1)	$862

	Available-for-Sale Securities
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(In Thousands of Dollars)
December 31, 2014
U.S. Treasury Securities and
obligations of U.S. Government
agencies and corporations	$97,109	$364	$(1,225)	$96,248
Obligations of states and
political subdivisions	44,542	196	(323)	44,415
Mortgaged backed securities	89,203	484	(220)	89,467
Other securities	2,189	—	(11)	2,178
TOTAL AVAILABLE-FOR-
SALE SECURITIES	$233,043	$1,044	$(1,779)	$232,308

The amortized cost and estimated fair value of investments in debt securities at December 31, 2015, by contractual maturity, are shown below.  Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized	Estimated
	Cost	Fair Value
	(in Thousands of Dollars)
Held-to-Maturity
Due in one year or less	$2,944	$2,944
Due after one year through five years	922	922
Due after five years through ten years	252	252
Due after ten years	293	293
	4,411	4,411

Mortgaged backed securities	1	1
	$4,412	$4,412

	Amortized	Estimated
	Cost	Fair Value
	(in Thousands of Dollars)
Available-for-Sale
Due in one year or less	$101	$101
Due after one year through five years	8,484	8,462
Due after five years through ten years	96,755	96,089
Due after ten y ears	49,557	49,367
	154,897	154,019
Mortgaged backed securities	56,066	55,195
	$210,963	$209,214

The Bank had net realized gains on securities called by the issuer or sold of approximately $956,000 and $1,213,000 in 2015 and 2014, respectively.  The tax expense applicable to these net realized gains was approximately $382,000 and $485,000 in 2015 and 2014, respectively.

Investment securities having a book value of $109,070,100 were pledged to secure public fund deposits at December 31, 2015.

The following tables show the investments gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2015 and 2014.

	Less than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Loss	Value	Loss	Value	Loss
	(In Thousands of Dollars)
December 31, 2015
U.S. Treasury securities
and obligations of U.S.
Government agencies
and corporations	$33,422	$(326)	$36,857	$(686)	$70,279	$(1,012)
Obligations of states and
political subdivisions	5,704	(100)	12,225	(102)	17,929	(202)
Mortgaged backed securities	38,325	(645)	13,817	(237)	52,142	(882)
Other securities	10,934	(217)	—	—	10,934	(217)
TOTAL TEMPORARILY
IMPAIRED SECURITIES	$88,385	$(1,288)	$62,899	$(1,025)	$151,284	$(2,313)

	Less than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Loss	Value	Loss	Value	Loss
	(In Thousands of Dollars)
December 31, 2014
U.S. Treasury securities
and obligations of U.S.
Government agencies
and corporations	$11,899	$(109)	$46,648	$(1,116)	$58,547	$(1,225)
Obligations of states and
political subdivisions	6,852	(29)	17,892	(294)	24,744	(323)
Mortgage backed securities	20,485	(98)	8,251	(122)	28,736	(220)
Other securities	2,168	(11)	—	—	2,168	(11)
TOTAL TEMPORARILY
IMPAIRED SECURITIES	$41,404	$(247)	$72,791	$(1,532)	$114,195	$(1,779)

At December 31, 2015, the Bank had 123 debt securities with unrealized losses in the above table.  These unrealized losses relate principally to changes in interest rates.  In analyzing an issuer’s financial condition, management considers whether the securities are issued by the Federal government or its agencies, whether downgrades by bond rating agencies have occurred, and industry analysts’ reports.  As management has the ability to hold debt securities until maturity, or for the foreseeable future if classified as available-for-sale, no declines are deemed to be other-than-temporary.

3.	Loans

The loan portfolio at December 31, 2015 and 2014, is summarized as follows:

	2015	2014
	(in Thousands of Dollars)
Real estate mortgages:
Residential	$73,262	$68,797
Commercial	21,401	14,890
Farm	3,622	3,125
Loans to farmers	1,500	1,100
Commercial loans	8,201	7,768
Installment loans to individuals	7,718	7,128
	$115,704	$102,808

The loan portfolio includes certain loans, which are considered impaired because, based on current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreements.

Following is a summary of nonaccrual loans and impaired loans as of December 31, 2015 and 2014, by class of financing receivables (in thousands of dollars):

	2015	2014
	(in Thousands of Dollars)
Nonaccrual Loans

Commercial – Real estate	$36	$262
Commercial – Non real estate	—	—
Agricultural – Real Estate	—	—
Agricultural – Non real estate	—	—
Residential	730	417
Consumer	—	—
	$766	$687

Impaired Loans as of December 31, 2015
	Recorded Investment	Unpaid Principal Balance	Related Allowance Investment	Average Recorded Investment	Interest Income Recognized

Commercial- Real estate	$691	$691	$—	$713	$40
Commercial – Non real estate	1,131	1,131	95	1,101	67
Agricultural – Real estate	557	557	—	565	30
Agricultural – Non real estate	188	188	—	202	14
Residential	1,047	1,047	52	1,052	62
Consumer	—	—	—	—	—
	$3,614	$3,614	$147	$3,633	$213

Impaired Loans as of December 31, 2014
	Recorded Investment	Unpaid Principal Balance	Related Allowance Investment	Average Recorded Investment	Interest Income Recognized

Commercial- Real estate	$682	$682	$10	$723	$37
Commercial – Non real estate	7	7	—	8	1
Agricultural – Real estate	502	502	—	515	25
Agricultural – Non real estate	241	241	—	261	14
Residential	830	830	16	849	56
Consumer	12	12	—	14	1
	$2,274	$2,274	$26	$2,370	$134

At December 31, 2015 and 2014, the allowance for loan losses and balance of financing receivables were composed of the following by portfolio segments:

	Real Estate	Commercial & Industrial	Consumer	Agricultural	Total

Allowance for loan losses -
Ending balance December 31, 2015	$840	$557	$184	$96	$1,677
Ending balance:
Individually evaluated for impairment	$51	$395	$—	$—	$446
Collectively evaluated for impairment	$789	$162	$184	$96	$1,231
Financing receivables ending balance
December 31, 2015	$73,262	$29,602	$7,718	$5,122	$115,704

Ending balance December 31, 2015:
Individually evaluated for impairment	$1,047	$2,239	$—	$328	$3,614
Collectively evaluated for impairment	$72,215	$27,363	$7,718	$4,794	$112,090

	Real Estate	Commercial & Industrial	Consumer	Agricultural	Total

Allowance for loan losses -
Ending balance December 31, 2014	$769	$492	$209	$91	$1,561
Ending balance:
Individually evaluated for impairment	$338	$—	$—	$—	$338
Collectively evaluated for impairment	$431	$492	$209	$91	$1,223
Financing receivables ending balance
December 31, 2014	$68,797	$22,658	$7,128	$4,225	$102,808

Ending balance December 31, 2014:
Individually evaluated for impairment	$830	$689	$12	$743	$2,274
Collectively evaluated for impairment	$67,967	$21,969	$7,116	$3,482	$100,534

The Bank has a seven grade system for loan classification.  Loan officers are responsible for assigning the appropriate grade to each loan according to the characteristics of the loan and regulatory definitions.  Assigning grades serves as a basis for determining the adequacy of the allowance for loan losses for the loan portfolio.  The grades are as follows:

Grade 1 – Superior: loans secured by cash collateral, historical cash flow provides strong coverage ratios, strong debt to worth, unblemished credit reports, strong personal financial statements;

Grade 2 – Satisfactory: similar characteristics to Grade 1, however, earnings are less satisfactory then superior, balance sheet is slightly leveraged, industry stable, payment history is good,  trends are generally positive;

Grade 3 – Pass/Watch: good collateral values, business may have experienced small losses, collateral values may be more important, slow payments;

Grade 4 – Special Mention: a potential weakness in credit that deserves management’s attention and, that left uncorrected, could deteriorate the prospects of repayment; collateral may have a potential weakness;

Grade 5 – Substandard: “well defined weakness” in cash flow, credit history, repayment or deterioration of collateral, there is a possibility that the Bank may sustain a loss if deficiencies are not addressed or corrected;

Grade 6 – Doubtful: loans must be placed on nonaccrual due to inherent weakness in the asset, possibility of loss is extremely high, collection or liquidation in full is unlikely; and

Grade 7 – Loss: assets which are uncollectible or have little or no value.

For purposes of establishing the allowance for loan losses, financing receivables are classified by an internally assigned grade.  Following is a summary of loans by credit quality and class as of December 31, 2015 and 2014:

	Commercial Real Estate	Commercial Non Real Estate	Agricultural Real Estate	Agricultural Non Real Estate	Residential	Consumer	Total

December 31, 2015:
Uncriticized	$19,662	$6,533	$3,022	$1,189	$71,992	$7,718	$110,116
Special Mention	1,048	537	43	122	223	—	1,973
Substandard	691	1,131	557	189	1,047	—	3,615
Doubtful	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—
Total	$21,401	$8,201	$3,622	$1,500	$73,262	$7,718	$115,704

	Commercial Real Estate	Commercial Non Real Estate	Agricultural Real Estate	Agricultural Non Real Estate	Residential	Consumer	Total

December 31, 2014:
Uncriticized	$13,219	$7,042	$2,577	$846	$67,564	$7,116	$98,364
Special Mention	989	719	46	13	403	—	2,170
Substandard	682	7	502	241	830	12	2,274
Doubtful	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—
Total	$14,890	$7,768	$3,125	$1,100	$68,797	$7,128	$102,808

Financing receivables aged by class are as follows at December 31, 2015:

	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days	Total Past Due	Current	Total Loans	Recorded Investment > 90 Days Accruing

Commercial – Real estate	$256	$—	$36	$292	$21,109	$21,401	$—
Commercial – Non real estate	—	—	—	—	8,201	8,201	—
Agricultural – Real estate	51	—	—	51	3,571	3,622	—
Agricultural – Non real estate	—	—	—	—	1,500	1,500	—
Residential	590	196	447	1,233	72,029	73,262	—
Consumer	46	11	—	57	7,661	7,718	—
Total	$943	$207	$483	$1,633	$114,071	$115,704	$—

Financing receivables aged by class are as follows at December 31, 2014:

	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days	Total Past Due	Current	Total Loans	Recorded Investment > 90 Days Accruing

Commercial – Real estate	$—	$—	$262	$262	$14,628	$14,890	$—
Commercial – Non real estate	109	—	—	109	7,659	7,768	—
Agricultural – Real estate	53	—	—	53	3,072	3,125	—
Agricultural – Non real estate	—	—	—	—	1,100	1,100	—
Residential	1,358	71	417	1,846	66,951	68,797	—
Consumer	82	3	8	93	7,035	7,128	—
Total	$1,602	$74	$687	$2,363	$100,445	$102,808	$—

4.	Reserve for Loan Losses

Changes in the reserve during the years ended December 31, 2015 and 2014, are summarized as follows:

	Commercial	Commercial Real Estate	Residential	Consumer	Total
December 31, 2015

Beginning balance	$48	$535	$769	$209	$1,561
Provision for credit losses	20	52	66	12	150
Net charge-offs:
Charge-offs	—	(5)	(2)	(57)	(64)
Recoveries	3	—	7	20	30
Net charge-offs	3	(5)	5	(37)	(34)
Ending balance	$71	$582	$840	$184	$1,677

	Commercial	Commercial Real Estate	Residential	Consumer	Total
December 31, 2014

Beginning balance	$68	$552	$863	$197	$1,680
Provision for credit losses	2	2	11	1	16
Net charge-offs:
Charge-offs	(25)	(44)	(112)	(18)	(199)
Recoveries	3	25	7	29	64
Net charge-offs	(22)	(19)	(105)	11	(135)
Ending balance	$48	$535	$769	$209	$1,561

Despite the above allocations, the allowance for credit losses is general in nature and is available to absorb losses from any loan.

5.      Deposits

The deposit portfolio at December 31 is summarized as follows:

	2015	2014
	(in Thousands of Dollars)

Demand	$65,162	$62,321
Interest-bearing checking	34,334	32,965
Savings	102,982	92,245
Money market deposit accounts	40,563	34,525
Time	73,928	82,720

	$316,969	$304,776

The Bank paid approximately $1,050,000 and $1,062,000 in interest on deposits during 2015 and 2014, respectively.  Certificates of deposit of $100,000 or more amounted to approximately $30,000,000 and $31,000,000 at December 31, 2015 and 2014, respectively.

Time deposits at December 31, 2015, are scheduled to mature as follows (in thousands of dollars):

2016	$44,994
2017	14,121
2018	6,308
2019	4,841
2020	3,664
$73,928

6.	Bank Premises, Furniture, and Fixtures

Bank premises, furniture, and fixtures, stated at cost less allowances for depreciation, are comprised of the following at December 31:

	2015	2014
	(in Thousands of Dollars)

Land and bank premises	$4,835	$4,824
Furniture and fixtures	1,747	1,702
	6,582	6,526
Allowances for depreciation	(2,382)	(1,929)

	$4,200	$4,597

Depreciation expense, included in other expenses, is summarized as follows:

	2015	2014
	(in Thousands of Dollars)

Bank premises	$97	$104
Furniture and fixtures	356	183

	$453	$287

7.	Securities Sold Under Agreements to Repurchase

Information concerning securities sold under agreements to repurchase as of and for the years ended December 31 is summarized as follows:

	2015	2014
	(in Thousands of Dollars)

Average balance	$2,263	$2,134

Maximum month-end balance	$2,859	$3,150

Carrying amounts of securities, including accrued interest underlying the agreements	$2,979	$3,661

Securities sold under agreements to repurchase, all of which remain under the control of the Bank, generally mature in less than 90 days from the transaction date.

8.	Overnight Advance From Federal Home Loan Bank

The Bank has an Overnight Advance Program that allows the Bank to borrow up to its maximum borrowing capacity, which cannot exceed 30 percent of total assets assuming there is sufficient collateral.  The Bank’s investment in FHLB stock and other assets, primarily mortgage loans, are pledged collateral under the agreement up to the amount of any borrowings under this program.  There was $4,500,090 and $24,750,000 outstanding at December 31, 2015 and 2014, respectively.  At December 31, 2015, the advance bears interest at .56 percent.

9.	Junior Subordinated Debentures

In 2007, the Company issued $8,248,000 of junior subordinated debentures to Delaware Bancshares Capital Trust I (the “Trust”) in exchange for $8,000,000 in proceeds of trust preferred securities issued by the Trust and 248 shares of common securities of the Trust at $1,000 per share.  The junior subordinated debentures are included in long-term debt, and the Company’s equity interest in the Trust is included in other assets.  The Company incurred $240,000 of debt issuance costs, which were deferred and are being amortized over the life of the debt.

The junior subordinated debentures pay interest quarterly at LIBOR plus 2.4 percent.  The debentures are redeemable on or after January 1, 2013, and any January 1, April 1, July 1 or October 1 thereafter.  Redemption is mandatory on January 1, 2038.  The Company guarantees the trust preferred securities through the combined operation of the junior subordinated debentures and other related documents.  The Company’s obligation under the guarantee is unsecured and subordinate to senior and subordinated indebtedness of the Company.

During 2007, the Bank entered into an interest rate swap agreement and, at the same time, entered into a back-to-back swap agreement with the Company.  The swap agreement is considered a derivative instrument with a financial institution.  The Bank designated this derivative instrument as a cash flow hedge as defined under FASB authoritative guidance on accounting and disclosures about derivative instruments and hedging activities.  The objective of this instrument is to limit the Bank’s exposure to the effects of changes in interest rates on its variable rate debt.  The fair value of this derivative instrument was a liability of $556,915 and $857,661 at December 31, 2015 and 2014, respectively.  The change in the fair value of this instrument is recorded as a component of other comprehensive income (loss).  The instrument was settled, as outlined in the agreement, which resulted in additional payments of approximately $389,000 and $393,000 in 2015 and 2014, respectively.  These additional payments were recorded as a component of interest expense.  In addition, this instrument effectively changed the Company’s interest rate exposure on its hedged variable rate debt from 2.74 percent to 7.45 percent for 2015 and from 2.67 percent to 7.44 percent for 2014.  The agreement is effective through October 2017.  The Bank is exposed to credit risk in the event of non-performance by the financial institution.  As part of the swap agreement, the Bank is required to maintain a collateral account with the issuing financial institution.  At December 31, 2015 and 2014, this collateral account was approximately $2,048,000 and is included in other assets.

10.  Long-Term Debt

The Company borrowed $12,000,000 in 2014 on a term loan from another banking institution.  The term of the loan is eleven years, interest only payments due within the first year.  The loan bears interest at 5.5 percent for the first six years.  For the five year period of the loan following the initial six years, the interest will be adjusted to a fixed rate equal to 4 percent above the weekly interest yield for five year U.S. Treasury Notes, provided that the interest rate on the loan cannot be less than 5.5 percent nor greater than 8.5 percent.  The loan may be voluntarily prepaid in whole or part upon payment of a prepayment premium.  The premium varies from 5 percent in year one and two; down to 1 percent in year six.  After year six, there is no prepayment premium. The Company will be required to make prepayments of principal whenever dividend payments to shareholders during any fiscal year exceed $.90 per share.  The Company was required to pledge 100 percent of the outstanding shares of capital stock of the Bank.  Subsequent to December 31, 2015, an amendment to the loan agreement was executed requiring the Company to pledge additional collateral by maintaining a deposit account of $1,500,000 at the other banking institution.  The Company incurred approximately $670,000 of debt issuance costs, which were deferred and are being amortized over the life of the debt.  The Company is required to meet certain financial ratios and to comply with various restrictive covenants associated with this debt.  The Company believes they are in compliance with various ratios and covenants or have obtained waivers for any instance of non-compliance as of December 31, 2015.

Future minimum payments subsequent to 2015 are as follows (in thousands of dollars):

2016	$350
2017	370
2018	391
2019	413
2020	436
2021 and thereafter	9,821
$11,781

11.	Fair Value Disclosures

FASB authoritative guidance on fair value measurements provides a framework for measuring fair value under accounting principles generally accepted in the United States of America.  The guidance applies to all financial instruments that are being measured and reported on a fair value basis.

As defined in the guidance, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  In determining fair value, the Bank uses various methods, including market, income, and cost approaches.  Based on these approaches, the Bank often utilizes certain assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and/or the risks inherent in the inputs to the valuation technique.  These inputs can be readily observable, market corroborated, or generally unobservable inputs.  The Bank utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs.  Based on the observability of the inputs used in the valuation techniques, the Bank is required to provide the following information according to the fair value hierarchy.  The fair value hierarchy ranks the quality and reliability of the information used to determine fair values.  Financial assets and liabilities carried at fair value will be classified and disclosed in one of the following three categories:

•	Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

•
Level 2 - Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly.  These might include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (such as interest rates, volatilities, prepayment speeds, credit risks, etc.) or inputs that are derived principally from or corroborated by market data by correlation or other means.

•
Level 3 - Unobservable inputs for determining the fair values of assets or liabilities that reflect an entity’s own assumptions about the assumptions that market participants would use in pricing the assets or liabilities.

Financial assets and financial liabilities measured at fair value on a recurring basis include the following:

Securities available-for-sale: The Bank’s securities available-for-sale are reported at fair value utilizing Level 2 inputs.  For these securities, the Bank obtains fair value measurements from an independent pricing service.  The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, credit information, and the bond’s terms and conditions, among other things.

Interest rate swap liability: The fair value of the interest rate swap was provided by the issuing entity using pricing models that use market observable inputs, therefore, it is valued using Level 2 inputs.

Fair value at December 31, 2015 and 2014, for assets and liabilities measured on a recurring basis is as follows (in thousands of dollars):

	Quoted Market Price in Active Markets (Level 1)	Other Observable Inputs (Level 2)	Unobservable Inputs (Level 3)
December 31, 2015
Securities available-for-sale	$—	$209,214	$—
Interest rate swap liability	—	557	—

	Quoted Market Price in Active Markets (Level 1)	Other Observable Inputs (Level 2)	Unobservable Inputs (Level 3)
December 31, 2014
Securities available-for-sale	$—	$232,308	$—
Interest rate swap liability	—	858	—

FASB authoritative guidance on disclosures about fair values of financial instruments requires disclosure of the fair value of financial assets and financial liabilities, including those financial assets and financial liabilities that are not measured and reported at fair value on a recurring basis or nonrecurring basis.  The methodologies for estimating the fair value of financial assets and financial liabilities that are measured at fair value on a recurring basis are discussed above.  The methodologies for estimating the fair value of other financial assets and financial liabilities are discussed below.

Cash and cash equivalents - The carrying amounts reported in the balance sheets for cash and cash equivalents approximate those assets’ fair value.

Held-to-maturity securities - Fair values for held-to-maturity securities are based on quoted market prices, dealer quotes or a correspondent bank pricing system.  The fair value of investment securities is the market value based on quoted market prices, when available, or market prices provided by recognized broker dealers.  If listed prices or quotes are not available, fair value is based upon externally developed models that use unobservable inputs due to the limited market activity of the instrument.

Loans - For variable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values.  The fair value of fixed rate loans at December 31, 2015 and 2014, was estimated through discounted cash flow analyses using interest rates currently being offered for loans with similar terms and credit quality.

Accrued interest receivable - The carrying amount of accrued interest receivable approximates fair value.

The Company also retains off-balance sheet lines of credit and mortgage commitments as described in Note 12.  The fair value of these instruments has not been estimated at December 31, 2015 and 2014, for reasons of impracticability.

Deposits - The fair value for demand deposits (e.g. interest and noninterest bearing checking and savings accounts) are, by definition, equal to the amount payable on demand at the reporting date (the carrying value).  Also, the carrying amount for variable rate fixed-term money market accounts and certificates of deposit approximates fair value.

The fair value of fixed rate certificates of deposit at December 31, 2015 and 2014, was estimated using a discounted cash flow approach that applies interest rates currently being offered on certificates to a schedule of weighted average expected maturities on time deposits.

Securities sold under agreements to repurchase - The carrying amount of securities sold under agreements to repurchase approximates fair value.

Accrued interest payable - The carrying amount of accrued interest payable approximates fair value.

Overnight advance from Federal Home Loan Bank - The fair value of variable rate advances from the Federal Home Loan Bank are based upon carrying amounts.  The fair value of fixed rate advances is estimated using discounted cash flow analyses based upon the Bank’s current incremental borrowing rates for similar types of borrowings.

Long-term debt - The fair value of variable rate debt is based upon the carrying amount which approximates fair value.

Junior subordinated debentures - The fair value of variable rate debentures is based upon the carrying amount, which approximates fair value.

The estimated fair value of the Bank’s financial instruments is as follows (in thousands of dollars):

	December 31, 2015		December 31, 2014
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Assets:
Cash and cash equivalents	$6,154	$6,154	$8,531	$8,531
Investment securities
Held-to-maturity	4,412	4,412	863	862
Available-for-sale	210,963	209,214	233,043	232,308
Loans, net of allowance	114,027	113,660	101,247	101,329
Accrued interest receivable and other assets	11,343	11,343	10,848	10,848

Li Liabilities:
Deposits	$316,969	$301,107	$304,776	$291,907
Securities sold under agreements to repurchase	2,277	2,277	2,801	2,801
Accrued interest payable, taxes and other liabilities	6,854	6,854	6,742	6,742
Overnight advance from Federal Home Loan Bank	4,500	4,500	24,750	24,750
Long-term debt	11,781	11,781	12,000	12,000
Junior subordinated debentures	8,248	8,248	8,248	8,248

The carrying amounts in the preceding table are included in the balance sheets under the applicable captions.  The fair values of off-balance sheet financial instruments are not significant.

12.	Commitments, Contingent Liabilities, and Restrictions

Loan commitments are made to accommodate the financial needs of the Bank’s customers.  There are no long-term fixed rate loan commitments that result in market risk.  These arrangements have credit risk essentially the same as that involved in extending loans to customers and are subject to the Bank’s normal credit policies.  Collateral requirements (e.g., property and equipment) are based on management’s credit assessment of the customer.

The Bank’s maximum exposure to credit loss for loan commitments outstanding at December 31, 2015, was as follows (in thousands of dollars):

Approved loan line commitments	$778
Unused lines of credit and home equity lines	11,322
Approved mortgage commitments	3,934
Mortgage constructions commitments	680
Overdraft protection commitments	590
$17,304

Under Federal Reserve regulations, the Bank is limited to the amount it may loan to the Company, unless such loans are collateralized by specific obligations.  At December 31, 2015, the maximum amount available for transfer from the Bank to the Company in the form of loans was approximately $966,000.  The Bank is subject to legal limitations on the amount of dividends that can be paid to the Company.  Dividends are limited to retained net profits, as defined by regulations, for the current year and the preceding year.  At December 31, 2015, approximately $586,000 was available for the declaration of dividends.  For all practical purposes, the Company could not declare dividends materially in excess of the amount of dividends that could be paid by the Bank to the Company.

Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated.  The Bank has been made aware of a threatened legal action.  Management is vigorously defending this action.  Because of the current state of the action, no prediction can be made as to its ultimate outcome.  In the opinion of management, the outcome of this action should not have a material effect on the Bank’s financial position or results of operations.

13.	Employee Benefit Plans

The Bank is a member of the New York State Bankers Retirement System.  Substantially all full-time employees are covered under this defined benefit pension plan (the “Plan”).  The Bank’s funding policy is to contribute the minimum required contribution annually.  Pension cost is computed using the projected unit credit actuarial cost method.  Effective December 31, 2012, the Plan was closed to new participants and accrued benefits were frozen.

The following table sets forth the Plan’s funded status and amounts recognized in the Company’s consolidated balance sheets in other liabilities at December 31:

	2015	2014
	(in Thousands of Dollars)

Accumulated benefit obligations	$(7,967)	$(8,395)

Projected benefit obligations for services rendered to date	$(7,967)	$(8,395)
Plan assets at fair value, primarily U.S. Government securities and marketable equity securities	6,739	7,300
PROJECTED BENEFIT OBLIGATIONS IN EXCESS OF PLAN ASSETS (included in other liabilities)	(1,228)	(1,095)
Unrecognized net loss from past experience and assumption changes	2,671	2,540
Prepaid pension cost	1,443	1,445
Adjustment to recognize minimum liability	(2,671)	(2,540)
NET PENSION LIABILITY	$(1,228)	$1,095

The increase in the projected discount rate contributed approximately $343,000 to the overall decrease in the projected benefit obligation for the year ended December 31, 2015.  The decrease in the projected discount rate contributed approximately $1,194,000 to the overall increase in the projected benefit obligation for the year ended December 31, 2014.

The Plan paid $526,651 and $475,683 in benefit payments in 2015 and 2014, respectively.  Estimated benefit payments under the Plan are expected to be approximately $450,000, $460,000, $482,000, $473,000 and $475,000 for the next five years.  Payments are expected to be approximately $2,259,000 in total for the five-year period ending December 31, 2025.  No contributions were made in 2015 and 2014.  The Bank is not required to make any contributions to the Plan in 2016.

Net pension cost included the following components:

	2015	2014
	(in Thousands of Dollars)

Service cost benefits earned during the period	$70	$60
Interest cost on projected benefit obligation	302	320
Actual return on assets	(455)	(450)
Net amortization and deferral	86	36
NET PERIOD PENSION COST	$3	$(34)

The weighted average assumptions used to determine the benefit obligation at December 31 are as follows:

	2015	2014

Discount rate	4.06%	3.73%

The weighted average assumptions used to determine the net periodic pension cost at December 31 are as follows:

	2015	2014

Discount rate	3.73%	4.60%
Expected long-term return on plan assets	6.50%	6.50%
Rate of compensation increase	0.00%	0.00%

The expected long-term return on plan assets was determined based upon expected returns on individual asset types included in the asset portfolio.

The Plan’s weighted-average asset allocations at December 31, by asset category, are as follows:

	2015	2014

Cash equivalents	5.2%	8.7%
Equity securities	47.2%	48.2%
Fixed income securities	43.9%	43.1%
Other	3.7%	--
	100.00%	100.00%

The Plan’s overall investment strategy is to achieve a mix of approximately 97 percent of investments for long-term growth and 3 percent for near-term benefit payments with a wide diversification of asset types, fund strategies, and fund managers.  The target allocation for pension assets is 0 to 20 percent cash equivalents, 40 to 60 percent equity securities, 40 to 60 percent fixed income securities, and 0 to 5 percent other.  Cash equivalents consist primarily of government issues and short-term investment funds.  Equity securities primarily include investments in common stock, depository receipts, preferred stock, and real estate investment trusts.  Fixed income securities include corporate bonds, government issues, mortgaged backed securities, municipals, and other asset backed securities.

The fair value of the Plan’s assets, by asset category, is as follows:

	December 31, 2015
	Total	Quoted Market Price in Active Markets (Level 1)	Other Observable Inputs (Level 2)	Unobservable Inputs (Level 3)
	(in Thousands of Dollars)

Cash equivalents:
Foreign currencies	$3	$3	$—	$—
Short-term investment funds	349	—	349	—
Equity securities:
Common stock	1,219	1,219	—	—
Depository receipts	31	31	—	—
Commingled Pension Trust Fund	983	—	983	—
Exchange Traded Funds	949	949	—	—
Fixed income securities:
Corporate bonds	320	—	320	—
Government issue	913	—	913	—
Collateralized mortgage obligations	57	—	57	—
Commingled Pension Trust Fund	1,666	—	1,666	—
Other	249	—	—	249
Total	$6,739	$2,202	$4,288	$249

The following table sets forth a summary of the changes in the Level 3 assets for the year ended December 31, 2015 (in thousands of dollars).

Balance, December 31, 2014	$—
Purchase	218
Unrealized gain	31
Balance, December 31, 2015	$249

	December 31, 2014
	Total	Quoted Market Price in Active Markets (Level 1)	Other Observable Inputs (Level 2)	Unobservable Inputs (Level 3)
	(in Thousands of Dollars)

Cash equivalents:
Foreign currencies	$3	$3	$—	$—
Government issue	24	—	24	—
Short-term investment funds	611	—	611	—
Equity securities:
Common stock	1,423	1,423	—	—
Depository receipts	17	17	—	—
Preferred stock	14	14	—
Commingled Pension Trust Fund	1,043	—	1,043	—
Exchange Traded Funds	1,021	1,021	—	—
Fixed income securities:
Corporate bonds	287	—	287	—
Government issue	704	—	704	—
Collateralized mortgage obligations	66	—	66	—
Commingled Pension Trust Fund	2,036	—	2,036	—
Other	51	—	51	—
Total	$7,300	$2,478	$4,822	$—

The Bank has a 401(k) defined contribution plan (the “401(k) Plan”).  All employees are eligible to participate in the 401(k) Plan after reaching age 21 and completing one year of service.  Eligible employees may contribute to the 401(k) Plan up to 25 percent of their annual compensation.  The Bank matches 100 percent of employee contributions up to an amount not to exceed 6 percent of an employee’s compensation.  Employer contributions to the 401(k) Plan amounted to $118,900 and $109,900 for 2015 and 2014, respectively.

The Bank has several Supplemental Executive Retirement Plans (“SERPs”) intended as a long-term incentive to designated officers and key employees.  These SERPs provide for annual payments to these individuals for a period of ten years after retirement.  The Bank adopted an additional Supplemental Executive Retirement Plan (SERP) during 2002.  This plan provides a retiring executive, at age 62, a yearly supplemental benefit of 70 percent of final compensation offset by the Bank’s defined benefit pension plan, 401(k) matching provision, existing SERP, as described above, and 50 percent of their Social Security benefits.  The obligations under this plan are being financed with bank owned life insurance policies on the participants.  See Note 1. During 2009, these two SERP plans were combined into one plan.  The Bank expensed $120,990 and $122,106 for deferred compensation in 2015 and 2014, respectively.  At December 31, 2015 and 2014, the deferred compensation liability was approximately $1,679,900 and $1,731,300, respectively.

The Bank also has a plan that provides certain retiring executives, at normal retirement age of 65 or early retirement at age 60, if certain criteria are met, a yearly supplemental benefit at a fixed dollar amount payable over fifteen years.  The obligations under this plan are being financed with bank owned life insurance policies on the participants.  See Note 1.  The Bank expensed $42,488 and $47,063 under this plan in 2015 and 2014, respectively.  At December 31, 2015 and 2014, the deferred compensation liability under this plan was $668,454 and $746,996, respectively.

The Bank has certain director fee deferral and continuation plans.  These plans allow directors to defer current director fees and provide a benefit payment of 75 percent of final fees for a period of five years.  The obligations under the continuation plan are being financed with bank owned life insurance policies on the participants.  See Note 1.  The Bank expensed $25,341 and $28,422 under these plans in 2015 and 2014, respectively.  At December 31, 2015 and 2014, the deferred compensation liability under these plans was $411,888 and $400,485, respectively.

FASB authoritative guidance on accounting for deferred compensation and postretirement benefit aspects of endorsement split-dollar life insurance arrangements requires the recognition of a liability and related compensation expense for endorsement split-dollar life insurance that provides a benefit to an employee that extends to postretirement periods.  The life insurance policies purchased for the purpose of providing such benefits do not effectively settle an entity’s obligation to the employee.  Accordingly, the entity must recognize a liability and related compensation expense during the employee’s active service period based on the future cost of insurance to be incurred during the employee’s retirement.  This expense is included in the SERP plan expense for 2015 and 2014 discussed above.  If the entity has agreed to provide the employee with a death benefit, then the liability for the future death benefit should be recognized by following the FASB authoritative guidance on employer’s accounting for postretirement benefits other than pensions.  The accumulated postretirement benefit obligation was $420,127 and $429,643 at December 31, 2015 and 2014, respectively.

Certain key executives have change in control agreements with the Company.  These agreements provide certain potential benefits in the event of termination of employment following a change in control.

14.	Acquisition

As discussed in Note 1, the Bank acquired six bank branches from Bank of America during 2014.  The purchase of certain assets and assumption of certain liabilities was accounted for under the purchase method of accounting.  The results of operations for these branches have been included in the consolidated financial statements since the date of acquisition.  The following presents the allocation of the purchase price to the assets acquired and liabilities assumed based upon their fair value (in thousands of dollars):

Loans	$489
Bank premises, furniture, and fixtures	2,257
Core deposit intangible	1,037
Goodwill	334
Other	2
Total assets acquired		$4,119

Deposits	82,635
Other	142
Total liabilities assumed		82,777

Cash received		78,658

Net expenses reimbursed		167

Net cash received		$78,825

15.   Related Party Transactions

Directors and executive officers of the Company and the Bank and their affiliated companies were customers of and had transactions with the Bank in the ordinary course of business during 2015 and 2014.  All loans and commitments included in such transactions were made on substantially the same terms, including interest rates and collateral, and did not involve more than the normal risk of collectability or present other unfavorable features.  As of December 31, 2015 and 2014, the balance of such loans was $688,126 and $708,837, respectively.  During the year ended December 31, 2015, total principal additions were $16,575 and total principal payments were $37,286.  During the year ended December 31, 2014, total principal additions were $28,300 and total principal payments were $34,315.

16.   Income Taxes

The income tax (benefit) provision for 2015 and 2014 is summarized as follows:

	Current	Deferred	Total
	(in Thousands of Dollars)

2015
Federal	$52	$(504)	$(452)
State	17	(130)	(113)
	$69	$(634)	$(565)
2014
Federal	$(140)	$(19)	$(159)
State	(20)	(5)	(25)
	$(160)	$(24)	$(184)

Deferred income taxes represent the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.  Significant components of the Company’s deferred tax assets and liabilities as of December 31 are as follows:
	2015	2014
	(in Thousands of Dollars)

Deferred tax assets:
Reserve for loan losses	$582	$536
Interest rate swap	223	343
Unrealized gains on available-for-sale securities	699	294
Deferred compensation	1,121	1,169
Employee benefits	491	438
Fair value adjustment on acquisition of goodwill	194	—
NOL carryover	491	120
AMT credit carryover	215	236
Other	99	99
Total deferred tax assets	4,115	3,235

	2015	2014
	(In Thousands of Dollars)

Deferred tax liabilities:
Bank premises, furniture, and equipment	152	190
Fair value adjustment on acquisition of investments	2	2
Fair value adjustment on acquisition of goodwill	—	2
Fair value adjustment on acquisition of core deposits	205	289
Other	33	—
Total deferred tax liabilities	392	483
NET DEFERRED TAX ASSET	$3,723	$2,752

The primary reasons for the differences from the statutory Federal tax rate are as follows:

	2015	2014

Statutory Federal income tax rate	34.0%	34.0%
State income taxes net of Federal tax benefit	5.0	5.0
	39.0	39.0
State and municipal interest	(1,443.9)	(32.7)
Other non-taxable income	(441.6)	(11.2)
Net operating loss carryforward	(1,605.4)	(10.6)
All other	1,279.7	(3.5)
EFFECTIVE TAX RATE	(2,172.2)%	(19.0)%

No tax payments were made in 2015. The Company made income tax payments of approximately $5,000 during 2014.  There is approximately $1,200,000 of NOL currently available to offset taxable income.  The NOL will begin to expire in 2035.

17.   Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by the Federal banking agencies.  Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional, discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices.  The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulation) to risk-weighted assets (as defined), and of Tier 1 capital (as defined in the regulation) to average assets (as defined).  Management believes, as of December 31, 2015, that the Bank meets all capital adequacy requirements to which it is subject.

As of June 30, 2014, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.  To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table below.  There are no conditions or events since that notification that management believes have changed the institution’s category.

The Bank’s actual capital amounts and ratios are also presented in the table.

					To be Well Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(In Thousands of Dollars)
December 31, 2015:
Total capital
(to Risk-Weighted Assets)	$35,937	23.56%	$12,204	>8.00%	$15,255	>10.00%
Tier 1 Capital
(to Risk-Weighted Assets)	$34,255	22.46%	$9,153	>6.00%	$12,204	>8.00%
Common Tier 1 Capital
(to Risk-Weighted Assets)	$34,255	22.46%	$6,865	>4.50%	$9,915	>6.50%
Tier 1 Capital
(to Average Assets)	$34,255	9.34%	$14,677	>4.00%	$18,346	>5.00%

December 31, 2014
Total capital
(to Risk-Weighted Assets)	$33,339	16.95%	$15,731	>8.00%	$19,664	>10.00%
Tier 1 Capital
(to Risk-Weighted Assets)	$31,754	16.15%	$7,865	>4.00%	$11,798	> 6.00%
Tier 1 Capital
(to Average Assets)	$31,754	8.66%	$14,661	>4.00%	$18,326	>5.00%

ANNEX A
Execution Copy

AGREEMENT AND PLAN OF MERGER

By and Among

NORWOOD FINANCIAL CORP.,
WAYNE BANK,
DELAWARE BANCSHARES, INC.
AND
THE NATIONAL BANK OF DELAWARE COUNTY

Dated as of March 10, 2016

A-i

A-ii

A-iii

ARTICLE 9
CONDITIONS TO OBLIGATIONS OF DELAWARE		A-62
Section 9.1	Representations and Warranties	A-62
Section 9.2	Performance of Obligations	A-62
Section 9.3	Delivery of Exchange Fund	A-62
Section 9.4	Certificate Representing Satisfaction of Conditions	A-62

ARTICLE 10
TERMINATION, WAIVER AND AMENDMENT		A-633
Section 10.1	Termination	A-63
Section 10.2	Effect of Termination; Termination Fee	A-66
Section 10.3	Amendments	A-66
Section 10.4	Waivers	A-66
Section 10.5	Non-Survival of Representations, Warranties and Covenants	A-66

ARTICLE 11
MISCELLANEOUS		A-67
Section 11.1	Definitions	A-67
Section 11.2	Entire Agreement	A-69
Section 11.3	Notices	A-69
Section 11.4	Severability	A-70
Section 11.5	Costs and Expenses	A-70
Section 11.6	Captions	A-71
Section 11.7	Counterparts	A-71
Section 11.8	Persons Bound; No Assignment	A-71
Section 11.9	Governing Law	A-71
Section 11.10	Exhibits and Schedules	A-71
Section 11.11	Waiver	A-71
Section 11.12	Construction of Terms	A-71
Section 11.13	Specific Performance	A-72
Section 11.14	No Presumption Against Drafting Party	A-72
Section 11.15	Waiver of Jury Trial	A-72

Exhibits
Exhibit A	Form of Support Agreement
Exhibit B	Form of Bank Plan of Merger

A-iv

AGREEMENT AND PLAN OF MERGER
By and Among
NORWOOD FINANCIAL CORP.,
WAYNE BANK,
DELAWARE BANCSHARES, INC.
AND
THE NATIONAL BANK OF DELAWARE COUNTY

This AGREEMENT AND PLAN OF MERGER, dated as of the 10th day of March, 2016 (this “Agreement”), by and among Norwood Financial Corp., a Pennsylvania corporation (“Norwood”), Wayne Bank, a Pennsylvania-chartered bank (“Wayne”), Delaware Bancshares, Inc., a New York corporation (“Delaware”) and The National Bank of Delaware County, a national bank chartered under the laws of the United States (“NBDC Bank”) (each, a “Party” and, collectively, the “Parties”).

WITNESSETH THAT:

WHEREAS, the Boards of Directors of Norwood and Delaware deem it in the best interests of Norwood and Delaware, respectively, and of their respective shareholders, that Norwood and Delaware enter into this Agreement pursuant to which Norwood will acquire all of the issued and outstanding shares of capital stock of Delaware through the merger of Delaware with and into Norwood (the “Merger”);

WHEREAS, for U.S. federal income tax purposes, it is intended that the transaction shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury regulation section 1.368-2(g);

WHEREAS, Norwood owns all of the issued and outstanding capital stock of Wayne and Delaware owns all of the issued and outstanding capital stock of NBDC Bank, and it is contemplated that, immediately following the Merger, NBDC Bank will be merged with and into Wayne with Wayne as the surviving entity (the “Bank Merger”); and

WHEREAS, as an inducement and condition to Norwood’s entering into this Agreement, each of the directors and executive officers of Delaware, solely in their individual capacity, have entered into a Support Agreement with Norwood in the form attached hereto as Exhibit A, pursuant to which they have agreed to take certain actions in support and cooperation of this transaction and the surviving corporation.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations, warranties and agreements herein contained, the Parties agree that all the outstanding shares of common stock of Delaware will be acquired by Norwood through the merger of Delaware with and into Norwood and that the terms and conditions of the Merger, the mode of carrying the Merger into effect, including the manner of converting the shares of common stock of Delaware into cash or shares of the common stock of Norwood, par value $0.10 per share (the “Norwood Common Stock”), shall be as hereinafter set forth.

ARTICLE 1

THE MERGER

Section 1.1  Consummation of Merger; Closing Date.

(a)   On the terms and subject to the conditions set forth in this Agreement, at the Effective Time of the Merger (as defined herein), Delaware shall be merged with and into Norwood in accordance with Chapter 3 of the Pennsylvania Associations Code (“PAC”) and Section 907 of the New York Business Corporation Law (“NYBCL”) (the “Merger”), with Norwood as the surviving corporation (hereinafter sometimes called the “Surviving Corporation”).  Each share of common stock, par value $1.25 per share, of Delaware (“Delaware Common Stock”) outstanding immediately prior to the Effective Time of the Merger (other than Dissenting Shares, shares held by Delaware (including treasury shares), Norwood or any of their respective wholly-owned subsidiaries (in each case, other than in a fiduciary capacity)) shall, by virtue of the Merger and without any further action by the holder thereof, be converted into and represent the right to receive 0.6221 of a share of Norwood Common Stock or $16.68 in cash, without interest (the “Merger Consideration”) as provided in Section 2.1 hereof and subject to the terms, conditions, limitations and procedures set forth in this Agreement and the Bank Plan of Merger.

(b)  The Merger shall be consummated pursuant to the terms and conditions of this Agreement, which has been approved and adopted by each of the Boards of Directors of Norwood, Wayne, Delaware and NBDC Bank.

(c)  Subject to the prior satisfaction or waiver of the conditions set forth in Articles 7, 8 and 9 hereof, the Merger shall become effective as of the later of the date and time of filing of a Statement of Merger with the Pennsylvania Department of State pursuant to Section 335 of the PAC and the date and time of filing of a Certificate of Merger with the Department of State of the State of New York, unless a later date or time is specified as the effective time in the Statement of Merger and the Certificate of Merger (such term is heretofore and hereinafter referred to as the “Effective Time of the Merger”).  Subject to the terms and conditions hereof, unless otherwise agreed upon by Norwood and Delaware, the Effective Time of the Merger shall occur on the tenth (10th) business day following the later to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent (as defined herein) of any Regulatory Authority (as defined herein) having authority over the transactions contemplated under this Agreement and the satisfaction of all of the other terms and conditions of this Agreement (other than those conditions that by their nature are to be satisfied at the Closing) and (ii) the date on which the shareholders of Delaware approve the transactions contemplated by this Agreement.

(d)  The closing of the Merger (the “Closing”) shall take place at the principal offices of Norwood at 10:00 a.m. local time on the day that the Effective Time of the Merger occurs, or such other date, time and place as the Parties hereto may agree (the “Closing Date”).  Subject to the provisions of this Agreement, at the Closing there shall be delivered to each of the Parties hereto the opinions, certificates and other documents and instruments required to be so delivered pursuant to this Agreement.

Section 1.2  Effect of Merger.  At the Effective Time of the Merger, Delaware shall be merged with and into Norwood and the separate existence of Delaware shall cease.  The articles of incorporation and bylaws of Norwood, as in effect on the date hereof and as otherwise amended prior to the Effective Time of the Merger, shall be the articles of incorporation and bylaws of the Surviving Corporation until further amended as provided therein and in accordance with applicable law.  The Surviving Corporation shall have all the rights, privileges, immunities and powers and shall be subject to all the duties and liabilities of a Pennsylvania corporation and shall thereupon and thereafter possess all other privileges, immunities and franchises of a private, as well as of a public nature, of each of the constituent corporations.  The Merger shall have the effects set forth in the PAC and the NYBCL.  All property (real, personal and mixed) and all debts on whatever account, including subscriptions to shares, and all choses in action, all and every other interest, of or belonging to or due to each of the constituent corporations so merged shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed.  The title to any real estate, or any interest therein, vested in any of the constituent corporations shall not revert or be in any way impaired by reason of the Merger.  The Surviving Corporation shall thenceforth be responsible and liable for all the liabilities and obligations of each of the constituent corporations so merged and any claim, action or proceeding existing or pending by or against either of the constituent corporations may be prosecuted as if the Merger had not taken place or the Surviving Corporation may be substituted in its place.  Neither the rights of creditors nor any liens upon the property of any constituent corporation shall be impaired by the Merger.

Section 1.3  Further Assurances.  If, at any time after the Effective Time of the Merger, Norwood shall reasonably consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in Norwood its right, title or interest in, to or under any of the rights, properties or assets of Delaware or any Delaware Subsidiary (as defined herein) or (ii) otherwise carry out the purposes of this Agreement, Delaware, the Delaware Subsidiaries and their officers and directors shall be deemed to have granted to Norwood an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in Norwood its right, title or interest in, to or under any of the rights, properties or assets of Delaware or the Delaware Subsidiaries or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of Norwood are authorized in the name of Delaware and the Delaware Subsidiaries or otherwise to take any and all such action.

Section 1.4 Directors and Officers.  Except as otherwise set forth herein in Section 6.10, from and after the Effective Time of the Merger, the directors of the Surviving Corporation and officers of the Surviving Corporation shall be those persons serving as directors and officers of Norwood immediately prior to the Effective Time of the Merger.

ARTICLE 2

CONVERSION OF CONSTITUENTS’ CAPITAL SHARES

Section 2.1  Manner of Conversion of Delaware Common Stock.  Subject to the provisions hereof, as of the Effective Time of the Merger and by virtue of the Merger and without any further action on the part of Norwood, Delaware or the holder of any shares of any of them, the shares of the constituent corporations shall be converted as follows:

(a)  Each share of capital stock of Norwood outstanding immediately prior to the Effective Time of the Merger shall, after the Effective Time of the Merger, remain outstanding and unchanged.

(b)  Each share of Delaware Common Stock held by Delaware (including treasury shares) or by Norwood (or any of their subsidiaries) other than such shares held in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired and no consideration shall be paid or delivered in exchange therefor.

(c)  Except with regard to the shares of Delaware Common Stock excluded under Section 2.1(b) above and Dissenting Shares (as defined in Section 2.6) and subject to the limits in Section 2.2 hereof, each issued and outstanding share of Delaware Common Stock outstanding immediately prior to the Effective Time of the Merger (whether or not subject to restriction) shall be converted into and constitute, as provided in and subject to the limitations set forth in this Agreement, the right to receive at the election of the holder thereof as provided in, and as adjusted pursuant to, Section 2.7, the following consideration (in the aggregate for all such shares of Delaware Common Stock, the “Merger Consideration”):

(1)           for each such share of  Delaware Common Stock with respect to which an election to receive cash has been effectively made and not revoked or lost pursuant to Section 2.2 (a “Cash Election”), cash in an amount equal to $16.68, without interest, (the “Cash Consideration”) (collectively, the “Cash Election Shares”);

(2)           for each such share of Delaware Common Stock with respect to which an election to receive Norwood Common Stock has been effectively made and not revoked or lost pursuant to Section 2.2 (a “Stock Election”), 0.6221 of a  share of Norwood Common Stock (the “Stock Consideration”) (collectively, the “Stock Election Shares”); or

(3)           for each such share of Delaware Common Stock other than shares as to which a Cash Election, a Stock Election or a Mixed Election (as defined in Section 2.2) has been effectively made and not revoked or lost pursuant to Section 2.2 (collectively, the “Non-Election Shares”), the Stock Consideration or Cash Consideration as is determined in accordance with Section 2.2.

    Section 2.2  Election Procedures.

(a)  Holders of shares of Delaware Common Stock may elect to receive shares of Norwood Common Stock or cash (in either case without interest) in exchange for their shares of Delaware Common Stock in accordance with the procedures and subject to the limitations set forth in this Section 2.2.  Shares of Delaware Common Stock as to which a Cash Election (including, pursuant to a Mixed Election) has been made are referred to herein as “Cash Election Shares.”  Shares of Delaware Common Stock as to which a Stock Election has been made (including, pursuant to a Mixed Election) are referred to as “Stock Election Shares.”  Shares of Delaware Common Stock as to which no election has been made (or as to which an Election Form is not returned properly completed) are referred to herein as “Non-Election Shares.”

(b)  An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent), in such form as Delaware and Norwood shall mutually agree (“Election Form”), shall be mailed on the same date as the Proxy Statement/Prospectus (as defined herein) is mailed to stockholders of Delaware  (the “Mailing Date”) to each holder of record of Delaware Common Stock eligible to vote at the Delaware Stockholders’ Meeting (the “Election Form Record Date”).  Each Election Form shall permit such holder, subject to the allocation and election procedures set forth in this Section 2.2, (i) to elect to receive the Cash Consideration for all of the shares of Delaware Common Stock held by such holder, in accordance with Section 2.1(c)(1), (ii) to elect to receive the Stock Consideration for all of such shares, in accordance with Section 2.1(c)(2), (iii) to elect to receive the Stock Consideration for a certain whole number of such holder’s shares and the Cash Consideration for all other shares of such holder’s shares (a “Mixed Election”) (all such shares together, the “Mixed Election Shares”), or (iv) to indicate that such record holder has no preference as to the receipt of cash or Norwood Common Stock for such shares.  A holder of record of shares of Delaware Common Stock who holds such shares as nominee, trustee or in another representative capacity (a “Stockholder Representative”) may submit multiple Election Forms, provided  that each such Election Form covers all the shares of Delaware Common Stock held by such Stockholder Representative for a particular beneficial owner.  Any shares of Delaware Common Stock with respect to which the holder thereof shall not, as of the Election Deadline, have made an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed Non-Election Shares.  All Dissenting Shares shall be deemed shares subject to a Cash Election, and with respect to such shares the holders thereof shall in no event receive consideration comprised of Norwood Common Stock; provided, however, that for purposes of making the proration calculations provided for in this Section 2.2, only Dissenting Shares as existing at the Effective Time shall be deemed Cash Election Shares.

(c)  To be effective, a properly completed Election Form shall be submitted to the Exchange Agent on or before 5:00 p.m., New York City time, on the day of the Delaware Shareholders’ Meeting (or such other time and date as Norwood and Delaware may mutually agree) (the “Election Deadline”); provided, however, that the Election Deadline may not occur on or after the Closing Date.  Delaware shall use its reasonable best efforts to make available up to two separate Election Forms, or such additional Election Forms as Norwood may permit, to all persons who become holders (or beneficial owners) of Delaware Common Stock between the Election Form Record Date and the close of business on the business day prior to the Election Deadline.  Delaware shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.  An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline.  An Election Form shall be deemed properly completed only if accompanied by one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of Delaware Common Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form.  If a Delaware stockholder either (i) does not submit a properly completed Election Form in a timely fashion or (ii) revokes its Election Form prior to the Election Deadline (without later submitting a properly completed Election Form prior to the Election Deadline), the shares of Delaware Common Stock held by such stockholder shall be designated as Non-Election Shares.  Any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such notice of revocation or change is actually received by the Exchange Agent at or prior to the Election Deadline.  Norwood shall cause the Certificate or Certificates relating to any revoked Election Form to be promptly returned without charge to the person submitting the Election Form to the Exchange Agent.  Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have discretion to determine when any election, modification or revocation is received and whether any such election, modification or revocation has been properly made.  All Elections (whether Cash, Stock or Mixed) shall be revoked automatically if the Exchange Agent is notified in writing by Norwood or Delaware, upon exercise by Norwood or Delaware of its respective or their mutual rights to terminate this Agreement to the extent provided under Article 10, that this Agreement has been terminated in accordance with Article 10.

(d)  The number of shares of Delaware Common Stock to be converted into the right to receive the Cash Consideration shall be equal to 25% of the number of shares of Delaware Common Stock outstanding immediately prior to the Effective Time (the “Aggregate Cash Limit”) and the number of shares of Delaware Common Stock to be converted into the right to receive the Stock Consideration shall be equal to 75% of the number of shares of Delaware Common Stock outstanding immediately prior to the Effective Time (the “Aggregate Stock Limit”).

(e)  If the number of Cash Election Shares is less than the Aggregate Cash Limit, then:

(1)           all Cash Election Shares shall be converted into the right to receive the Cash Consideration,

(2)           Non-Election Shares shall then be deemed to be Cash Election Shares to the extent necessary to have the total number of Cash Election Shares equal the Aggregate Cash Limit.  If less than all of the Non-Election Shares need to be treated as Cash Election Shares, then a sufficient number of Non-Election Shares shall be deemed Cash Election Shares (“Deemed Cash Election Shares”) and Share Election Shares (“Deemed Share Election Shares”) on a pro rata basis as described below such that the sum of the number of Cash Election Shares plus the number of Deemed Cash Election Shares equals the Aggregate Cash Limit and all Deemed Share Election Shares shall be treated as Stock Election Shares,

(3)           if all of the Non-Election Shares are treated as Cash Election Shares under the preceding subsection and the total number of Cash Election Shares is less than the Aggregate Cash Limit, then the Exchange Agent shall convert on a pro rata basis as described below a sufficient number of Stock Election Shares into Cash Election Shares (“Reallocated Cash Shares”) such that the sum of the number of Cash Election Shares plus the number of Reallocated Cash Shares equals the Aggregate Cash Limit, and all Reallocated Cash Shares will be converted into the right to receive the Cash Consideration, and

(4)           the Stock Election Shares which are not Reallocated Cash Shares shall be converted into the right to receive the Stock Consideration.

(f)  If the number of Cash Election Shares is greater than the Aggregate Cash Limit, then:

(1)           all Stock Election Shares and all Non-Election Shares shall be converted into the right to receive the Stock Consideration,

(2)           the Exchange Agent shall convert on a pro rata basis as described below a sufficient number of Cash Election Shares (“Reallocated Stock Shares”) such that the number of remaining Cash Election Shares equals the Aggregate Cash Limit, and all Reallocated Stock Shares shall be converted into the right to receive the Stock Consideration, and

(3)           the Cash Election Shares which are not Reallocated Stock Shares shall be converted into the right to receive the Cash Consideration.

(g)  If the number of Cash Election Shares is equal to the Aggregate Cash Limit, then subparagraphs (d)(i) and (ii) above shall not apply and all Non-Election Shares and all Stock Election Shares will be converted into the right to receive the Stock Consideration.

(h)  In the event that the Exchange Agent is required to convert some Stock Election Shares into Reallocated Cash Shares, each holder of Stock Election Shares shall be  allocated a pro rata portion of the total Reallocated Cash Shares.  In the event the Exchange Agent is required to convert some Cash Election Shares into Reallocated Stock Shares, each holder of Cash Election Shares shall be allocated a pro rata portion of the total Reallocated Stock Shares.

(i)  Notwithstanding any other provision hereof, no fractional shares of Norwood Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger.  Instead, Norwood will pay to each holder of Delaware Common Stock who would otherwise be entitled to a fractional share of Norwood Common Stock (after taking into account all certificates formerly representing shares of Delaware Common Stock delivered by such holder) an amount in cash (without interest) determined by multiplying such fraction of a share of Norwood Common Stock by the average of the closing sale prices of Norwood Common Stock, as reported on The Nasdaq Stock Market for the twenty consecutive trading days ending on the day immediately prior to the Closing Date; provided, however, that in the event Norwood Common Stock does not trade on one or more of the trading days in such period, any such date shall be disregarded in computing the average closing sales price and the average shall be based upon the closing sales prices and number of days on which Norwood Common Stock actually traded during such period.

(j)  Within seven business days after the Effective Time of the Merger, Norwood shall cause the Exchange Agent to effect the allocation of the Cash Consideration and the Stock Consideration among holders of Delaware Common Stock and to distribute the Merger Consideration as set forth herein.

Section 2.3  Effectuating Conversion.

(a)  On the business day immediately prior to the Effective Time of the Merger, Norwood will deliver or cause to be delivered to Computershare or another third-party agent to be appointed by Norwood and reasonably acceptable to Delaware (the “Exchange Agent”) an amount of cash equal to the aggregate Cash Consideration to be paid pursuant to Section 2.1 hereof (the “Exchange Fund”).  As promptly as practicable after the Effective Time of the Merger, the Exchange Agent shall send or cause to be sent to each former holder of record of shares of Delaware Common Stock who did not previously submit an Election Form transmittal materials (the “Letter of Transmittal”) for use in exchanging their certificates formerly representing shares of Delaware Common Stock for the Merger Consideration provided for in this Agreement.  The Letter of Transmittal will contain instructions with respect to the surrender of certificates representing shares of Delaware Common Stock and the receipt of the Merger Consideration contemplated by this Agreement and will require each holder of shares of Delaware Common Stock to transfer good and marketable title to such shares of Delaware Common Stock to Norwood, free and clear of all liens, claims and encumbrances.

(b)  At the Effective Time of the Merger, the stock transfer books of Delaware shall be closed as to holders of shares of Delaware Common Stock immediately prior to the Effective Time of the Merger, no transfer of shares of Delaware Common Stock by any such holder shall thereafter be made or recognized and each outstanding certificate formerly representing shares of Delaware Common Stock shall, without any action on the part of any holder thereof, no longer represent shares of Delaware Common Stock.  If, after the Effective Time of the Merger, certificates are properly presented to the Exchange Agent, such certificates shall be exchanged for the Merger Consideration other than Dissenting Shares.

(c)  In the event that any holder of record as of the Effective Time of the Merger of shares of Delaware Common Stock is unable to deliver the certificate which represents such holder’s shares of Delaware Common Stock, Norwood, in the absence of actual notice that any shares of Delaware Common Stock theretofore represented by any such certificate have been acquired by a bona fide purchaser, shall deliver to such holder the Merger Consideration contemplated by this Agreement to which such holder is entitled in accordance with the provisions of this Agreement upon the presentation of all of the following:

(i)  an affidavit or other evidence to the reasonable satisfaction of Norwood that any such certificate has been lost, wrongfully taken or destroyed;

(ii)  such security or indemnity as may be reasonably requested by Norwood to indemnify and hold Norwood harmless in respect of such stock certificate(s); and

(iii)  evidence to the reasonable satisfaction of Norwood that such holder is the owner of shares of Delaware Common Stock theretofore represented by each certificate claimed by such holder to be lost, wrongfully taken or destroyed and that such holder is the person who would be entitled to present each such certificate for exchange pursuant to this Agreement.

(d)  If the delivery of the Merger Consideration contemplated by this Agreement is to be made to a person other than the person in whose name any certificate representing shares of Delaware Common Stock surrendered is registered, such certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer), with the signature(s) appropriately guaranteed, and otherwise in proper form for transfer, and the person requesting such delivery shall pay any transfer or other taxes required by reason of the delivery to a person other than the registered holder of such certificate surrendered or establish to the reasonable satisfaction of Norwood that such tax has been paid or is not applicable.

(e)  No dividends or other distributions declared with respect to Norwood Common Stock shall be paid to the holder of any unsurrendered certificate or certificates representing shares of Delaware Common Stock entitled to be converted into Norwood Common Stock until the holder thereof shall surrender such certificate or certificates in accordance with this Section 2.3.  Following the surrender of such certificate or certificates in accordance with this Section 2.3, the record holder thereof shall be entitled to receive any such dividends or other distributions, without interest thereon, which theretofore had become payable with respect to the whole shares of Norwood Common Stock which the shares of Delaware Common Stock represented by such certificate or certificates have been converted into the right to receive.

(f)  Except as provided herein, the consideration contemplated by this Agreement shall not be paid to the holder of any unsurrendered certificate or certificates representing shares of Delaware Common Stock, and neither the Exchange Agent nor Norwood shall be obligated to deliver any of the Merger Consideration contemplated by this Agreement until such holder shall surrender the certificate or certificates representing shares of Delaware Common Stock as provided for by this Agreement.  Subject to applicable laws, following surrender of any such certificate or certificates, there shall be paid to the holder of the certificate or certificates formerly representing shares of Delaware Common Stock, without interest at the time of such surrender, the Merger Consideration.

(g)  At any time following six months after the Effective Time, Norwood shall be entitled to require the Exchange Agent to deliver to it any portion of the Exchange Fund which has not yet been disbursed to former holders of shares of Delaware Common Stock, and thereafter, such holders shall be entitled to look to Norwood (subject to abandoned property and escheat laws) with respect to any amounts due upon surrender of their certificates formerly representing shares of Delaware Common Stock.

(h)  Norwood or the Exchange Agent will be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of shares of Delaware Common Stock, such amounts as Norwood (or any Affiliate thereof) or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S.

federal, state, local or non-U.S. Tax law.  To the extent that such amounts are properly withheld by Norwood or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the shares of Delaware Common Stock in respect of whom such deduction and withholding were made by Norwood or the Exchange Agent.

Section 2.4  Determination of Alternative Structures.  Delaware hereby agrees that Norwood may at any time change the method of effecting the Merger; provided, however, that no such changes shall (a) alter or change the amount or kind of the Merger Consideration to be paid to holders of the shares of Delaware Common Stock, (b) materially impede or delay consummation of the transactions contemplated by this Agreement, or (c) adversely affect the tax treatment of Delaware’s stockholders as a result of receiving the Merger Consideration or the tax treatment of any Party pursuant to this Agreement.

Section 2.5  Laws of Escheat.  If any of the consideration due or other payments to be paid or delivered to the holders of shares of Delaware Common Stock is not paid or delivered within the time period specified by any applicable laws concerning abandoned property, escheat or similar laws, and if such failure to pay or deliver such consideration occurs or arises out of the fact that such property is not claimed by the proper owner thereof, Norwood or the Exchange Agent shall be entitled to dispose of any such consideration or other payments in accordance with applicable laws concerning abandoned property, escheat or similar laws.  Any other provision of this Agreement notwithstanding, none of Delaware, Norwood, the Exchange Agent, nor any other Person acting on behalf of any of them shall be liable to a holder of shares of Delaware Common Stock for any amount paid or property delivered in good faith to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar law.

Section 2.6  Appraisal Rights.  Each issued and outstanding share of Delaware Common Stock the holder of which has perfected his right to dissent under the NYBCL and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”) shall not be converted into or represent a right to receive the per share Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by the NYBCL.  Delaware shall give Norwood prompt notice upon receipt by Delaware of any such demands for payment of the fair value of such shares of Delaware Common Stock, any withdrawals of such notice and any other instruments provided pursuant to applicable law (any stockholder duly making such demand being hereinafter called a “Dissenting Stockholder”), and Norwood shall have the right to participate in all negotiations and proceedings with respect to any such demands.  Delaware shall not, except with the prior written consent of Norwood, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Stockholder as may be necessary to perfect appraisal rights under the NYBCL.  Any payments made in respect of Dissenting Shares shall be made by the Surviving Entity.  If any Dissenting Stockholder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment at or prior to the Effective Time, such holder’s shares of Delaware Common Stock shall be converted into a right to receive cash or Norwood Common Stock in accordance with the applicable provisions of this Agreement.  If such holder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment after the Effective Time (or the Election Deadline), each share of Delaware Common Stock of such holder shall be treated as a Non-Election Share.

Section 2.7  Anti-Dilution.  If Norwood changes the number or kind of shares of Norwood Common Stock outstanding by way of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, then the Stock Consideration will be adjusted proportionately to account for such change and all references herein to the term Stock Consideration will be deemed to mean the Stock Consideration as adjusted.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF DELAWARE AND NBDC BANK

Delaware and NBDC Bank hereby represent and warrant to Norwood and Wayne as follows as of the date hereof and as of all times up to and including the Effective Time of the Merger (except as otherwise provided):

Section 3.  Corporate Organization.

(a)  Delaware is a corporation duly organized, validly existing and in good standing under the laws of the State of New York.  Delaware has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as such business is now being conducted, and is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified (or steps necessary to cure such failure) would not have a Material Adverse Effect on Delaware.  Delaware is duly registered as a bank holding company pursuant to the Bank Holding Company Act of 1956, as amended (the “BHCA”).  True and correct copies of the Certificate of Incorporation and the Bylaws of Delaware, each as amended to the date hereof, have been delivered to Norwood and such Certificate of Incorporation and Bylaws are in full force and effect.

(b)  Delaware has in effect all federal, state, local and foreign governmental, regulatory and other authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its business as now conducted, the absence of which, either individually or in the aggregate, would have a Material Adverse Effect on Delaware.

(c)  NBDC Bank is a national bank, duly organized, validly existing and in good standing under the laws of the United States of America.  NBDC Bank is a member in good standing of each of the Federal Home Loan Bank (“FHLB”) and the Federal Reserve Bank of New York and owns the requisite amount of stock therein. NBDC Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as such business is now being conducted.  True and correct copies of the Articles of Association and the Bylaws of NBDC Bank, each as amended to the date hereof, have been delivered to Norwood and such Articles of Association and Bylaws are in full force and effect.

(d)  The respective minute books of Delaware and NBDC Bank contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by its shareholders and Boards of Directors (including all committees thereof).

(e)  Each direct and indirect subsidiary of Delaware (other than NBDC Bank) is a corporation, business trust, limited liability company or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization.  Each subsidiary has the corporate or requisite power or authority to own or lease all of its properties and assets and to carry on its business as such business is now being conducted, and is duly licensed or qualified to do business in all such places where the nature of the business being conducted by each subsidiary or the character or location of the properties or assets owned or leased by each subsidiary makes such qualification necessary, except where the failure to be so licensed or qualified (or steps necessary to cure such failure) would not have a Material Adverse Effect on Delaware.  All of such subsidiaries and other entities are in compliance with all applicable laws, rules and regulations relating to direct investment in equity ownership interests.  A true and correct list of all direct and indirect subsidiaries of Delaware (including NBDC Bank, each a “Delaware Subsidiary” and collectively, the “Delaware Subsidiaries”) is attached hereto as Schedule 3.1(e).  Such schedule details the jurisdiction of organization, type of entity, percentage ownership and a brief description of the activities conducted by such Delaware Subsidiary.

Section 3.2  Capitalization.

            (a)  The authorized capital stock of Delaware consists of 1,500,000 shares of Delaware Common Stock, of which 925,499 are issued and outstanding as of the date hereof and at the Effective Time and 151,312 shares are held in the treasury of Delaware.  All of the issued and outstanding shares of Delaware Common Stock have been duly authorized and validly issued and all such shares are fully paid and nonassessable, and subject to no preemptive rights and were not issued in violation of any preemptive rights.  There are no outstanding options, warrants, commitments, or other rights or instruments to purchase or acquire any shares of capital stock of Delaware.

    (b)  Except as set forth on Schedule 3.2(b), Delaware owns, directly, or indirectly, all of the capital stock of NBDC Bank and the other Delaware Subsidiaries, free and clear of any liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.  All the equity securities of each Delaware Subsidiary held by Delaware or the Delaware Subsidiaries have been duly authorized and are validly issued and outstanding, fully paid and nonassessable (except with respect to NBDC Bank, as provided in 12 U.S.C. §55)  There are no subscriptions, options, commitments, calls or other agreements outstanding with respect to the capital stock of NBDC Bank or any other Delaware Subsidiary.  Except for the Delaware Subsidiaries, Delaware does not possess, directly or indirectly, any material equity interest in any entity, except for equity interests in NBDC Bank’s investment portfolio as set forth in Schedule 3.2(b).

(c)  Since January 1, 2013, each offering or sale of shares of securities of Delaware (i) was either registered under the Securities Act of 1933, as amended (“Securities Act”), or made pursuant to a valid exemption from registration, (ii) complied in all material respects with the applicable requirements of the Securities Act and regulations thereunder and state “blue sky” laws including disclosure and broker/dealer registration requirements and (iii) was made pursuant to offering documents which did not, at the time of the offering (or, in the case of a registration statement, at the time of effectiveness) contain any untrue statement of a material fact or omit to state a material fact required to be stated in the offering documents or necessary in order to make the statements in such offering documents not misleading.

Section 3.3  Financial Statements; Filings.

(a)  Delaware has previously delivered to Norwood copies of the audited consolidated financial statements of Delaware as of and for the years ended December 31, 2014, December 31, 2013 and December 31, 2012 and the unaudited consolidated financial statements for the nine months ended September 30, 2015, and Delaware shall deliver to Norwood, as soon as practicable following the preparation of additional financial statements for each subsequent calendar quarter (or other reporting period) or year of Delaware, the additional financial statements of Delaware as of and for such subsequent calendar quarter (or other reporting period) or year (such financial statements, unless otherwise indicated, being hereinafter referred to collectively as the “Financial Statements of Delaware”).

(b)  NBDC Bank has previously delivered to Norwood copies of the Consolidated Reports of Condition and Income (“Call Reports”) of NBDC Bank as of and for each of the years ended December 31, 2015, December 31, 2014 and December 31, 2013 and NBDC Bank shall deliver to Norwood, as soon as practicable following the preparation of additional Call Reports for each subsequent calendar quarter (or other reporting period) or year (such Call Reports, unless otherwise indicated, being hereinafter referred to collectively as the “Financial Regulatory Reports of NBDC Bank”).

(c)  Each of the Financial Statements of Delaware and each of the Financial Regulatory Reports of NBDC Bank (including the related notes, where applicable) have been or will be prepared in all material respects in accordance with GAAP or regulatory accounting principles, whichever is applicable, which principles have been or will be consistently applied by Delaware during the periods involved, except as otherwise noted therein, the books and records of Delaware and NBDC Bank have been, are being, and will be maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions.  Each of the Financial Statements of Delaware and each of the Financial Regulatory Reports of NBDC Bank (including the related notes, where applicable) fairly presents or will fairly present the financial position of Delaware or NBDC Bank, as applicable, as of the respective dates thereof and fairly presents or will fairly present the results of operations of Delaware or NBDC Bank, as applicable, for the respective periods therein set forth.

(d)  To the extent not prohibited by law, Delaware has heretofore delivered or made available, or caused to be delivered or made available, to Norwood all reports and filings made or required to be made by Delaware or NBDC Bank with the Regulatory Authorities, and will from time to time hereafter furnish to Norwood, upon filing or furnishing the same to the Regulatory Authorities, all such material reports and filings made after the date hereof with the Regulatory Authorities.  Each such report (including the financial statements, exhibits and schedules thereto) complied in all material respects with the applicable statutes, rules, regulations and orders enforced by the Regulatory Authority with which they were filed.

(e)  Since December 31, 2014, neither Delaware nor any of the Delaware Subsidiaries has incurred any obligation or liability (contingent or otherwise) that has or might reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Delaware except obligations and liabilities which are accrued or reserved against in the Financial Statements of Delaware or the Financial Regulatory Reports of NBDC Bank, or reflected in the notes thereto.  Since December 31, 2014, neither Delaware nor any of the Delaware Subsidiaries has incurred or paid any obligation or liability which would be material to Delaware, except as may have been incurred or paid in the ordinary course of business, consistent with past practices or as disclosed in the Financial Statements of Delaware or the Financial Regulatory Reports of NBDC Bank.

Section 3.4  Loan Portfolio; Reserves.

(a)  All evidences of indebtedness reflected as assets in the Financial Statements of Delaware were (or will be, as the case may be) as of such dates in all respects (i) were made for good, adequate, and valuable consideration in the ordinary course of business, (ii) are evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (iii) to the extent carried on the books and records as secured loans, have been secured by valid liens which have been perfected, and (iv) are the binding obligations of the respective obligors named therein in accordance with their respective terms, and were not subject to any defenses, setoffs, or counterclaims, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity.

(b)  The allowances for possible loan losses shown on the Financial Statements of Delaware and the Financial Regulatory Reports of NBDC Bank were, and the allowance for possible loan losses to be shown on the Financial Statements of Delaware and the Financial Regulatory Reports of NBDC Bank as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for possible losses, net of recoveries relating to loans previously charged off, in respect of loans outstanding (including accrued interest receivable) of Delaware and other extensions of credit (including letters of credit or commitments to make loans or extend credit).  Neither Delaware nor NBDC Bank has been notified by any bank regulatory agency that its reserves are inadequate or that its practices and policies used in establishing its allowance and in accounting for delinquent and classified assets fail to comply with applicable accounting and regulatory requirements or that regulators or independent auditors believe that such reserves are inadequate or inconsistent with the historical loss experience of Delaware or NBDC Bank.

(c)  No agreement pursuant to which any loans or other assets have been or shall be sold by Delaware or any of the Delaware Subsidiaries entitles the buyer of such loans or other assets, unless there is material breach of a representation or covenant by Delaware or the Delaware Subsidiaries, to cause Delaware or any of the Delaware Subsidiaries to repurchase such loan or other asset or the buyer to pursue any other form of recourse against Delaware or any of the Delaware Subsidiaries. To the Knowledge of Delaware, there has been no material breach of a representation or covenant by Delaware or any of the Delaware Subsidiaries in any such agreement.

Section 3.5  Certain Loans and Related Matters.  Except as set forth in Schedule 3.5, neither Delaware nor any of the Delaware Subsidiaries is a party to any written or oral: (i) loan agreement, note or borrowing arrangement under the terms of which the obligor is sixty (60) days delinquent in payment of principal or interest or in default of any other provision as of the date hereof; (ii) loan agreement, note or borrowing arrangement which has been classified or, in the exercise of reasonable diligence by Delaware or any of the Delaware Subsidiaries, should have been classified (whether regulatory or internal) as “substandard,” “doubtful,” “loss,” “other loans especially mentioned,” “other assets especially mentioned,” “special mention,” “credit risk assets,” “classified,” “criticized,” “watch list,” “concerned loans” or any comparable classifications by such persons; (iii) loan agreement, note or borrowing arrangement, including any loan guaranty, with any director or executive officer of Delaware, any Delaware Subsidiary or any five percent (5%) shareholder of Delaware, or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; (iv) each asset of it or any of the Delaware Subsidiaries that, as of December 31, 2015, was classified as “Other Real Estate Owned” and the book value thereof; (v) loan where the interest rate terms have been reduced, principal reduced and/or the maturity extended due to concerns about the borrower’s ability to repay; (vi) loan where a specific reserve allocation exists in connection therewith; or (vii) loan agreement, note or borrowing arrangement in violation of any law, regulation or rule applicable to Delaware or any of the Delaware Subsidiaries including, but not limited to, those promulgated, interpreted or enforced by any Regulatory Authority.  Schedule 3.5 specifies the name of the borrower, the amount of principal and the unpaid interest outstanding, together with a description of any collateral, for all such loans required to be disclosed.

Section 3.6  Authority; No Violation.

(a)  Delaware and NBDC Bank have full corporate power and authority to execute and deliver this Agreement and, subject to the approval of the shareholders of Delaware and to the receipt of the Consents of the Regulatory Authorities, to consummate the transactions contemplated hereby.  The Boards of Directors of Delaware and NBDC Bank have duly and validly approved this Agreement and the transactions contemplated hereby including the Bank Merger, have authorized the execution and delivery of this Agreement, have directed that this Agreement and the transactions contemplated hereby be submitted to Delaware’s shareholders for approval and have resolved to recommend its approval at a meeting of such shareholders and, except for the adoption of such Agreement by its shareholders, no other corporate proceeding on the part of Delaware or NBDC Bank is necessary to consummate the transactions so contemplated.  This Agreement (assuming due authorization, execution and delivery by Norwood and Wayne) constitutes the valid and binding obligation of Delaware and NBDC Bank and is enforceable against Delaware and NBDC Bank in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, receivership or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

(b)  Neither the execution and delivery of this Agreement by Delaware or NBDC Bank nor the consummation by Delaware or NBDC Bank of the transactions contemplated hereby including the Bank Merger, nor compliance by Delaware or NBDC Bank with any of the terms or provisions hereof, will (i) violate any provision of the Certificate of Incorporation or Bylaws of Delaware or the Articles of Association or Bylaws of NBDC Bank or

any governing documents of any of the other Delaware Subsidiaries, (ii) assuming that the Consents of the Regulatory Authorities and approvals referred to herein are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Delaware or NBDC Bank or any of the other Delaware Subsidiaries or their respective properties or assets, or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of Delaware or NBDC Bank or any of the other Delaware Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which Delaware, NBDC Bank or any of the other Delaware Subsidiaries is a party, or by which it or any of their properties or assets may be bound or affected, except in the case of clauses (ii) and (iii) as would not constitute a Material Adverse Effect on Delaware.

Section 3.7  Consents and Approvals.  Except for (i) the approval of the shareholders of Delaware; (ii) the Consents of the Regulatory Authorities; and (iii) as set forth in Schedule 3.7, no Consents of any person are necessary in connection with the execution and delivery by Delaware and NBDC Bank of this Agreement, and the consummation of the Merger and the other transactions contemplated hereby.

Section 3.8  Broker’s Fees.  Except for Sandler O’Neill + Partners, LP, whose engagement letter is set forth in Schedule 3.8, none of Delaware, any Delaware Subsidiary nor any of its officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.

Section 3.9  Absence of Certain Changes or Events.  Except as set forth in Schedule 3.9, since December 31, 2014, there has not been (a) any declaration, payment or setting aside of any dividend or distribution (whether in cash, stock or property) in respect of shares of Delaware Common Stock or (b) any change or any event involving a prospective change in the financial condition, results of operations, business or prospects of Delaware, or a combination of any such change(s) and any such event(s), which has had, or is reasonably likely to have, a Material Adverse Effect on Delaware, including, without limitation, any change in the administration or in the supervisory standing of Delaware or NBDC Bank with any Regulatory Authority, and no fact or condition exists as of the date hereof which might reasonably be expected to cause any such event or change in the future.

Section 3.10  Legal Proceedings; Etc.

(a)  Neither Delaware nor any of the Delaware Subsidiaries is a party to any, and there are no pending or, to the Knowledge of Delaware or any of the Delaware Subsidiaries, threatened, judicial, administrative, arbitral or other proceedings, claims, actions, causes of action or governmental investigations against Delaware or any of the Delaware Subsidiaries challenging the validity of the transactions contemplated by this Agreement. There is no proceeding, claim, action or governmental investigation pending or, to the Knowledge of Delaware or any of the Delaware Subsidiaries, threatened against Delaware or any of the Delaware Subsidiaries; no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator is outstanding against Delaware or any of the Delaware Subsidiaries which has had, or is reasonably likely to have, a Material Adverse Effect on Delaware; there is no default (or an event which, with notice or lapse of time, or both, would constitute a default) by Delaware or any of the Delaware Subsidiaries under any contract or agreement to which any of them is a party which has had, or is reasonably likely to have, a Material Adverse Effect on Delaware; and, neither Delaware nor any of the Delaware Subsidiaries is a party to any agreement, order or memorandum in writing by or with any Regulatory Authority restricting the operations of Delaware or any of the Delaware Subsidiaries, and neither Delaware nor any of the Delaware Subsidiaries has been advised by any Regulatory Authority that any such Regulatory Authority is contemplating issuing or requesting the issuance of any such order or memorandum in the future.

(b)           There are no actions, suits, claims, proceedings or investigations of any kind pending or, to Delaware’s Knowledge, threatened against any of the directors or officers of Delaware or any of the Delaware Subsidiaries in their capacities as such, and no director or officer of Delaware or any of the Delaware Subsidiaries currently is being indemnified or seeking to be indemnified by Delaware or any of the Delaware Subsidiaries pursuant to applicable law or their governing documents.

Section 3.11  Taxes and Tax Returns.

(a)  Delaware has previously delivered or made available to Norwood copies of the federal, state and local income tax returns of Delaware and the Delaware Subsidiaries for the years 2014, 2013 and 2012 and all schedules and exhibits thereto, and Delaware has not received any notice that any such returns have been examined by the Internal Revenue Service or any other taxing authority.  Delaware and the Delaware Subsidiaries have duly filed in correct form all federal, state and local information returns and tax returns required to be filed by Delaware or any of the Delaware Subsidiaries on or prior to the date hereof, unless subject to a validly filed extension of time for filing that has not yet expired and is disclosed on Schedule 3.11(a) hereto and all such tax returns are true and complete in all material respects, and Delaware has duly paid or made adequate provisions for the payment of all taxes and other governmental charges relating to taxes which are owed by Delaware or any of the Delaware Subsidiaries to any federal, state or local taxing authorities, whether or not reflected in such returns (including, without limitation, those owed in respect of the properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls of Delaware or any of the Delaware Subsidiaries), other than taxes and other charges which (i) are not yet delinquent or are being contested in good faith or (ii) have not been finally determined.  The amounts set forth as liabilities for taxes on the Financial Statements of Delaware and the Financial Regulatory Reports of NBDC Bank are sufficient, in the aggregate, for the payment of all unpaid federal, state and local taxes (including any interest or penalties thereon), whether or not disputed, accrued or applicable, for the periods then ended, and have been computed in accordance with GAAP as consistently applied by Delaware during the periods involved.  Delaware is not responsible for the taxes of any other person under Treasury Regulation 1.1502-6 or any similar provision of federal, state or foreign law.

(b)  No federal, state or local administrative proceedings or court proceedings, and no federal, state or local audits, examinations or investigations are presently pending with regard to any taxes or tax returns filed by or on behalf of Delaware or any of the Delaware

Subsidiaries nor has Delaware or any of the Delaware Subsidiaries received any notification that any such audit or examination of any of its taxes or tax returns is being contemplated.  Neither Delaware nor any of the Delaware Subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any federal, state or local taxes due that is currently in effect, and deferred taxes of Delaware, have been adequately provided for in the Financial Statements of Delaware.

(c)  Neither Delaware nor any of the Delaware Subsidiaries has made any payment, is obligated to make any payment or is a party to any contract, agreement or other arrangement that could obligate it to make any payment that would exceed the amounts that are eligible to be a deduction under Section 280G or 162(m) of the Code (or any corresponding provisions of state, local or foreign tax law).

(d)  There has not been an ownership change, as defined in Section 382(g) of the Code, of Delaware that occurred during or after any taxable period in which Delaware incurred an operating loss that carries over to any taxable period ending after the fiscal year of Delaware immediately preceding the date of this Agreement.

(e) (i)  Proper and accurate amounts have been withheld by Delaware and the Delaware Subsidiaries from their employees and others for all prior periods in compliance in all material respects with the tax withholding provisions of all applicable federal, state and local laws and regulations, and proper due diligence steps have been taken in connection with back-up withholding; (ii) federal, state and local returns have been filed by Delaware and the Delaware Subsidiaries for all periods for which returns were due with respect to withholding, Social Security and unemployment taxes or charges due to any federal, state or local taxing authority; and (iii) the amounts shown on such returns to be due and payable have been paid in full or adequate provision therefor has been included by Delaware in the Financial Statements of Delaware.

(f)         None of Delaware, NBDC Bank or any Delaware Subsidiary is required to include in income any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the Internal Revenue Service and no pending request for permission to change any accounting method has been submitted by Delaware, NBDC Bank or any Delaware Subsidiary.

(g)         Since January 1, 2012, no claim has been made by an authority in a jurisdiction where Delaware or any of the Delaware Subsidiaries do not file tax returns that Delaware or any of the Delaware Subsidiaries are or may be subject to taxation by that jurisdiction.  There are no liens for taxes (other than taxes not yet due and payable) upon any of the assets of Delaware or any of the Delaware Subsidiaries.

Section 3.12  Employee Benefit Plans.

(a)           Schedule 3.12(a) contains a list of all written and unwritten pension, retirement, profit-sharing, thrift, savings, deferred compensation, stock option, employee stock ownership, employee stock purchase, restricted stock, severance pay, retention, vacation, bonus or other incentive plans, all employment, change in control, consulting, severance and retention agreements, all other written employee programs, arrangements or agreements, all medical, vision, dental, disability, life insurance, long-term care, workers’ compensation, employee assistance or other health or welfare plans, and all other employee benefit or fringe benefit plans, including “employee benefit plans” as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by Delaware, any Delaware Subsidiary or any of its ERISA Affiliates for the benefit of employees, former employees, retirees, dependents, spouses, directors, former directors, independent contractors or other beneficiaries of Delaware and under which employees, former employees, retirees, dependents, spouses, directors, former directors or other beneficiaries of Delaware are eligible to participate (collectively, the “Delaware Benefit Plans”).  Such Delaware Benefit Plans shall also include any such plans or arrangements between Delaware or any Delaware Subsidiaries and any former employees, retirees, dependents, spouses, former directors, independent contractors or other beneficiaries of any prior entity previously acquired by Delaware or any Delaware Subsidiaries through merger or consolidation or similar transactions for which Delaware or Delaware Subsidiaries have or reasonably have an obligation, financial or otherwise, to any such individuals. Delaware has furnished or otherwise made available to Norwood true and complete copies of (i) the plan documents and summary plan descriptions for each written Delaware Benefit Plan, (ii) a summary of each unwritten Delaware Benefit Plan (if applicable), (iii) the annual report (Form 5500 series) for the three (3) most recent years for each Delaware Benefit Plan (if applicable), (iv) the actuarial valuation reports with respect to each tax-qualified Delaware Benefit Plan that is a defined benefit plan for the three (3) most recent years, (v) all related trust agreements, insurance contracts or other funding agreements which implement the Delaware Benefit Plans (if applicable), (vi) the most recent IRS determination letter with respect to each tax-qualified Delaware Benefit Plan (or, for a Delaware Benefit Plan maintained under a pre-approved prototype or volume submitter plan, the IRS determination letter on such pre-approved plan) and (vii) all substantive correspondence relating to any liability of or non-compliance relating to any Delaware Benefit Plan addressed to or received from the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation (“PBGC”) or any other Governmental Entity within the past five (5) years.

        (b)  Schedule 3.12(b) identifies each Delaware Benefit Plan that may be subject to Section 409A of the Code (“Delaware Non-qualified Deferred Compensation Plan”), the aggregate amounts deferred, if any, and per-participant aggregate deferrals, under each such Delaware Non-qualified Deferred Compensation Plan as of the date specified therein. Each Delaware Non-qualified Deferred Compensation Plan has been documented and administered in compliance with Section 409A of the Code, including the final regulations promulgated with respect thereto, such that no taxes or penalties under Section 409A of the Code may be imposed on participants in such plans.

(c)  All Delaware Benefit Plans are in material compliance with their respective terms (and have been established, operated and administered in all material respects in accordance with) the applicable terms of ERISA, the Code and any other applicable laws.  Each Delaware Benefit Plan governed by ERISA that is intended to be a qualified retirement plan under Section 401(a) of the Code has either (i) received a favorable determination letter from the IRS (and Delaware is not aware of any circumstances likely to result in revocation of any such favorable determination letter) or timely application has been made therefore, or (ii) is maintained under a prototype plan which has been approved by the IRS and is entitled to rely upon the IRS National Office opinion letter issued to the prototype plan sponsor. To the Knowledge of Delaware or the Delaware Subsidiaries, there exists no fact which would adversely affect the qualification of any of the Delaware Benefit Plans intended to be qualified under Section 401(a) of the Code, or any threatened or pending claim against any of the Delaware Benefit Plans or their fiduciaries by any participant, beneficiary or Governmental Entity.

(d)  Except as set forth on Schedule 3.12(d), no “defined benefit plan” (as defined in Section 414(j) of the Code) has been maintained at any time by Delaware, any Delaware Subsidiary or any of its ERISA Affiliates for the benefit of the employees or former employees of Delaware or any of the Delaware Subsidiaries. Schedule 3.12(d) sets forth an estimate of any financial reporting expense that would be incurred by such plan upon the termination of any such defined benefit plan set forth therein assuming a termination date of December 31, 2015.

(e)           Within the last six (6) years, none of Delaware, any Delaware Subsidiary nor any of its ERISA Affiliates maintained or had any obligation to contribute to a Delaware Benefit Plan which is a “multiemployer plan” within the meaning of Section 3(37) of ERISA, and within the last six (6) years neither Delaware nor any of its ERISA Affiliates has incurred any withdrawal liability within the meaning of Section 4201 of ERISA to any such “multiemployer plan.”  With respect to each Delaware Benefit Plan or any other ongoing, frozen or terminated “single employer plan” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by Delaware, any Delaware Subsidiary,  or any of its ERISA Affiliates, (i) no such plan is in “at-risk” status for purposes of Section 430 of the Code, (ii) no reportable event has occurred within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived, (iii) all premiums required to be paid to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full, (iv) no unsatisfied liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by Delaware or any Delaware Subsidiary, (v) the PBGC has not instituted proceedings to terminate any such plan, and (vi)  no other event or condition exists that could reasonably be expected to result in the imposition of any liability on Delaware or any of its ERISA Affiliates under such provisions or that could reasonably be expected to have an adverse effect on Norwood or Wayne.

(f)           Delaware has complied in all material respects with the notice and continuation requirements of Parts 6 and 7 of Subtitle B of Title I of ERISA and Section 4980B of the Code (“COBRA”), and the regulations thereunder. All reports, statements, returns and other information required to be furnished or filed with respect to Delaware Benefit Plans have been timely furnished, filed or both in accordance with Sections 101 through 105 of ERISA and Sections 6057 through 6059 of the Code, and they are true, correct and complete.  Records with respect to Delaware Benefit Plans have been maintained in compliance with Section 107 of ERISA. Neither Delaware nor any other fiduciary (as that term is defined in Section 3(21) of ERISA) with respect to any of Delaware Benefit Plans has any liability for any breach of any fiduciary duties under Sections 404, 405 or 409 of ERISA.

(g)           Delaware has not, with respect to any Delaware Benefit Plan, nor, to Knowledge of Delaware, has any administrator of any Delaware Benefit Plan, the related trusts or any trustee thereof, engaged in any prohibited transaction which would subject Delaware, any ERISA Affiliate of Delaware, or any Delaware Benefit Plan to a tax or penalty on prohibited transactions imposed by ERISA, Section 4975 of the Code, or to any other liability under

ERISA.  All contributions required to be made to any Delaware Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Delaware Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Delaware and any Delaware Subsidiary.

(h)           Except as set forth on Schedule 3.12(h), Delaware has no liability or obligation for post-termination of service or post-retirement health, medical, long-term care, life insurance or other benefits or perquisites under any Delaware Benefit Plan other than any benefits required under COBRA or similar state laws.

(i)           Except as set forth on Schedule 3.12(i), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in any payment (including severance or termination pay) becoming due to any director, employee or other service provider of Delaware or any Delaware Subsidiary from or under any Delaware Benefit Plan, (B) increase any benefits otherwise payable under any Delaware Benefit Plan (C) result in any acceleration of the time of payment or vesting of any such benefit, or trigger any payment or funding obligation through a grantor trust or otherwise of such compensation or benefits, or (D) result in any breach or violation of, or a default under, any Delaware Benefit Plan.  Except as set forth (with detailed calculations) on Schedule 3.12(i),  no payment which is or may be made by, from or with respect to any Delaware Benefit Plan, either alone or in conjunction with any other payment will or could properly be characterized as an “excess parachute payment” under Section 280G of the Code on which an excise tax under Section 4999 of the Code is payable or will or could, either individually or collectively, provide for any payment by Delaware or any of its ERISA Affiliates that would not be deductible under Code Section 162(m).  No Delaware Benefit Plan provides for the indemnification, gross-up or reimbursement of any taxes which may be incurred by a participant under any such plan with respect to Sections 409A or 4999 of the Code, or otherwise as a result of the transactions contemplated hereby.

(j)           Except as set forth on Schedule 3.12(j), the actuarial present values of all  benefits obligations with respect to the Delaware Non-qualified Deferred Compensation Plans (including entitlements under any executive compensation, director plans, supplemental retirement, or employment agreement) of employees,  former employees, directors and former directors and their respective beneficiaries of Delaware (including any predecessor entities), other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Code or Section 302 of ERISA, have been fully reflected on the Financial Statements of Delaware to the extent required by and in accordance with GAAP.  Additionally, Schedule 3.12(j) sets forth the actuarial present values of all projected benefits obligations with respect to the Delaware Non-qualified Deferred Compensation Plans (including entitlements under any executive compensation, director plans, supplemental retirement, or employment agreement) of employees, and former employees, directors and former directors and their respective beneficiaries of Delaware (including any predecessor entities), including any such obligations that will become vested or will accelerate as a result of the Merger or the termination of service of such individuals upon the Effective Time of the Merger assuming that such Effective Time is as of the date stated.

(k)  There is not, and has not been, any trust or fund maintained by or contributed to by Delaware or its employees to fund an employee benefit plan which would constitute a Voluntary Employees’ Beneficiary Association or a “welfare benefit fund” within the meaning of Section 419(a) of the Code.

(l)  There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations or other actions that have been asserted or instituted, and, to the Knowledge of Delaware or any Delaware Subsidiary, no set of circumstances exists that may reasonably be likely to give rise to any such claim or lawsuit, against the Delaware Benefit Plans, any fiduciaries thereof with respect to their duties to the Delaware Benefit Plans or the assets of any of the trusts under any of the Delaware Benefit Plans, that could in any case reasonably be likely to result in any liability of Delaware or any Delaware Subsidiaries to the PBGC, the IRS, the Department of Labor, any Multiemployer Plan, a Multiple Employer Plan, any participant in a Delaware Benefit Plan, or any other party.

(m)  None of Delaware, any Delaware Subsidiary, any Employee Benefit Plan or any employee, administrator or agent thereof, is or has been in material violation of any applicable transaction code set rules under HIPAA §§ 1172-1174 or the HIPAA privacy rules under 45 CFR Part 160 and subparts A and E of Part 164.  No penalties have been imposed on Delaware, any Employee Benefit Plan, or any employee, administrator or agent thereof, under HIPAA § 1176 or § 1177.  For purposes of this Agreement, “HIPAA” means the provisions of the Code and ERISA as enacted by the Health Insurance Portability and Accountability Act of 1996.

(n)  Delaware and the Delaware Subsidiaries have obtained the written consent of each director and employee on whose behalf bank owned life insurance (“BOLI”) has been purchased.  Delaware and the Delaware Subsidiaries have taken all actions necessary to comply with applicable law in connection with all purchases of BOLI.  Schedule 3.12(n) sets forth all BOLI owned by Delaware or any Delaware Subsidiary, a breakdown of the cash surrender values on each policy, the beneficiaries of such policy and a list of the lives insured thereunder.

Section 3.13  Title and Related Matters.

(a)  Delaware and the Delaware Subsidiaries have good and marketable title, and as to owned real property, have marketable title in fee simple absolute, to all assets and properties, real or personal, tangible or intangible, reflected as owned on the Financial Statements of Delaware or the Financial Regulatory Reports of NBDC Bank or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since December 31, 2014), free and clear of all liens, encumbrances, mortgages, security interests, restrictions, pledges or claims, except for (i) those liens, encumbrances, mortgages, security interests, restrictions, pledges or claims reflected in the Financial Statements of Delaware and the Financial Regulatory Reports of NBDC Bank or incurred in the ordinary course of business after December 31, 2014, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, and (iii) liens, encumbrances, mortgages, security interests, pledges, claims and title imperfections that are not in the aggregate material to the financial condition, results of operations, business or prospects of Delaware.

(b)  All agreements pursuant to which Delaware or any of the Delaware Subsidiaries leases, subleases or licenses material real or material personal properties from others are valid, binding and enforceable in accordance with their respective terms, and there is not, under any of such leases or licenses, any existing default or event of default, or any event which with notice or lapse of time, or both, would constitute a default or force majeure, or provide the basis for any other claim of excusable delay or nonperformance, except for defaults which individually or in the aggregate would not have a Material Adverse Effect on Delaware.  Delaware or one of the Delaware Subsidiaries has all right, title and interest as a lessee under the terms of each lease or sublease, free and clear of all liens, claims or encumbrances (other than the rights of the lessor) as of the Effective Time of the Merger, and, except as set forth on Schedule 3.13(b), Norwood shall have the right to assume each lease or sublease pursuant to this Agreement and by operation of law.

(c)  Except as set forth in Schedule 3.13(c), (i) all of the buildings, structures and fixtures owned, leased or subleased by Delaware and the Delaware Subsidiaries are in good operating condition and repair, subject only to ordinary wear and tear and/or minor defects which do not interfere with the continued use thereof in the conduct of normal operations, and (ii) all of the material personal properties owned, leased or subleased by Delaware or the Delaware Subsidiaries are in good operating condition and repair, subject only to ordinary wear and tear and/or minor defects which do not interfere with the continued use thereof in the conduct of normal operations.

Section 3.14  Real Estate.

(a)  Schedule 3.14(a) identifies each parcel of real estate or interest therein owned, leased or subleased by Delaware or any of the Delaware Subsidiaries or in which Delaware or any of the Delaware Subsidiaries has any ownership or leasehold interest.

(b)  Schedule 3.14(b) lists or otherwise describes each and every written or oral lease or sublease, together with the current name, address and telephone number of the landlord or sublandlord and the landlord’s property manager (if any), under which Delaware or any of the Delaware Subsidiaries is the lessee of any real property and which relates in any manner to the operation of the businesses of Delaware or any of the Delaware Subsidiaries.

(c)  None of Delaware or any of the Delaware Subsidiaries has violated in any material respect, or is currently in violation in any material respect of, any law, regulation or ordinance relating to the ownership or use of the real estate and real estate interests described in Schedules 3.14(a) and 3.14(b) including, but not limited to any law, regulation or ordinance relating to zoning, building, occupancy, environmental or comparable matter.  As to each parcel of real property owned or used by Delaware or any of the Delaware Subsidiaries, neither Delaware nor the respective Delaware Subsidiary has received notice of any pending or, to the Knowledge of Delaware or the Delaware Subsidiary, threatened condemnation proceedings, litigation proceedings or mechanic’s or materialmen’s liens.

Section 3.15  Environmental Matters.

(a)  Each of Delaware, the Delaware Subsidiaries, all property owned or used by Delaware or the Delaware Subsidiaries, the Participation Facilities (as defined in Section 11.1 of this Agreement), and, to the Knowledge of Delaware or any of the Delaware Subsidiaries, the Loan Properties (as defined in Section 11.1 of this Agreement) are, and have been, in compliance, and there are no present circumstances that would prevent or interfere with the continuation of such compliance with all applicable Environmental Laws.

(b)  There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the Knowledge of Delaware or any of the Delaware Subsidiaries, threatened before any court, governmental agency, board or other forum in which Delaware, any of the Delaware Subsidiaries or any Participation Facility has been or, with respect to threatened action, may be, named as defendant (i) for alleged noncompliance (including by any predecessor), with respect to any Environmental Law (as defined below) or (ii) relating to the release into the environment of any Hazardous Material (as defined below), whether or not occurring at, on or involving a site owned, leased or operated by Delaware, the Delaware Subsidiaries or any Participation Facility.

(c)  There is no litigation pending or, to the Knowledge of Delaware or any of the Delaware Subsidiaries, threatened before any court, governmental agency or board or other forum in which any Loan Property (or Delaware or any of the Delaware Subsidiaries in respect of such Loan Property) has been named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on or involving a Loan Property or (iii) with respect to any property at or to which hazardous materials were generated, manufactured, refined, transported, transferred, imported, used, disposed, treated or processed by Delaware or any Delaware Subsidiary, or any Participation Facility or from which Hazardous Materials have been transported, treated, stored, handled, transferred disposed, recycled or received.

(d)  To the Knowledge of Delaware or any of the Delaware Subsidiaries, there is no reasonable basis for any action of a type described in Section 3.15(b) and Section 3.15(c) of this Agreement.

(e)  During the period of (i) ownership or operation by Delaware or any of the Delaware Subsidiaries of any of its current properties, or (ii) participation by Delaware or any of the Delaware Subsidiaries in the management of any Participation Facility, and to the Knowledge of Delaware and any of the Delaware Subsidiaries, during the period of holding by Delaware or any of the Delaware Subsidiaries of a security interest in any Loan Property, there have been no releases of Hazardous Material in, on, under or affecting such properties.

(f)  Prior to the period of (i) ownership or operation by Delaware or any of the Delaware Subsidiaries of any of its current properties, (ii) participation by Delaware or any of the Delaware Subsidiaries in the management of any Participation Facility, or (iii) holding by Delaware or any of the Delaware Subsidiaries of a security interest in any Loan Property, to the Knowledge of Delaware or any of the Delaware Subsidiaries, there were no releases of Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan Property.

(g)  There are no underground storage tanks on, in or under any properties owned or operated by Delaware or any of the Delaware Subsidiaries or any Participation Facility

and, to the Knowledge of Delaware, no underground storage tanks have been closed or removed from any properties owned or operated by Delaware or any of the Delaware Subsidiaries or any Participation Facility except in compliance with Environmental Law.

(h)  Except as disclosed on Schedule 3.15(h), neither Delaware nor any Delaware Subsidiary has conducted or received from other parties any environmental studies during the past ten years (other than Phase I or Phase II studies which did not indicate any contamination of the environment by Hazardous Material above reportable levels) with respect to any property owned, lease or operated by Delaware or any Delaware Subsidiary, any Participation Facility or any Loan Property.

Section 3.16  Commitments and Contracts.

(a)  Except as set forth in Schedule 3.16(a), neither Delaware nor any of the Delaware Subsidiaries is a party or subject to any of the following (whether written or oral, express or implied):

(i)  any employment, severance or consulting contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director or employee, including in any such person’s capacity as a consultant (other than those which either are terminable at will without any further amount being payable thereunder or as a result of such termination by Delaware or any of the Delaware Subsidiaries);

(ii)  any labor contract or agreement with any labor union;

(iii)  any contract covenants which limit the ability of Delaware or any of the Delaware Subsidiaries to compete in any line of business or which involve any restriction of the geographical area in which Delaware or any of the Delaware Subsidiaries may carry on its businesses (other than as may be required by law or applicable regulatory authorities);

(iv)  any agreement which by its terms limits the payment of dividends by Delaware or any of the Delaware Subsidiaries;

(v)  any lease or other agreements or contracts with annual payments aggregating $50,000 or more;

(vi)  any instrument evidencing or related to borrowed money (other than as lender, deposits, FHLB of New York advances or securities sold under agreement to repurchase) or that contain financial covenants or other restrictions (other than those relating to the payment of principal and interest when due);

(vii)  any contract not terminable without cause within 60 days’ notice or less without penalty or that obligates Delaware for the payment of $50,000 annually over its remaining term;

(viii)  any other contract, agreement, commitment or understanding (whether or not oral) that is material to the financial condition, results of operations or business of Delaware or any of the Delaware Subsidiaries, taken as a whole; and

(ix)        any other contract or agreement which would be required to be disclosed in reports filed (or that would be filed if Delaware were subject to such requirements) by Delaware with the Securities and Exchange Commission (“SEC”), the Office of the Comptroller of the Currency (“OCC”) or the Federal Deposit Insurance Corporation (“FDIC”) or the Board of Governors of the Federal Reserve System (“FRB”).

Collectively, those contracts or agreements listed on Schedule 3.16(a) are referred to herein as the “Contracts”.  True and correct copies of Contracts have been provided to Norwood on or before the date hereof, as listed in the respective disclosure schedules and are in full force and effect on the date hereof.

(b)  Except as set forth on Schedule 3.16(b), there is not, under any Contract to which Delaware or any of the Delaware Subsidiaries is a party, any existing default or event of default, or any event which with notice or lapse of time, or both, would constitute a default or force majeure, or provide the basis for any other claim of excusable delay or non-performance.

(c)  Except as set forth on Schedule 3.16(c), (i) neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in termination of any of the Contracts or modify or accelerate any of the terms of such Contracts; and (ii) no consents are required to be obtained and no notices are required to be given in order for the Contracts to remain effective, without any modification or acceleration of any of the terms thereof, following the consummation of the transactions contemplated by this Agreement.

(d)  Schedule 3.16(d) lists the deadlines for extensions or terminations of any material leases, agreements or licenses (including specifically data processing agreements) listed on Schedule 3.16(a) to which Delaware or any of the Delaware Subsidiaries is a party.

(e)  To the Knowledge of Delaware, there are no voting agreements or voting trusts among shareholders of Delaware relating to their ownership of Delaware Common Stock.

Section 3.17  Regulatory Matters.  Neither Delaware nor any of the Delaware Subsidiaries has taken or agreed to take any action or has any Knowledge of any fact or has agreed to any circumstance that would materially impede or delay receipt of any Consents of any Regulatory Authorities referred to in this Agreement including, without limitation, matters relating to the Bank Secrecy Act and Community Reinvestment Act and protests thereunder.  NBDC Bank was rated at least “Satisfactory” following its most recent Community Reinvestment Act examination.  NBDC Bank has not received any notice of and has no Knowledge of any planned or threatened objection by any community group to the Merger or the Bank Merger.

Section 3.18  Registration/Repurchase Obligations.  Delaware is not under any obligation, contingent or otherwise, which will survive the Merger to register any of its securities under the Securities Act or any state securities laws or to redeem, repurchase or otherwise acquire any shares of Delaware Common Stock.

Section 3.19  Antitakeover Provisions.  Neither Delaware nor NBDC Bank is required to take any action to exempt Delaware, NBDC Bank, this Agreement and the Merger from any provisions of an antitakeover nature contained in their organizational documents or the provisions of any federal or state “antitakeover,” “fair price,” “moratorium,” “control share acquisition” or similar laws or regulations.  The vote required to approve this Agreement is the affirmative vote of two-thirds of the votes eligible to be cast by holders of the issued and outstanding shares of Delaware Common Stock.

Section 3.20  Insurance.  Delaware and the Delaware Subsidiaries are presently insured as set forth on Schedule 3.20, and during each of the past three calendar years have been insured, for such amounts against such risks as companies or institutions engaged in a similar business would, in accordance with good business practice, customarily be insured.  The policies of fire, theft, liability and other insurance maintained with respect to the assets or businesses of Delaware and the Delaware Subsidiaries provide adequate coverage against loss, and the fidelity bonds in effect as to which Delaware or any of the Delaware Subsidiaries is named an insured are sufficient for their purpose.  Such policies of insurance are listed and described in Schedule 3.20.

Section 3.21  Labor.

(a)  No work stoppage involving Delaware or any of the Delaware Subsidiaries is pending as of the date hereof or, to the Knowledge of Delaware or any of the Delaware Subsidiaries, threatened.  Neither Delaware nor any of the Delaware Subsidiaries is involved in, or, to the Knowledge of Delaware or any of the Delaware Subsidiaries, threatened with or affected by, any proceeding asserting that Delaware or any of the Delaware Subsidiaries has committed an unfair labor practice or any labor dispute, arbitration, lawsuit or administrative proceeding which might reasonably be expected to have a Material Adverse Effect on Delaware.  No union represents or, to the Knowledge of Delaware or the Delaware Subsidiaries, claims to represent any employees of Delaware or any of the Delaware Subsidiaries, and, to the Knowledge of Delaware and the Delaware Subsidiaries, no labor union is attempting to organize employees of Delaware or any of the Delaware Subsidiaries.

(b)  Delaware has made available to Norwood a true and complete list of all employees of Delaware and the Delaware Subsidiaries as of the date hereof, together with the employee position, title, salary and date of hire.  Except as set forth on Schedule 3.16(a) hereto, no employee of Delaware or any of the Delaware Subsidiaries has any contractual right to continued employment by Delaware or any of the Delaware Subsidiaries.

(c)  Delaware and the Delaware Subsidiaries are in material compliance with all applicable laws and regulations relating to employment or the workplace, including, without limitation, provisions relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration and the withholding of income taxes, unemployment compensation, workers compensation, employee privacy and right to know and social security contributions.

(d)  During the last three years, there has not been, there is not presently pending or existing and, to the Knowledge of Delaware or any of the Delaware Subsidiaries,  there is not threatened any proceeding against or affecting Delaware or any of the Delaware Subsidiaries relating to the alleged violation of any Federal or State law or regulation pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable Federal or State governmental body or regulatory agency, organizational activity, or other labor or employment dispute against or affecting Delaware or any of the Delaware Subsidiaries.

Section 3.22  Compliance with Laws.  Delaware and the Delaware Subsidiaries have materially complied with all applicable federal, foreign, state and local laws, regulations and orders, and are in material compliance with such laws, regulations and orders.  Except as disclosed in Schedule 3.22, none of Delaware or any of the Delaware Subsidiaries:

(a)  Is in violation of any laws, orders or permits applicable to its business or the employees or agents or representatives conducting its business or has failed to comply with any directives, orders, agreements or memoranda of understanding with any Regulatory Authority;

(b)  Has received a notification or communication from any agency or department of any federal, state or local governmental authority or any Regulatory Authority or the staff thereof (i) asserting that it is not in compliance with any laws or orders which such governmental authority or Regulatory Authority enforces  (ii) threatening to revoke any permit or license, (iii) requiring it to enter into any cease and desist order, formal agreement, commitment or memorandum of understanding, or to adopt any resolutions or similar undertakings, or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any material manner, its operations, including, without limitation, any restrictions on the payment of dividends, or that in any manner relates to such entity’s capital adequacy, credit policies, management or business (other than regulatory restrictions generally applicable to national banks or their holding companies) nor to Delaware or any Delaware Subsidiary’s Knowledge, are there any pending or threatened regulatory investigations or other actions by any Regulatory Authority that could reasonably be expected to lead to any such restriction;

(c)  Is aware of, has been advised of, or has any reason to believe that any facts or circumstances exist, which would cause it:  (i) to be deemed to be operating in violation in any material respect of the federal Bank Secrecy Act, as amended, and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act of 2001, Public Law 107-56 (the “USA PATRIOT Act”), and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (ii) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by Delaware pursuant to 12 C.F.R. Part 364, Appendix B.  Furthermore, the Board of Directors of Delaware has adopted and Delaware has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that materially comply with Section 326 of the USA PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder; or

(d)  Has any (i) “covered transactions” between NBDC Bank and an “affiliate” within the meaning of Section 23A of the Federal Reserve Act and the regulations thereunder or

(ii) transactions between NBDC Bank and an affiliate covered under Section 23B of the Federal  Reserve Act and the regulations thereunder that are not in compliance with such provisions.

Section 3.23  Transactions with Management.  Except for (a) deposits, all of which are on terms and conditions comparable to those made available to other customers of Delaware or any Delaware Subsidiary at the time such deposits were entered into, (b) the loans listed on Schedule 3.5 or arm’s length loans to employees entered into in the ordinary course of business, (c) compensation arrangements or obligations under employee benefit plans of Delaware or any of the Delaware Subsidiaries set forth in Schedule 3.12(a), and (d) any loans or deposit agreements entered into in the ordinary course with customers of Delaware or NBDC Bank, and, except as set forth in Schedule 3.23, there are no contracts with or commitments to directors, officers or employees involving the expenditure of more than $10,000 as to any one individual, including, with respect to any business directly or indirectly controlled by any such person, or $10,000 for all such contracts for commitments in the aggregate for all such individuals.

Section 3.24  Derivative Contracts.  None of Delaware or any of the Delaware Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or agreement, or any other contract or agreement not included in Financial Statements of Delaware which is a financial derivative contract (including various combinations thereof) (“Derivative Contracts”), except for those Derivative Contracts set forth in Schedule 3.24.  All expenses related to such Derivative Contracts will have been properly accrued for prior to Closing and the estimated costs of terminating such Derivative Contracts is disclosed in Schedule 3.24.  All Derivative Contracts whether entered into for its own account, or for the account of one or more of the Delaware Subsidiaries or their respective customers, were entered into (1) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (2) with counterparties believed to be financially responsible at the time; and each Derivative Contract constitutes the valid and legally binding obligation of it or one of the Delaware Subsidiaries, as the case may be, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and are in full force and effect.  Neither Delaware, the Delaware Subsidiaries, nor to their Knowledge any other party thereto, is in breach of any of its obligations under any Derivative Contract.  The financial position of Delaware and the Delaware Subsidiaries on a consolidated basis under or with respect to each such Derivative Contracts has been reflected in the books and records of Delaware and such Delaware Subsidiary in accordance with GAAP consistently applied.

Section 3.25  Deposits.   The deposits of NBDC Bank are insured up to applicable limits by the FDIC.  Except as set forth in Schedule 3.25, none of the deposits of NBDC Bank have been obtained through a “Deposit Broker” as such term is defined in Section 29(g)(1) of the FDIC Act or are subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business), and no portion of such deposits represents a deposit of any Affiliate of Delaware or any Delaware Subsidiary.

Section 3.26  Controls and Procedures.

(a)  Delaware has in place “disclosure controls and procedures” as defined in Rules 13a-15(e) and 15d-15(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to allow Delaware’s management to make timely decisions regarding required disclosures.

(b)  Delaware has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance concerning the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP as consistently applied by Delaware, including reasonable assurance (i) that transactions are executed in accordance with management’s general or specific authorizations and recorded as necessary to permit preparation of financial statements in conformity with GAAP as consistently applied by Delaware and to maintain asset accountability, (ii) access to assets is permitted only in accordance with management’s general or specific authorizations, and (iii) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any difference.

(c)  No personal loan or other extension of credit by Delaware or any Delaware Subsidiary to any of its or their executive officers or directors has been made or modified except in compliance with Regulation O, 12 C.F.R. Part 215.

(d)  Neither Delaware nor any of the Delaware Subsidiaries nor, to the Knowledge of Delaware, any director, officer, employee, auditor, accountant or representative of Delaware or any of the Delaware Subsidiaries has received any written complaint, allegation, assertion, or claim that Delaware or any Delaware Subsidiary has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls.

(e)  No attorney representing Delaware or any Delaware Subsidiary, whether or not employed by Delaware or any Delaware Subsidiary, has reported evidence of a material violation of U.S. federal or state securities laws, a material breach of fiduciary duty or similar material violation by Delaware, any of the Delaware Subsidiaries or any of their respective officers, directors, employees or agents to any officer of Delaware, the Board of Directors of Delaware or any member or committee thereof.

Section 3.27  Data Security.

(a)  Delaware and the Delaware Subsidiaries have in place commercially reasonable data protection and privacy policies and procedures to protect, safeguard and maintain the confidentiality, integrity and security of (i) Delaware’s and the Delaware Subsidiaries’ information technology systems, Software owned or purported to be owned by Delaware and the Delaware Subsidiaries (“Delaware-Owned Software”), and (ii) all information, data and transactions stored or contained therein or transmitted thereby, including personally identifiable information, financial information, and credit card data (as such information or terms are defined and/or regulated under applicable laws, statutes, orders, rules, regulations, policies, agreements, and guidelines of any Regulatory Authority) (the “Delaware Data”), against any unauthorized or improper use, access, transmittal, interruption, modification or corruption, and Delaware and the Delaware Subsidiaries are in compliance in all material respects with applicable confidentiality and data security laws, statutes, orders, rules, regulations, policies, agreements, and guidelines of any Regulatory Authority, and all industry standards applicable to the Delaware Data, including card association rules and the payment card industry data security standards. There currently are not any, and since January 1, 2013, have not been any, pending or, to the Knowledge of Delaware or the Delaware Subsidiaries, threatened claims or written complaints with respect to unauthorized access to or breaches of the security of (i) any of Delaware’s and the Delaware Subsidiaries’ information technology systems, including the Delaware-Owned Software; or (ii) Delaware Data or any other such information collected, maintained or stored by or on behalf of Delaware and the Delaware Subsidiaries (or any unlawful acquisition, use, loss, destruction, compromise or disclosure thereof).

(b)  Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Delaware and NBDC Bank, to the Knowledge of Delaware and the Delaware Subsidiaries, since January 1, 2013, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Delaware and the Delaware Subsidiaries.

Section 3.28  Delaware Information.  None of the information relating to Delaware and the Delaware Subsidiaries to be provided by Delaware or the Delaware Subsidiaries for use in (i) the Registration Statement on Form S-4 to be filed by Norwood in connection with the issuance of shares of Norwood Common Stock pursuant to the Merger, as amended or supplemented (or on any successor or other appropriate form) (“Form S-4”), will, at the time the Form S-4 becomes effective, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the proxy statement/prospectus contained in the Form S-4, as amended or supplemented, and to be delivered to stockholders of Delaware in connection with the solicitation of their approval of this Agreement and the transactions contemplated hereby and thereby (“Proxy Statement/Prospectus”), as of the date such Proxy Statement/Prospectus is mailed to stockholders of Delaware and up to and including the date of the meeting of stockholders to which such Proxy Statement/Prospectus relates, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date.

Section 3.29  Deposit Insurance.  The deposit accounts of NBDC Bank are insured by the FDIC in accordance with the provisions of the Federal Deposit Insurance Act (the “FDIC Act”).  Delaware has paid all regular premiums, required prepayments of premiums and special assessments and filed all reports required under the FDIC Act.

Section 3.30  Intellectual Property.  Schedule 3.30 sets forth all (i) trademarks, tradenames, service marks or other trade rights, whether or not registered, and all pending applications for any such registrations, (ii) copyrights, copyrightable materials or pending applications therefore, (iii) trade secrets, (iv) inventions, discoveries, designs and drawings, (v) computer software (excluding any so-called “shrink-wrap” or “click-through” license agreements and other similar computer software licensed in the ordinary course of business and/or otherwise resident on desktop computers), and (vi) patents and patent applications owned or licensed by Delaware and any of the Delaware Subsidiaries (collectively, the “Intellectual Property Rights”).  Neither Delaware nor any of the Delaware Subsidiaries has granted to any Person any license, option or other rights to use in any manner any of the Intellectual Property Rights, whether requiring the payment of royalties or not.  The Intellectual Property Rights will not cease to be the rights of Delaware, or its successor, or be impaired by reason of performance of this Agreement or the consummation of the transactions contemplated hereby.  No other Person (i) has notified Delaware or any of the Delaware Subsidiaries that such Person claims any ownership or right of use of the Intellectual Property Rights or, (ii) to the Knowledge of Delaware or any of the Delaware Subsidiaries, is infringing upon any Intellectual Property Rights of Delaware or any of the Delaware Subsidiaries.  To the Knowledge of Delaware and the Delaware Subsidiaries, the use of the Intellectual Property Rights does not conflict with, infringe upon or otherwise violate the valid rights of any Person.  No written notice has been received and not fully resolved and no action has been instituted or, to the Knowledge of Delaware and the Delaware Subsidiaries, threatened against Delaware or any of the Delaware Subsidiaries alleging that the use of the Intellectual Property Rights infringes upon or otherwise violates the rights of any Person.

Section 3.31  Fairness Opinion.  Prior to the execution of this Agreement, Delaware has received an opinion from Sander O’Neil & Partners to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair to the shareholders of Delaware from a financial point of view (the “Fairness Opinion”).  Such Fairness Opinion has not been amended or rescinded as of the date of this Agreement.

Section 3.32  Trust Activities.  NBDC Bank has properly administered all accounts for which it acts or has acted as a fiduciary in all material respects, including but not limited to accounts for which it serves or has served as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations.  Neither NBDC Bank nor any of its respective directors, officers or employees committed any breach of trust with respect to any such fiduciary account.  Prior to the Effective Time of the Merger, Delaware shall purchase “tail” coverage sufficient to provide for any prior trust activities including prior trust relationships that have been transferred prior to the Merger.

Section 3.33  Indemnification.  Except as set forth in Schedule 3.33 or the Certificate of Incorporation and Bylaws of Delaware, Delaware is not a party to any indemnification agreement with any of its present or future directors, officers, employees, agents or other persons who serve or served in any other capacity with any other enterprise at the request of Delaware (a “Covered Person”), and, except as set forth in Schedule 3.33, to Delaware’s Knowledge, there are no claims for which any Covered Person would be entitled to indemnification under the Certificate of Incorporation and Bylaws of Delaware, or under the governing documents of any of the Delaware Subsidiaries, applicable law, regulation or any indemnification agreement.

Section 3.34  Investment Securities.  No investment security or mortgage-backed security held by Delaware or any of the Delaware Subsidiaries, were it held as a loan, would be classified as “substandard,” “doubtful,” “loss,” “other assets especially mentioned,” “special mention,” “credit risk assets,” or any comparable classifications.

Section 3.35  Reorganization Treatment.  Neither Delaware nor any of the Delaware Subsidiaries has any reason to believe that any conditions exist that would reasonably be expected to prevent or impede the Merger or the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 3.36  Untrue Statements and Omissions.  No representation or warranty contained in Article 3 of this Agreement or in the Schedules contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF NORWOOD

Norwood and Wayne hereby represent and warrant to Delaware and NBDC Bank as follows as of the date hereof and as of all times up to and including the Effective Time of the Merger (except as otherwise provided):

Section 4.1  Organization and Related Matters of Norwood.

(a)  Norwood is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania.  Norwood has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted and Norwood is licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by Norwood, or the character or location of the properties and assets owned or leased by Norwood makes such licensing or qualification necessary, except where the failure to be so licensed or qualified (or steps necessary to cure such failure) would not have a Material Adverse Effect on Norwood.  Norwood is duly registered as a bank holding company under the BHCA.  True and correct copies of the Articles of Incorporation of Norwood and the Bylaws of Norwood, each as amended to the date hereof, have been made available to Delaware and such Articles of Incorporation and Bylaws are in full force and effect.

(b)  Wayne is a commercial bank, duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania.  Wayne has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as such business is now being conducted.  True and correct copies of the Articles of Incorporation and the Bylaws of Wayne, each as amended to the date hereof, have been delivered to Delaware and such Articles of Incorporation and Bylaws are in full force and effect.

(c)  Each direct and indirect subsidiary of Norwood (only for purposes of this Section 4.1(c) other than Wayne, but otherwise including Wayne, each a “Norwood Subsidiary” and collectively, the “Norwood Subsidiaries”) is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each Norwood Subsidiary has the corporate or requisite power and authority to own or lease all of its properties and assets and to carry on its business as such business is now being conducted, and is duly licensed or qualified to do business in all such places where the nature of the business being conducted by each subsidiary or the character or location of the properties and assets owned or leased by each subsidiary make such qualification necessary, except where the failure to be so licensed or qualified (or steps necessary to cure such failure) would not have a Material Adverse Effect on Norwood.

(d)  Norwood has in effect all federal, state, local and foreign governmental, regulatory and other authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its business as now conducted, the absence of which, either individually or in the aggregate, would have a Material Adverse Effect on Norwood.

Section 4.2  Capitalization.

(a)  The authorized capital stock of Norwood consists of 10,000,000 shares of Norwood Common Stock, of which, as of the date hereof, 3,724,668  are issued and 22,311 shares are held in the treasury of Norwood and 5,000,000 shares of preferred stock, no par value, of which no shares are issued and outstanding.  All of the issued and outstanding shares of Norwood Common Stock have been duly authorized and validly issued and all such shares are fully paid and nonassessable, and subject to no preemptive rights and were not issued in violation of any preemptive rights.  Except as set forth in Schedule 4.2(a), there are no outstanding options, warrants, commitments or other rights or instruments to purchase or acquire any shares of capital stock of Norwood at the date hereof.

(b)  Norwood owns, directly, or indirectly, all of the capital stock of Wayne and the other Norwood Subsidiaries, free and clear of any liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.  All the equity securities of each Norwood Subsidiary held by Norwood or a Norwood Subsidiary have been duly authorized and are validly issued and outstanding, fully paid and nonassessable  There are no subscriptions, options, commitments, calls or other agreements outstanding with respect to the capital stock of Wayne or any other Norwood Subsidiary.  Except for the Norwood Subsidiaries, Norwood does not possess, directly or indirectly, any material equity interest in any entity, except for equity interests in Wayne’s investment portfolio.

(c)  The shares of Norwood Common Stock to be issued in exchange for shares of Delaware Common Stock upon consummation of the Merger in accordance with this Agreement have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and subject to no preemptive rights.

        (d)  Norwood has no present intention to reduce the amount of the dividend on shares of Norwood Common Stock most recently declared prior to the date of this Agreement or to reduce the frequency of the declaration and payment of such dividends to less than quarterly.

Section 4.3  Financial Statements; Filings; Reserves.

(a)           Each of the consolidated financial statements of Norwood as of and for the years ended December 31, 2014, December 31, 2013 and December 31, 2012 and the unaudited consolidated financial statements for the nine months ended September 30, 2015 (such financial statements, unless otherwise indicated, being hereinafter referred to collectively as the “Financial Statements of Norwood”), and each of the Call Reports of Wayne as of and for each of the years ended December 31, 2015, December 31, 2014 and December 31, 2013 (such Call Reports, unless otherwise indicated, being hereinafter referred to collectively as the “Financial Regulatory Reports of Wayne”), (including the related notes, where applicable) have been prepared in all material respects in accordance with GAAP or regulatory accounting principles, whichever is applicable, which principles have been consistently applied by Norwood during the periods involved, except as otherwise noted therein, and the books and records of Norwood and Wayne have been, are being, and will be maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions.  Each of the Financial Statements of Norwood and each of the Financial Regulatory Reports of Wayne (including the related notes, where applicable) fairly presents the financial position of Norwood or Wayne, as applicable, as of the respective dates thereof and fairly presents the results of operations of Norwood or Wayne, as applicable, for the respective periods therein set forth.

(b)  Since September 30, 2015, neither Norwood nor any Norwood Subsidiary has incurred any obligation or liability (contingent or otherwise) that has or might reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Norwood except obligations and liabilities which are accrued or reserved against in the Financial Statements of Norwood or the Financial Regulatory Reports of Wayne, or reflected in the notes thereto.  Since September 30, 2015, neither Norwood nor any Norwood Subsidiary has incurred or paid any obligation or liability which would be material to Norwood, except as may have been incurred or paid in the ordinary course of business, consistent with past practices.

(c)  The allowances for possible loan losses shown on the Financial Statements of Norwood and the Financial Regulatory Reports of Wayne were, and the allowance for possible loan losses to be shown on the Financial Statements of Norwood and the Financial Regulatory Reports of Wayne as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for possible losses, net of recoveries relating to loans previously charged off, in respect of loans outstanding (including accrued interest receivable) of Wayne and other extensions of credit (including letters of credit or commitments to make loans or extend credit). Neither Norwood nor Wayne has been notified by any Regulatory Authority that its reserves are inadequate or that its practices and policies used in establishing its allowance and in accounting for delinquent and classified assets fail to comply with applicable accounting and regulatory requirements or that regulators or independent auditors believe that such reserves are inadequate.

(d)  Since December 31, 2014, there has not been any change or any event involving a prospective change in the financial condition, results of operations, business or prospects of Norwood, or a combination of any such change(s) and any such event(s), which has had, or is reasonably likely to have, a Material Adverse Effect on Norwood, including, without limitation, any change in the administration or supervisory standing of Norwood or Wayne with any Regulatory Authority and no fact or condition exists as of the date hereof which might reasonably be expected to cause any such event or change in the future.

Section 4.4  Authority; No Violation.

(a)  Norwood and Wayne have full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Consents of the Regulatory Authorities, to consummate the transactions contemplated hereby.  The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby and in any related agreements, have been duly authorized by the Boards of Directors of Norwood and Wayne, and no other corporate or other proceedings on the part of Norwood and Wayne are or will be necessary to authorize this Agreement and the transactions contemplated hereby.  This Agreement is the valid and binding obligation of Norwood and Wayne enforceable against them in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

(b)  Neither the execution, delivery or performance of this Agreement by Norwood or Wayne nor the consummation by Norwood or Wayne of the transactions contemplated hereby including the Bank Merger, nor compliance by Norwood or Wayne with any of the terms or provisions hereof, will (i) violate any provision of the Articles of Incorporation or Bylaws of Norwood or the Articles of Incorporation or Bylaws of Wayne or, (ii) assuming that the Consents of the Regulatory Authorities and approvals referred to herein (including, without limitation the declaration of effectiveness of the Form S-4, compliance with all blue sky laws and NASDAQ notification requirements) are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Norwood or any Norwood Subsidiary or their respective properties or assets, or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of Norwood or Wayne or any of their subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which Norwood or any Norwood Subsidiary is a party, or by which it or any of its subsidiaries or any of their properties or assets may be bound or affected, or (iv) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Norwood or any Norwood Subsidiary or any of their material properties or assets, except for (X) such conflicts, breaches or defaults as are set forth in Schedule 4.4 and (Y) with respect to clause (ii) and (iii) above, such as individually or in the aggregate will not have a Material Adverse Effect on Norwood.

Section 4.5  Consents and Approvals.  Except for (i) the Consents of the Regulatory Authorities and as disclosed in Schedule 4.5, no consents or approvals by, or filings or registrations with, any third party or any public body, agency or authority are necessary in connection with the execution and delivery by Norwood and Wayne of this Agreement, and the consummation of the Merger and the other transactions contemplated hereby.

Section 4.6  Norwood Information.  None of the information relating to Norwood or any Norwood Subsidiary to be provided by Norwood or any Norwood Subsidiary for use in (i) the Form S-4 will, at the time the Form S-4 becomes effective, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Proxy Statement/Prospectus as of the date such Proxy Statement/Prospectus is mailed to stockholders of Delaware and up to and including the date of the meeting of stockholders to which such Proxy

Statement/Prospectus relates, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date.

Section 4.7  Regulatory Matters.  Neither Norwood nor any Norwood Subsidiary has  agreed to take any action, has any Knowledge of any fact or has agreed to any circumstance that would materially impede or delay receipt of any Consent from any Regulatory Authority referred to in this Agreement including, without limitation, matters relating to the Bank Secrecy Act and the Community Reinvestment Act and protests thereunder.

Section 4.8  Deposit Insurance.  The deposit accounts of Wayne are insured by the FDIC in accordance with the provisions of the FDIC Act.  Wayne has paid all regular premiums, required prepayments and special assessments and filed all reports required under the FDIC Act.

Section 4.9  Legal Proceedings; Etc.

(a)  Neither Norwood nor any Norwood Subsidiary is a party to any, and there are no pending or, to the Knowledge of Norwood or any Norwood Subsidiary, threatened, judicial, administrative, arbitral or other proceedings, claims, actions, causes of action or governmental investigations against Norwood or any Norwood Subsidiary challenging the validity of the transactions contemplated by this Agreement and there is no governmental investigation pending or, to the Knowledge of Norwood or any Norwood Subsidiary, threatened against Norwood or any Norwood Subsidiary; no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator is outstanding against Norwood or any Norwood Subsidiary which has had, or is reasonably likely to have, a Material Adverse Effect on Norwood; there is no default by Norwood or any Norwood Subsidiary under any material contract or agreement to which any of them is a party; and, neither Norwood nor any Norwood Subsidiary is a party to any agreement, order or memorandum in writing by or with any Regulatory Authority restricting the operations of Norwood or any Norwood Subsidiary, and neither Norwood nor any Norwood Subsidiary has been advised by any Regulatory Authority that any such Regulatory Authority is contemplating issuing or requesting the issuance of any such order or memorandum in the future.

(b)   There are no actions, suits, claims, proceedings or investigations of any kind pending or, to the Knowledge of Norwood, threatened against any of the directors or officers of Norwood or any Norwood Subsidiary in their capacities as such, and no director or officer of Norwood or any Norwood Subsidiary currently is being indemnified or seeking to be indemnified by Norwood or any Norwood Subsidiary pursuant to applicable law or their governing documents.

Section 4.10  Taxes and Tax Returns

(a)  Norwood and the Norwood Subsidiaries have duly filed in correct form all federal, state and local information returns and tax returns required to be filed by Norwood or any of the Norwood Subsidiaries on or prior to the date hereof, unless subject to a validly filed extension of time for filing that has not yet expired and all such tax returns are true and complete in all material respects, and Norwood has duly paid or made adequate provisions for the payment of all taxes and other governmental charges relating to taxes which are owed by Norwood or any of the Norwood Subsidiaries to any federal, state or local taxing authorities, whether or not reflected in such returns (including, without limitation, those owed in respect of the properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls of Norwood or any of the Norwood Subsidiaries), other than taxes and other charges which (i) are not yet delinquent or are being contested in good faith or (ii) have not been finally determined.  The amounts set forth as liabilities for taxes on the Financial Statements of Norwood and the Financial Regulatory Reports of Wayne Bank are sufficient, in the aggregate, for the payment of all unpaid federal, state and local taxes (including any interest or penalties thereon), whether or not disputed, accrued or applicable, for the periods then ended, and have been computed in accordance with GAAP as consistently applied by Norwood during the periods involved.

(b)  No federal, state or local administrative proceedings or court proceedings, and no federal, state or local audits, examinations or investigations are presently pending with regard to any taxes or tax returns filed by or on behalf of Norwood or any of the Norwood Subsidiaries nor has Norwood or any of the Norwood Subsidiaries received any notification that any such audit or examination of any of its taxes or tax returns is being contemplated.

(c)  To the Knowledge of Norwood there are no material liens for taxes (other than taxes not yet due and payable) upon any of the assets of Norwood or any of the Norwood Subsidiaries.

Section 4.11  Employee Benefit Plans.  To the Knowledge of Norwood, each of the employee benefit plans (within the meaning of Section 3(3) of ERISA) established, maintained and/or contributed by Norwood and Wayne Bank has been administered in accordance with its terms and applicable law in all material respects.

Section 4.12  Environmental Matters.  There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the Knowledge of Norwood or any of the Norwood Subsidiaries, threatened before any court, governmental agency, board or other forum in which Norwood, any of the Norwood Subsidiaries has been or, with respect to threatened action, may be, named as defendant (i) for alleged noncompliance (including by any predecessor), with respect to any Environmental Law or (ii) relating to the release into the environment of any Hazardous Materials.

Section 4.13  Data Security.

(a)           Norwood and the Norwood Subsidiaries have in place commercially reasonable data protection and privacy policies and procedures to protect, safeguard and maintain the confidentiality, integrity and security of (i) Norwood’s and the Norwood Subsidiaries’ information technology systems, Software owned or purported to be owned by

Norwood and the Norwood Subsidiaries (“Norwood-Owned Software”), and (ii) all information, data and transactions stored or contained therein or transmitted thereby, including personally identifiable information, financial information, and credit card data (as such information or terms are defined and/or regulated under applicable laws, statutes, orders, rules, regulations, policies, agreements, and guidelines of any Regulatory Authority) (the “Norwood Data”), against any unauthorized or improper use, access, transmittal, interruption, modification or corruption, and Norwood and the Norwood Subsidiaries are in compliance in all material respects with applicable confidentiality and data security laws, statutes, orders, rules, regulations, policies, agreements, and guidelines of any Regulatory Authority, and all industry standards applicable to the Norwood Data, including card association rules and the payment card industry data security standards. There currently are not any, and since January 1, 2013, have not been any, pending or, to the Knowledge of Norwood or the Norwood Subsidiaries, threatened claims or written complaints with respect to unauthorized access to or breaches of the security of (i) any of Norwood’s and the Norwood Subsidiaries’ information technology systems, including the Norwood-Owned Software; or (ii) Norwood Data or any other such information collected, maintained or stored by or on behalf of Norwood and the Norwood Subsidiaries (or any unlawful acquisition, use, loss, destruction, compromise or disclosure thereof).

(b)   Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Norwood and Wayne Bank, to the Knowledge of Norwood and Wayne Bank, since January 1, 2013, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Norwood and Wayne Bank.

Section 4.14  Controls and Procedures.

(a)  Norwood has in place “disclosure controls and procedures” as defined in Rules 13a-15(e) and 15d-15(e) of the  Exchange Act to allow Norwood’s management to make timely decisions regarding required disclosures and to make the certifications of the Chief Executive Officer and Chief Financial Officer of Norwood required under the Exchange Act.

(b)  Norwood has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance concerning the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP as consistently applied by Norwood, including reasonable assurance (i) that transactions are executed in accordance with management’s general or specific authorizations and recorded as necessary to permit preparation of financial statements in conformity with GAAP as consistently applied by Norwood and to maintain asset accountability, (ii) access to assets is permitted only in accordance with management’s general or specific authorizations, and (iii) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any difference.

(c)  No personal loan or other extension of credit by Norwood or any Norwood Subsidiary to any of its or their executive officers or directors has been made or modified (other than as permitted by Section 13 of the Exchange Act and Section 402 of the Sarbanes-Oxley Act).

(d)  Since January 1, 2014, (i) neither Norwood nor any of the Norwood Subsidiaries nor, to the Knowledge of Norwood, any director, officer, employee, auditor, accountant or representative of Norwood or any of the Norwood Subsidiaries has received any written complaint, allegation, assertion, or claim that Norwood or any Norwood Subsidiary has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls and (ii) no attorney representing Norwood or any Norwood Subsidiary, whether or not employed by Norwood or any Norwood Subsidiary, has reported evidence of a material violation of U.S. federal or state securities laws, a material breach of fiduciary duty or similar material violation by Norwood, any of the Norwood Subsidiaries or any of their respective officers, directors, employees or agents to any officer of Norwood, the Board of Directors of Norwood or any member or committee thereof.

Section 4.15  SEC Filings.  Norwood has filed all forms, reports and documents required to be filed by Norwood with the SEC since January 1, 2013 (collectively, the “Norwood SEC Reports”).  The Norwood SEC Reports (i) at the time they were filed, complied in all material respects with the applicable requirements of the Securities Act, and the Exchange Act, as the case may be, (ii) did not at the time they were filed (or if amended or superseded by filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Norwood SEC Reports or necessary in order to make statements in the Norwood SEC Reports, in light of the circumstances under which they were made, not misleading.

Section 4.16  Reorganization Treatment.  As of the date hereof, neither Norwood nor any Norwood Subsidiary has any reason to believe that any conditions exist that would reasonably be expected to prevent or impede the Merger or the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 4.17  Access to Funds.  On the Closing Date Norwood will have access to all funds necessary to consummate the Merger and pay the aggregate Cash Consideration.

Section 4.18  Compliance with Laws.  Norwood and the Norwood Subsidiary have materially complied with all applicable federal, foreign, state and local laws, regulations and orders, and are in material compliance with such laws, regulations and orders.  Except as set forth in Schedule 4.18, none of Norwood or any Norwood Subsidiary:

(a)  Is in violation of any laws, orders or permits applicable to its business or the employees or agents or representatives conducting its business (other than where such violation will not, alone or in the aggregate, have a Material Adverse Effect on Norwood) or has failed to comply with any directives, orders, agreements or memoranda of understanding with any Regulatory Authority;

(b)  Has received a notification or communication from any agency or department of any federal, state or local governmental authority or any Regulatory Authority or the staff thereof (i) asserting that it is not in compliance with any laws or orders which such governmental authority or Regulatory Authority enforces (other than where such non-compliance will not, alone or in the aggregate, have a Material Adverse Effect on Norwood and the Norwood Subsidiaries), (ii) threatening to revoke any permit or license other than licenses or permits the revocation of which will not, alone or in the aggregate, have a Material Adverse Effect on

Norwood, (iii) except as set forth on Schedule 4.18, requiring it to enter into any cease and desist order, formal agreement, commitment or memorandum of understanding, or to adopt any resolutions or similar undertakings, or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any material manner, its operations, including, without limitation, any restrictions on the payment of dividends, or that in any manner relates to such entity’s capital adequacy, credit policies, management or business (other than regulatory restrictions generally applicable to banks or their holding companies);

(c)  Is aware of, has been advised of, or has any reason to believe that any facts or circumstances exist, which would cause it:  (i) to be deemed to be operating in violation in any material respect of the federal Bank Secrecy Act, as amended, and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act of 2001, Public Law 107-56 (the “USA PATRIOT Act”), and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (ii) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by Norwood pursuant to 12 C.F.R. Part 364, Appendix B.  Furthermore, the Board of Directors of Norwood has adopted and Norwood has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that materially comply with Section 326 of the USA PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder; or

(d)  Has any (i) “covered transactions” between Wayne Bank and an “affiliate” within the meaning of Section 23A of the Federal Reserve Act and the regulations thereunder, or (ii) transactions between Wayne Bank and an “affiliate” covered under Section 23B of the Federal Reserve Act and the regulations thereunder that are not in compliance with such provisions.

Section 4.19  Untrue Statements and Omissions.  No representation or warranty contained in Article 4 of this Agreement or in the Schedules of Norwood or Wayne contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE 5

COVENANTS AND AGREEMENTS

Section 5.1  Conduct of the Business of Delaware.

(a)  During the period from the date of this Agreement to the Effective Time of the Merger, Delaware shall, and shall cause the Delaware Subsidiaries to, (i) conduct its business in the usual, regular and ordinary course consistent with past practice and prudent banking principles, (ii) use its best efforts to maintain and preserve intact its business organization, employees, goodwill with customers and other business relationships and retain the services of its officers and key employees, and (iii) except as required by law or regulation, take no action which would adversely affect or delay the ability of Delaware or Norwood to obtain any Consent from any Regulatory Authority or other approvals required for the consummation of the transactions contemplated hereby or to perform its covenants and agreements under this Agreement.

(b)  During the period from the date of this Agreement to the Effective Time of the Merger, except as required by law or regulation, neither Delaware nor any of the Delaware Subsidiaries shall, without the prior written consent of Norwood (which shall not be unreasonably withheld):

(i)  change, delete or add any provision of or to the Certificate of Incorporation or Bylaws or other governing documents of any such entity or appoint any new director to the board of directors of Delaware or NBDC Bank;

(ii)  change the number of shares of its authorized, issued or outstanding capital stock, including any issuance, purchase, redemption, split, combination or reclassification thereof, or issue or grant any option, warrant, call, commitment, subscription, right or agreement to purchase relating to its capital stock, or declare, set aside or pay any dividend or other distribution with respect to its outstanding capital stock, except that subject to compliance with the applicable law and all contractual covenants, Delaware may declare a dividend as of immediately prior to the Effective Time of the Merger provided that the aggregate amount of such dividends to be paid to all shareholders does not exceed the lesser of (i) Delaware’s net income for the period from January 1, 2016 up to the month end immediately prior to the Effective Time of the Merger or (ii) $200,000.  In determining net income for purposes of this Section 5.1(b)(ii), there shall be excluded (w) the cost of amending, freezing, terminating, modifying or fully funding the defined benefit pension plan pursuant to Section 6.3(i) hereof; (x) any accruals made pursuant to Section 5.20 hereof; (y) any payment made pursuant to Section 5.20 hereof; and (z) any expenses of Delaware listed in Schedule 6.5(a) in connection with this Agreement and the transactions contemplated hereby;

(iii)  incur any material liabilities or material obligations (other than deposit liabilities and short-term borrowings from the FHLB of New York in the ordinary course of business), whether directly or by way of guaranty, including any obligation for borrowed money, or whether evidenced by any note, bond, debenture, or similar instrument;

(iv)  make any capital expenditures individually in excess of $10,000 other than expenditures necessary to maintain existing assets in good repair;

(v)  sell, transfer, convey or otherwise dispose of any real property (including “other real estate owned”) or interest therein;

(vi)  pay any bonuses to any employee, officer, director or other person; enter into any new, or amend in any respect any existing, employment, severance, consulting, non-competition or independent contractor agreement with any person; alter the terms of any existing incentive bonus or commission plan; adopt any new or amend in any material respect any existing employee benefit plan except as may be required by law or to renew any existing employee benefit plan on substantially the same terms upon its scheduled renewal date; grant any increase in compensation to its officers; or grant any general increase in compensation to its employees other than normal annual increases in an amount not to exceed 3%;

(vii)   hire or promote any employees;

(viii)  enter into, amend or extend any material certificate or agreement, lease or license relating to real property, personal property, data processing or bankcard functions that involves an aggregate of $10,000 or more;

(ix)    acquire or agree to acquire five percent (5%) or more of the assets or equity securities of any Person or acquire direct or indirect control of any Person other than in connection with foreclosures in the ordinary course of business; provided however, Delaware shall consult with Norwood with respect to any such foreclosures;

(x)  originate, purchase, extend or grant any loan in principal amount in excess of $100,000 if such loan is not fully secured or $400,000 if the loan is fully secured, except loans as to which it has a binding obligation to make such loans as of the date hereof, all of which are listed on Schedule 5.1(b)(x).  For avoidance of doubt, this Section 5.1(b)(x) does not restrict extensions of credit made under existing lines of credit listed on Schedule 5.1(b)(x).  For purposes of this Section 5.1(b)(x), consent shall be deemed given unless Norwood objects within five (5) business days of notification;

(xi)  merge or consolidate NBDC Bank with any other corporation; sell or lease all or any substantial portion of the assets or business of NBDC Bank; file any applications or make any contract with respect to branching by NBDC Bank (whether de novo, purchase, sale, closure or relocation) or acquire or construct, or enter into any agreement to acquire or construct, any interest in real property;

(xii)  form any new subsidiary;

(xiii)  increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with past practices;

(xiv)  take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article 7 or Article 8 not being satisfied;

(xv)  purchase or sell or otherwise acquire any investment securities other than those issued by the U.S. Treasury with a maximum remaining maturity of two years or less.  For purposes of this Section 5.1(b)(xv), consent shall be deemed given unless Norwood objects within two (2) business days of notification;

(xvi)  commence any cause of action or proceeding other than in accordance with past practice or settle any action, claim, arbitration, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry or other proceeding against it for material money damages or material restrictions upon any of their operations;

(xvii)    except as set forth in Schedule 5.1(b)(xvii), waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing agreement or indebtedness to which it is a party, other than in the ordinary course of business, consistent with past practice;

(xviii)   enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any Affiliate other than pursuant to existing policies;

(xix)     enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement, or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(xx)     except for the execution of this Agreement, and actions taken or which will be taken in accordance with this Agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment agreement (other than salary earned for prior service);

(xxi)    make any change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; or other material banking policies in any material respect except as may be required by changes in applicable law or regulations or by a Regulatory Authority or changes in GAAP, as advised by Delaware’s independent public accountants;

(xxii)    except for the execution of this Agreement, and the transactions contemplated therein, take any action that would give rise to an acceleration of the right to payment to any individual under any Employee Benefit Plan;

(xxiii)    purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

(xxiv)    foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or if such assessment indicates the presence of Hazardous Material or an underground storage tank;

(xxv)    make any written communications to the employees of Delaware, NBDC Bank or any Delaware Subsidiary pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement without first providing Norwood with a copy or description of the intended communication, which Norwood shall promptly review and comment on, and Norwood and Delaware shall cooperate in providing any such mutually agreeable communication;

(xxvi)   purchase or sell any participation interest in any loan other than in the ordinary course of business consistent with past practice;

(xxvii)    terminate any individual that is a party to an employment contract or change of control agreement prior to the Effective Time of the Merger other than termination for “cause” as such term is defined in the applicable agreement; or

(xxviii)   agree to do any of the foregoing.

   Section 5.2  Conduct of the Business of Norwood.  During the period from the date of this Agreement to the Effective Time of the Merger, Norwood shall, and shall cause the Norwood Subsidiaries, not to, except as required by law or regulation, take any action which would materially adversely affect or delay the ability of Delaware or Norwood to obtain any Consent from any Regulatory Authority or other approvals required for the consummation of the transactions contemplad hereby or to perform its covenants and agreements under this Agreement.

Section 5.3  Current Information.

(a)  During the period from the date of this Agreement to the Effective Time of the Merger or the time of termination or abandonment of this Agreement, Delaware will cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of Norwood and to report the general status of the ongoing operations of Delaware.  Delaware will promptly notify Norwood of any material change in the normal course of business or the operations or the properties of Delaware, any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) affecting Delaware or NBDC Bank or the threat of material litigation, claims, threats or causes of action involving Delaware, and will keep Norwood fully informed of such events.  Delaware will furnish to Norwood, promptly after the preparation and/or receipt by Delaware thereof, copies of its unaudited monthly and quarterly periodic financial statements and Call Reports for the applicable periods then ended, and such financial statements and Call Reports shall, upon delivery to Norwood, be treated, for purposes of Section 3.3 hereof, as among the Financial Statements of Delaware and the Financial Regulatory Reports of NBDC Bank, as applicable.

(b)  On a monthly basis, NBDC Bank shall provide Norwood a written list of nonperforming assets as of the prior month end (the term “nonperforming assets,” for purposes of this subsection, means (i) loans that are “troubled debt restructuring” as defined in Financial Accounting Standards Board Accounting Standards Codification 310-40, “Troubled Debt Restructuring by Creditors,” as updated by Accounting Standards Update 2011-02”, (ii) loans on nonaccrual, (iii) OREO, (iv) all loans ninety (90) days or more past due as of the end of such month and (iv) and impaired loans.  On a monthly basis, NBDC Bank shall provide Norwood with a schedule of all loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan.

(c)  To the extent permitted by law, NBDC Bank shall promptly inform Norwood upon receiving notice of each legal, administrative, arbitration or other proceeding, demand, notice, audit or investigation (by any federal, state or local commission, agency or board) relating to the alleged liability of NBDC Bank or any Delaware subsidiary under any labor or employment law.

Section 5.4  Access to Properties; Personnel and Records; Systems Integration; Insurance.

(a)  During the period from the date of this Agreement to the Effective Time of the Merger or the time of termination or abandonment of this Agreement, Delaware and

NBDC Bank shall permit Norwood or its agents reasonable access, during normal business hours, to its properties, and shall disclose and make available (together with the right to copy) to Norwood and to its internal auditors, loan review officers, attorneys, accountants and other representatives, all books, papers and records relating to the assets, stock, properties, operations, obligations and liabilities of Delaware and the Delaware Subsidiaries, including all books of account (including the general ledger), tax records, minute books of directors’ and shareholders’ meetings, organizational documents, bylaws, contracts and agreements, filings with any regulatory agency, examination reports, correspondence with regulatory or taxing authorities, documents relating to assets, titles, abstracts, appraisals, consultant’s reports, plans affecting employees, securities transfer records and shareholder lists, and any other assets, business activities or prospects in which Norwood may have a reasonable interest, and Delaware shall use its reasonable best efforts to provide to Norwood and its representatives access to the work papers of Delaware’s accountants.  During the period from the date of this Agreement to the Effective Time of the Merger or the time of termination or abandonment of this Agreement, Delaware shall provide to Norwood with as much notice as possible of all special and regular meetings of the Delaware Board of Directors and committees thereof and Delaware will invite a Norwood representative to attend all such meetings and provide Norwood with a copy of the board packages in advance of such meetings and a copy of the minutes of such meetings promptly thereafter; provided, however, that any such Norwood representative shall, at the request of the Delaware Board of Directors or any committee thereof, as the case may be, recuse himself or herself from any such meeting in the event that this Agreement or any Acquisition Transaction is the subject of discussion or if counsel to Delaware advises that such recusal is required to preserve the attorney-client privilege with respect to any specific matter.  Delaware shall provide information not less than weekly regarding the business activities and operations of Delaware and all Parties will establish procedures for coordinating and monitoring of transition activities.  No Party shall be required to provide access to or to disclose information where such access or disclosure would contravene any law, rule, regulation, order or judgment or would violate any confidentiality agreement entered into by Delaware prior to the date hereof; provided that each Party shall cooperate with the other Party in seeking to obtain Consents from appropriate parties under whose rights or authority access is otherwise restricted.  The foregoing rights granted shall not, whether or not and regardless of the extent to which the same are exercised, affect the representations and warranties made in this Agreement.

(b)  All information furnished by the Parties hereto pursuant to this Agreement, whether furnished before or after the date of this Agreement, shall be treated as the sole property of the Party providing such information until the consummation of the Merger contemplated hereby and, if such transaction shall not occur, the Party receiving the information shall return to the Party which furnished such information, all documents or other materials containing, reflecting or referring to such information, shall use its best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes.  The obligation to keep such information confidential shall continue for two (2) years from the date the proposed transactions are abandoned but shall not apply to (i) any information which (A) the Party receiving the information was already in possession of prior to disclosure thereof by the Party furnishing the information, (B) was then available to the public, or (C) became available to the public through no fault of the Party receiving the information; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction or regulatory agency; provided, however, the Party which is the subject of any such legal requirement or order shall use its best efforts to give the other Party at least ten (10) business days prior notice thereof.  Each Party hereto acknowledges and agrees that a breach of any of their respective obligations under this Section 5.4 would cause the other irreparable harm for which there is no adequate remedy at law, and that, accordingly, each is entitled to injunctive and other equitable relief for the enforcement thereof in addition to damages or any other relief available at law.  Without the consent of the other Party, neither Party shall use information furnished to such Party other than for the purposes of the transactions contemplated hereby.

(c)  From and after the date hereof, Delaware shall, and shall cause its directors, officers and employees to, and shall make all reasonable efforts to cause Delaware’s data processing service providers to, cooperate and assist Norwood in connection with an electronic and systematic conversion of all applicable data regarding Delaware to Wayne’s system of electronic data processing.  In furtherance of, and not in limitation of, the foregoing, Delaware shall make reasonable arrangements during normal business hours to permit personnel and representatives of Wayne to train Delaware’s employees in Wayne’s system of electronic data processing as may be deemed necessary by Norwood. Delaware shall permit Norwood to train the Delaware employees during the one-month period before the anticipated Effective Time of the Merger with regard to Norwood’s operations, policies and procedures at Norwood’s sole cost and expense.  This training may take place at either Delaware’s branch offices or at Norwood’s corporate headquarters at such times to be determined in cooperation with Delaware and shall be conducted in a manner so as to not interfere with the business operations of Delaware.

(d)  Delaware and NBDC Bank shall use all commercially reasonable efforts to maintain insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of their properties and the nature of their businesses.

Section 5.5  Registration Statement/Approval of Shareholders.

(a)  Norwood agrees to prepare and file, as soon as reasonably practicable, the Form S-4 with the SEC in connection with the issuance of Norwood Common Stock in the Merger including the Proxy Statement/Prospectus and other proxy solicitation materials of Delaware constituting a part thereof and all related documents. Delaware shall prepare and furnish to Norwood such information relating to it and its directors, officers and shareholders as may be reasonably required in connection with the above referenced documents based on its Knowledge of and access to the information required for said documents and as Norwood may request, and Delaware, and its legal, financial and accounting advisors, shall have the right to review in advance such Form S-4 prior to its filing. Delaware agrees to cooperate with Norwood and Norwood’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor in connection with the Form S-4 and the Proxy Statement/Prospectus.  Each of Delaware and Norwood agrees to use its commercially reasonable efforts to cause the Form S-4 to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. Norwood also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions this Agreement contemplates. After the SEC has declared the Form S-4 effective under the Securities Act, Delaware shall promptly mail at its expense the Proxy Statement/Prospectus to its shareholders.

(b)  Each of Delaware and Norwood agree that none of the respective information supplied or to be supplied by it for inclusion or incorporation by reference in the Form S-4 shall, at the time the Form S-4 and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.  Each of Delaware and Norwood agree that none of the respective information supplied or to be supplied by it for inclusion or incorporation by reference in the Proxy Statement/Prospectus and any amendment or supplement thereto shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make therein not misleading.  Each of Delaware and Norwood further agree that if such party shall become aware prior to the Effective Time of the Merger of any information furnished by such party that would cause any of the statements in the Form S-4 or the Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other parties thereof and an appropriate amendment or supplement describing such information shall be filed promptly with the SEC and, to the extent required by law, disseminated to the shareholders of Delaware.

(c)  Norwood agrees to advise Delaware, promptly after Norwood receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Norwood Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent Norwood is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Form S-4 or for additional information.

(d)  Delaware will take all steps necessary under applicable laws to call, give notice of, convene and hold a meeting of its shareholders at such time as may be mutually agreed to by the Parties for the purpose of approving this Agreement and the transactions contemplated hereby and for such other purposes consistent with the complete performance of this Agreement as may be necessary or desirable (the “Delaware Shareholders’ Meeting”), at such time as may be mutually agreed to by the parties (but in no event later than 50 days after the Form S-4 has been declared effective).  Delaware may engage a proxy solicitor in connection with the Delaware Shareholders’ Meeting on terms and conditions acceptable to Norwood.  The Board of Directors of Delaware will recommend to its shareholders the approval of this Agreement and the transactions contemplated hereby and Delaware will use its best efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, if (x) Delaware has complied in all material respects with its obligations under Section 5.6, (y) Delaware (1) has received a bona fide written proposal for an Acquisition Transaction not solicited in violation of Section 5.6 hereof from a third party that Delaware’s Board of Directors concludes in good faith after consultation with and considering the written advice of outside legal counsel and its financial advisor constitutes a Superior Proposal after giving effect to all of the adjustments that may be offered by Norwood pursuant to clause (3) below (it being understood that Norwood has no obligation to make any adjustments), (2) has notified Norwood, at least five business days in advance, of its intention to withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, the recommendation of Delaware’s Board of Directors that Delaware’s stockholders vote in favor of approval of this Agreement or make any statement in connection with the Delaware

Shareholders’ Meeting inconsistent with such recommendation (collectively, a “Change in Recommendation”), specifying the material terms and conditions of any such Superior Proposal and furnishing to Norwood a copy of the relevant proposed transaction documents, if such exist, with the person making such Superior Proposal and (3) during the period of not less than five business days following Delaware’s delivery of the notice referred to in clause (2) above and prior to effecting such Change in Recommendation, has negotiated, and has used reasonable best efforts to cause its financial and legal advisors to negotiate, with Norwood in good faith (to the extent that Norwood desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such proposal for an Acquisition Transaction ceases to constitute a Superior Proposal and (z) Delaware’s Board of Directors, after consultation with and based on the advice of outside legal counsel and its financial advisor, determines in good faith that it would result in a violation of its fiduciary duties under applicable law to recommend this Agreement, then in submitting this Agreement to stockholders at the Delaware Shareholders’ Meeting it may submit this Agreement without recommendation, or following submission of this Agreement to stockholders it may withdraw, amend or modify its recommendation, in which case the Board of Directors may communicate the basis for its lack of a recommendation, or the withdrawal, amendment or modification of its recommendation, to the stockholders in the Proxy Statement/Prospectus or an appropriate amendment or supplement thereto to the extent required by law.  Notwithstanding the foregoing, nothing shall limit Norwood’s ability to terminate this Agreement pursuant to Section 10.1(g) hereto or eliminate the right to the payment specified in Section 10.2(b) hereto.

(e)   Delaware shall adjourn or postpone the Delaware Shareholders’ Meeting if, as of the time for which such meeting is originally scheduled, there are insufficient shares of Delaware Common Stock represented, either in person or by proxy, to constitute a quorum to conduct the business of such meeting or if Delaware has not received sufficient votes to approve this Agreement.

Section 5.6  No Other Bids.  Except with respect to this Agreement and the transactions contemplated hereby, Delaware shall not, and shall not permit or authorize any Delaware Subsidiary or any Affiliate thereof, nor any investment banker, attorney, accountant or other representative (collectively, “representative”) retained by Delaware to directly or indirectly (i) initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, any “Acquisition Transaction” (as defined below) by any other party, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding or furnish any information with respect to, or otherwise cooperate in any way with, any Acquisition Transaction, or (iii) furnish any non-public information that it is not legally obligated to furnish or negotiate or enter into any agreement or contract with respect to any Acquisition Transaction, and shall direct and use its reasonable efforts to cause its Affiliates or representatives not to engage in any of the foregoing.  Delaware shall promptly notify Norwood orally and in writing in the event that it receives any inquiry or proposal relating to any such Acquisition Transaction.  Delaware shall immediately cease and cause to be terminated as of the date of this Agreement any existing activities, discussions or negotiations with any other parties conducted heretofore with respect to any of the foregoing.  Notwithstanding the foregoing provisions of this Section 5.6, in the event that, prior to obtaining shareholder approval of the Merger, Delaware receives an unsolicited bona fide written proposal for an Acquisition Transaction not solicited in violation of this Agreement, and the Delaware Board concludes in good faith (after consultation with and considering the written advice of its outside counsel and financial advisor) (i) it is legally necessary for the proper discharge of its fiduciary duties to respond to such Acquisition Transaction and (ii) such Acquisition Transaction constitutes a “Superior Proposal” (as defined below), Delaware may furnish or cause to be furnished confidential information or data to the third party making such proposal and participate in negotiations or discussions, provided that prior to providing (or causing to be provided) any confidential information or data permitted to be provided pursuant to this sentence, Delaware shall have entered into a confidentiality agreement with such third party on terms no less restrictive to Delaware than the confidentiality agreement with Norwood, and provided further that Delaware also shall provide to Norwood a copy of any such confidential information or data that it is providing to any third party pursuant to this Section 5.6 to the extent not previously provided or made available to Norwood.  Delaware shall promptly advise Norwood orally and in writing of any Acquisition Transaction, the material terms and conditions of any such Acquisition Transaction (including any changes thereto) and the identity of the person making any such Acquisition Transaction. Delaware shall (i) keep Norwood fully informed in all material respects of the status and details (including any change to the terms thereof) of any Acquisition Transaction, (ii) provide to Norwood as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material sent or provided to Delaware or any Delaware Subsidiary from any person that describes any of the terms or conditions of any Acquisition Transaction (including any draft acquisition agreement) and (iii) keep Norwood fully informed in all material respects of the status and details of any determination by Delaware’s Board of Directors with respect to any such Acquisition Transaction.

The term “Acquisition Transaction” shall, with respect to Delaware, mean any proposal for any of the following: (a) a merger or consolidation, or any similar transaction (other than the Merger) of any company with Delaware or any Delaware Subsidiary, (b) a purchase, lease or other acquisition of all or substantially all the assets of Delaware or any Delaware Subsidiary, (c) a purchase or other acquisition of “beneficial ownership” by any “person” or “group” (as such terms are defined in Section 13(d)(3) of the Exchange Act) (including by way of merger, consolidation, share exchange, or otherwise) which would cause such person or group to become the beneficial owner of securities representing 25% or more of the voting power of Delaware, or (d) a tender or exchange offer to acquire securities representing 25% or more of the voting power of Delaware. “Superior Proposal” means an Acquisition Transaction which the Board of Directors of Delaware reasonably determines (after consultation with its financial advisor or another financial advisor of nationally recognized reputation) and legal counsel to be (i) more favorable to the shareholders of Delaware from a financial point of view than the Merger (taking into account all the terms and conditions of such proposal and this Agreement (including any changes to the financial terms of this Agreement proposed by Norwood in response to such offer or otherwise)) and (ii) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

Section 5.7  Maintenance of Properties; Certain Remediation and Capital Improvements.  Delaware and each Delaware Subsidiary will use commercially reasonable efforts to maintain its respective properties and assets in satisfactory condition and repair for the purposes for which they are intended, ordinary wear and tear excepted.

Section 5.8  Environmental Audits.  Upon the written request of Norwood, which request shall occur within forty (40) days of the date hereof, Delaware will, at Norwood’s expense, with respect to each parcel of real property that Delaware or any Delaware Subsidiary owns, procure and deliver to Norwood, an environmental audit, which audit shall be conducted by a firm reasonably acceptable to Norwood.

Section 5.9  Title Insurance.  Upon the written request of Norwood, which request shall occur within forty (40) days of the date hereof, Delaware will, at Norwood’s expense, with respect to each parcel of real property that Delaware or any Delaware Subsidiary owns, procure and deliver to Norwood, at least forty (40) days prior to the Effective Time of the Merger, a commitment to issue owner’s title insurance insurable at regular rates by a title insurance company licensed to do business in the State of New York and by such insurance company reasonably acceptable to Norwood, which policy shall be free of all title defects that may materially interfere with the use of the property as a banking office.

Section 5.10  Surveys.  Upon the written request of Norwood, which request shall occur within forty (40) days of the date hereof, with respect to each parcel of real property as to which a title insurance policy is to be procured pursuant to Section 5.9, Delaware, at Norwood’s expense, will procure and deliver to Norwood at least thirty (30) days prior to the Effective Time of the Merger, a survey of such real property, which survey shall be reasonably acceptable to and shall be prepared by a licensed surveyor reasonably acceptable to Norwood, disclosing the locations of all improvements, easements, sidewalks, roadways, utility lines and other matters customarily shown on such surveys and showing access affirmatively to public streets and roads and providing the legal description of the property in a form suitable for recording and insuring the title thereof (the “Survey”).  The Survey shall not disclose any survey defect or encroachment from or onto such real property that will materially limit or impede the continued operation of the facility for its intended use.

Section 5.11  Consents to Assign and Use Leased Premises.  With respect to the leases disclosed in Schedule 3.14(b), Delaware will use its best efforts to obtain all Consents necessary to transfer and assign all right, title and interest of Delaware and the Delaware Subsidiaries to Wayne and to permit the use and operation of the leased premises by Wayne as of the Closing. Delaware shall use reasonable efforts to procure estoppel certificates from each such lessor.

Section 5.12  Compliance Matters.  Prior to the Effective Time of the Merger, Delaware shall take, or cause to be taken, all steps reasonably requested by Norwood to address any deficiencies in regulatory compliance by Delaware or the Delaware Subsidiaries; provided, however, neither Norwood nor Wayne shall be responsible for discovering, nor shall Norwood have any liability resulting from, such deficiencies or attempts to address them.

Section 5.13  Support Agreements.  Delaware shall deliver to Norwood as of the date of this Agreement, a Support Agreement in form and substance as set forth at Exhibit A, executed by each director and executive officer of Delaware and NBDC Bank.

Section 5.14  Disclosure Controls.

(a)           Between the date of this Agreement and the Effective Time of the Merger, (i) Delaware shall maintain disclosure controls and procedures that are effective to ensure that material information relating to Delaware and the Delaware Subsidiaries is made known to the President and Chief Executive Officer and Chief Financial Officer of Delaware to permit Delaware to record, process, summarize and report financial data in a timely and accurate manner; (ii) such officers shall promptly disclose to Delaware’s auditors and audit committee any significant deficiencies in the design or operation of internal controls which could adversely affect Delaware’s ability to record, process, summarize and report financial data, any material weaknesses identified in internal controls, and any fraud, whether or not material, that involves management or other employees who have a significant role in Delaware’s internal controls; and (iii) Delaware shall take appropriate corrective actions to address any such significant deficiencies or material weaknesses identified in the internal controls.

(b)  Between the date of this Agreement and the Effective Time of the Merger, Delaware shall, upon reasonable notice during normal business hours, permit Norwood (a) to meet with the officers of Delaware and any Delaware Subsidiary responsible for the financial statements of Delaware and each Delaware Subsidiary and the internal control over financial reporting of Delaware and each Delaware Subsidiary to discuss such matters as Norwood may deem reasonably necessary or appropriate concerning Norwood’s obligations under Sections 302 and 906 of the Sarbanes-Oxley Act; and (b) to meet with officers of Delaware and any Delaware Subsidiary to discuss the integration of appropriate disclosure controls and procedures and internal control over financial reporting relating to Delaware and each Delaware Subsidiary’s operations with the controls and procedures and internal control over financial reporting of Norwood for purposes of assisting Norwood in compliance with the applicable provisions of the Sarbanes-Oxley Act following the Effective Time of the Merger.  Delaware shall, and shall cause its and each Delaware Subsidiary’s respective employees and accountants to, fully cooperate with Norwood in the preparation, documentation, review, testing and all other actions Norwood deems reasonably necessary to satisfy the internal control certification requirements of Section 404 of the Sarbanes-Oxley Act.

Section 5.15  Bank Plan of Merger. Prior to the Effective Time, Wayne and NBDC Bank shall have executed and delivered the Bank Plan of Merger substantially in the form annexed hereto as Exhibit B.

Section 5.16  All Reasonable Efforts. Subject to the terms and conditions herein provided, Delaware agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

Section 5.17  Failure to Fulfill Conditions. In the event that Delaware determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify Norwood.

Section 5.18  Shareholder Litigation. Delaware shall give Norwood prompt notice of any shareholder litigation against Delaware and/or its directors or affiliates relating to the transactions contemplated by this Agreement and shall give Norwood the opportunity to participate at its own expense in the defense or settlement of any such litigation. In addition, no such settlement shall be agreed to without Norwood’s prior written consent (such consent not to be unreasonably withheld or delayed).

Section 5.19  Charter Provisions.  Delaware shall take all actions necessary to ensure that the entering into of this Agreement and the consummation of the transactions contemplated hereby do not and will not result in the imposition of greater than normal vote requirement or compliance with any other anti-takeover provision.

Section 5.20  Accrual of Expenses and Termination of Swap.  As of immediately prior to the Effective Time of the Merger, Delaware and the Delaware Subsidiaries shall obtain any required consents for and accrue all costs associated with (i) the redemption of the outstanding trust preferred securities issued by Delaware Capital Trust I at or following the Effective Time, (ii) the repayment of the outstanding term loan from Community Bank N.A. at or following the Effective Time, and (iii) the termination of the interest rate swap entered into in connection with the trust preferred securities issued by Delaware Capital Trust I at or following the Effective Time, provided that Delaware will not be required to take any action that would cause it to violate any covenant under its loan agreement with Community Bank, N.A. or applicable banking laws or regulations or written policies of federal banking regulators having jurisdiction over Delaware or NBDC Bank thereunder.  Such costs to include any outstanding interest payments due prior to the Effective Time and any related prepayment penalties and unamortized issuance costs.

ARTICLE 6

ADDITIONAL COVENANTS AND AGREEMENTS

Section 6.1  Best Efforts; Cooperation.  Subject to the terms and conditions herein provided, each of the Parties hereto agrees to use its best efforts promptly to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or otherwise, including attempting to obtain all necessary Consents, to consummate and make effective, as soon as practicable, the transactions contemplated by this Agreement.

Section 6.2  Regulatory Matters.

(a)  As promptly as practicable following the execution and delivery of this Agreement, Norwood and Delaware shall cause to be prepared and filed all required applications and filings with the Regulatory Authorities which are necessary or contemplated for the obtaining of the Consents of the Regulatory Authorities or consummation of the Merger.  Such applications and filings shall be in such form as may be prescribed by the respective government agencies and shall contain such information as they may require.  The Parties hereto will cooperate with each other and use their best efforts to prepare and execute all necessary documentation, to effect all necessary or contemplated filings and to obtain all necessary or contemplated permits, consents, approvals, rulings and authorizations of government agencies and third parties which are necessary or contemplated to consummate the transactions contemplated by this Agreement, including, without limitation, those required or contemplated from the Regulatory Authorities, and the shareholders of Delaware.  Each of the Parties shall have the right to review any filing made with, or written material submitted to, any government agencies in connection with the transactions contemplated by this Agreement.

(b)  Each Party hereto will furnish the other Party with all information concerning itself, the Delaware Subsidiaries, directors, officers, shareholders and depositors, as applicable, and such other matters as may be necessary or advisable in connection with any statement or application made by or on behalf of any such Party to any governmental body in connection with the transactions, applications or filings contemplated by this Agreement.  The Parties hereto will promptly furnish each other with copies of written communications received by them or their respective subsidiaries, if any, from, or delivered by any of the foregoing to, any governmental body in respect of the transactions contemplated hereby.

Section 6.3  Employment and Employee Benefits Matters.

(a)  The Parties acknowledge that nothing in this Agreement shall be construed as constituting an employment agreement between Norwood or any of its affiliates and any officer or employee of Delaware or an obligation on the part of Norwood or any of its affiliates to employ any such officers or employees.

(b) (i)   Norwood will honor the employment agreements, severance agreements and other contracts entered into between Delaware and the Delaware Subsidiaries and its officers, employees and directors as set forth at Schedule 6.3(b)(i), and shall receive a release to be executed by such individuals in a form reasonably acceptable to Norwood; and provided that if any of the insurance benefits to be continued cannot be continued in-kind, Norwood shall make a cash payment in lieu of such insurance benefits based on the amount of insurance premiums being paid as the date of termination of employment. Such Schedule 6.3(b) includes a calculation of the severance payment amount and supporting data as detailed in such Schedule calculated as of the date of this Agreement and to be updated in advance of the Effective Time of the Merger.  To the extent required, all such contracts have been amended prior to the date hereof to provide that no payment due thereunder will exceed the limitations set forth in Section 280G of the Code. (ii)  Norwood shall establish a retention bonus plan at the Effective Time of the Merger in the form set forth in Schedule 6.3(b)(ii) for the employees listed in Schedule 6.3(b)(ii) pursuant to which such identified Delaware employees will be entitled to a retention bonus if they remain employed with Wayne for at least twelve (12) months following the Merger.  In addition, Norwood shall establish a retention bonus pool at the Effective Time of the Merger for employees not listed in Schedule 6.3(b)(ii) of up to $50,000 to be administered by the Chief Executive Officer of Norwood, in consultation with the designated representative of Delaware.

(c)  Delaware and NBDC Bank shall take all necessary action to cause NBDC Bank’s 401(k) Plan (the “NBDC Bank 401(k) Plan”) to be terminated effective no later than the business day immediately prior to the Effective Time (“Termination Date”). The accounts of all participants and beneficiaries in the NBDC Bank 401(k) Plan shall become fully vested as of the Termination Date. As soon as practicable after the Termination Date, the account balances in the NBDC Bank 401(k) Plan shall be distributed as each participant or beneficiary may direct, consistent with applicable laws and regulations. Any Continuing Employee who elects to participate in the Wayne Bank 401(k) Plan and who remains employed by Norwood or Wayne at the time his or her account balance in the NBDC Bank 401(k) Plan is distributed may elect to have such account balance rolled over into the Wayne Bank 401(k) Plan.  Delaware and NBDC Bank shall, or shall direct the fiduciaries of the NBDC Bank 401(k) Plan to (to the extent permitted by law), provide Norwood and its counsel with a draft of each resolution, amendment, participant communication or other document relating to the termination of the NBDC Bank 401(k) Plan at least five business days before such document is adopted or distributed, and no such document shall be adopted or distributed without Norwood’s approval (not to be unreasonably withheld, conditioned or delayed). Prior to the Closing Date, NBDC Bank shall provide Norwood with the final documentation evidencing that the actions contemplated herein have been effectuated.

(d)  After the Merger, Norwood shall continue, except to the extent not consistent with law, Delaware’s health and welfare benefit plans, programs, insurance and other policies until such time as Norwood elects to take alternative action.  Delaware will assist Norwood before the Effective Time in reviewing such benefit plans and programs and will take such actions that may be requested by Norwood with respect to such plans to take effect not sooner than the Effective Time, unless otherwise consented to by Delaware.  In the event Norwood elects to terminate any of Delaware’s health and welfare benefit plans, programs, insurance and other policies, Delaware and NBDC Bank employees that continue as employees of Delaware, Norwood or Wayne after the Effective Time (“Continuing Employees”) will become eligible to participate in the medical, dental, health and disability plans maintained by Norwood or Wayne.  Norwood or Wayne, as applicable, shall cause each such plan that shall be implemented as a replacement plan to such Delaware plan that is terminating to (i) waive any preexisting condition limitations to the extent such conditions for such participant are covered under the applicable Delaware medical, health, dental or disability plans and such coverage for such condition or event is also available under the applicable Norwood or Wayne plan, and (ii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the plan enrollment date, unless such employee had not yet satisfied any similar limitation or requirement under the analogous Delaware Employee Benefit Plan prior to the enrollment date.

(e)  Until the Effective Time, Delaware shall be responsible for providing continued health coverage pursuant to Section 4980B of the Code and Sections 601 through 609 of ERISA (“COBRA”) with respect to each Delaware or NBDC Bank qualifying beneficiary (as defined in COBRA) who incurs a qualifying event (as defined in COBRA) before the Effective Time with the monthly expense for such continuation of benefits being paid by such qualifying beneficiary.  Norwood shall be responsible for (i) providing for continued health coverage under COBRA with respect to each Delaware or NBDC Bank qualified beneficiary (as defined in COBRA) who incurs a qualifying event (as defined in COBRA) from and after the Effective Time, and (ii) providing continued health coverage under COBRA from and after the Effective Time for each Delaware or NBDC Bank qualified beneficiary who incurs a qualifying event before the Effective Time; provided, in each case, that the monthly expenses for such benefits continuation shall be paid by the qualifying beneficiary.

(f)  Employees of Delaware and of NBDC Bank (other than those who are parties to an employment agreement, change of control or other type of agreement with Delaware or NBDC Bank which provides for any form of severance or termination pay) as of the date of this Agreement who remain employed by Delaware or NBDC Bank as of the Effective Time and whose employment is terminated by Delaware, Norwood or Wayne (absent termination for cause as determined by the employer) within one year after the Effective Time shall receive severance pay equal to two weeks of such employee’s base weekly pay for each completed year of employment service commencing with any such employee’s most recent hire date with Delaware or any of the Delaware Subsidiaries and ending with such employee’s termination date with Delaware, Norwood or Wayne, with a minimum severance payment to an individual equal to four weeks of base pay and a maximum payment equal to 26 weeks of base pay, and, provided further, that such terminated employees shall enter into a release of claims against Delaware, NBDC Bank, Norwood and Wayne acceptable in form and substance to Norwood and Wayne.  Such severance pay will be made at regular payroll intervals.  Such severance payments will be in lieu of any severance pay plans that may be in effect at Delaware or NBDC Bank prior to the Effective Time, which plans shall be terminated by Delaware and NBDC Bank not later than the business day immediately prior to the Effective Time.  If termination of any such employee’s employment occurs after the first anniversary of the Effective Time, then such employee shall be entitled to receive the severance pay under any severance pay plans, if any,  that may be in effect at such time at Norwood or Wayne, provided, that any such employee shall receive credit under any such plan for such employee’s service prior to the Effective Time to Delaware or any of the Delaware Subsidiaries.

(g)  Prior to the Effective Time, Norwood shall take all reasonable action so that employees of NBDC Bank who become employees of Wayne (“Continuing Employees”) shall be eligible to participate, effective as soon as each Wayne employee benefit plan permits (but not sooner than is administratively practicable following the Effective Time), in each of Norwood or Wayne’s employee benefit plans in which similarly situated employees of Norwood or Wayne participate; provided, however, that, in the case of all benefits to be provided to the Continuing Employees, until the first anniversary of the Effective Time, Norwood or Wayne may instead provide such employees with participation in the employee benefit plans of NBDC Bank which they participated immediately prior to the Effective Time, (it being understood that inclusion of Continuing Employees in Wayne’s employee benefit plans may occur at different times with respect to different plans

(h)  With respect to each Norwood or Wayne employee benefit plan for which length of service is taken into account for any purpose, service with Delaware or NBDC Bank (or predecessor employers to the extent Delaware or NBDC Bank previously has provided past service credit) shall be treated as service with Norwood and its Subsidiaries for purposes of determining eligibility to participate, vesting, and entitlement to benefits, including for severance benefits and vacation entitlement (but not for accrual of defined benefit pension benefits); provided, however, that such prior service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Such prior service credit also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations, if permitted by the Norwood or Wayne employee benefit plan.

(i)  To the extent requested by Norwood prior to the Closing Date, Delaware and NBDC Bank shall cooperate in good faith with Norwood to amend, freeze, terminate,  modify or fully fund any Delaware Benefit Plan not covered by the subsections of this Section 6.03 in accordance with the terms of such plan or agreement and applicable law, to be effective as of the Effective Time (or at such different time mutually agreed to by the parties), except that the winding up of any such plan or agreement may be completed following the Closing Date. Delaware and NBDC Bank shall provide Norwood with a copy of the resolutions, plan amendments, notices and other documents prepared to effectuate the actions contemplated by this Section 6.03(i), as applicable, and give Norwood a reasonable opportunity to comment on such documents (which comments shall be considered in good faith by Delaware and NBDC Bank), and prior to the Closing Date, Delaware and NBDC Bank shall provide Norwood with the final documentation evidencing that the actions contemplated herein have been effectuated.

Section 6.4  Indemnification.

(a)  For a period of six (6) years after the Effective Time of the Merger, Norwood shall indemnify, defend and hold harmless each person entitled to indemnification from Delaware (each an “Indemnified Party”) against all liability arising out of actions or omissions occurring at or prior to the Effective Time of the Merger (including, without limitation, transactions contemplated by this Agreement) to the fullest extent which Delaware would have been permitted under any applicable law and its Certificate of Incorporation and Bylaws (and Norwood shall also advance expenses, including, but not limited to, fees and disbursements of legal counsel as incurred).

(b)  After the Effective Time of the Merger, directors, officers and employees of Delaware, except for the indemnification rights provided for in this Section 6.4 above, shall have indemnification rights having prospective application only.  These prospective indemnification rights shall consist of such rights to which directors, officers and employees of Norwood and the Norwood Subsidiaries would be entitled under the Articles of Incorporation and Bylaws of Norwood or the particular subsidiary for which they are serving as officers, directors or employees and under such directors’ and officers’ liability insurance policy as Norwood may then make available to officers, directors and employees of Norwood and the Norwood Subsidiaries.

(c)  Norwood shall use its best efforts (and Delaware shall cooperate prior to the Effective Time of the Merger) to maintain in effect for a period of six (6) years after the Effective Time of the Merger Delaware’s existing directors’ and officers’ liability insurance policy (provided that Norwood may substitute therefor (i) policies with comparable coverage and amounts containing terms and conditions which are substantially no less advantageous or (ii) with the consent of Delaware (given prior to the Effective Time of the Merger) any other policy with respect to claims arising from facts or events which occurred prior to the Effective Time of the Merger and covering persons who are currently covered by such insurance; provided, that Norwood shall not be obligated to make an aggregate premium payment for such six (6) year period in respect of such policy (or coverage replacing such policy) which exceeds $60,000.  If the amount of premium that is necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Norwood shall use its reasonable efforts to maintain the most advantageous policies of director’s and officer’s liability insurance obtainable for a premium equal to the Maximum Amount.

Section 6.5  Transaction Expenses of Delaware.

(a)  Schedule 6.5(a) contains Delaware’s estimated budget of transaction-related expenses reasonably anticipated to be payable by Delaware in connection with this Agreement and the transactions contemplated hereunder, including but not limited to any payments to be made in accordance with any employment agreements between any officer and Delaware to be made before or after the Effective Time of the Merger, payments to be made upon the termination of any contracts and the fees and expenses of counsel, accountants, investment bankers and other professionals.  Delaware shall use its best efforts to maintain expenses within the budget.

(b)  Promptly after the execution of this Agreement, Delaware shall ask all of its attorneys and other professionals to render current and correct invoices for all unbilled time and disbursements within thirty (30) days.  Delaware shall review these invoices and track such expenses against the budget referenced above, and Delaware shall advise Norwood of such matters.

(c)  Delaware shall cause its professionals to render monthly invoices within thirty (30) days after the end of each month.  Delaware shall advise Norwood monthly of such invoices for professional services, disbursements and reimbursable expenses which Delaware has incurred in connection with this Agreement, and Delaware shall track such expenses against the budget referenced above.

(d)  Not later than two business days prior to the Closing Date, Delaware shall provide Norwood with an accounting of all transaction related expenses incurred by it through the Closing Date, including a good faith estimate of such expenses incurred or to be incurred through the Closing Date but as to which invoices have not yet been submitted or payments have not been made.  Delaware shall detail any variance of such transaction expenses to the budget set forth in Delaware Schedule 6.5(a).

Section 6.6  Press Releases.  Norwood and Delaware agree that they will not issue any press release or other public disclosure related to this Agreement or the transactions contemplated hereby, without first consulting with the other Party as to the form and substance of such disclosures which may relate to the transactions contemplated by this Agreement, provided, however, that nothing contained herein shall prohibit either Party, following notification to the other Party, from making any disclosure which is required by law or regulation.

Section 6.7  Prior Notice and Approval Before Payments To Be Made.  No payments shall be made by Delaware to any director, officer or employee in accordance with any agreement, contract, plan or arrangement (including, but not limited to any employment agreement, severance arrangement, stock option, deferred compensation plan, bonus, vacation or leave plan or other compensation or benefits program), including payments upon the termination of such agreement, contract, plan or arrangement or upon the termination of employment or service of such recipient with Delaware, except to the extent that such intended payments (i) have been set forth in the Delaware Schedules furnished to Norwood at the date of this Agreement, (ii) are with prior written notice to Norwood of such intended payment, (iii) are made contemporaneous with the delivery of a written acknowledgement and release executed by the recipient and Delaware satisfactory to Norwood in form and substance, and (iv) are with the consent of Norwood.  Prior to Delaware making any such payments to any officer or director, Delaware, with the assistance of its tax accountants, shall determine that no such payments, if made, shall constitute an “excess parachute payment” in accordance with Section 280G of the Code and that such payment shall not exceed the deductibility limitations at Section 162(m) of the Code, and Delaware shall furnish Norwood with a detailed schedule related to such determination prior to making any such payments.

Section 6.8  Notification of Certain Matters.  Each Party shall give prompt notice to the others of (a) any event, condition, change, occurrence, act or omission which causes any of its representations hereunder to cease to be true in all material respects (or, with respect to any such representation which is qualified as to materiality, causes such representation to cease to be true in all respects); and (b) any event, condition, change, occurrence, act or omission which individually or in the aggregate has, or which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to have, a Material Adverse Effect on such Party. Each of Delaware and Norwood shall give prompt notice to the other Party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

Section 6.9  Disclosure Supplements.  From time to time prior to the Effective Time of the Merger, each Party will promptly supplement or amend their respective Schedules delivered in connection herewith with respect to any matter hereafter arising that, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Schedules or that is necessary to correct any information in such Schedules that has been rendered materially inaccurate thereby.  No supplement or amendment to such Schedules shall have any effect for the purpose of determining satisfaction of the conditions set forth in Articles 8 and 9 and shall be for informational purposes only.

Section 6.10  Advisory Board of Directors/Boards of Directors.

(a)  All individuals serving on the Board of Directors of Delaware as of the date of this Agreement shall be invited to join a newly-formed regional advisory board.  Such advisory board members will receive cash compensation for active service on such advisory board at the rate of $1,000 per month for a period of not less than 18 months.

(b)  Within 18 months after the Effective Time of the Merger, Norwood and Wayne Bank will appoint one member of the current Board of Directors of Delaware to be selected by Norwood and Wayne Bank to their respective boards.

Section 6.11  Tax Representation Letters/Tax Treatment.  Officers of Delaware and Norwood shall execute and deliver to Jones Walker LLP, special counsel to Norwood, and to Cranmore, FitzGerald & Meaney, special counsel to Delaware, Tax Representation Letters in the form agreed to by such law firms at such time or times as may be reasonably requested by such law firms including in connection with the filing of the Form S-4 and counsels’ delivery of the tax opinions required by Section 7.6 hereto.  None of the parties hereto will take any action that could prevent the Merger or the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

ARTICLE 7

MUTUAL CONDITIONS TO CLOSING

The obligations of Norwood, on the one hand, and Delaware, on the other hand, to consummate the transactions provided for herein shall be subject to the satisfaction of the following conditions, unless waived as hereinafter provided for:

Section 7.1  Shareholder Approval.  The Merger shall have been approved by the requisite vote of the shareholders of Delaware.

Section 7.2  Regulatory Approvals.  All necessary Consents of the Regulatory Authorities shall have been obtained and all notice and waiting periods required by law to pass after receipt of such Consents shall have passed, and all conditions to consummation of the Merger set forth in such Consents shall have been satisfied.

Section 7.3  Litigation.  There shall be no pending causes of action, investigations or proceedings (i) challenging the validity or legality of this Agreement or the consummation of the transactions contemplated by this Agreement, or (ii) seeking damages in connection with the transactions contemplated by this Agreement, or (iii) seeking to restrain or invalidate the transactions contemplated by this Agreement, which, in the case of (i) through (iii), and in the reasonable judgment of the Board of Directors of either Norwood or Delaware, based upon advice of counsel, would have a Material Adverse Effect with respect to the interests of Norwood or Delaware, as the case may be.  No judgment, order, injunction or decree (whether temporary, preliminary or permanent) issued by any court or agency of competent jurisdiction or other legal restraints or prohibition preventing the consummation of Merger or any of the other transactions contemplated by this Agreement shall be in effect.  No statute, rule, regulation, order, injunction or decree (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any Regulatory Authority that prohibits, restricts, or makes illegal the consummation of the Merger.

Section 7.4  Registration Statement.  The Form S-4 shall have been declared effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and be in effect and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

Section 7.5  Listing.  The shares of Norwood Common Stock to be issued in the Merger shall have been approved for listing on the NASDAQ, subject to official notice of issuance.

Section 7.6  Tax Opinions. Norwood and Delaware shall have received opinions of Jones Walker, LLP and Cranmore, FitzGerald & Meaney, respectively, dated as of the Closing Date, in form and substance customary in transactions of the type contemplated hereby, and reasonably satisfactory to Delaware and Norwood, as the case may be, substantially to the effect that on the basis of the facts, representations and assumptions set forth in such opinions which are consistent with the state of facts existing at the Effective Time, (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the IRC and (ii) Norwood and Delaware will each be a party to that reorganization within the meaning of Section 368(b) of the IRC. Such opinions may rely on and require, in addition to the review of such matters of fact and law as counsel considers appropriate, representations contained in certificates of officers of Norwood and Delaware reasonably satisfactory in form and substance as request by such counsel.

ARTICLE 8

CONDITIONS TO THE OBLIGATIONS OF NORWOOD

The obligation of Norwood to consummate the Merger is subject to the fulfillment of each of the following conditions, unless waived as hereinafter provided for:

Section 8.1  Representations and Warranties.  The representations and warranties of Delaware and NBDC Bank contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof will be true and correct, in all material respects (or where any statement in a representation or warranty expressly contains a standard of materiality, such statement shall be true and correct in all respects taking into consideration the standard of materiality contained therein), as of the Effective Time of the Merger (as though made on and as of the Effective Time of the Merger), except to the extent such representations and warranties are by their express provisions made as of a specified date and except for changes therein contemplated by this Agreement unless the failure of such representations and warranties to be true and correct (other than (i) the representations and warranties contained in Section 3.2(a), 3.2(b) and 3.6(a) which shall be true in all respects) either individually or in the aggregate and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations and warranties, will not have or is not reasonably likely to have a Material Adverse Effect on Delaware and the Delaware Subsidiaries taken as a whole.

Section 8.2  Performance of Obligations.  Delaware and NBDC Bank shall have performed all covenants, obligations and agreements required to be performed by them in all material respects under this Agreement prior to the Effective Time of the Merger.

Section 8.3  Absence of Adverse Facts.  There shall have been no determination by Norwood that any fact, event or condition exists or has occurred (regardless of whether or not such events or changes are inconsistent with the representations and warranties given herein) that, in the reasonable good faith judgment of Norwood, would have a Material Adverse Effect on Delaware or the consummation of the transactions contemplated by this Agreement.

Section 8.4  Consents Under Agreements.  Delaware shall have obtained the consent or approval of each Person (other than the Consents of the Regulatory Authorities) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation to any obligation, right or interest of Delaware under any loan or credit agreement, note, mortgage, indenture, lease, license, or other agreement or instrument, including under Section 8.5 of the Loan Agreement, dated as of April 30, 2014, between Delaware and Community Bank, N.A., except those for which failure to obtain such consents and approvals would not in the opinion of Norwood, individually or in the aggregate, have a Material Adverse Effect on the Surviving Corporation or upon the consummation of the transactions contemplated by this Agreement.

Section 8.5  Material Condition.  There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger by any Regulatory Authority which, in connection with the grant of any Consent by any Regulatory Authority, imposes, in the judgment of Norwood, any material adverse requirement upon Norwood or any Norwood Subsidiary, including, without limitation, any requirement that Norwood sell or dispose of any significant amount of the assets of Delaware, or any other Norwood Subsidiary.

Section 8.6  Certification of Claims.  Delaware shall have delivered a certificate to Norwood that, other than as set forth in such certificate, Delaware is not aware of any pending or threatened claim under the directors and officers insurance policy or the fidelity bond coverage of Delaware.

Section 8.7  Dissenting Shareholders.  The holders of no more than 12% of the issued and outstanding shares of Delaware Common Stock shall have properly exercised dissenters’ rights of appraisal.

Section 8.8  Certificate Representing Satisfaction of Conditions.  Delaware shall have delivered to Norwood a certificate of the Chief Executive Officer of Delaware dated as of the Closing Date as to the satisfaction of the matters described in Article 8 hereof, and such certificate shall be deemed to constitute additional representations, warranties, covenants, and agreements of Delaware under Article 3 of this Agreement.

ARTICLE 9

CONDITIONS TO OBLIGATIONS OF DELAWARE

The obligation of Delaware to consummate the Merger as contemplated herein is subject to each of the following conditions, unless waived as hereinafter provided for:

Section 9.1  Representations and Warranties.  The representations and warranties of Norwood and Wayne contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof will be true and correct in all material respects (or where any statement in a representation or warranty expressly contains a standard of materiality, such statement shall be true and correct in all respects taking into consideration the standard of materiality contained therein), as of the Effective Time of the Merger (as though made on and as of the Effective Time of the Merger), except to the extent such representations and warranties are by their express provisions made as of a specified date and except for changes therein contemplated by this Agreement unless the failure of such representations and warranties to be true and correct (other than the representations and warranties contained in  Section 4.5, which shall be true in all material respects) either individually or in the aggregate and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations and warranties, will not have or is not reasonably likely to have a Material Adverse Effect on Norwood and its subsidiaries taken as a whole.

Section 9.2  Performance of Obligations.  Norwood and Wayne shall have performed in all material respects all covenants, obligations and agreements required to be performed by them under this Agreement prior to the Effective Time of the Merger.

Section 9.3  Delivery of Exchange Fund.  On the business day before the closing, Norwood shall have delivered the Exchange Fund to the Exchange Agent.

Section 9.4  Certificate Representing Satisfaction of Conditions.  Norwood shall have delivered to Delaware a certificate dated as of the Effective Time of the Merger as to the satisfaction of the matters described in Article 9 hereof, and such certificate shall be deemed to constitute additional representations, warranties, covenants, and agreements of Norwood under Article 4 of this Agreement.

ARTICLE 10

TERMINATION, WAIVER AND AMENDMENT

Section 10.1  Termination.  This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time of the Merger:

(a)  By the mutual consent in writing of the Boards of Directors of Norwood and Delaware; or

(b)  By the Board of Directors of Norwood or Delaware if the Merger shall not have occurred on or prior to December 31, 2016, provided that the failure to consummate the Merger on or before such date is not caused by any breach of any of the representations, warranties, covenants or other agreements contained herein by the Party electing to terminate pursuant to this Section 10.1(b);

(c)  By the Board of Directors of Norwood or Delaware (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 8.1 of this Agreement in the case of Delaware and Section 9.1 of this Agreement in the case of Norwood or in breach of any covenant or agreement contained in this Agreement) in the event of an inaccuracy of any representation or warranty of the other Party contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such inaccuracy and which inaccuracy would provide the terminating Party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 8.1 of this Agreement in the case of Delaware and Section 9.1 of this Agreement in the case of Norwood; or

(d)  By the Board of Directors of Norwood or Delaware (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 8.1 of this Agreement in the case of Delaware and Section 9.1 of this Agreement in the case of Norwood or in breach of any covenant or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach; or

(e)  By the Board of Directors of Norwood or Delaware in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of Delaware fail to vote their approval of this Agreement and the Merger and the transactions contemplated hereby as required by applicable law at Delaware’s shareholders’ meeting where the transactions were presented to such shareholders for approval and voted upon; or

(f)  By the Board of Directors of Norwood or Delaware (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 8.1 of this Agreement in this case of Delaware and Section 9.1 of this Agreement in the case of Norwood or in breach of any covenant or agreement contained in this Agreement) upon delivery of written notice of termination at the time that it is determined that any of the conditions precedent to the obligations of such Party to consummate the Merger (other than as contemplated by Section 10.1(e) of this Agreement) cannot be satisfied or fulfilled by the date specified in Section 10.1(b) of this Agreement; or

(g)  By the Board of Directors of Norwood, (a) if Delaware fails to hold its shareholder meeting to vote on this Agreement within the time frame set forth in Section 5.5 hereof, or (b) if Delaware’s Board of Directors either (i) fails to recommend, or fails to continue its recommendation, that the shareholders of Delaware vote in favor of the adoption of this Agreement, or (ii) modifies, withdraws or changes in any manner adverse to Norwood its recommendation that the shareholders of Delaware vote in favor of the adoption of this Agreement or publicly discloses its intent to do so.

(h)  By the Board of Directors of Delaware prior to obtaining shareholder approval of the Merger, in the event that, after it has received a Superior Proposal in compliance with Section 5.6 hereof and otherwise complied with its obligations under Section 5.6, the Board makes the determination in good faith based on the advice of legal counsel that such action of accepting such Superior Proposal is required in order for the Board to comply with its fiduciary duties under applicable law, and, provided that Delaware is not in breach of the provisions of this Agreement, including, but not limited to Section 5.6 hereof, in the exercise of its fiduciary duty, to terminate this Agreement and accept a Superior Proposal (as defined in Section 5.6) provided, however, that this Agreement may be terminated by Delaware pursuant to this Section 10.1(h) only after the fifth calendar day following Norwood’s receipt of written notice from Delaware advising Norwood that Delaware is prepared to enter into an acquisition agreement with respect to such Superior Proposal, and only if, (i) during such five-calendar day period, Delaware has caused its financial and legal advisors to negotiate with Norwood in good faith to make such adjustments in the terms and conditions of this Agreement such that that such Superior Proposal would no longer constitute a Superior Proposal and (ii) Delaware’s Board of Directors has considered such adjustments in the terms and conditions of this Agreement resulting from such negotiations and has concluded in good faith, after consultation with and considering the written  advice of outside legal and financial advisors that such Superior Proposal remains a Superior Proposal even after giving effect to the adjustments proposed by Norwood, and (iii) Delaware has paid the Termination Fee set forth in Section 10.2.

(i)  By the Board of Directors of Delaware, if the Delaware Board of Directors so determines by a majority vote of the members of the entire Delaware Board of Directors, at any time during the five-day period commencing on the Determination Date, such termination to be effective on the 30th day following such Determination Date, if and only if both of the following conditions are satisfied:

(1)           the Norwood Market Value on the Determination Date is less than 80% of the Initial Norwood Market Value; and

(2)           the number obtained by dividing the Norwood Market Value on the Determination Date by the Initial Norwood Market Value shall be less than the number obtained by dividing (x) the Final Index Price by (y) the Initial Index Price minus 0.20;

subject, however, to the following three sentences.  If Delaware elects to exercise its termination right pursuant to this Section 10.1(i), it shall give prompt written notice thereof to Norwood.  During the five business day period commencing with its receipt of such notice, Norwood shall have the option, at its sole discretion, of paying additional Merger Consideration by increasing the Stock Consideration to equal the lesser of:  (A) the quotient  the numerator of which is equal to the product of the Initial Norwood Market Value, the Stock Consideration (as then in effect), and the Index Ratio minus 0.20, and the denominator of which is the Norwood Market Value on the Determination Date or (B) the quotient obtained by dividing the Initial Norwood Market Value by the Norwood Market Value on the Determination Date and multiplying the quotient by the product of the Stock Consideration (as then in effect) and 0.80.  If within such five business day period, Norwood delivers written notice to Delaware that it intends to proceed with the Merger by paying such additional consideration as contemplated by the preceding sentence, then no termination shall have occurred pursuant to this Section 10.1(i), and this Agreement shall remain in full force and effect in accordance with its terms (except that the Stock Consideration shall have been so modified).

For purposes of this Section 10.1(i) only, the following terms shall have the meanings indicated below:

“Determination Date” means the first date on which all Consents of Regulatory Authorities (and waivers, if applicable) necessary for consummation of the Merger and the Bank Merger have been received (disregarding any waiting period).

“Index” means the NASDAQ Bank Index or, if such Index is not available, such substitute or similar Index as substantially replicates the NASDAQ Bank Index.

“Index Ratio” means the quotient obtained by dividing the Final Index Price divided by the Initial Index Price.

“Initial Norwood Market Value” means $26.35, adjusted as indicated in the last sentence of this Section 10.1(i).

“Initial Index Price” means the closing value of the Index as of March 7, 2016.

“Final Index Price” means the average of the daily closing values of the Index for the twenty consecutive trading days immediately preceding the Determination Date.

“Norwood Market Value” means, as of any specified date, the average of the daily closing sales prices of a share of Norwood Common Stock as reported on the Nasdaq Stock Market for the twenty consecutive trading days immediately preceding such specified date.

If Norwood or any company belonging to the Index declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 10.1(i).

Section 10.2  Effect of Termination; Termination Fee.

(a)  In the event of the termination and abandonment of this Agreement pursuant to Section 10.1, this Agreement shall terminate and have no effect, except as otherwise provided herein and except that the provisions of this Section 10.2, Section 10.5 and Article 11 of this Agreement shall survive any such termination and abandonment.

(b)  If, after the date of this Agreement, Norwood terminates this Agreement in accordance with Section 10.1(g) or Delaware terminates this Agreement pursuant to Section 10.1(h), Delaware shall be obligated to pay Norwood a fee of $615,000 as an agreed-upon termination fee in immediately available funds (the “Termination Fee”) within one (1) business day of such termination.  In addition, if, after a proposal for an Acquisition Transaction has been publicly announced by any person or entity, Norwood terminates this Agreement pursuant to Section 10.1(d) or Section 10.1(e)(ii), Delaware shall be obligated to pay Norwood the Termination Fee in immediately available funds within one (1) business day of such notice of termination, and if an Acquisition Transaction is consummated or a definitive agreement is entered into by Delaware relating to an Acquisition Transaction, in either case, within eighteen (18) months of the termination of this Agreement pursuant to Section 10.1(e)(ii), Delaware shall be obligated to pay Norwood the Termination Fee, in each case less any amounts previously paid at the time this Agreement was terminated.

(c)  Delaware and Norwood agree that the Termination Fee is fair and reasonable in the circumstances.  If a court of competent jurisdiction shall nonetheless, by a final, nonappealable judgment, determine that the amount of any such Termination Fee exceeds the maximum amount permitted by law, then the amount of such Termination Fee shall be reduced to the maximum amount permitted by law in the circumstances, as determined by such court of competent jurisdiction.

Section 10.3  Amendments.  To the extent permitted by law, this Agreement may be amended by a subsequent writing signed by each of Norwood, Wayne, Delaware and NBDC Bank.

Section 10.4  Waivers.  Subject to Section 11.11 hereof, prior to or at the Effective Time of the Merger, Norwood, on the one hand, and Delaware, on the other hand, shall have the right to waive any default in the performance of any term of this Agreement by the other, to waive or extend the time for the compliance or fulfillment by the other of any and all of the other’s obligations under this Agreement and to waive any or all of the conditions to its obligations under this Agreement, except any condition, which, if not satisfied, would result in the violation of any law or any applicable governmental regulation.

Section 10.5  Non-Survival of Representations, Warranties and Covenants.  The representations, warranties, covenants or agreements in this Agreement or in any instrument delivered by Norwood or Delaware shall not survive the Effective Time of Merger, except that Section 5.4(b), Section 6.4 and Section 10.2 shall survive the Effective Time of the Merger, and any representation, warranty or agreement in any agreement, contract, report, opinion, undertaking or other document or instrument delivered hereunder in whole or in part by any person other than Norwood, Delaware (or directors and officers thereof in their capacities as such) shall survive the Effective Time of Merger; provided that no representation or warranty of

Norwood or Delaware contained herein shall be deemed to be terminated or extinguished so as to deprive Norwood, on the one hand, and Delaware, on the other hand, of any defense at law or in equity which any of them otherwise would have to any claim against them by any person, including, without limitation, any shareholder or former shareholder of either Party.  No representation or warranty in this Agreement shall be affected or deemed waived by reason of the fact that Norwood or Delaware and/or its representatives knew or should have known that any such representation or warranty was, is, might be or might have been inaccurate in any respect.

ARTICLE 11

MISCELLANEOUS

Section 11.1  Definitions.  Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

“Affiliate” of a Person shall mean (i) any other Person directly or indirectly through one or more intermediaries controlling, controlled by or under common control of such Person, (ii) any officer, director, partner, employer or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person or (iii) any other Persons for which a Person described in clause (ii) acts in any such capacity.

“Consent” shall mean a consent, approval or authorization, waiver, clearance, exemption or similar affirmation by any person pursuant to any lease, contract, permit, law, regulation or order.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Environmental Law” means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, opinion, agency requirement; injunction or agreement with a governmental authority relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release, threatened release, exposure to or disposal of any Hazardous Material, or (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property involving any Hazardous Material.  The term Environmental Laws includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq; the Clean Air Act, as amended, 42 U.S.C. §7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. §2601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. §11001, et seq; the Safe Drinking Water Act, 42 U.S.C. §300f, et seq; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Hazardous Materials.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean, with respect to any Person, any other Person that, together with such Person, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“GAAP” means accounting principles generally accepted in the United States as in effect at the relevant date and consideration applied.

“Governmental Entity” means any federal or state court, administrative agency or commission or other governmental authority or instrumentality.

“Hazardous Material” means any substance in any concentration that is: (1) listed, classified or regulated pursuant to any Environmental Law; (2) any petroleum or coal product or by-product, friable asbestos-containing material, lead-containing paint, polychlorinated biphenyls, microbial matter which emits mycotoxins that are harmful to human health, radioactive materials or radon; or (3) any other substance that may be the subject of regulatory action by any Governmental Authority or a source of liability pursuant to any Environmental Law;.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are actually known with respect to directors and actually known or reasonably should have been known after due inquiry with respect to the executive officers of such Person and includes any facts, matters or circumstances set forth in any written notice from any bank regulatory agencies or any other material written notice received by that Person.

“Loan Property” means any property in which Delaware or any of the Delaware Subsidiaries holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Material Adverse Effect,” with respect to any Party, shall mean any event, change or occurrence which, together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business or results of operation, financial performance or prospects of such Party and their respective subsidiaries, if any, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement; provided, however, that “Material Adverse Effect” shall not be deemed to include changes, effects, events, occurrences or state of facts relating to (with respect to (A), (B) and (C), to the extent the effect of a change on such Party is not substantially disproportionate to the effect on comparable U.S. banking organizations) (A) changes in applicable laws or the interpretation thereof after the date hereof and the taking of action in compliance therewith, (B) changes in GAAP or the interpretation thereof after the date hereof, (C) changes in the economy or financial markets, including changes in market interest rates, (D) any action taken by Norwood or Delaware at the written request of the other (E) the direct effects of compliance with this Agreement on the operating performance of Delaware or Norwood; and (F) expenses incurred in connection with this Agreement and the transactions contemplated hereby consistent with those disclosed to Norwood pursuant to Section 6.5 hereof.

 “Participation Facility” means any facility in which Delaware Subsidiary has engaged in Participation in the Management of such facility, and, where required by the context, includes the owner or operator of such facility, but only with respect to such facility.

“Participation in the Management” of a facility has the meaning set forth in 42 U.S.C. § 9601(20)(F).

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity.

“Regulatory Authority” shall mean each of, and “Regulatory Authorities” shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the FRB, the OCC, the FDIC, and all state regulatory agencies having jurisdiction over the Parties, all national securities exchanges and the SEC.

Section 11.2  Entire Agreement.  This Agreement, including the Exhibits and Schedules hereto, and the documents referred to herein contain the entire agreement among Norwood, Wayne, Delaware and NBDC Bank with respect to the transactions contemplated hereunder and this Agreement supersedes all prior arrangements or understandings with respect thereto, whether written or oral with the exception of the Non-Disclosure Agreements between Norwood and Delaware which will survive the execution and delivery of this Agreement.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective permitted successors.  Except as expressly set forth in Section 6.4  of this Agreement, nothing in this Agreement, expressed or implied, is intended to confer upon any person, firm, corporation or entity, other than the Parties hereto and their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 11.3  Notices.  All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by a nationally recognized overnight delivery service or sent by first class or registered or certified mail, postage prepaid, telegram or telex or other facsimile transmission addressed as follows:

If to Delaware:

Delaware Bancshares, Inc.
131-133 Delaware Street
Walton, New York  13856
Attention:  James Stracuzzi, President
Facsimile No.:  (607) 865-5783
Email:  jstracuzzi@nbdcbank.com

With a copy to:

Cranmore, FitzGerald & Meaney
49 Wethersfield Avenue
Hartford, Connecticut  06114
Attn:  J. J. Cranmore, Esq.
Facsimile No.  (860) 522-3379
Email:  jcranmore@cfmlawfirm.com

If to Norwood, then to:

Norwood Financial Corp.
717 Main Street
Honesdale, Pennsylvania  18431
Attention:  Lewis J. Critelli, President
Facsimile No.:  (570) 253-2732
Email:  lewis.critelli@waynebank.com

With a copy to:

Jones Walker, LLP
1227 25th Street, NW
Suite 200 West
Washington, DC 20037
Attention:  James C. Stewart, Esq.
Facsimile No.: (202) 434-4661
Email:  jstewart@joneswalker.com

All such notices or other communications shall be deemed to have been delivered (i) upon receipt when delivery is made by hand, (ii) on the business day after being deposited with a nationally recognized overnight delivery service, (iii) on the third (3rd) business day after deposit in the United States mail when delivery is made by first class, registered or certified mail, and (iv) upon transmission when made by facsimile transmission or email if evidenced by a sender transmission completed confirmation.

Section 11.4  Severability.  If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other competent authority to be invalid, void or unenforceable or against public or regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and in no way shall be affected, impaired or invalidated, if, but only if, pursuant to such remaining terms, provisions, covenants and restrictions the Merger may be consummated in substantially the same manner as set forth in this Agreement as of the later of the date this Agreement was executed or last amended.  Upon such a determination, the parties hereto will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties hereto.

Section 11.5  Costs and Expenses.  Except as otherwise set forth herein, expenses incurred by Delaware on the one hand and Norwood on the other hand, in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of shareholder approval and all other matters related to the closing of the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel and accountants employed by either such Party or its affiliates, shall be borne solely and entirely by the Party which has incurred same.

Section 11.6  Captions.  The captions as to contents of particular articles, sections or paragraphs contained in this Agreement and the table of contents hereto are inserted only for convenience and are in no way to be construed as part of this Agreement or as a limitation on the scope of the particular articles, sections or paragraphs to which they refer.

Section 11.7  Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document with the same force and effect as though all Parties had executed the same document.

Section 11.8  Persons Bound; No Assignment.  This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors, distributees, and assigns, but notwithstanding the foregoing, this Agreement may not be assigned by any Party hereto unless the prior written consent of the other Parties is first obtained (other than by Norwood to a Norwood Subsidiary; provided that Norwood remains primarily liable for all of its obligations under this Agreement).

Section 11.9  Governing Law.  This Agreement is made and shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania (without respect to its conflicts of laws principles) except to the extent federal law may apply.

Section 11.10  Exhibits and Schedules.  Each of the exhibits and schedules attached hereto is an integral part of this Agreement and shall be applicable as if set forth in full at the point in this Agreement where reference to it is made.

Section 11.11  Waiver.  The waiver by any Party of the performance of any agreement, covenant, condition or warranty contained herein shall not invalidate this Agreement, nor shall it be considered a waiver of any other agreement, covenant, condition or warranty contained in this Agreement.  A waiver by any Party of the time for performing any act shall not be deemed a waiver of the time for performing any other act or an act required to be performed at a later time.  The exercise of any remedy provided by law, equity or otherwise and the provisions in this Agreement for any remedy shall not exclude any other remedy unless it is expressly excluded.  The waiver of any provision of this Agreement must be signed by the Party or Parties against whom enforcement of the waiver is sought.  This Agreement and any exhibit, memorandum or schedule hereto or delivered in connection herewith may be amended only by a writing signed on behalf of each Party hereto.

Section 11.12  Construction of Terms.  Whenever used in this Agreement, the singular number shall include the plural and the plural the singular.  Pronouns of one gender shall include all genders.  Accounting terms used and not otherwise defined in this Agreement have the meanings determined by, and all calculations with respect to accounting or financial matters unless otherwise provided for herein, shall be computed in accordance with generally accepted accounting principles, consistently applied.  References herein to articles, sections, paragraphs, subparagraphs or the like shall refer to the corresponding articles, sections, paragraphs, subparagraphs or the like of this Agreement.  The words “hereof”, “herein”, and terms of similar import shall refer to this entire Agreement.  Unless the context clearly requires otherwise, the use of the terms “including”, “included”, “such as”, or terms of similar meaning, shall not be construed to imply the exclusion of any other particular elements.  The recitals hereto constitute an integral part of this Agreement.

Section 11.13  Specific Performance.  The Parties hereto agree that irreparable damage would occur for which there is no adequate remedy at law in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, it being agreed by the Parties that this is in addition to any other remedy to which they are entitled at law or in equity.

Section 11.14  No Presumption Against Drafting Party.  The Parties acknowledges that each Party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 11.15  Waiver of Jury Trial.  EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered, and their respective seals hereunto affixed, by their officers thereunto duly authorized, and have caused this Agreement to be dated as of the date and year first above written.

NORWOOD FINANCIAL CORP.

	By:	/s/ Lewis J. Critelli
Name: Lewis J. Critelli
ATTEST:		Title: President and Chief Executive Officer
/s/ William S. Lance
Name: William S. Lance
Its Secretary

WAYNE BANK

	By:	/s/ Lewis J. Critelli
Name: Lewis J. Critelli
ATTEST:		Title: President and Chief Executive Officer
/s/ William S. Lance
Name: William S. Lance
Its Secretary

DELAWARE BANCSHARES, INC.

	By:	/s/ James Stracuzzi
Name: James Stracuzzi
ATTEST:		Title: President and Chief Executive Officer
/s/ Judith A. Riscoe
Name: Judith A. Riscoe
Its Secretary

THE NATIONAL BANK OF DELAWARE COUNTY

	By:	/s/ James Stracuzzi
Name: James Stracuzzi
ATTEST:		Title: President and Chief Executive Officer
/s/ Judith A. Riscoe
Name: Judith A. Riscoe
Its Secretary

EXHIBIT A
FORM OF SUPPORT AGREEMENT
March __, 2016

Norwood Financial Corp.
717 Main Street
Honesdale, Pennsylvania  18431

Gentlemen:

Norwood Financial Corp. (“Norwood”) and its wholly owned subsidiary, Wayne Bank (“Wayne”), on the one hand and Delaware Bancshares, Inc. (“Delaware”) and its wholly owned subsidiary, The National Bank of Delaware County, Walton (“NBDC Bank”), have entered into an Agreement and Plan of Merger dated as of March __, 2016 (the “Agreement”) whereby Delaware will merge with and into Norwood (the “Merger”) and the shareholders of Delaware will receive the Merger Consideration as set forth in the Agreement. All defined terms used but not defined herein shall have the meanings ascribed thereto in the Agreement.

In order to induce Norwood to enter into the Agreement and, intending to be legally bound hereby, I irrevocably agree and represent as follows:

(a)           I agree to vote, or cause to be voted, for approval and adoption of the Agreement and the transactions contemplated thereby all shares of Delaware Common Stock over which I have sole or shared voting power whether now owned or hereafter acquired, and I agree that I shall vote such shares, or cause such shares to be voted against approval or adoption of any other merger, business combination, recapitalization, liquidation or other similar transaction involving Delaware to which Norwood is not a party thereto and is presented for approval or adoption by the shareholders of Delaware.  Beneficial ownership shall have the meaning assigned to it pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(b)           Through the earliest to occur of the completion of the Merger or termination of the Agreement in accordance with its terms, I agree (i) not to offer, sell, transfer or otherwise dispose of any shares of Delaware Common Stock over which I have sole or shared dispositive power, except to the extent  permitted by paragraph (f) hereof.

(c)           I have beneficial ownership over the number of shares of Delaware Common Stock set forth in Appendix A hereto. I do not hold any options or other rights to acquire Delaware Common Stock.

(d)           I agree that Delaware shall not be bound by any attempted sale of any shares of Delaware Common Stock over which I have sole voting and dispositive power, and Delaware’s transfer agent shall be given appropriate stop transfer orders and shall not be required to register any such attempted sale, unless the sale has been effected in compliance with the terms of this Support Agreement.

(e)           I represent that I have the capacity to enter into this Support Agreement and that it is a valid and binding obligation enforceable against me in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights and general equitable principles.

(f)           I may transfer any or all of the shares of Delaware Common Stock over which I have beneficial ownership to my spouse, ancestors or descendants; provided, however, that in any such case, prior to and as a condition to the effectiveness of such transfer, each person to which any of such shares or any interest in any of such shares is or may be transferred shall have executed and delivered to Norwood an

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agreement to be bound by the terms of this Support Agreement. In addition, I may sell, transfer or assign shares of Delaware Common Stock to the extent and on behalf of trusts or estates of which neither I nor my family members are beneficiaries in order to comply with fiduciary obligations or legal requirements.

(g)           I agree that I will not make any public statements with respect to the Merger or the Agreement contrary to or inconsistent with the statements made by Delaware in support of the Merger or of the Delaware Board of Directors’ recommendation to shareholders to vote in favor of the Agreement and the Merger.  In no event will I recommend or advise any shareholder of Delaware not to vote in favor of the Agreement or the Merger or not to vote their shares at the shareholders’ meeting at which the Agreement will be considered, nor will I recommend or advise any Delaware shareholder to sell their Delaware Common Stock prior to the Effective Time of the Merger.  Further, subject to paragraph (i) hereof, I agree that I will not recommend or advise any party to vote shares of Delaware Common Stock at any meeting of shareholders of Delaware for a transaction involving Delaware to which Norwood is not a party.

(h)           I irrevocably agree not to engage in any Competition (as defined below) with Norwood, Wayne, Delaware or NBDC Bank or any affiliate or subsidiary of any of the foregoing (the “Companies”) for a period of eighteen months after the Closing of the Merger.   For purposes of this Support Agreement, “Competition” means becoming an employee, an officer, a director, a consultant, an agent, partner, an advisory director, a founder or a shareholder or other equity holder (other than acquisitions of not more than one percent (1%) of the outstanding capital stock of, or a similar equity interest in, a corporation or other entity) or in any other capacity with any business organization that is doing business or intends to do business in the State of New York in the counties of Delaware and Sullivan or in the Commonwealth of Pennsylvania in the County of Wayne and that is engaged or intends to engage in the provision of financial services to the public, including, but not limited to, accepting retail or commercial deposit accounts, making loans or offering trust services, commercial banking, mortgage banking, lease financing, including but not necessarily limited to commercial banks, savings associations, trust companies, credit unions and parent companies and subsidiary companies of such business entities (collectively, “Financial Services Companies”).  Competition shall also mean engaging in efforts to recruit any employee of the Companies or solicit or induce, attempt to solicit or induce, or assist in the solicitation or inducement of any employee of the Companies to terminate his or her employment with the Companies, or otherwise cease his or her relationship with the Companies, or solicit, divert or take away, or attempt to solicit, divert or take away, the business or patronage of any of the clients, customers or accounts of the Companies that were served by the Companies before or after the Closing of the Merger.

Such restriction on Competition shall not (i) be applicable to officers of Delaware and NBDC Bank not serving on the regional advisory board described in the next sentence, (ii) limit my ability to continue to provide legal services or other services to such Financial Services Companies, (iii) limit my ability to lease or sell real property to such entities or (iv) limit my ability to use the banking services of such Financial Services Companies.  In exchange for my agreement not to engage in any Competition, as detailed above, and for my service on the regional advisory board during the eighteen-month period immediately following the Closing Date of the Merger, I understand and irrevocably accept that Norwood will pay me the sum of $1,000 per month for a period of 18 months following the completion of the Merger.

(i)           I am signing this Support Agreement solely in my capacity as a shareholder of Delaware, and not in any other capacity, such as a director or officer of Delaware or as a fiduciary of any trusts in which neither I nor my immediate family members are a beneficiary.  Notwithstanding anything herein to the contrary: (a) I make no agreement or understanding herein in any capacity other than in my capacity as a beneficial owner of Delaware Common Stock and (b) nothing herein shall be construed to limit or affect any action or inaction by me or any of my representatives, as applicable, serving on Delaware’s Board of Directors or as an officer of Delaware, acting in my capacity as a director, officer or fiduciary of Delaware or as fiduciary of any trust of which neither I nor my family members are beneficiaries.

This Support Agreement shall be effective upon acceptance by Norwood.   This Support Agreement shall terminate and be of no further force and effect concurrently with, and automatically upon, the earlier to occur of (a) the consummation of the Merger (except that the provisions of Paragraph (h) shall

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survive the consummation of the Merger in accordance with their terms) and (b) any termination of the Agreement in accordance with its terms, except that any such termination shall be without prejudice to Norwood’s rights arising out of my willful breach of any covenant or representation contained herein.

All notices and other communications in connection with this Support Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile, with confirmation, mailed by registered or certified mail, return receipt requested, or delivered by an express courier, with confirmation, to the parties at their addresses set forth on the signature page hereto.

This Support Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. This Support Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Support Agreement.

This Support Agreement and all claims arising hereunder or relating hereto, shall be governed and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the principles of conflicts of law thereof.

Date: March __, 2016

Very truly yours,

[Name]

Address:

Facsimile:

Acknowledged and Agreed:

Norwood Financial Corp.

By:

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Appendix A

Number of Shares Held:
Shares:_____________________
This amount includes:
                     shares over which I have sole voting power
                     shares over which I have shared voting power
                     shares over which I have sole dispositive power
                     shares over which I have shared dispositive power

Number of Shares of Delaware Owned Beneficially or of Record	Name of Capacity in which Owned Beneficially or of Record
(specify if owned beneficially or of record)

A-A-4

Exhibit B
FORM OF
BANK PLAN OF MERGER

This BANK PLAN OF MERGER (“Plan of Merger”) is made and entered into as of this ____ day of __________, 2016, by and between WAYNE BANK, a Pennsylvania chartered commercial bank having its principal place of business at 717 Main Street, Honesdale, Pennsylvania 18431, and THE NATIONAL BANK OF DELAWARE COUNTY (“NBDC BANK”), a national bank having its principal place of business at 131-133 Delaware Street, Walton, New York 13856.

WITNESSETH

WHEREAS, as of ______, NBDC Bank had total assets of approximately $____ million and had _________ shares of common stock outstanding, par value $2.50 per share, all of the issued and outstanding shares of which are owned by Delaware Bancshares, Inc. (“Delaware”);

WHEREAS, as of ____, Wayne Bank had total assets of $____ million and had __________ shares of common stock outstanding, par value $1.00 per share, all of the issued and outstanding shares of which are owned by Norwood Financial Corp. (“Norwood”);

WHEREAS, the respective Boards of Directors of Wayne Bank and NBDC Bank have determined that the merger of NBDC Bank with and into Wayne Bank, under and pursuant to the terms and conditions set forth or referred to herein (said transaction being hereinafter referred to as the “Merger”), would be in the best interest of the respective institutions, and their shareholders; and

WHEREAS, on March __, 2016, Delaware, NBDC Bank, Norwood and Wayne Bank entered into an Agreement and Plan of Merger contemplating the merger of Delaware with and into Norwood (the “Agreement and Plan of Merger”);

WHEREAS, in connection with and subject to the consummation of the merger between Delaware and Norwood contemplated in the Agreement and Plan of Merger, NBDC Bank and Wayne Bank have agreed upon the terms and conditions of the Merger as set forth herein and the respective Boards of Directors of NBDC Bank and Wayne Bank have adopted resolutions approving this Plan of Merger;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Plan of Merger, the parties to this Plan of Merger hereby agree as follows:

A-B-1

ARTICLE I

Terms and Conditions of the Merger

1.1.           In General.  Subject to the terms and conditions of this Plan of Merger, on the Effective Date (as defined herein), NBDC Bank shall be merged with and into Wayne Bank pursuant to the provisions of, and with the effect provided in, Chapter 16 of the Banking Code of 1965 of the Commonwealth of Pennsylvania, 12 U.S.C. § 215a-1 and 12 U.S.C. § 1828(c)(2)(C). NBDC Bank and Wayne Bank may be collectively referred to herein as the “Merging Banks.”

1.2.           Effect of Merger.  On the Effective Date, the separate existence of NBDC Bank shall cease and Wayne Bank, as the resulting entity, shall continue unaffected and unimpaired by the Merger and shall continue to operate under the name “Wayne Bank” (Wayne Bank as existing on and after the Effective Date being hereinafter sometimes referred to as the “Resulting Institution”).

1.3.           Business of the Resulting Institution.  The business of the Resulting Institution shall be that of a Pennsylvania chartered commercial bank and shall be conducted at the main office of the Resulting Institution, which shall be located at 717 Main Street, Honesdale, Pennsylvania, 18431, and at its legally established branches, including the branches the Resulting Institution acquires from NBDC Bank as a result of the Merger.

ARTICLE II

Effective Date

2.1.           Effective Date of Merger.  A certified copy of this Plan of Merger, Articles or Statement of Merger, and of the approval of the Pennsylvania Department of Banking and Securities evidencing the transactions contemplated herein shall be delivered for filing to the Department of State of the Commonwealth of Pennsylvania as provided in Section 1605 of the Banking Code of 1965 of the Commonwealth of Pennsylvania.  The Merger shall be effective at the time and on the date specified in the Articles or Statement of Merger (such date and time being herein referred to as the “Effective Date”), which shall not be earlier than the effective date of the merger between Norwood and Delaware.

2.2.           As of the Effective Date:

(a)           NBDC Bank shall be merged into Wayne Bank and be continued in the Resulting Institution.

A-B-2

(b)           In accordance with Sections 1606 of the Banking Code of 1965 of the Commonwealth of Pennsylvania, and Section 336 of the Associations Code of the Commonwealth of Pennsylvania, all of the property, assets and rights of every kind and character of NBDC Bank (including, without limitation, all real, personal or mixed property, all debts due on accounts, all other choses in action and all and every other interest of or belonging to or due NBDC Bank, whether tangible or intangible) shall be transferred to and vest in Wayne Bank, and Wayne Bank shall succeed to all the rights, privileges, immunities, powers, purposes and franchises of a public and private nature (including all trust and fiduciary properties, powers and rights) of NBDC Bank, all without conveyance, assignment or further act or deed; and Wayne Bank shall become responsible for all of the liabilities, duties and obligations of every kind and description (including duties as trustee or fiduciary) of NBDC Bank as of the Effective Date.

(c)           The Resulting Institution shall be liable for all liabilities of every kind and description, including liabilities arising out of the operation of a trust department, of each of the Merging Banks existing immediately prior to the Effective Date, to the extent provided by law.

ARTICLE III

Cancellation of NBDC Bank Common Stock

As of the Effective Date, each outstanding share of the common stock of Wayne Bank shall remain outstanding as a share of common stock of the Resulting Institution and each outstanding share of common stock of NBDC Bank shall be cancelled and retired with no consideration to be issued or paid in exchange therefor.

ARTICLE IV

Board of Directors of the Resulting Institution

As of the Effective Date, the following named persons shall serve on the Board of Directors of the Resulting Institution until the next annual meeting of the shareholders or until such time as their successors have been elected and have qualified:

Lewis J. Critelli	Dr. Kenneth A. Phillips
William W. Davis, Jr.	John E. Marshall
Joseph W. Adams	Susan Gumble
Ralph A. Matergia	Kevin M. Lamont
Dr. Andrew A. Forte

A-B-3

ARTICLE V

Articles of Incorporation and
Bylaws of Resulting Institution

       The Articles of Incorporation and the Bylaws of Wayne Bank in effect immediately prior to the Effective Date shall be the Articles of Incorporation and the Bylaws of the Resulting Institution.

ARTICLE VI

General Provisions

6.1.           Entire Agreement.  This Plan of Merger contains the entire agreement between the Merging Banks with respect to the transaction contemplated hereunder, and supersedes any and all prior arrangements or understandings with respect thereto.  This Plan of Merger shall inure to the benefit of and be binding upon the Merging Banks hereto and their respective successors and assigns.

6.2.           Amendment.  At any time before the Effective Date, the Merging Banks, by mutual consent of their respective Boards of Directors, may amend this Plan of Merger.

6.3.           Termination.  At any time before the Effective Date, this Plan of Merger may be terminated by mutual consent of the Merging Banks, notwithstanding any prior shareholder vote or approval by mutual consent of the Boards of Directors of the Merging Banks; provided, however, that this Plan of Merger shall automatically terminate upon any termination of the Agreement and Plan of Merger.

6.4           Shareholder Vote.  This Plan of Merger shall be subject to the approval, ratification and confirmation by the affirmative vote of the sole shareholder of each of the Merging Banks.

6.5.           Applicable Law.  This Plan of Merger shall be governed by the laws of the Commonwealth of Pennsylvania.

6.6.           Headings.  The headings contained in this Plan of Merger are for reference purposes only and are not part of this Plan of Merger.

6.7.           Counterparts.  This Plan of Merger may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

A-B-4

                IN WITNESS THEREOF, each of the Merging Banks has caused this Plan of Merger to be executed by their respective duly authorized officers and their corporate seals to be hereunto affixed and attested by their officers thereunto duly authorized, all as of the day and year first above written.

ATTEST:		THE NATIONAL BANK OF DELAWARE COUNTY

By:	By:
Name:
Title:

                [SEAL]

ATTEST:		WAYNE BANK

By:	By:
Name:
Title:

                [SEAL]

A-B-5

ANNEX B

March 10, 2016

Board of Directors
Delaware Bancshares, Inc.
131-133 Delaware Street
P.O. Box 389
Walton, NY  13856

Ladies and Gentlemen:

Delaware Bancshares, Inc. (“Delaware”) and Norwood Financial Corp. (“Norwood”) are proposing to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which Delaware will merge with and into Norwood (the “Merger”) with Norwood surviving the Merger.  Pursuant to the terms of the Agreement, upon the Effective Time of the Merger, each share of common stock, par value $1.25 per share, of the Delaware issued and outstanding immediately prior to the Effective Time (“Delaware Common Stock”), except for certain shares of Delaware Common Stock as specified in the Agreement, shall be converted at the election of the holder thereof, in accordance with the procedures set forth in the Agreement, into the right to receive, without interest, either (i) 0.6221 shares of Norwood Common Stock (the “Stock Consideration”), or (ii) $16.68 in cash (the “Cash Consideration”). The Agreement provides, generally, that shareholder elections may be adjusted as necessary to result in an overall ratio of 25% of Delaware Common Stock being converted into the right to receive the Cash Consideration and 75% of Delaware Common Stock being converted into the right to receive the Stock Consideration.  The Stock Consideration and the Cash Consideration are collectively referred to herein as the “Merger Consideration.” Capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement.  The terms and conditions of the Merger are more fully set forth in the Agreement.  You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Delaware Common Stock.

Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) a draft of the Agreement, dated March 10, 2016; (ii) certain publicly available financial statements and other historical financial information of Delaware that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Norwood that we deemed relevant; (iv) internal financial projections for The National Bank of Delaware County, a wholly-owned subsidiary of Delaware (“NBDC Bank”), for the year ending December 31, 2016, as provided by the senior management of Delaware, adjusted to account for certain estimated expenses of Delaware, as discussed with and confirmed by senior management of Delaware, as well as internal financial projections for Delaware for the years ending December 31, 2017 through December 31, 2020 based upon estimated annual asset, loan and deposit growth rates, estimated annual net income and expenses, and estimated annual tax benefits, each as discussed with and confirmed by the senior management of Delaware; (v) internal financial projections for Norwood for the year ending December 31, 2016, as provided by the senior management of Norwood, as well as an estimated asset and net income growth rate for the years thereafter, as discussed with the senior management of Norwood and its representatives; (vi) the pro forma financial impact of the Merger on Norwood based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as discussed with and confirmed by the senior management of Norwood and its representatives, as well as an assumption relating to Delaware’s standalone estimated earnings per share, as provided by the senior management of Norwood and its representatives; (vii) the publicly reported historical price and trading activity for Delaware and Norwood common stock, including a comparison of certain stock market information for Delaware and Norwood common stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded; (viii) a comparison of certain financial information for Delaware and Norwood with similar institutions for which information is publicly available; (ix) the financial terms of certain recent business combinations in the bank and thrift industry (on a regional and nationwide basis), to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.  We also discussed with certain members of senior management of Delaware the business, financial condition, results of operations and prospects of Delaware and held similar discussions with certain members of senior management of Norwood regarding the business, financial condition, results of operations and prospects of Norwood.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by us from public sources, that was provided to us by Delaware or Norwood or their respective representatives or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation.  We have relied, at the direction of Delaware, without independent verification or investigation, on the assessments of the management of Delaware as to its existing and future relationships with key employees and partners, clients, products and services and we have assumed, with your consent, that there will be no developments with respect to any such matters that would affect our analyses or opinion. We have further relied on the assurances of the respective managements of Delaware and Norwood that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof.  We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Delaware or Norwood or any of their respective subsidiaries, nor have we been furnished with any such evaluations or appraisals.  We render no opinion or evaluation on the collectability of any assets or the future performance of any loans of Delaware or Norwood.  We did not make an independent evaluation of the adequacy of the allowance for loan losses of Delaware or Norwood, or the combined entity after the Merger and we have not reviewed any individual credit files relating to Delaware or Norwood. We have assumed, with your consent, that the respective allowances for loan losses for both Delaware and Norwood are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used internal financial projections for NBDC Bank for the year ending December 31, 2016, as provided by the senior management of Delaware, adjusted to account for certain estimated expenses of Delaware, as discussed with and confirmed by senior management of Delaware, as well as internal financial projections for Delaware for the years ending December 31, 2017 through December 31, 2020 based upon estimated annual asset, loan and deposit growth rates, estimated annual net income and expenses, and estimated annual tax benefits, each as discussed with and confirmed by the senior management of Delaware. In addition, in preparing its analyses Sandler O’Neill used internal financial projections for Norwood for the year ending December 31, 2016, as provided by the senior management of Norwood, as well as an estimated asset and net income growth rate for the years thereafter, as discussed with the senior management of Norwood and its representatives.  Sandler O’Neill also received and used in its pro forma analyses certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as discussed with and confirmed by the senior management of Norwood and its representatives, as well as an assumption relating to Delaware’s standalone estimated earnings per share, as provided by the senior management of Norwood and its representatives.  With respect to those projections, estimates and judgments, the respective managements of Delaware and Norwood confirmed to us that those projections, estimates and judgments, reflected the best currently available projections, estimates and judgments of those respective managements of the future financial performance of Delaware and Norwood, respectively, and we assumed that such performance would be achieved.  We express no opinion as to such projections, estimates or judgments, or the assumptions on which they are based.  We have also assumed that there has been no material change in Delaware’s or Norwood’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us.  We have assumed in all respects material to our analysis that Delaware and Norwood will remain as going concerns for all periods relevant to our analyses.

We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Delaware, Norwood or the Merger or any related transaction, (iii) the Merger and any related transaction will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements, (iv) the Merger will be consummated without Delaware’s rights under Section 10.1(i) of the Agreement having been triggered, or if such rights have been triggered, Norwood shall have exercised the option referred to in Section 10.1(i) of the Agreement, and (v) the Merger will qualify as a tax-free reorganization for federal income tax purposes.  Finally, with your consent, we have relied upon the advice that Delaware has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.  Events occurring after the date hereof could materially affect this opinion.  We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof.  We express no opinion as to the trading values of Delaware Common Stock or Norwood Common Stock at any time or what the value of Norwood Common Stock will be once it is actually received by the holders of Delaware Common Stock.

We have acted as Delaware’s financial advisor in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Merger.  We will also receive a fee for rendering this opinion, which fairness opinion fee will be credited in full towards the fee becoming due and payable to us on the day of closing of the Merger.  Delaware has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement.  In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Delaware or Norwood and their respective affiliates. We may also actively trade the equity and debt securities of Delaware and Norwood or their respective affiliates for our own account and for the accounts of our customers.

Our opinion is directed to the Board of Directors of Delaware in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of Delaware as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the adoption of the Agreement and approval of the Merger.  Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to the holders of Delaware Common Stock and does not address the underlying business decision of Delaware to engage in the Merger, the form or structure of the Merger or the other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for Delaware or the effect of any other transaction in which Delaware might engage.  We also do not express any opinion as to the amount of compensation to be received in the Merger by any Delaware or Norwood officer, director or employee, or class of such persons, if any, relative to the amount of compensation to be received by any other shareholder.  This opinion has been approved by Sandler O’Neill’s fairness opinion committee.  This opinion shall not be reproduced without Sandler O’Neill’s prior written consent, provided however Sandler O’Neill will provide its consent for the opinion to be included in regulatory filings to be completed in connection with the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to holders of Delaware Common Stock from a financial point of view.

Very truly yours,

ANNEX C

NEW YORK BUSINESS CORPORATION LAW § 623

§ 623. Procedure to enforce shareholder's right to receive payment for shares.

(a) A shareholder intending to enforce his right under a section of this chapter to receive payment for his shares if the proposed corporate action  referred to therein is taken shall file with the corporation,  before the meeting of shareholders at which the action is submitted to a vote, or at such meeting but before the vote, written objection to the action. The objection shall include a notice of his election to dissent, his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares if the action is taken.  Such objection is not required from any shareholder to whom the corporation did not give notice of such meeting in accordance with  this chapter or where the proposed action is authorized by written consent of shareholders without a meeting.

(b) Within ten days after the shareholders' authorization date, which term as used in this section means the date on which the shareholders' vote authorizing such action was taken, or the date on which  such consent a meeting was obtained from the requisite shareholders, the corporation shall give  written  notice  of  such  authorization  or consent  by  registered  mail  to  each  shareholder  who  filed written objection or from whom written objection was not required, excepting any shareholder who voted for or consented in writing to the proposed action and who thereby is deemed to have elected not to enforce his right to receive payment for his shares.

(c) Within  twenty  days  after  the  giving  of  notice to him, any shareholder from whom written objection was not required and who  elects to  dissent  shall  file  with  the corporation a written notice of such election, stating his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares. Any shareholder who elects to dissent from a merger under section 905 (Merger of subsidiary corporation) or paragraph (c) of section 907 (Merger or consolidation of domestic and foreign corporations) or from a share exchange under paragraph  (g)  of  section 913 (Share exchanges) shall file a written notice of such election to dissent within twenty days after the giving to him of a copy of the plan of merger or exchange or an outline of  the  material  features  thereof under section 905 or 913.

(d) A shareholder may not dissent as to less than all of the shares, as to which he has a right to dissent, held by him of record, that he owns beneficially.  A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner, as to which such nominee or fiduciary has a right to dissent, held of record by such nominee or fiduciary.

(e) Upon consummation  of the corporate action, the shareholder shall cease to have any of the rights of a shareholder except the right to be paid the fair value of his shares and any other rights under this section. A notice of election may be withdrawn by the shareholder at any time prior to his acceptance in writing of an offer made by the corporation, as provided in paragraph (g), but in no case later than sixty days from the date of consummation of the corporate action except that if the corporation fails to make a timely offer, as provided in paragraph (g), the time for withdrawing a notice of election shall be extended until sixty days from the date an offer is  made. Upon expiration of such time, withdrawal of a notice of election shall require the written consent of the corporation.  In order to be effective, withdrawal of a notice of election must be accompanied by the return to the corporation of any advance payment made to the shareholder as provided in paragraph (g).  If a notice of election is withdrawn, or the corporate action is rescinded, or a court shall determine that the shareholder is not entitled to receive payment for his shares, or the shareholder shall otherwise lose his dissenters' rights, he shall not have the right to receive payment for his shares and he shall be reinstated to all his rights as a shareholder as of the consummation of the corporate action, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the  board as of the time of such expiration or completion, but without prejudice otherwise to any corporate  proceedings  that  may  have  been taken in the interim.

(f) At the time of filing the notice of election to dissent or within one month thereafter the  shareholder of shares represented by certificates shall submit the certificates representing his shares to the corporation, or to its transfer agent, which shall forthwith note conspicuously thereon that a notice of election has been filed and shall return the certificates to the shareholder or other person who submitted them on his behalf.  Any shareholder of shares represented by certificates who fails to submit his certificates for such notation as herein specified shall, at the option of the corporation exercised by written notice to him within forty-five days from the date of filing of such notice of election to dissent, lose his dissenter's rights unless a  court, for good cause shown, shall otherwise direct. Upon transfer of a certificate bearing such notation, each new certificate issued therefor shall bear a similar notation together with the name of the original dissenting holder of the shares and a transferee shall acquire no rights in the corporation except  those which the original dissenting shareholder had at the time of transfer.

(g) Within fifteen days after the expiration of the period within which shareholders may file their notices of election to dissent, or within fifteen days after the proposed corporate action is consummated, whichever is later (but in no case later than ninety days from the shareholders'  authorization date), the corporation or, in the case of a merger or consolidation, the surviving or new corporation, shall make a written  offer by registered mail to each shareholder who has filed such notice of election to pay for his shares at a specified price which the corporation considers  to be their fair value.  Such offer shall be accompanied by a statement setting forth the aggregate number of shares with respect to which notices of election to dissent have been received and the aggregate number of holders of such  shares.  If the corporate action has been consummated, such offer shall also be accompanied by (1) advance payment to each such shareholder who has  submitted the certificates representing his shares to the corporation, as provided in paragraph  (f),  of an amount equal to eighty percent of the amount of such offer, or (2) as to each shareholder who has not yet submitted his certificates a statement that advance payment to him of an amount equal to eighty percent of the amount of such offer will be made by the corporation  promptly  upon submission of his certificates.  If the corporate action has not been consummated at the time of the making of the offer, such advance payment or statement as to advance payment shall be sent to each shareholder entitled thereto forthwith upon consummation of the corporate  action.  Every advance payment or statement as to advance payment shall include advice to the shareholder to the effect that  acceptance of such payment does not constitute a waiver of any  dissenters' rights. If the corporate action has not been consummated upon the expiration of the ninety day period after the shareholders' authorization date, the offer may be conditioned upon  the consummation of such action. Such offer shall be made at the same price per share to all dissenting shareholders of the same class, or if divided into series, of the same series and shall be accompanied by a balance sheet of the corporation whose shares the dissenting shareholder holds  as of the latest available date, which shall not be earlier than twelve months before the making  of such offer, and a profit and loss statement or statements for not less than a twelve month period ended on the date of such balance sheet or, if the corporation was not in existence  throughout such twelve month period, for the portion thereof during which it was in existence. Notwithstanding the foregoing, the corporation shall not be required to furnish a balance sheet  or profit and loss statement or statements to any shareholder to whom such balance sheet or profit and loss statement or statements were previously furnished, nor if in connection with obtaining the shareholders' authorization for or consent to the proposed corporate action the shareholders were furnished with a proxy or information statement, which included financial statements, pursuant to Regulation 14A or Regulation 14C  of  the United States Securities and Exchange Commission. If within thirty days after the making of such offer, the corporation  making the offer and any shareholder agree upon the price to be paid for his shares, payment therefor shall be made within sixty days after the making of such offer or the consummation of the proposed corporate action, whichever is later, upon the surrender of the certificates for any such shares represented by certificates.

(h) The following procedure shall apply if the corporation fails to make such offer within such period of fifteen days, or if it makes the offer and any dissenting shareholder or shareholders fail to agree with it within the period of thirty days thereafter upon the price to be paid for their shares:

(1) The corporation shall, within twenty days after the expiration of whichever is applicable of the two periods last mentioned, institute a special proceeding in the supreme court in the judicial  district in which the office of the corporation is located to determine the rights of dissenting shareholders and to fix the fair value of their shares. If, in the case of merger or consolidation, the surviving or new corporation is a foreign corporation without an office  in  this  state, such proceeding shall be brought in the county where the office of the domestic corporation, whose shares are to be valued, was located.

(2) If the corporation fails to institute such proceeding within such period of twenty days, any dissenting shareholder may institute such proceeding for the same purpose not later than thirty  days after the expiration of such twenty day period.  If such proceeding is not instituted within such thirty day period, all dissenter's rights shall be lost unless the supreme court, for good cause shown, shall otherwise direct.

(3) All dissenting shareholders, excepting those who, as provided in paragraph  (g),  have  agreed with the corporation upon the price to be paid for their shares, shall be made parties to such proceeding, which shall have the effect of an action quasi in rem against their shares.  The corporation shall serve a copy of the petition in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons, and upon each nonresident dissenting shareholder either by registered mail and publication, or in such other manner as is permitted by law.  The jurisdiction of the court shall be plenary and exclusive.

(4) The court shall determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation does not request any such determination or if the court finds that any dissenting shareholder is so entitled, it shall proceed to fix the value of the shares, which, for the purposes of this section, shall be the fair value as of the close of business on the day prior to the  shareholders'  authorization  date.  In fixing the fair value of the shares, the court shall consider the nature of the transaction giving rise to the shareholder's right to receive payment for shares and its effects on the corporation and its shareholders, the concepts and methods then customary in the relevant securities and financial markets for determining fair value of shares of a  corporation engaging in a similar transaction under comparable circumstances and all other  relevant factors. The court shall determine the fair value of the shares without a jury and without referral to an appraiser or referee.   Upon application by the corporation or by any shareholder who is a party to the proceeding, the court may, in its discretion, permit pretrial disclosure,  including, but not limited to, disclosure of any expert's reports relating to the fair value of the shares whether or not intended for use at the trial in the proceeding and notwithstanding  subdivision (d) of section 3101 of the civil practice law and rules.

(5) The final order in the proceeding shall be entered against the corporation in favor of each dissenting shareholder who is a party to the proceeding and is entitled thereto for the value of his shares so determined.

(6) The final order shall include an allowance for interest at such rate as the court finds to be equitable, from the date the corporate action was consummated to the date of payment. In determining the rate of interest, the court shall consider all relevant factors, including the rate of interest which the corporation would have had to pay to borrow money during the pendency of the proceeding. If the court finds that the refusal of any shareholder to accept the corporate offer  of payment for his shares was arbitrary, vexatious or otherwise not in good faith, no interest shall be allowed to him.

(7) Each party to such proceeding shall bear its own costs and expenses, including the fees and expenses of its counsel and of any experts employed by it. Notwithstanding the foregoing, the court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by the corporation against any or all of the dissenting shareholders who are parties to the proceeding, including any who have withdrawn their notices of election as provided in paragraph (e), if the court finds that their refusal to accept the corporate offer was arbitrary, vexatious or otherwise not in good faith. The court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by any or all of the dissenting  shareholders who are parties to the proceeding against the corporation if the court finds any of the following: (A) that the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay; (B) that no offer or required advance payment was made  by the corporation;  (C) that the corporation failed to institute the special proceeding within the period specified therefor; or (D) that the action of the corporation in complying with its obligations as provided in this section was arbitrary, vexatious or otherwise not in good faith. In  making any determination as provided in clause (A), the court may consider the dollar amount or the percentage, or both, by which the fair value of the shares as determined exceeds the corporate offer.

(8) Within sixty days after final determination of the proceeding, the corporation shall pay to each dissenting shareholder the amount found to be due him, upon surrender of the certificates for any such shares represented by certificates.

(i) Shares acquired by the corporation upon the payment of the agreed value therefor or of the amount due under the final order, as provided in this section, shall become treasury shares or be cancelled as provided in section 515 (Reacquired shares), except that, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation may otherwise provide.

(j) No payment shall be made to a dissenting shareholder under this section at a time when the corporation is insolvent or when such payment would make it insolvent.  In such event, the  dissenting shareholder shall, at his option:

(1) Withdraw his notice of election, which shall in such event be deemed withdrawn with the written consent of the corporation; or

(2) Retain his status as a claimant against the corporation and, if it is liquidated, be  subordinated to the rights of creditors of the corporation, but have rights superior to the non-dissenting shareholders, and if it is not liquidated, retain his right to be paid for his shares, which right the corporation shall be obliged to satisfy when the restrictions of this paragraph do not apply.

(3) The dissenting shareholder shall exercise such option under subparagraph  (1)  or  (2)  by written notice filed with the corporation within thirty days after the corporation has given him  written notice that payment for his shares cannot be made because of the restrictions of this paragraph. If the dissenting shareholder fails to exercise such option as provided, the corporation shall exercise the option by written notice given to him within twenty days after the expiration of such period of thirty days.

(k) The enforcement by a shareholder of his right to receive payment for his shares in the manner provided herein shall exclude the enforcement by such shareholder of any other right to which he might otherwise be entitled by virtue of share ownership, except as provided in paragraph (e), and except that this section shall not exclude the right  of such shareholder to bring or maintain an appropriate action to obtain relief on the ground that such corporate action  will be or is unlawful or fraudulent as to him.

(l) Except as otherwise expressly provided in this section, any notice to be given by a corporation to a shareholder under this section shall be given in the manner provided in section 605 (Notice of meetings of shareholders).

(m) This section shall not apply to foreign corporations except as provided in subparagraph (e) (2) of section 907 (Merger or consolidation of domestic and foreign corporations).

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Officers and Directors

The Registrant has authority under the Pennsylvania Business Corporation Law to indemnify its directors and officers to the extent provided in such statute.  The Registrant's Articles of Incorporation provide that the Registrant shall indemnify its executive officers and directors to the fullest extent permitted by law either now or hereafter.  In general, Pennsylvania law permits a Pennsylvania corporation to indemnify its directors, officers, employees and agents, and persons serving at the corporation's request in such capacities for another enterprise against liabilities arising from conduct that such persons reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

The provisions of the Pennsylvania Business Corporation Law that authorize indemnification do not eliminate the duty of care of a director and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Pennsylvania law.  In addition, each director will continue to be subject to liability for (a) violations of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) deriving an improper personal benefit from a transaction, (c) voting for or assenting to an unlawful distribution, and (d) willful misconduct or a conscious disregard for the best interests of the Registrant in a proceeding by or in the right of the Registrant to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.  The statute does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

At present, there is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought from the Registrant, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification from the Registrant by any officer or director.

Further, the Registrant may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Registrant would have the power to indemnify him against such liability under the provisions of the Articles.

Item 21.	Exhibits and Financial Statement Schedules

(a)           Exhibits.  See Exhibit Index.

(b)           Financial Statement Schedules.  Not applicable.

(c)           Reports, Opinions or Appraisals.  Opinion of Sandler O’Neill & Partners, L.P. (included as Annex B to the Proxy Statement/Prospectus contained in this Registration Statement).

Item 22.  Undertakings

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)(1)           The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)           The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities

(other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(d)           The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means.  This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e)           The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Honesdale, Commonwealth of Pennsylvania, on the 28th day of April, 2016.

NORWOOD FINANCIAL CORP.

By:	/s/ Lewis J. Critelli
Lewis J. Critelli President and Chief Executive Officer (Duly Authorized Representative)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on April 28, 2016 in the capacities indicated.

	/s/ Lewis J. Critelli	/s/ William W. Davis, Jr. *
	Lewis J. Critelli President, Chief Executive Officer and Director (Principal Executive Officer )	William W. Davis, Jr. Director
/s/ Susan Gumble *
	Dr. Andrew A. Forte Director	Susan Gumble Director
	/s/ Joseph W. Adams *	/s/ John E. Marshall *
	Joseph W. Adams Director	John E. Marshall Director
	/s/ Ralph A. Matergia *	/s/ Kenneth A. Phillips *
	Ralph A. Matergia Director	Dr. Kenneth A. Phillips Director
/s/ William S. Lance *
	William S. Lance Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	Kevin M. Lamont Director
* By:	/s/ Lewis J. Critelli
Lewis J. Critelli Attorney-in-Fact

EXHIBIT INDEX

No.	Description

2.1	Agreement and Plan of Merger, dated March 10, 2016, by and among Norwood Financial Corp., Wayne Bank, Delaware Bancshares, Inc. and The National Bank of Delaware County. (1)
3(i)	Articles of Incorporation of Norwood Financial Corp.(2)
3(ii)	Bylaws of Norwood Financial Corp. (3)
4.0	Specimen Stock Certificate of Norwood Financial Corp. (2)
5.1	Opinion of Jones Walker, LLP as to legality *
8.1	Opinion of Jones Walker, LLP as to tax consequences *
8.2	Opinion of Cranmore, FitzGerald & Meaney as to tax consequences *
10.1	Form of Support Agreement (4)
23.1	Consent of S.R. Snodgrass, P.C. *
23.2	Consent of Dannible & McKee, LLP *
23.3	Consents of Jones Walker, LLP (contained in their opinions filed as Exhibits 5.1 and 8.1) *
23.4	Consent of Cranmore, FitzGerald & Meaney (contained in their opinion filed as Exhibit 8.2) *
24.1	Power of Attorney (contained in the signature page of the registration statement) *
99.1	Consent of Sandler O’Neill & Partners, L.P. *
99.2	Form of Proxy Card

* (1)	Previously filed. Included as Annex A to the proxy statement/prospectus (the schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K).
(2)	Incorporated herein by reference into this document from the Exhibits to Form 10, Registration Statement initially filed with the Commission on April 29, 1996, Registration No. 0-28364.
(3)	Incorporated by reference into this document from the identically numbered exhibits to the Registrant’s Form 10-Q filed with the Commission on August 8, 2014.
(4)	Included as Exhibit A to Annex A to the proxy statement/prospectus.